   As filed with the Securities and Exchange Commission on May 15, 2002


                                                 Registration No. 333-76550

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                          Pre-Effective Amendment


                                   No. 1


                                    to

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                              HOST MARRIOTT, L.P.
             (Exact name of registrant as specified in its charter)

        Delaware                    7011                   52-2095412
    (State or other          (Primary Standard           (IRS Employer
    jurisdiction of              Industrial          Identification Number)
    incorporation or        Classification Code
     organization)                Number)

      For Co-Registrants, see "Table of Co-Registrants" on following page.
                              10400 Fernwood Road
                            Bethesda, Maryland 20817
                                 (301) 380-9000
    (Address, including zip code, telephone number, including area code, of registrant's principal executive offices)

                             Robert E. Parsons, Jr.
                          Executive Vice President and
                            Chief Financial Officer
                              10400 Fernwood Road
                            Bethesda, Maryland 20817
                                 (301) 380-9000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
         Elizabeth A. Abdoo                         Scott C. Herlihy
 Senior Vice President and General                  Latham & Watkins
              Counsel                     11400 Commerce Park Drive, Suite 200
        10400 Fernwood Road                   Reston, Virginia 20191-1549
      Bethesda, Maryland 20817                       (703) 390-0900
           (301) 380-9000

                                ----------------

   Approximate date of commencement of proposed sale to the public: as soon as practicable after this Registration Statement becomes effective.

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            Table of Co-Registrants


                                                         Primary
                                          State of       Standard
                                            other       Industrial      IRS
                                        Jurisdiction  Classification  Employer
                 Name                   of Formation   Code Number     Number
                 ----                   ------------- -------------- ----------
HMH Rivers, L.P.......................  Delaware           7011      52-2126158
HMH Marina LLC........................  Delaware           7011      52-2095412
HMC SBM Two LLC.......................  Delaware           7011      52-2095412
HMC PLP LLC...........................  Delaware           7011      52-2095412
HMC Retirement Properties, L.P........  Delaware           7011      52-2126159
HMH Pentagon LLC......................  Delaware           7011      52-2095412
Airport Hotels LLC....................  Delaware           7011      52-2095412
Chesapeake Financial Services LLC.....  Delaware           7011      52-2095412
HMC Capital Resources LLC.............  Delaware           7011      52-2095412
YBG Associates LLC....................  Delaware           7011      52-2059377
PRM LLC...............................  Delaware           7011      52-2095412
Host Park Ridge LLC...................  Delaware           7011      52-2095412
Host of Boston, Ltd...................  Massachusetts      7011      59-0164700
Host of Houston, Ltd..................  Texas              7011      52-1874034
Host of Houston 1979..................  Delaware           7011      95-3552476
Philadelphia Airport Hotel LLC........  Delaware           7011      52-2095412
HMC Hartford LLC......................  Delaware           7011      52-2095412
HMH Norfolk LLC.......................  Delaware           7011      52-2095412
HMH Norfolk, L.P......................  Delaware           7011      52-2039042
HMC Park Ridge LLC....................  Delaware           7011      52-2095412
HMC Partnership Holdings LLC..........  Delaware           7011      52-2095412
HMC Suites LLC........................  Delaware           7011      52-2095412
HMC Suites Limited Partnership........  Delaware           7011      52-1632307
Wellsford-Park Ridge HMC Hotel Limited
 Partnership..........................  Delaware           7011      52-6323494
City Center Interstate Partnership
 LLC..................................  Delaware           7011      52-2095412
Farrell's Ice Cream Parlor Restaurants
 LLC..................................  Delaware           7011      52-2095412
HMC Burlingame LLC....................  Delaware           7011      52-2095412
HMC California Leasing LLC............  Delaware           7011      52-2095412
HMC Capital LLC.......................  Delaware           7011      52-2095412
HMC Grand LLC.........................  Delaware           7011      52-2095412
HMC Hotel Development LLC.............  Delaware           7011      52-2095412
HMC Mexpark LLC.......................  Delaware           7011      52-2095412
HMC Polanco LLC.......................  Delaware           7011      52-2095412
HMC NGL LLC...........................  Delaware           7011      52-2095412
HMC OLS I L.P.........................  Delaware           7011      52-2095412
HMC RTZ Loan I LLC....................  Delaware           7011      52-2095412
HMC RTZ II LLC........................  Delaware           7011      52-2095412
HMC Seattle LLC.......................  Delaware           7011      52-2095412
HMC Swiss Holdings LLC................  Delaware           7011      52-2095412
HMC Waterford LLC.....................  Delaware           7011      52-2095412
HMH Restaurants LLC...................  Delaware           7011      52-2095412
HMH Rivers LLC........................  Delaware           7011      52-2095412
HMH WTC LLC...........................  Delaware           7011      52-2095412
HMP Capital Ventures LLC..............  Delaware           7011      52-2095412
HMP Financial Services LLC............  Delaware           7011      52-2095412
Host La Jolla LLC.....................  Delaware           7011      52-2095412
City Center Hotel Limited
 Partnership..........................  Minnesota          7011      41-1449758
MFR of Illinois LLC...................  Delaware           7011      52-2095412
MFR of Vermont LLC....................  Delaware           7011      52-2095412
MFR of Wisconsin LLC..................  Delaware           7011      52-2095412
PM Financial LLC......................  Delaware           7011      52-2095412
PM Financial LP.......................  Delaware           7011      52-2131022

                            Table of Co-Registrants


                                                        Primary
                                                        Standard
                                     State of other    Industrial      IRS
                                     Jurisdiction of Classification  Employer
                Name                    Formation     Code Number     Number
                ----                 --------------- -------------- ----------
HMC Chicago LLC.....................    Delaware          7011      52-2095412
HMC HPP LLC.........................    Delaware          7011      52-2095412
HMC Desert LLC......................    Delaware          7011      52-2095412
HMC Hanover LLC.....................    Delaware          7011      52-2095412
HMC Diversified LLC.................    Delaware          7011      52-2095412
HMC Properties I LLC................    Delaware          7011      52-2095412
HMC Potomac LLC.....................    Delaware          7011      52-2095412
HMC East Side II LLC................    Delaware          7011      52-2095412
HMC Manhattan Beach LLC.............    Delaware          7011      52-2095412
Chesapeake Hotel Limited
 Partnership........................    Delaware          7011      52-1373476
HMH General Partner Holdings LLC....    Delaware          7011      52-2095412
HMC IHP Holdings LLC................    Delaware          7011      52-2095412
HMC OP BN LLC.......................    Delaware          7011      52-2095412
S.D. Hotels LLC.....................    Delaware          7011      52-2095412
HMC Gateway LLC.....................    Delaware          7011      52-2095412
HMC Pacific Gateway LLC.............    Delaware          7011      52-2095412
MDSM Finance LLC....................    Delaware          7011      52-2065959
HMC Market Street LLC...............    Delaware          7011      52-2095412
New Market Street LP................    Delaware          7011      52-2131023
Times Square LLC....................    Delaware          7011      52-2095412
Times Square GP LLC.................    Delaware          7011      52-2095412
HMC Atlanta LLC.....................    Delaware          7011      52-2095412
Ivy Street LLC......................    Delaware          7011      52-2095412
HMC Properties II LLC...............    Delaware          7011      52-2138453
Santa Clara HMC LLC.................    Delaware          7011      52-2095412
HMC BCR Holdings LLC................    Delaware          7011      52-2095412
HMC Palm Desert LLC.................    Delaware          7011      52-2095412
HMC Georgia LLC.....................    Delaware          7011      52-2095412
HMC SFO LLC.........................    Delaware          7011      52-2095412
Market Street Host LLC..............    Delaware          7011      52-2091669
HMC Property Leasing LLC............    Delaware          7011      52-2095412
HMC Host Restaurants LLC............    Delaware          7011      52-2095412
Durbin LLC..........................    Delaware          7011      52-2095412
HMC HT LLC..........................    Delaware          7011      52-2095412
HMC JWDC GP LLC.....................    Delaware          7011      52-2095412
HMC JWDC LLC........................    Delaware          7011      52-2095412
HMC OLS I LLC.......................    Delaware          7011      52-2095412
HMC OLS II L.P......................    Delaware          7011      52-2095412
HMT Lessee Parent LLC...............    Delaware          7011      52-2095412
HMC/Interstate Ontario, L.P.........    Delaware          7011      52-2055809
HMC/Interstate Manhattan Beach,
 L.P................................    Delaware          7011      52-2033807
Host/Interstate Partnership, L.P....    Delaware          7011      52-1948895
HMC/Interstate Waterford, L.P.......    Delaware          7011      52-2015556
Ameliatel...........................    Florida           7011      58-1861162
HMC Amelia I LLC....................    Delaware          7011      52-2095412
HMC Amelia II LLC...................    Delaware          7011      52-2095412
Rockledge Hotel LLC.................    Delaware          7011      52-2095412
Fernwood LLC........................    Delaware          7011      52-2095412

Prospectus

                       Offer to Exchange all Outstanding

                     9 1/2% Series H Senior Notes due 2007

                                      for

                     9 1/2% Series I Senior Notes Due 2007

                                       of

                              HOST MARRIOTT, L.P.

   We are offering to exchange all of our outstanding 9 1/2% Series H senior notes for our 9 1/2% Series I senior notes. The terms of the Series I senior notes are substantially identical to the terms of the Series H senior notes except that the Series I senior notes are registered under the Securities Act of 1933, as amended, and are therefore freely transferrable. The Series H senior notes were issued on December 14, 2001 and, as of the date of this prospectus, an aggregate principal amount of $450 million is outstanding.

 Please consider the following:          Information about the Series I
                                         senior notes:

 . Our offer to exchange the notes       . The notes will mature on January
   expires at 5:00 p.m.,                   15, 2007.
   New York City time, on June 18,
   2002. However, we may extend the      . We will pay interest on the notes
   offer.                                  at the rate of 9 1/2% per year

                                           payable on January 15 and July 15,
 . You should carefully review the         commencing July 15, 2002.
   procedures for tendering the
   Series H senior notes beginning on    . The notes are equal in right of
   page 2 of this prospectus. If you       payment to all of our
   do not follow those procedures, we      unsubordinated indebtedness and
   may not exchange your Series H          senior to all of our subordinated
   senior notes for Series I senior        obligations.
   notes.
                                         . Subsidiaries of ours have
 . We will not receive any proceeds        guaranteed the notes. These
   from the exchange offer.                subsidiaries comprise all of our
                                           subsidiaries that also guarantee
 . If you fail to tender your Series       our credit facility and certain of
   H senior notes, you will continue       our other indebtedness.
   to hold unregistered securities
   and your ability to transfer them    .  As security for the notes, we have
   could be adversely affected.            pledged the common equity
                                           interests of those of our
 . There is currently no public            subsidiaries whose interests are
   market for the Series I                 also pledged as security under our
   senior notes. We do not intend to       bank credit facility and certain
   list the Series I senior notes on       of our other indebtedness.
   any securities exchange.
   Therefore, we do not anticipate
   that an active public market for
   these notes will develop.


   Please see "Risk Factors" beginning on page 10 of this prospectus for a discussion of certain factors that you should consider before participating in this exchange offer.


   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

               The date of this prospectus is May 17, 2002.

                                    SUMMARY

   In this offering memorandum, unless identified otherwise, the words "Host Marriott, L.P.", the "operating partnership", "we", "our", "ours" and "us" refer only to Host Marriott, L.P. (and, where appropriate, our subsidiaries) and not to any of the initial purchasers. The following summary contains basic information about our business and this offering. It likely does not contain all the information that is important to you and to your investment decision. For a more complete understanding of the offering, we encourage you to read this entire document and the other documents to which we refer.

                              Host Marriott, L.P.

   We are a Delaware limited partnership whose sole general partner is Host Marriott Corporation, a Maryland corporation ("Host REIT"). We were formed in connection with a series of transactions pursuant to which the former Host Marriott Corporation, a Delaware corporation ("Host Marriott"), and its subsidiaries converted their business operations to qualify as a real estate investment trust or "REIT". We refer to this conversion in this offering memorandum as the "REIT conversion". As a result of the REIT conversion, the hotel ownership business formerly conducted by Host Marriott and its subsidiaries is conducted by and through the operating partnership and its subsidiaries, and Host Marriott was merged with and into Host REIT. Host REIT has elected, beginning January 1, 1999, to be treated as a REIT for federal income tax purposes.

   Our consolidated assets principally consist of 122 full-service hotel properties containing approximately 58,000 rooms, located throughout North America. Our hotels generally are operated under Marriott, Ritz-Carlton, Four Seasons, Hyatt, Hilton, and Swissotel brand names. These brand names are among the most respected and widely recognized brand names in the lodging industry. Marriott International, Inc. ("Marriott International") manages or franchises 110 of these properties as Marriott or Ritz-Carlton branded hotels.


   Our primary business objective is to provide superior total returns to our unitholders through a combination of distributions and appreciation in unit price and to increase asset values. We intend to focus on increasing asset values by selectively improving and expanding our hotels. We also intend to selectively acquire additional existing and newly developed upscale and luxury full-service hotels in targeted markets, primarily focusing on downtown hotels in core business districts in major metropolitan markets and select airport and resort/convention locations. In addition, we endeavor to achieve long-term sustainable growth in Funds from Operations per unit, as defined by the National Association of Real Estate Investment Trusts (i.e., net income computed in accordance with generally accepted accounting principles, excluding gains or losses from sales of properties, plus real estate-related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures), and cash flow. Given the current economic recession, we are focused in the near term on maintaining appropriate liquidity by working with the managers of our hotels to reduce property level costs, temporarily suspending non-essential capital expenditures and limiting new investments to those that lower our overall leverage.

   Our principal executive offices are located at 10400 Fernwood Road, Bethesda, Maryland 20817-1109. Our telephone number is (301) 380-9000.

                              RECENT DEVELOPMENTS

Effects of September 11, 2001 Terrorist Attacks

   On September 11, 2001, several aircraft that were hijacked by terrorists destroyed the World Trade Center Towers in New York City and damaged the Pentagon in northern Virginia. As a result of the attacks and the collapse of the World Trade Center Towers, our New York World Trade Center Marriott hotel was destroyed. In addition, we sustained considerable damage to a second property, the New York Marriott Financial Center hotel.

   Through our manager, Marriott International, we have both property and business interruption insurance for our two affected hotels with a major insurer. We have restored the New York Marriott Financial Center to operating condition and reopened the hotel on January 7, 2002. We are required under our ground lease with the Port Authority of New York and New Jersey to rebuild the New York World Trade Center Marriott hotel, and our insurance provides for rebuilding of the asset at replacement cost. Our insurer is a large insurance company with an A+ A.M. Best Rating and has accepted responsibility for the claim. In addition we are obligated to make payments on behalf of the property, including ground rent and debt service. We are also liable for severance payments for employees of both hotels as well as other operating liabilities. While we expect to receive sufficient insurance proceeds to cover all or a substantial portion of these and other costs at both hotels and reimbursement of lost profits, we cannot currently determine the total amount or timing of those payments.


   Subsequent to the attacks, the Federal Aviation Administration closed United States airspace to commercial traffic for several days. The aftermath of these events, together with an economic recession, has adversely affected our operations. These effects are described in greater detail below in "Recent Industry Trends" and the "Recent Events" section of "Management's Discussion and Analysis of Results of Operations and Financial Condition".


Recent Industry Trends

   As a result of the effects of the economic recession and the September 11, 2001 terrorist attacks, the lodging industry has experienced a significant decline in business caused by a reduction in travel for both business and pleasure. We currently expect that the decline in operating levels will last into 2002.

   Room revenues at our hotels decreased during 2001 as a result of the continuing economic recession. For the year ended December 31, 2001, our comparable revenues per available room, or "RevPAR", decreased 13.0% due to a decrease in occupancy of 7.7 percentage points to 70.0% combined with a decline in the average room rate of 3.5% to $151.02. For the first quarter of 2002 RevPAR decreased 12.3% due to a decrease in occupancy of 2.4 percentage points to 70.9% combined with a decline in the average room rate of 9.4% to $148.12.


   During the four-week period subsequent to September 11, 2001, our hotels recorded average weekly occupancy rates of 38% to 63%. During that period, we had a very high level of large group cancellations, which represented a loss of approximately $70 million in future revenue, primarily affecting our luxury and larger convention hotels. This period was not representative of the remainder of the fourth quarter. However, our results from operations for the fourth quarter of 2001 did reflect a 28.3% decline in RevPAR when compared to the fourth quarter of 2000. We have been actively working with the managers of our hotels to reduce the operating costs of our hotels as well as to provide economic incentives to individuals and business travelers in selected markets to increase demand. In addition, based on our assessment of the current operating environment and in order to conserve capital, we have reduced or suspended all non-essential capital expenditure projects.


   As a result of a gradual return to more normal levels of business, we have begun to see modest improvements in occupancy and average room rates, though they remain below prior year levels. However, our fourth quarter results were significantly lower than the fourth quarter of 2000. Accordingly, the Board of Directors of Host REIT, our general partner, did not declare a dividend on Host REIT's common stock for the fourth quarter of 2001. Our current expectations for our future business are described in greater detail below in "Management's Discussion and Analysis of Results of Operations and Financial Condition".


   Due to the changes in the insurance markets arising prior to September 11, 2001 and the effects of the terrorist attacks on September 11, 2001, it has become more difficult and more expensive to obtain insurance on our hotels. The property insurance policy covering most of our Marriott and Ritz-Carlton-managed properties expired May 7, 2001. Accordingly, the manager of these properties, Marriott International, whose obligation it is to secure this insurance, has obtained a replacement policy for these properties through April 1, 2003. We believe the coverage under this policy is generally in an amount and covering such risk as is carried by companies owning similar properties to ours. The replacement policy, however, provides only limited coverage against acts of terrorism.

   For certain of our Marriott-managed properties that have mortgage debt, the first $500 million of our current insurance coverage is provided by a carrier with a rating from Standard & Poors of AA- and from A.M. Best of A+XV. Three of our loan agreements, representing debt of approximately $451 million related to six hotel properties, require a minimum rating of AA from Standard & Poors. We are in discussions with these lenders with regard to this requirement, but cannot provide assurance that each of these lenders will be satisfied with the AA- rating level of our insurance provider. While we expect to be able to satisfactorily resolve these discussions, if we are unable to obtain insurance coverage that complies with the covenants in these loan agreements or if the lenders are unwilling or unable to amend or waive these covenants, we might be required to take further actions to resolve these issues.


Compliance with the Terms of our Indebtedness

   As a result of the effects on our business of the economic recession and the September 11, 2001 terrorist attacks, we entered into an amendment to our bank credit facility, effective November 19, 2001, which among other things:


  . adjusts certain financial covenants so as to require us to meet less stringent levels in respect of (i) a minimum consolidated interest coverage ratio and a minimum unsecured interest coverage ratio until September 6, 2002 and (ii) a maximum leverage ratio through August 15, 2002;

  . suspends until September 6, 2002 the minimum consolidated fixed charge coverage ratio test that we must meet;

  .  limits draws under the revolver portion of our bank credit facility to
     (i) $50 million in the first quarter of 2002 and (ii) up to $25 million in the second quarter of 2002 (but only if draws in the second quarter of 2002 do not cause the aggregate amount drawn in 2002 and then outstanding to exceed $25 million) and

  .  increases the interest rate based on higher leverage levels.

   In addition, the amendment imposes restrictions and requirements through August 15, 2002 which include, among others:

  . restricting our ability to pay distributions on our equity securities and convertible debt obligations due to Host REIT relating to its QUIPs, unless projections indicate such payment is necessary to maintain Host REIT's status as a REIT and/or unless we are below certain leverage levels;

  . restricting our ability to incur additional indebtedness and requiring that we apply all net proceeds of permitted incurrences of indebtedness to repay outstanding amounts under the bank credit facility;

  . requiring us to apply all proceeds from capital contributions to us or from sales of equity by us or Host REIT to repay outstanding amounts under the bank credit facility;

  . requiring us to use all proceeds from the sale of assets (other than the Vail Marriott Mountain Resort in Vail, Colorado) to repay indebtedness under the bank credit facility;

  . restricting our ability to make acquisitions and investments unless the asset to be acquired has a leverage ratio of 3.5 to 1.0 or below;

  .  restricting our investments in subsidiaries; and

  .  restricting our capital expenditures.

   The amendment also requires us (i) to retain in escrow the casualty insurance proceeds that we receive from policies covering the New York World Trade Center Marriott and the New York Marriott Financial Center until such proceeds are applied toward the restoration of the New York Marriott Financial Center and the construction of a new hotel to replace the New York World Trade Center Marriott, or (ii) to apply such insurance proceeds to the payment of amounts due to certain third parties, including the New York Trade Center Marriott ground lessor, mortgage lender and Marriott International as manager. Any proceeds (other than business interruption insurance proceeds) not so used would be used to repay amounts outstanding under the bank credit facility. The amendment also allows us to include business interruption proceeds that we receive from insurance coverage on the New York World Trade Center Marriott and the New York Marriott Financial Center hotels in our calculation of consolidated EBITDA for purposes of our financial covenants.

   We are currently in compliance with the terms and restrictive covenants of our bank credit facility. As a result of entering into this amendment, and obtaining the relief from the financial covenants described above, we expect to remain in compliance with our bank credit facility through at least August 15, 2002, the date after which our maximum leverage ratio will return to the level that was in effect prior to this amendment. We anticipate that, if adverse operating conditions continue at currently forecasted levels, we will not be able to comply with the leverage ratio applicable after August 15, 2002 or other financial tests applicable at the end of our third quarter of 2002. If we fail to comply with the leverage ratio or any other covenant of the bank credit facility, we would be in default under the bank credit facility.

   The proceeds from the offering of Series H senior notes and the sale of the Pittsburgh Marriott were used to repay the outstanding balance under the credit facility. As of March 31, 2002, no amounts were outstanding under the credit facility. We anticipate that if we decide to redraw the amounts available under the bank credit facility, we would have to refinance or repay our bank credit facility or obtain another amendment from our lenders to adjust the leverage ratio applicable after August 15, 2002 and, possibly, other financial covenants applicable at the end of our third quarter of 2002. We intend to amend or replace the bank credit facility prior to August 15, 2002. There can be no assurance that we will be able to amend or replace the bank credit facility on terms any more favorable than those currently in effect, if at all. Any default under the bank credit facility that results in an acceleration of its final stated maturity thereof could constitute an event of default under the indenture with respect to all outstanding series of senior notes issued thereunder, including the Series I senior notes offered hereby, as well as under the indentures pursuant to which the other senior notes were issued.


   Under the indenture pursuant to which nearly all of our outstanding senior notes were issued, we and our restricted subsidiaries are generally prohibited from incurring additional indebtedness unless, at the time of such incurrence, we would satisfy the requirements set forth in the "Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock" covenant set forth in "Description of Series I Senior Notes". One of these requirements is that, after giving effect to any such new incurrence, on a pro forma basis, our consolidated coverage ratio cannot be less than or equal to 2.0 to 1.0. As a result of the effects on our business of the economic recession and the events of September 11, 2001, we anticipate that any consolidated coverage ratio that is calculated under the indenture after the end of our second quarter 2002, may be less than or equal to 2.0 to 1.0. If this occurs, then we will be prohibited from incurring indebtedness and from issuing disqualified stock under the indenture other than the indebtedness that we and our restricted subsidiaries are specifically permitted to incur under paragraph 4 of the "Limitation on Incurrences of Indebtedness and Issuance of Disqualified Stock" covenant set forth in "Description of Series I Senior Notes". Our failure to maintain a consolidated coverage ratio of greater than 2.0 to 1.0 could limit our ability to engage in activities that may be in our long-term best interest.


Ratings Downgrade; Rating on Series I Senior Notes

   Our Series A, Series B, Series C, Series E and Series G senior notes, as well as certain of our other securities, are rated by Moody's Investors Service, Inc. and Standard & Poor's Ratings Services. As a result of the negative effects that the September 11, 2001 terrorist attacks have had on the travel and lodging industry, Moody's and Standard & Poor's downgraded all of our outstanding senior notes, including the Series H senior notes for which the Series I senior notes are to be exchanged, from Ba2 to Ba3 and BB to BB-, respectively. We believe both rating agencies will give the Series I senior notes the same credit rating that they give our other outstanding senior notes. We believe that the recent downgrade of our credit rating, as well as any further downgrade that may subsequently occur, will likely adversely affect our cost of capital.


   We can make no assurance with regard to the new ratings that the rating agencies will assign to the Series I senior notes or any other of our rated securities.

                               THE EXCHANGE OFFER

  Securities to be exchanged........    On December 14, 2001, we issued $450
                                        million in aggregate principal amount
                                        of Series H senior notes in a
                                        transaction exempt from the
                                        registration requirements of the
                                        Securities Act of 1933. The terms of
                                        the Series I senior notes and the
                                        Series H senior notes are substantially
                                        identical in all material respects,
                                        except that the Series I senior notes
                                        will be freely transferable by the
                                        holders thereof except as otherwise
                                        provided in this prospectus.

  The exchange offer................    $1,000 principal amount of Series I
                                        senior notes in exchange for each
                                        $1,000 principal amount of Series H
                                        senior notes. As of the date of this
                                        prospectus, Series H senior notes
                                        representing $450 million in aggregate
                                        principal amount are outstanding.

  Registration Rights Agreement.....    We sold the Series H senior notes on
                                        December 14, 2001 in a private
                                        placement in reliance on Section 4(2)
                                        of the Securities Act. The Series H
                                        senior notes were immediately resold by
                                        their initial purchasers in reliance on
                                        Securities Act Rule 144A. In connection
                                        with the sale, we entered into a
                                        registration rights agreement with the
                                        initial purchasers requiring us to make
                                        this exchange offer. Under the
                                        registration rights agreement, we are
                                        required to cause the registration
                                        statement of which the prospectus forms
                                        a part to become effective on or before
                                        the 180th day following the date on
                                        which we issued the Series H senior
                                        notes and we are obligated to
                                        consummate the exchange offer on or
                                        before the 210th day following the
                                        issuance of the Series H senior notes.

  Expiration date...................    Our exchange offer will expire at 5:00
                                        p.m., New York City time, June 18,
                                        2002, or at a later date and time to
                                        which we may extend it.



  Withdrawal........................
                                        You may withdraw a tender of Series H
                                        senior notes pursuant to our exchange
                                        offer at any time before 5:00 p.m., New
                                        York City time, on June 18, 2002, or
                                        such later date and time to which we
                                        extend the offer. We will return any
                                        Series H senior notes that we do not
                                        accept for exchange for any reason as
                                        soon as practicable after the
                                        expiration or termination of our
                                        exchange offer.

  Interest on the Series I senior
  notes and Series H senior notes...    Interest on the Series I senior notes
                                        will accrue from the date of the
                                        original issuance of the Series H
                                        senior notes or from the date of the
                                        last payment of interest on the Series
                                        H senior notes, whichever is later. We
                                        will not pay interest on Series H
                                        senior notes tendered and accepted for
                                        exchange.

  Conditions to our exchange
  offer.............................    Our exchange offer is subject to
                                        customary conditions which are
                                        discussed in the section of this
                                        prospectus entitled "The Exchange
                                        Offer." As described in that section,
                                        we have the right to waive some of the
                                        conditions.


  Procedures for tendering Series H
  senior notes......................    We will accept for exchange any and all
                                        Series H senior notes which are
                                        properly tendered (and not withdrawn)
                                        in the exchange offer prior to 5:00
                                        p.m., New York City time, on June 18,
                                        2002. The Series I senior notes issued
                                        pursuant to our exchange offer will be
                                        delivered promptly following the
                                        expiration date.


                                        If you wish to accept our exchange
                                        offer, you must complete, sign and date
                                        the letter of transmittal, or a copy,
                                        in accordance with the instructions
                                        contained in this prospectus and
                                        therein, and mail or otherwise deliver
                                        the letter of transmittal, or the copy,
                                        together with the Series H senior notes
                                        and all other required documentation,
                                        to the exchange agent at the address
                                        set forth in this prospectus. If you
                                        are a person holding Series H senior
                                        notes through the Depository Trust
                                        Company, or "DTC", and wish to accept
                                        our exchange offer, you may do so
                                        pursuant to the DTC's Automated Tender
                                        Offer Program, or "ATOP", by which you
                                        will agree to be bound by the letter of
                                        transmittal. By executing or agreeing
                                        to be bound by the letter of
                                        transmittal, you will represent to us
                                        that, among other things:

                                        . the Series I senior notes that you
                                          acquire pursuant to the exchange
                                          offer are being obtained by you in
                                          the ordinary course of your business,
                                          whether or not you are the registered
                                          holder of the Series H senior notes;

                                        . you are not engaging in and do not
                                          intend to engage in a distribution of
                                          Series I senior notes;

                                        . you do not have an arrangement or
                                          understanding with any person to
                                          participate in a distribution of
                                          Series I senior notes; and

                                        . you are not our "affiliate," as
                                          defined under Securities Act Rule
                                          405.

                                        Under the registration rights agreement
                                        we may be required to file a "shelf"
                                        registration statement for a continuous
                                        offering pursuant to Rule 415 under the
                                        Securities act of 1933 in respect of
                                        the Series H senior notes, if:

                                        . we determine that we are not
                                          permitted to effect the exchange
                                          offer as contemplated by this
                                          prospectus because of any change in
                                          law or Securities and Exchange
                                          Commission policy; or

                                        . we have commenced and not consummated
                                          the exchange offer with 210 days
                                          following the date on which we issued
                                          the Series H senior notes for any
                                          reason.

  Exchange agent....................    HSBC Bank USA is serving as exchange
                                        agent in connection with the exchange
                                        offer.

  Federal income tax
  considerations....................    We believe the exchange of Series H
                                        senior notes for Series I senior notes
                                        pursuant to our exchange offer will not
                                        constitute a sale or an exchange for
                                        federal income tax purposes.

  Effect of not tendering...........    If you do not tender your Series H
                                        senior notes or if you do tender them
                                        but they are not accepted by us, your
                                        Series H senior notes will continue to
                                        be subject to the existing restrictions
                                        upon transfer. Except for our
                                        obligation to file a shelf registration
                                        statement under the circumstances
                                        described above, we will have no
                                        further obligation to provide for the
                                        registration under the Securities Act
                                        of Series H senior notes.

  Use of proceeds...................    We will not receive any cash proceeds
                                        from the issuance of the registered
                                        notes.

                                        Ratio of Earnings to Fixed Charges

                                        In the Selected Financial Data table on
                                        page 32, we present the ratio of
                                        earnings to fixed charges on a
                                        historical basis for the last five
                                        years and the first twelve weeks of
                                        2002 and 2001. As Host Marriott is our
                                        predecessor, we consider the historical
                                        financial information of Host Marriott
                                        for periods prior to the REIT
                                        conversion to be our historical
                                        financial information.

                           THE SERIES I SENIOR NOTES

   The summary below describes the principal terms of the Series I senior notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more detailed description of the terms and conditions of the Series I senior notes, see the section entitled "Description of Series I Senior Notes".

Issuer........................    Host Marriott, L.P.

Securities Offered............    $450,000,000 aggregate principal amount of 9
                                  1/2% Series I senior notes due 2007.

Maturity......................    January 15, 2007.

Interest Rate.................    9 1/2% per year (calculated using a 360-day
                                  year).

Interest Payment Dates........    Payable semi-annually in arrears on January
                                  15 and July 15 of each year, beginning on July 15, 2002.

Ranking.......................    The Series I senior notes are equal in right
                                  of payment with all of our unsubordinated indebtedness and senior to all our subordinated obligations. For further information on ranking, see "Risk Factors--
                                  The Series I senior notes effectively will be junior in right of payment to some other liabilities" and "Description of Series I
                                  Senior Notes".

                                  As of March 31, 2002, as adjusted for the transactions set forth in the section "Pro Forma Financial Information of Host Marriott, L.P.", we estimate that we and our subsidiaries would have had $5.6 billion of senior debt, of which $2.3 billion would have been secured by mortgage liens on certain of our hotel properties and related assets and those of our restricted subsidiaries.


Guarantors....................    The Series I senior notes are guaranteed by
                                  100 of our direct and indirect subsidiaries, representing all of our subsidiaries that have also guaranteed our bank credit facility and our other indebtedness. For more detail, see the section "Risk Factors" under the heading "The Series I senior notes effectively will be junior in right of payment to some other liabilities". The guarantees may be released under certain circumstances. We are not generally required to cause future subsidiaries to become guarantors unless they secure our bank credit facility or our other indebtedness.

Security......................    The Series I senior notes are secured by a
                                  pledge of the common equity interests of certain of our direct and indirect subsidiaries, which common equity interests also secure, on an equal and ratable basis, our bank credit facility and approximately
                                  $2.8 billion of other outstanding senior notes, and will secure certain future unsubordinated indebtedness ranking equal in right of payment with the Series I senior notes. For more detail, see the section "Risk Factors" under the heading
                                  "The Series I senior notes effectively will be junior in right of payment to some other liabilities".

Optional Redemption...........    The Series I senior notes will be redeemable
                                  at our option at any time, in whole but not in part, for 100% of their principal amount, plus any make-whole premium and any accrued and unpaid interest. For more datails, see the section "Description of Series I Senior
                                  Notes" under the heading "Optional
                                  Redemption".

Mandatory Offer to                If we sell certain assets or undergo certain
Repurchase....................    kinds of changes of control, we must offer to
                                  repurchase the Series I senior notes as
                                  described in the section "Description of Series I Senior Notes" under the heading
                                  "Covenants--Repurchase of Notes at the Option of the Holder upon a Change of Control
                                  Triggering Event".

Basic Covenants of the            The indenture governing the Series I senior
Indenture.....................    notes, among other things, restricts our
                                  ability and the ability of our restricted subsidiaries to:

                                  .  incur additional indebtedness;

                                  . pay dividends on, redeem or repurchase our equity interests;

                                  .  make investments;

                                  . permit payment or dividend restrictions on certain of our subsidiaries;

                                  .  sell assets;

                                  .  in the case of our restricted
                                     subsidiaries, guarantee indebtedness;

                                  .  create certain liens; and

                                  . sell certain assets or merge with or into other companies.

                                  All of these limitations are subject to
                                  important exceptions and qualifications
                                  described in the section "Description of Series I Senior Notes" under the heading "Covenants".

                                  RISK FACTORS

   You should carefully consider the following risk factors, in addition to the other information contained in this prospectus, before deciding to tender Series H senior notes in the exchange offer.

Series H senior notes outstanding after the exchange offer will not have registration rights.

   If you do not exchange your Series H senior notes for Series I senior notes pursuant to the exchange offer, your Series H senior notes will continue to be subject to the restrictions on transfer of the Series H notes. In general, you may not offer to sell Series H senior notes unless they are registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to the registration requirements of the Securities Act and applicable state securities laws. If you are a broker-dealer that receives Series I senior notes for your account in exchange for Series H senior notes, where those Series H senior notes were acquired by you as a result of market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of those Series I senior notes.

   We have substantial leverage. We have now, and after the exchange offer we will continue to have, a significant amount of indebtedness. Our substantial indebtedness could have important consequences. It currently requires us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which reduces the availability of our cash flow to fund working capital, capital expenditures, expansion efforts, distributions to our partners and other general purposes. Additionally, it could:


  . make it more difficult for us to satisfy our obligations with respect to the Series I senior notes;

  . limit our ability in the future to undertake refinancings of our debt or obtain financing for expenditures, acquisitions, development or other general business purposes on terms and conditions acceptable to us, if at all; or

  . affect adversely our ability to compete effectively or operate successfully under adverse economic conditions.

   If our cash flow and working capital were not sufficient to fund our expenditures or service our indebtedness, we would have to raise additional funds through:

  .  the sale of our equity;


  .  the incurrence of additional permitted indebtedness; or


  .  the sale of our assets.

   We cannot assure you that any of these sources of funds would be available to us or, if available, would be on terms that we would find acceptable or in amounts sufficient for us to meet our obligations or fulfill our business plan. For example, under the terms of our bank credit facility, the proceeds from these activities must be used to repay amounts outstanding and may not be otherwise available for our use.

   The interest rate on the Series I senior notes is fixed, which will not allow us to take advantage of periods of lower interest. Due to the current economic recession and given interest costs of the Series I senior notes, we may have periods where we do not have sufficient liquidity to make the required interest payments. Additionally, the increased interest costs could adversely affect our compliance with the leverage ratio under the bank credit facility. An acceleration of outstanding amounts under the bank credit facility due to a default thereunder will result in a default under the indenture. The effect on our earnings of the higher interest costs may cause us to fail to comply with the terms of the bank credit facility and the indenture.

   The Series I senior notes effectively will be junior in right of payment to some other liabilities. Only our subsidiaries that have guaranteed payment of certain of our indebtedness ranking equal in priority to the Series I senior notes, including the bank credit facility, the Series A, the Series B, the Series C, the Series E and the Series G senior notes and future indebtedness that is so guaranteed, have guaranteed, and are required to guarantee, our obligations under the Series I senior notes. Although the indenture governing the terms of the Series I senior notes places limits on the overall level of indebtedness that non-guarantor subsidiaries may incur, the Series I senior notes effectively will be junior in right of payment to liabilities of our non-guarantor subsidiaries and to any debt of ours or our subsidiaries that is secured by assets other than the equity interests in our subsidiaries securing the Series I senior notes, to the extent of the value of such assets. Since only those subsidiaries that guarantee the bank credit facility or certain of our other indebtedness are required to guarantee the Series I senior notes, there can be no assurance as to the number of subsidiaries that will be guarantors of the Series I notes at any point in time or as to the value of their assets or significance of their operations.

   Together with our subsidiaries, we have a significant amount of indebtedness secured by mortgages on 31 of our hotels and related assets. The Series I senior notes effectively will be junior in right of payment to this secured debt to the extent of the value of the assets securing such debt. On a pro forma basis, giving effect to the transactions set forth in the section "Pro Forma Financial Information of Host Marriott, L.P.", as of March 31, 2002, the amount of our and our subsidiaries' debt secured by mortgages on our hotels and related assets was approximately $2.3 billion. The Series I senior notes will not be secured by these assets. The Series I senior notes will be secured only by the equity interests in our direct and indirect subsidiaries that have been pledged in favor of our bank credit facility. This collateral will be shared equally and ratably with holders of other indebtedness, including but not limited to, the Series A, Series B, Series C, Series E and Series G senior notes and certain of our other indebtedness ranking pari passu, or equal in right of payment, with the Series I senior notes. As of March 31, 2002, as adjusted for the transactions set forth in the section "Pro Forma Financial Information of Host Marriott, L.P.", the amount of indebtedness (including the Series I senior notes) secured by our equity interests in these subsidiaries would have been $3.2 billion.


   The terms of our debt place restrictions on us and our subsidiaries, reducing operational flexibility and creating default risks. The documents governing the terms of our senior notes and bank credit facility contain covenants that place restrictions on us and our subsidiaries. The activities upon which such restrictions exist include, but are not limited to:

  .  acquisitions, merger and consolidations;

  .  the incurrence of additional debt;

  .  the creation of liens;

  .  the sale of assets;

  .  capital expenditures;

  .  raising capital;

  .  the payment of dividends; and

  .  transactions with affiliates.

   In addition, certain covenants in our bank credit facility require us and our subsidiaries to meet financial performance tests. The restrictive covenants in the indenture, the bank credit facility and the documents governing our other debt (including our mortgage debt) will reduce our flexibility in conducting our operations and will limit our ability to engage in activities that may be in our long-term best interest. Our failure to comply with these restrictive covenants could result in an event of default that, if not cured or waived, could result in the acceleration of all or a substantial portion of our debt, including the Series I senior notes.

   As a result of the effects on our business of the economic recession and the events of September 11, 2001, we anticipate that in the future we may fail to comply with certain financial covenants under the documents governing certain of our indebtedness. As a result of the effects on our business of the economic recession and the events of September 11, 2001, we have entered into an amendment to our bank credit facility, effective November 19, 2001, which among other things:

  . adjusts certain financial covenants so as to require us to meet less stringent levels in respect of (a) a minimum consolidated interest coverage ratio and a minimum unsecured interest coverage ratio until September 6, 2002 and (b) the maximum leverage ratio through August 15, 2002;

  . suspends until September 6, 2002 the minimum fixed charge coverage ratio test that we must meet; and

  .  limits draws under the revolver portion of our bank credit facility to
     (a) $50 million in the first quarter of 2002 and (b) up to $25 million in the second quarter of 2002 (but only if draws in the second quarter of 2002 do not cause the aggregate amount drawn in 2002 and then outstanding to exceed $25 million); and

  .  increases the interest rate based on higher leverage levels.

   In addition, the amendment imposes the following restrictions and requirements through August 15, 2002 which include, among others:

  . restricting Host REITs ability to pay dividends on equity securities and our convertible debt obligations unless projections indicate such payment is necessary to maintain its REIT status and/or unless we are below certain leverage levels;


  . restricting our ability to incur additional indebtedness and requiring that we apply all net proceeds of permitted incurrences of indebtedness to repay outstanding amounts under the bank credit facility;

  . requiring Host REIT to apply all net proceeds from capital contributions to us or from sales of equity by Host REIT to repay outstanding amounts under the bank credit facility;


  . requiring us to use all net proceeds from the sale of assets to repay indebtedness under the bank credit facility;


  . restricting our ability to make acquisitions and investments unless the asset to be acquired has a leverage ratio of 3.5 to 1.0 or below;

  .  restricting our investments in subsidiaries; and

  .  restricting our capital expenditures.

   The amendment also permits us (i) to retain in escrow any property insurance proceeds that we receive from insurance policies covering the New York World Trade Center Marriott and the New York Marriott Financial Center until such proceeds are applied toward the restoration of the New York Marriott Financial Center and the construction of a new hotel that replaces the New York World Trade Center Marriott, or (ii) to apply such insurance proceeds to the payment of amounts due to certain third parties, including the New York World Trade Center Marriott ground lessor, mortgage lender and Marriott International as manager. Any proceeds (other than business interruption insurance proceeds) not so used would be used to repay amounts outstanding under the bank credit facility. The amendment also allows us to include business interruption proceeds that we receive for the New York World Trade Center Marriott and the New York Marriott Financial Center hotels in our calculation of consolidated EBITDA for purposes of our financial covenants.


   We are currently in compliance with the terms and restrictive covenants of our bank credit facility. As a result of entering into this amendment, and obtaining the relief from the financial covenants described above, we expect to remain in compliance with our bank credit facility through at least August 15, 2002, the date after which our maximum leverage ratio will return to the levels that were in effect prior to this amendment. We anticipate that, if adverse operating conditions continue at currently forecasted levels, we will not be able to comply with the leverage ratio applicable after August 15, 2002 or other financial tests applicable at the end of our third quarter of 2002 (September 6, 2002). If we fail to comply with the leverage ratio or any other covenant of the bank credit facility, we would be in default under the bank credit facility to the extent we had an outstanding balance. As of March 31, 2002 we have no amounts outstanding under our bank credit facility.


   We anticipate that if we decide to re-draw the amounts available under the bank credit facility, we would have to refinance or repay our bank credit facility or obtain another amendment from our lenders to adjust the leverage ratio applicable after August 15, 2002 and, possibly, other financial covenants applicable at the end of our third quarter of 2002. We intend to amend or replace the bank credit facility prior to August 15, 2002. There can be no assurance that we will be able to amend or replace the bank credit facility on terms any more favorable than those currently in effect, if at all. Any default under the bank credit facility that results in an acceleration of its final stated maturity could constitute an event of default under the indenture with respect to all outstanding series of senior notes issued thereunder, including the Series I senior notes.

   Under the indenture pursuant to which nearly all of our outstanding senior notes were issued, we and our restricted subsidiaries are generally prohibited from incurring additional indebtedness unless, at the time of such incurrence, we would satisfy the requirements set forth in the "Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock" covenant set forth in the "Description of Series I Senior Notes". One of these requirements is that, after giving effect to any such new incurrence, on a pro forma basis, our consolidated coverage ratio cannot be less than 2.0 to 1.0. As a result of the effects on our business of the economic recession and the September 11, 2001 terrorist attacks, we anticipate that any consolidated coverage ratio that is calculated under the indenture after the end of our second quarter 2002 may be less than 2.0 to 1.0. If this occurs, then we will be prohibited from incurring indebtedness and from issuing disqualified stock under the indenture other than the indebtedness that we and our restricted subsidiaries are specifically permitted to incur under paragraph 4 of the "Limitation on Incurrences of Indebtedness and Issuance of Disqualified Stock" covenant set forth in "Description of Series I Senior Notes". Our failure to maintain a consolidated coverage ratio of greater than or equal to 2.0 to 1.0 could limit our ability to engage in activities that may be in our long-term best interest.


   We expect to make distributions to Host REIT even when we cannot otherwise make restricted payments under the indenture and the bank credit facility. Even though we expect generally to be prohibited from making restricted payments under the indenture, based upon our estimates of taxable income for 2002, we expect to be able to make distributions to Host REIT under the indenture and the bank credit facility.

   Under the indenture, we are only allowed to make restricted payments if, at the time we make such a restricted payment, we are able to incur at least $1.00 of indebtedness under the "Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" covenant. If our consolidated coverage ratio becomes less than 2.0 to 1.0, as we currently anticipate, we will not be able to incur $1.00 of additional indebtedness and, thus, will not be able to make any restricted payments until we comply with the covenant.

   Even when we are unable to make restricted payments during the period that our consolidated coverage ratio is less than 2.0 to 1.0, the indenture permits us to make permitted REIT distributions, which are any distributions (1) to Host REIT that are necessary to maintain Host REIT's status as a REIT under the Internal Revenue Code or to satisfy the distributions required to be made by reason of Host REIT's making of the election provided for in Notice 88-19 (or Treasury regulations issued pursuant thereto) if the aggregate principal amount of all of our outstanding indebtedness (other than our convertible debt obligations to Host REIT pertaining to its QUIPs) and that of our restricted subsidiaries, on a consolidated basis, at such time is less than 80% of Adjusted Total Assets (as defined in the indenture) and (2) to certain other holders of our partnership units where such distribution is required as a result of, or a condition to, the payment of distributions to Host REIT.

   We intend, during the period that we are unable to make restricted payments under the indenture and under similar restrictions under the bank credit facility, to continue our practice of distributing quarterly, based on our current estimates of taxable income for any year, an amount of our available cash sufficient to enable Host REIT to pay quarterly dividends on its preferred stock (and, to the extent permitted under the bank credit facility, on its common stock) in an amount necessary to satisfy the requirements applicable to REITs under the Internal Revenue Code. In the event that we make distributions to Host REIT in amounts in excess of those necessary for Host REIT to maintain its status as a REIT, we will be in default under this indenture.

   We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture. Upon the occurrence of certain change of control events, we will be required to offer to repurchase all outstanding Series A, Series B, Series C, Series E, Series G and Series H senior notes and the Series I senior notes offered hereby. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of senior notes or that restrictions in our bank credit facility will not allow us to make such repurchases. See "Description of Series I senior Notes--Repurchase of Notes at the Option of the Holder Upon a Change of Control Triggering Event".


   Our failure to repurchase any of the Series I senior notes would be a default under the indenture for all series of senior notes issued thereunder and also under our bank credit facility.

   The Series I senior notes or a guarantee thereof may be deemed a fraudulent transfer. Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a guarantee of the Series I senior notes could be voided, or claims on a guarantee of the Series I senior notes could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

     (1) received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

     (2) either:

       (a) was insolvent or rendered insolvent by reason of such incurrence;

       (b) was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

       (c) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

If such circumstances were found to exist, or if a court were to find that the guarantee were issued with actual intent to hinder, delay or defraud creditors, the court could cause any payment by that guarantor pursuant to its guarantee to be voided and returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

   In addition, our obligations under the Series H senior notes may be subject to review under the same laws in the event of our bankruptcy or other financial difficulty. In that event, if a court were to find that when we issued the Series H senior notes the factors in clauses (1) and (2) above applied to us, or that the Series I senior notes were issued with actual intent to hinder, delay or defraud creditors, the court could void our obligations under the Series I senior notes, or direct the return of any amounts paid thereunder to us or to a fund for the benefit of our creditors.

   The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, the operating partnership or a guarantor would be considered insolvent if:

  . the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets; or

  . the present fair value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  .  it could not pay its debts as they become due.

   On the basis of historical financial information, recent operating history and other factors, we believe that we and each of our guarantors, after giving effect to the guarantee of the Series I senior notes, will be solvent, will have a reasonable amount of capital for the business in which we or it is engaged and will not have incurred debts beyond our or its ability to pay such debts as they mature. We can offer no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.

An active trading market may not develop for the notes.

   The Series H senior notes are not listed on any securities exchange. Since their issuance, there has been a limited trading market for the Series H senior notes. To the extent that Series H senior notes are tendered and accepted in the exchange offer, the trading market for untendered and tendered but unaccepted Series H senior notes will be adversely affected. We cannot assure you that this market will provide liquidity for you if you want to sell your Series H senior notes.

   We will not list the Series I senior notes on any securities exchange. These notes are new securities for which there is currently no market. The Series I senior notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, our performance and other factors. We have been advised by Deutsche Banc Alex. Brown that they intend to make a market in the Series I senior notes, as well as the Series H senior notes, as permitted by applicable laws and regulations. However, they are not obligated to do so and their market making activities may be discontinued at any time without notice. In addition, their market making activities may be limited during our exchange offer. Therefore, we cannot assure you that an active market for Series I senior notes will develop.


   Our revenues and the value of our properties are subject to conditions affecting the lodging industry. Our revenues and the value of our properties are subject to conditions affecting the lodging industry. These include:

  .  changes in the national, regional and local economic climate;

  .  changes in business and pleasure travel;

  . local conditions such as an oversupply of hotel properties or a reduction in demand for hotel rooms;

  . the attractiveness of our hotels to consumers and competition from comparable hotels;

  .  the quality, philosophy and performance of the managers of our hotels;

  . changes in room rates and increases in operating costs due to inflation and other factors; and

  .  the need to periodically repair and renovate our hotels.

   As a result of the effects of the economic recession and the September 11, 2001 terrorist attacks, the lodging industry has experienced a significant decline in business caused by a reduction in travel for both business and pleasure. We currently expect that the decline in operating levels will continue in 2002.

Additionally, as a result of the September 11 terrorist attacks, and the collapse of the World Trade Center Towers, our New York World Trade Center Marriott hotel was destroyed. We also sustained considerable damage to a second property, the New York Marriott Financial Center hotel.


   Room revenues of our hotels have decreased during 2001 as a result of the continuing economic recession. For the year ended December 31, 2001 our comparable RevPAR decreased 13.0% due to a decrease in occupancy of 7.7 percentage points to 70.0% combined with a decline in the average room rate of 3.5% to $151.02. For the first quarter of 2002 RevPAR decreased 12.3% due to a decrease in occupancy of 2.4 percentage points to 70.9% combined with a decline in the average room rate of 9.4% to $148.12.


   During the 4-week period subsequent to the events of September 11, 2001, our hotels recorded average weekly occupancy rates of 38% to 63%. During that period, we had a very high level of large group cancellations in the fourth quarter which represented approximately $70 million in future revenue primarily affecting our luxury and larger convention hotels. The period was not representative of the remainder of the fourth quarter. However, our results from operations for the fourth quarter of 2001 did reflect a 28.3% decline in RevPAR when compared to the fourth quarter of 2000. We have been actively working with the managers of our hotels to reduce the operating costs of our hotels, as well as to provide economic incentives to individuals and business travelers in selected markets to increase demand. In addition, based on our assessment of the current operating environment and to conserve capital, we have reduced or suspended certain capital expenditure projects.


   As a result of a gradual return to more normal levels of business, we have begun to see modest improvements in occupancy and average room rates, though they remain below prior year levels. However, it is likely that our fourth quarter results will be significantly lower than the prior year period. There can be no assurance that the current economic recession will not continue for an extended period of time and that it will not significantly affect our operations.

   If, as a result of conditions such as those referenced above affecting the lodging industry, our assets do not generate income sufficient to pay our expenses, we will be unable to service our debt and maintain our properties.

   Thirty-one of our hotels and assets related thereto are subject to mortgages in an aggregate amount of approximately $2.3 billion. If these hotels do not produce adequate cash flow to service the debt represented by such mortgages, the mortgage lenders could foreclose on such assets and we would lose such assets. If the cash flow on such properties were not sufficient to provide us with an adequate return, we could opt to allow such foreclosure rather than making necessary mortgage payments with funds from other sources.


   Our expenses may remain constant even if our revenue drops. The expenses of owning property are not necessarily reduced when circumstances like market factors and competition cause a reduction in income from the property. Because of the effects of the September 11, 2001 terrorist attacks and the current economic recession, we are working with our managers to substantially reduce the operating costs of our hotels. In addition, based on our assessment of the current operating environment, and in order to conserve capital, we have reduced or suspended certain capital expenditure projects. Nevertheless, our financial condition could be adversely affected by the following costs:


  .  interest rate levels;

  .  debt service levels (including on loans secured by mortgages);

  .  the availability of financing;

  . the cost of compliance with government regulation, including zoning and tax laws; and

  . changes in governmental regulations, including those governing usage, zoning and taxes.

   If we are unable to reduce our expenses to reflect our current reduction in revenue and the reduction that we expect in the future, our business will be adversely affected.

   We do not control our hotel operations, and we are dependent on the managers of our hotels. Because federal income tax laws restrict REITs and their subsidiaries from operating a hotel, we do not manage our hotels. Instead, we retain third-party managers including, among others, Marriott International, Hyatt, Four Seasons and Swissotel, to manage our hotels pursuant to management agreements. Our income from the hotels may be adversely affected if the managers fail to provide quality services and amenities and competitive room rates at our hotels or fail to maintain the quality of the hotel brand names. While HMT Lessee LLC, a taxable REIT subsidiary of ours that is the lessee of substantially all of our full-service properties, monitors the hotel managers' performance, we have limited specific recourse if we believe that the hotel managers are not performing adequately. Underperformance by our hotel managers could adversely affect our results of operations.

   Our relationships with our hotel managers are primarily contractual in nature, although certain of our managers owe fiduciary duties to us under applicable law. We are in discussions with various managers of our hotels regarding their performance under management agreements for our hotels. We have had, and continue to have, differences with the managers of our hotels over their performance and compliance with the terms of our agreements. We generally resolve issues with our managers through discussions and negotiations. However, if we are unable to reach satisfactory results through discussions and negotiations, we also occasionally may engage in litigation with our managers. For example, we are currently engaged in litigation with Swissotel, the manager of four of our hotels. For further information on the litigation with Swissotel, see "Business and Properties -- Legal Proceedings -- Swissotel". If we are unable to reach satisfactory resolution with respect to any of the disputes, the operation of our hotels could be adversely affected.


   Our relationship with Marriott International may result in conflicts of interest. Marriott International, a public hotel management company, and its affiliates, manages or franchises 110 of our 122 hotels. In addition, Marriott International manages and in some cases may own or be invested in hotels that compete with our hotels. As a result, Marriott International may make decisions regarding competing lodging facilities that it manages that would not necessarily be in our best interests. Richard E. Marriott, is Host REIT's Chairman of the Board and has served as a director of Marriott International since 1993. He has announced his intention not to stand for reelection to the Board of Directors of Marriott International in May 2002. His brother, J.W. Marriott, Jr., has been a member of Host REIT's Board of Directors since 1964 and has announced that he will not stand for reelection at the end of his term in May 2002. J.W. Marriott, Jr. also serves as an executive officer of Marriott International. J.W. Marriott, Jr. and Richard E. Marriott beneficially owned, as determined for securities law purposes, as of January 31, 2002, approximately 12.7% and 12.3%, respectively, of the outstanding shares of common stock of Marriott International. As a result, J.W. Marriott, Jr. and Richard E. Marriott have potential conflicts of interest as Host REIT's directors when making decisions regarding Marriott International, including decisions relating to the management agreements involving the hotels and Marriott International's management of competing lodging properties. For further information on our relationship with Marriott International see "Certain Relationships and Related Transactions".


   Host REIT's Board of Directors follows policies and procedures intended to limit the involvement of J.W. Marriott, Jr. and Richard E. Marriott in conflict situations, including requiring them to abstain from voting as directors on matters which present a conflict between the companies. If appropriate, these policies and procedures will apply to other directors and officers.

   There is no charter or by-law restriction on the amount of debt we may incur. There are no limitations in our organizational documents or Host REIT's organizational documents that limit the amount of indebtedness that we may incur. However, our existing debt instruments contain restrictions on the amount of indebtedness that we may incur. Accordingly, we could incur indebtedness to the extent permitted by our debt agreements. If we became more highly leveraged, our debt service payments would increase and our cash flow and our ability to service our debt might be adversely affected.

   Our management agreements could impair the sale or financing of our hotels. Under the terms of the management agreements, we generally may not sell, lease or otherwise transfer the hotels unless the transferee is not a competitor of the manager, and the transferee assumes the related management agreements and meets specified other conditions. Our ability to finance, refinance or sell any of the properties may, depending upon the structure of such transactions, require the manager's consent. If the manager does not consent, we would be prohibited from financing, refinancing or selling the property without breaching the management agreement.

   The acquisition contracts relating to some hotels limit our ability to sell or refinance those hotels. For reasons relating to federal income tax considerations of the former and current owners of approximately 20 of our full-service hotels, we agreed to restrictions on selling some hotels or repaying or refinancing the mortgage debt on those hotels for varying periods depending on the hotel. We anticipate that, in specified circumstances, we may agree to similar restrictions in connection with future hotel acquisitions. As a result, even if it were in our best interests to sell or refinance the mortgage debt on these hotels, it may be difficult or impossible to do so during their respective lock-out periods.

   Our ground lease payments may increase faster than the revenues we receive on the hotels. As of January 31, 2002, 45 of our hotels are subject to ground leases (including the New York World Trade Center Marriott hotel ground lease which is still in effect). These ground leases generally require increases in ground rent payments every five years. Our ability to service our debt could be adversely affected to the extent that our revenues do not increase at the same or a greater rate as the increases under the ground leases. In addition, if we were to sell a hotel encumbered by a ground lease, the buyer would have to assume the ground lease, which could result in a lower sales price. Moreover, to the extent that such ground leases are not renewed at their expiration, our revenues could be adversely affected.


   We may be unable to sell properties when appropriate because real estate investments are illiquid. Real estate investments generally cannot be sold quickly. We may not be able to vary our portfolio promptly in response to economic or other conditions. The inability to respond promptly to changes in the performance of our investments could adversely affect our financial condition and ability to service debt. In addition, there are limitations under the federal tax laws applicable to REITs and agreements that we have entered into when we acquired some of our properties that may limit our ability to recognize the full economic benefit from a sale of our assets.

   We depend on our key personnel. We depend on the efforts of our executive officers and other key personnel. While we believe that we could find replacements for these key personnel, the loss of their services could have a significant adverse effect on our operations. None of our key personnel have employment agreements. We do not have or intend to obtain key-man life insurance with respect to any of our personnel.

   Partnership and other litigation judgments or settlements could have a material adverse effect on our financial condition. We are a party to various lawsuits relating to previous partnership transactions, including transactions relating to our conversion into a REIT. While we and the other defendants to such lawsuits believe all of the lawsuits in which we are a defendant are without merit and we are vigorously defending against such claims, we can give no assurance as to the outcome of any of the lawsuits. If any of the lawsuits were to be determined adversely to us or a settlement involving a payment of a material sum of money were to occur, there could be a material adverse effect on our financial condition.


   We may acquire hotel properties through joint ventures with third parties that could result in conflicts. Instead of purchasing hotel properties directly, we may invest as a co-venturer. Joint venturers often share control over the operation of the joint venture assets. For example, through our subsidiary Rockledge, we entered into a joint venture with Marriott International through which the joint venture owns two limited partnerships holding, in the aggregate, 120 Courtyard by Marriott hotels. Subsidiaries of Marriott International manage these Courtyard by Marriott hotels. Actions by a co-venturer, particularly Marriott International, could subject the assets to additional risk, including:

  . our co-venturer in an investment might have economic or business interests or goals that are inconsistent with our interests or goals;

  . our co-venturer may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives; or

  . a joint venture partner could go bankrupt, leaving us liable for its share of joint venture liabilities.

   Although we generally will seek to maintain sufficient control of any joint venture to permit our objectives to be achieved, we might not be able to take action without the approval of our joint venture partners. Also, our joint venture partners could take actions binding on the joint venture without our consent. For further discussion of the risks associated with entering into a joint venture with Marriott International, see the discussion above under "Our relationship with Marriott International may result in conflicts of interest".

   Environmental problems are possible and can be costly. We believe that our properties are in compliance in all material respects with applicable environmental laws. Unidentified environmental liabilities could arise, however, and could have a material adverse effect on our financial condition and performance. Federal, state and local laws and regulations relating to the protection of the environment may require a current or previous owner or operator of real estate to investigate and clean up hazardous or toxic substances or petroleum product releases at the property. The owner or operator may have to pay a governmental entity or third parties for property damage and for investigation and clean-up costs incurred by the parties in connection with the contamination. These laws typically impose clean-up responsibility and liability without regard to whether the owner or operator knew of or caused the presence of the contaminants. Even if more than one person may have been responsible for the contamination, each person covered by the environmental laws may be held responsible for all of the clean-up costs incurred. In addition, third parties may sue the owner or operator of a site for damages and costs resulting from environmental contamination emanating from that site. Environmental laws also govern the presence, maintenance and removal of asbestos. These laws require that owners or operators of buildings containing asbestos properly manage and maintain the asbestos, that they notify and train those who may come into contact with asbestos and that they undertake special precautions, including removal or other abatement, if asbestos would be disturbed during renovation or demolition of a building. These laws may impose fines and penalties on building owners or operators who fail to comply with these requirements and may allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos fibers.

   Compliance with other government regulations can also be costly. Our hotels are subject to various other forms of regulation, including Title III of the Americans with Disabilities Act, building codes and regulations pertaining to fire safety. Compliance with those laws and regulations could require substantial capital expenditures. These regulations may be changed from time to time, or new regulations adopted, resulting in additional or unexpected costs of compliance. Any increased costs could have a material adverse effect on our business, financial condition or results of operations, including reducing the cash available for servicing debt.


   Some potential losses are not covered by insurance. We carry comprehensive insurance coverage for general liability, property, business interruption and other risks with respect to all of our hotels and other properties. These policies offer coverage features and insured limits that we believe are customary for similar type properties. Generally, the policies provide coverage and limits on a blanket basis, combining the claims of our properties together for evaluation against policy aggregate limits and sub-limits and, in the case of our Marriott-managed hotels, with other Marriott-managed hotels of other owners. Thus, for certain risks (e.g., earthquake), multiple claims from several hotels or owners may exceed policy sub-limits. Certain other risks (e.g., war and environmental hazards), however, may be uninsurable or too expensive to justify insuring against. Furthermore, an insurance provider could elect to deny or limit coverage under a claim. Should an uninsured loss or a loss in excess of insured limits occur, or should an insurance carrier deny or limit coverage under a claim, we could lose all, or a portion of, the capital we have invested in a property, as well as the anticipated future revenue from the hotel. In that event, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property.

   As discussed below in "Recent or future terrorist attacks could adversely affect us", on September 11, 2001, terrorist attacks on the World Trade Center Towers in New York City resulted in the destruction of our New York World Trade Center Marriott hotel and caused considerable damage to our New York Marriott Financial Center hotel. Although we have both property and business interruption insurance for our two affected hotels with a major insurer through our manager, Marriott International, from which we expect to receive business interruption insurance and property damage insurance proceeds to cover all or a substantial portion of the losses at both hotels, we cannot currently determine the amount or timing of those payments. Under the terms of the New York World Trade Center Marriott ground lease, any proceeds from the casualty portion of the hotel claim are required to be placed in an insurance trust for the exclusive purpose of rebuilding the hotel. As of March 1, 2002, we had received business interruption and casualty advances from our insurers in an aggregate amount of $17 million of which approximately $5 million was for property insurance proceeds relating to the two hotels. Under the terms of our amended bank credit facility, property insurance proceeds that we receive from insurance coverage on the New York World Trade Center Marriott and New York Marriott Financial Center are to be retained in escrow until applied as described in "--As a result of the effects on our business of the economic recession and the events of September 11, 2001, we anticipate that in the future we may fail to comply with certain financial covenants under the documents governing certain of our indebtedness" above. If the amount of such insurance proceeds are substantially less than our actual losses or if the payments are substantially delayed, it could have a material adverse effect on our business.


   Recent or future terrorist attacks could adversely affect us. On September 11, 2001, several aircraft that were hijacked by terrorists destroyed the World Trade Center Towers in New York City and damaged the Pentagon in northern Virginia. As a result of the attacks and the collapse of the World Trade Center Towers, our New York World Trade Center Marriott hotel was destroyed and we sustained considerable damage to our New York Marriott Financial Center hotel. Subsequent to the attacks, the Federal Aviation Administration closed United States airspace to commercial traffic for several days. The aftermath of these events, together with an economic recession, has adversely affected the travel and hospitality industries, including the full-service hotel industry. The impact which these terrorist attacks, or future events such as military or police activities in the United States or foreign countries, future terrorist activities or threats of such activities, biological or chemical weapons attacks, political unrest and instability, interruptions in transportation infrastructure, riots and protests, could have on our business in particular and the United States economy, the global economy, and global financial markets in general cannot presently be determined. It is possible that these factors could have a material adverse effect on our business, our ability to finance our business, our ability to insure our properties (see "--We may not be able to obtain new insurance for our hotels or to obtain insurance at acceptable premium levels" below), and on our financial condition and results of operations as a whole.






   We may not be able to obtain new insurance for our hotels or to obtain insurance at acceptable premium levels. Due to the changes in the insurance markets arising prior to September 11, 2001 and the effects of the terrorist attacks on September 11, 2001, it has become more difficult and more expensive to obtain insurance on our hotels. The property insurance policy covering most of our Marriott and Ritz-Carlton-managed properties expired May 7, 2001. Accordingly, the manager of these properties, Marriott International, whose obligation it is to secure this insurance, has obtained a replacement policy for these properties through April 1, 2003. We believe the coverage under this policy is generally in an amount and covering such risk as is carried by companies owning similar properties to ours. The replacement policy, however, provides only limited coverage against acts of terrorism.

   For certain of our Marriott-managed properties that have mortgage debt, the first $500 million of our current insurance coverage is provided by a carrier with a rating from Standard & Poors of AA- and from A.M. Best of A+XV. Three of our loan agreements, representing debt of approximately $451 million related to six hotel properties, require a minimum rating of AA from Standard & Poors. We are in discussions with these lenders with regard to this requirement, but cannot provide assurance that each of these lenders will be satisfied with the AA- rating level of our insurance provider. While we expect to be able to satisfactorily resolve these discussions, if we are unable to obtain insurance coverage that complies with the covenants in these loan agreements or if the lenders are unwilling or unable to amend or waive these covenants, we might be required to repay the debt.



   Adverse consequences would apply if we failed to qualify as a partnership. We believe that we qualify to be treated as a partnership for federal income tax purposes. As a partnership, we are not subject to federal income tax on our income. Instead, each of our partners is required to pay tax on its allocable share of our income. No assurance can be provided, however, that the Internal Revenue Service will not challenge our status as a partnership for federal income tax purposes, or that a court would not sustain such a challenge. If the IRS were successful in treating us as a corporation for tax purposes, we would be subject to federal, state and local, and foreign corporate income tax, which would reduce significantly the amount of cash available for debt service and for distribution to our partners, including Host REIT. In addition, our classification as a corporation would cause some of our partners, including Host REIT, to recognize gain at least equal to such partner's "negative capital account", and possibly more, depending upon the circumstances. Finally, Host REIT would fail to meet the income tests and certain of the asset tests applicable to REITs and, accordingly, would cease to qualify as a REIT. If Host REIT fails to qualify as a REIT or we fail to qualify as a partnership, such failure would cause an event of default under our credit facility that could lead to an acceleration of the amounts due under such credit facility, which in turn would constitute an event of default under our outstanding debt securities.



   Adverse tax consequences would apply if Host REIT failed to qualify as a REIT. We believe that Host REIT has been organized and has operated in such a manner so as to qualify as a REIT under the Internal Revenue Code, commencing with the taxable year beginning January 1, 1999, and Host REIT currently intends to continue to operate as a REIT during future years. No assurance can be provided, however, that Host REIT qualifies as a REIT or that new legislation, Treasury Regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to Host REIT's qualification as a REIT or the federal income tax consequences of its REIT qualification. If Host REIT fails to qualify as a REIT, it will be subject to federal and state income tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. In addition, unless entitled to statutory relief, Host REIT would not qualify as a REIT for the four taxable years following the year during which REIT qualification is lost.The additional tax burden on Host REIT would significantly reduce the cash available for distribution to its shareholders, and Host REIT would no longer be required to make any distributions to its shareholders. Host REIT's failure to qualify as a REIT could reduce materially the value of its common stock and would cause any distributions to its shareholders that otherwise would have been subject to tax as capital gain dividends to be taxable as ordinary income to the extent of its current and accumulated earnings and profits, or "E&P."However, subject to limitations under the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction with respect to its distributions. Host REIT's failure to qualify as a REIT also would cause an event of default under our credit facility that could lead to an acceleration of the amounts due under the credit facility, which, in turn,would constitute an event of default under our outstanding debt securities.


   Our obligations to Host REIT potentially may increase our indebtedness or cause us to liquidate investments on adverse terms. To continue to qualify as a REIT, Host REIT currently is required to distribute to its shareholders with respect to each year at least 90% of its taxable income, excluding net capital gain. In addition, Host REIT will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions made by it with respect to the calendar year are less than the sum of 85% of its ordinary income and 95% of its capital gain net income for that year and any undistributed taxable income from prior periods.

Host REIT intends to make distributions to its shareholders to comply with the distribution requirement and to avoid the nondeductible excise tax and will rely for this purpose on distributions from us. Host REIT's sole source of cash to make these distributions is with respect to its partnership interest in us. Our partnership agreement requires us to distribute to our partners an amount of our available cash sufficient to enable Host REIT to pay shareholder dividends that will satisfy the requirements applicable under the Internal Revenue Code to REITs and to avoid any federal income or excise tax liability for Host REIT. There are differences in timing between our recognition of taxable income and our receipt of cash available for distribution due to, among other things, the seasonality of the lodging industry and the fact that some taxable income will be "phantom" income (which is taxable income that is not matched by cash flow or EBITDA to us) attributable to our deferred tax liabilities arising from certain transactions entered into by Host REIT in years prior to the conversion of Host Marriott to a REIT. There is a distinct possibility that these differences could require us to arrange for short-term,or possibly long-term, borrowings or to issue additional equity to enable us to meet this distribution requirement to Host REIT. In addition, because the REIT distribution requirements prevent Host REIT from retaining earnings,we effectively are prohibited from retaining earnings, as well. Accordingly, we will generally be required to refinance debt that matures with additional debt or equity. We cannot assure you that any of the sources of funds described herein, if available at all, would be sufficient to meet the distribution obligations of Host REIT, in which case we may be required to liquidate investments on adverse terms in order to satisfy such obligations of Host REIT.


   Notwithstanding Host REIT's status as a REIT, it is subject to various taxes on its income and property for which we are responsible for paying or reimbursing Host REIT. Among other things, Host REIT will be required to pay federal tax at the highest regular corporate rate upon its share of any "built-in gain" recognized as a result of any sale before January 1, 2009, by us of assets, including the hotels, in which interests were owned by Host REIT, directly or indirectly, immediately prior to January 1, 1999, the first day of Host REIT's first taxable year as a REIT. Built-in gain is the amount by which an asset's fair market value exceeded the adjusted basis in the asset on January 1, 1999. The total amount of gain on which we would be subject to corporate income tax if the assets that we held at the time of the REIT conversion were sold in a taxable transaction prior to January 1, 2009 would be material to us. In addition, notwithstanding its status as a REIT, Host REIT may have to pay certain state income taxes because not all states treat REITs the same as they are treated for federal income tax purposes. Host REIT may also have to pay certain foreign taxes to the extent we own assets or conduct operations in foreign jurisdictions. Under the terms of the REIT conversion and our partnership agreement, we are responsible for paying, or reimbursing Host REIT for the payment of, any corporate income tax imposed on built-in gain, as well as any other taxes or other liabilities, including contingent liabilities and liabilities attributable to litigation that Host REIT may incur, whether such liabilities are incurred by reason of activities prior to the REIT conversion or activities subsequent thereto. Accordingly, we will pay, or reimburse Host REIT for the payment of, all taxes incurred by Host REIT (and any related interest and penalties), except for taxes imposed on Host REIT by reason of its failure to qualify as a REIT or to distribute to its shareholders an amount equal to its "REIT taxable income," including net capital gains. We cannot assure you that any of the sources of funds described herein, if available at all, would be sufficient to meet the tax obligations of Host REIT, in which case we may be required to liquidate investments on adverse terms in order to satisfy such obligations of Host REIT.


The reliability of market data included in this prospectus is uncertain.

   The market data included in this prospectus, including information relating to our relative position in the industry, is based on independent industry publications, other publicly available information, studies performed for us by independent consultants or our management's good faith beliefs. Although we believe that such independent sources are reliable, the accuracy and completeness of such information is not guaranteed and has not been independently verified.

                           FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Such statements include statements regarding our expectations, hopes or intentions regarding the future, including our strategy, competition, financing, indebtedness, revenues, operators, regulations and compliance with applicable laws. We identify forward-looking statements in this prospectus by using words or phrases such as "anticipate", "believe", "estimate", "expect", "intend", "may be", "objective", "plan", "predict", "project", and "will be" and similar words or phrases, or the negative thereof.

   Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by us in those statements include, among others, the following:

  . national and local economic and business conditions, including the effect of the terrorist attacks of September 11, 2001 on travel, that will affect, among other things, demand for products and services at our hotels, the level of room rates and occupancy that can be achieved by such properties and the availability and terms of financing and our liquidity;

  . our ability to restructure or refinance our existing bank credit facility in order to maintain operating flexibility and liquidity;

  . our ability to maintain the properties in a first-class manner, including meeting capital expenditure requirements;

  . our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures;

  . our degree of leverage which may affect our ability to obtain financing in the future;

  . our degree of compliance with current debt covenants;

  . our ability to acquire or develop additional properties and the risk that potential acquisitions or developments may not perform in accordance with expectations;

  . changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs;

  . government approvals, actions and initiatives, including the need for compliance with environmental and safety requirements, and changes in laws and regulations or the interpretation thereof;

  . the effects of tax legislative action, including specified provisions of the Work Incentives Improvement Act of 1999 as enacted on December 17, 1999 (we refer to this as the "REIT Modernization Act");

  . the ability of our sole general partner, Host Marriott Corporation, to continue to satisfy complex rules in order for it to qualify as a REIT for federal income tax purposes, our ability to satisfy the rules for us to qualify as a partnership for federal income tax purposes, and the ability of certain of our subsidiaries to qualify as taxable REIT subsidiaries for federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules; and

  . other factors discussed below under the heading "Risk Factors" in this offering memorandum and in our filings with the Securities and Exchange Commission.

   All forward-looking statements in this prospectus are made as of the date hereof, and we caution you not to rely on these statements without also considering the risks and uncertainties associated with these statements and our business that are addressed in this prospectus. Moreover, although we believe the expectations reflected in our forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will attain these expectations or that any deviations will not be material. Except as otherwise required by the federal securities laws, we disclaim any obligations or undertaking to disseminate to you any updates or revisions to any forward-looking statement contained in this prospectus.

                                USE OF PROCEEDS

   We will not receive any cash proceeds from the exchange of the Series H senior notes for Series I senior notes pursuant to the exchange offer. In consideration for issuing the Series I senior notes as contemplated by this prospectus, we will receive in exchange Series H senior notes in like principal amounts, which will be cancelled. Accordingly, there will not be any increase in our outstanding indebtedness.

                                 CAPITALIZATION

   In the following table we set forth our capitalization as of March 22, 2002 on an historical basis and on a pro forma basis after giving effect to the transactions described under "Pro Forma Financial Information of Host Marriott, L.P." that have occurred or are expected to occur subsequent to March 22, 2002, including the issuance of the Series H senior notes and their subsequent exchange for the Series I senior notes, as if such transactions had occurred as of March 22, 2002. The following table should be read in conjunction with our audited condensed consolidated financial statements and the notes thereto as of December 31, 2001 and and our unaudited condensed consolidated financial statements as of March 22, 2002 and unaudited pro forma financial information included herein.



                                                        As of  March 22, 2002
                                                       -----------------------
                                                       Historical Pro Forma(1)
                                                       ---------- ------------
                                                           (unaudited, in
                                                              millions)
Cash and cash equivalents.............................   $  341      $  341
                                                         ======      ======
Debt
  Senior notes of the operating partnership
    7 7/8% Series A Senior Notes due 2005(2)..........   $  500      $  500
    7 7/8% Series B Senior Notes due 2008(2)..........    1,195       1,195
    8.45% Series C Senior Notes due 2008(2)...........      499         499
    8 3/8% Series E Senior Notes due 2006.............      300         300
    9 1/4% Series G Senior Notes due 2007.............      250         250
    9 1/2% Series H Senior Notes due 2007 ............      452         --
    9 1/2% Series I Senior Notes due 2007.............      --          452
    Other senior notes................................       35          35
  Mortgage debt.......................................    2,228       2,228
  Other debt..........................................      106         106
                                                         ------      ------
Total debt............................................    5,565       5,565
Convertible debt obligation to Host REIT..............      492         492
Minority interest.....................................      111         111
Limited partnership interests of third parties at
 redemption value.....................................      257         313
Cumulative redeemable preferred limited partner
 units................................................      339         339
Partners' capital.....................................    1,105       1,105
                                                         ------      ------
Total capitalization..................................   $7,869      $7,925
                                                         ======      ======

--------

(1) Pro forma reflects the exchange for Series I senior notes and other transactions that occurred subsequent to March 22, 2002 as discussed under "Pro Forma Financial Information of Host Marriott, L.P."

(2)  Amount is net of a discount at issuance.

             PRO FORMA FINANCIAL INFORMATION OF HOST MARRIOTT, L.P.

   The unaudited pro forma financial information of Host Marriott, L.P. set forth below is based on the condensed consolidated financial statements as of and for the twelve weeks ended March 22, 2002 and for the fiscal year ended December 31, 2001.


   All of the below transactions, except for the acquisition of the minority interests in the San Diego Marriott Hotel & Marina, are already reflected in our audited condensed consolidated balance sheet as of March 22, 2002 and, therefore, no pro forma adjustments for these transactions were necessary in the unaudited pro forma balance sheet.


   Our unaudited pro forma statements of operations reflect the transactions described below for the twelve weeks ended March 22, 2002 and fiscal year ended December 31, 2001 as if those transactions had been completed at the beginning of the periods presented. Our unaudited pro forma statements of operations which we present below include only income before extraordinary items.


   The pro forma financial statements reflect the following transactions:

 2002 Transactions:


  . Acquisition of third party minority interests in the partnership that owns the San Diego Marriott Hotel and Marina for 6.9 million OP Units.

 2001 Transactions:

  . December 19, 2001 interest rate swap agreement, effective January 15, 2002, for $450 million notional amount that effectively converts the Series H senior notes fixed rate to a floating rate based on the 30 day LIBOR plus 450 basis points.

  . December offering of $450 million of Series H senior notes and application of the net proceeds therefrom to repay $440 million on the bank credit facility;

  . December sale of the Pittsburgh Marriott City Center for $15 million with proceeds used to pay down the bank credit facility;

  . December sale of Vail Marriott Mountain Resort for $49 million with a portion of the proceeds used to repay the outstanding balance on the bank credit facility;

  .  September 18, 2001 draw of $250 million under the bank credit facility;

  . August borrowing of $96.6 million to refinance the existing indebtedness on four of our Canadian full service hotels as well as to prepay the $88 million mortgage note on the Ritz-Carlton, Amelia Island hotel;

  . June purchase of all of the minority limited partnership interests held by Wyndham with respect to seven full-service hotels for $60 million borrowed under the bank credit facility. As part of this acquisition, the leases were acquired from Wyndham with respect to three full-service hotels;

  . June acquisition by one of our subsidiaries of the lessee entity with respect to the San Diego Marriott Hotel and Marina from Crestline for approximately $4.5 million, including legal and professional fees;

  .  March issuance of $150 million of Class C preferred stock;

  . March purchase of the voting interests representing 5% of the equity interest in each of Rockledge and Fernwood that were previously held by the Host Marriott Statutory Employee/Charitable Trust for approximately $2 million. Prior to this acquisition, we held a non-voting interest representing 95% of the equity interest in each company and accounted for such investments under the equity method. As a result of this acquisition, we now consolidate three additional full-service hotels;

  . January acquisition by one of our subsidiaries of the equity interests in the lessees of 112 of our full-service hotels and the leasehold interests in four of our full-service hotels from Crestline for approximately $207 million.

   Our unaudited pro forma financial statements do not purport to represent what our results of operations or financial condition would actually have been if these transactions had in fact occurred at the beginning of the periods presented, or to project our results of operations or financial condition for any future period including the effect on operations of September 11, 2001.

   Our unaudited pro forma financial statements are based upon available information and upon assumptions and estimates, some of which are set forth in the notes to the unaudited pro forma financial statements, that we believe are reasonable under the circumstances. The unaudited pro forma financial statements and accompanying notes should be read in conjunction with our financial statements and "Management's Discussion and Analysis of Results of Operations and Financial Condition" contained in this registration statement.

                       UNAUDITED PRO FORMA BALANCE SHEET

                              March 22, 2002

                                 (in millions)


                                                    Host
                                                  Marriott      (A)
                                                    L.P.     San Diego   Pro
                                                 Historical Acquisition Forma
                                                 ---------- ----------- ------
ASSETS
Property and equipment, net.....................   $6,939      $ 56     $6,995
Notes and other receivables, net................       54       --          54
Due from Manager................................      150       --         150
Investments in and advances to affiliates.......      137       --         137
Other assets....................................      558       --         558
Restricted Cash.................................      115       --         115
Cash and cash equivalents.......................      341       --         341
                                                   ------      ----     ------
                                                   $8,294      $ 56     $8,350
                                                   ======      ====     ======
LIABILITIES AND PARTNERS' CAPITAL
Debt............................................   $5,565      $--      $5,565
Convertible debt obligation to Host Marriott
 Corporation....................................      492       --         492
Accounts payable and accrued expenses...........      124       --         124
Other liabilities...............................      301       --         301
                                                   ------      ----     ------
Total liabilities...............................    6,482       --       6,482
                                                   ------      ----     ------
Minority interest...............................      111       --         111
Limited partnership interests of third parties
 at redemption value (representing 21.5 million
 and 28.4 million units, respectively)..........      257        56        313
Partners' Capital
  General partner...............................        1       --           1
  Cumulative redeemable preferred limited
   partner......................................      339       --         339
  Limited partner...............................    1,107       --       1,107
  Accumulated other comprehensive income........       (3)      --          (3)
                                                   ------      ----     ------
Total partners' capital.........................    1,444        56      1,444
                                                   ------      ----     ------
                                                   $8,294      $ 56     $8,350
                                                   ======      ====     ======


             See Notes to Unaudited Pro Forma Financial Statements.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                 For the twelve weeks ended March 22, 2002

               (in millions, except per unit amounts and ratios)


                                                    Host          (B)
                                                Marriott L.P.  San Diego   Pro
                                                 Historical   Acquisition Forma
                                                ------------- ----------- -----
REVENUES
Hotel property-level revenues
 Rooms........................................      $465         $--      $465
 Food and beverage............................       244          --       244
 Other........................................        55          --        55
                                                    ----         ----     ----
Total hotel property-level revenues...........       764          --       764
                                                    ----         ----     ----
Rental income.................................        26          --        26
Total revenues................................      $790         $--      $790
                                                    ----         ----     ----
OPERATING COSTS AND EXPENSES
 Rooms........................................       111          --       111
 Food and beverages...........................       175          --       175
 Hotel departmental costs and deductions......       196          --       196
 Management fees..............................        36          --        36
 Taxes, insurance and other property-level
  costs.......................................        62          --        62
 Depreciation and amortization................        84            1       85
Corporate expenses............................        13          --        13
Other expenses................................         4          --         4
                                                    ----         ----     ----
OPERATING PROFIT (LOSS).......................       109           (1)     108
Minority interest expense.....................        (5)         --        (5)
Interest income...............................         3          --         3
Interest expense..............................      (112)         --      (112)
Net gains on property transactions............         1          --         1
Equity in earnings of affiliates..............       (4)          --        (4)
                                                    ----         ----     ----
Income (loss) before income taxes.............        (8)          (1)      (9)
Provision for income taxes....................        (4)         --        (4)
                                                    ----         ----     ----
Income (loss) from continuing operations......      $(12)         $(1)    $(13)
                                                    ====         ====     ====
Less:
Distributions on preferred units(I)...........        (9)                   (9)
                                                    ----                  ----
Income before extraordinary items
 available to common unitholders..............      $(21)                 $(22)
                                                    ====                  ====
Basic earnings per unit before extraordinary
 items available to common unitholders(J).....      $.08                  $.08
                                                    ====                  ====
Ratio of earnings to fixed charges and
 preferred unit distributions.................       1.0x                  1.0x
                                                    ====                  ====


             See Notes to Unaudited Pro Forma Financial Statements.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                   For the year ended December 31, 2001

               (in millions, except per unit amounts and ratios)


                                                                                       (E)                    (G)
                                                                             (D)       Debt                   San
                                            Host          (B)        (C)     Sale   Issuances       (F)      Diego       (H)
                                        Marriott L.P.  San Diego   Sale of    of       and        Wyndham    Lease   Acquisition
                                         Historical   Acquisition Pittsburgh Vail  Refinancings Acquisition Purchase   of NCS
                                        ------------- ----------- ---------- ----  ------------ ----------- -------- -----------
REVENUES
Hotel property-level
 revenues
 Rooms.................                    $ 2,219        $--        $(11)   $(8)      $--          $17       $34         $6
 Food and beverage.....                      1,125         --          (7)    (3)       --            9        18          2
 Other.................                        282         --         --      (5)       --            1         7          1
                                           -------       -----       ----    ---       ----         ---       ---       ----
Total hotel property-
 level revenues........                      3,626         --         (18)   (16)       --           27        59          9
Rental income..........                        128         --         --     --         --           (5)      (18)         5
                                           -------       -----       ----    ---       ----         ---       ---       ----
Total revenues.........                      3,754         --         (18)   (16)       --           22        41         14
                                           -------       -----       ----    ---       ----         ---       ---       ----
OPERATING COSTS AND
 EXPENSES
Rooms..................                        541         --          (3)    (3)       --            4         7          1
Food and beverages.....                        843         --          (6)    (2)       --            6        11          1
Hotel departmental
 costs and deductions..                        946         --          (5)    (4)       --            7        14          2
Management fees .......                        177         --         --      (1)       --            2         2        --
Taxes, insuarance and
 property-level costs..                        282         --          (1)   --         --          --        --           1
Depreciation and
 amortization..........                        378           3         (6)    (3)       --          --        --           6
Corporate expenses.....                         32         --         --     --         --          --        --         --
Lease repurchase expense..                       5         --         --     --         --          --          5        --
Other expenses.........                         19         --         --     --         --          --        --         --
                                           -------       -----       ----    ---       ----         ---       ---       ----
OPERATING PROFIT (LOSS)                        531          (3)         3     (3)       --            3         2          3
Minority interest
 expense...............                        (16)        --         --     --         --          --        --          (1)
Interest income........                         36         --         --     --         --          --        --          (3)
Interest expense.......                       (493)        --         --     --          (9)        --        --          (1)
Net gains on property transactions..             6         --         --     --         --          --        --         --
Equity in earnings of
 affiliates............                          3         --         --     --         --          --        --           2
                                           -------       -----       ----    ---       ----         ---       ---       ----
Income (loss) before
 income taxes..........                         67          (3)         3     (3)        (9)          3         2        --
Provision for income
 taxes.................                         (8)        --         --     --         --          --         (1)       --
                                           -------       -----       ----    ---       ----         ---       ---       ----
Income (loss) from
 continuing
 operations............                    $    59       $  (3)      $  3    $(3)      $ (9)        $ 3       $ 1       $--
                                           =======       =====       ====    ===       ====         ===       ===       ====
Less:
Distributions on preferred units(I)..          (32)
                                           -------
Income before extraordinary items
 available to common unitholders..         $    27
                                           =======
Basic earnings per
 share before
 extraordinary items
 available to common
 unitholders(J)........                    $   .10
                                           =======
Ratio of earnings to fixed charges and
 preferred unit distributions..               1.2x
                                           =======
                                          Pro
                                         Forma
                                        --------
REVENUES
Hotel property-level
 revenues
 Rooms.................                 $ 2,257
 Food and beverage.....                   1,144
 Other.................                     286
                                        --------
Total hotel property-
 level revenues........                   3,687
Rental income..........                     110
                                        --------
Total revenues.........                   3,797
                                        --------
OPERATING COSTS AND
 EXPENSES
Rooms..................                     547
Food and beverages.....                     853
Hotel departmental
 costs and deductions..                     960
Management fees .......                     180
Taxes, insuarance and
 property-level costs..                     282
Depreciation and
 amortization..........                     378
Corporate expenses.....                      32
Lease repurchase expense..                   10
Other expenses.........                      19
                                        --------
OPERATING PROFIT (LOSS)                     536
Minority interest
 expense...............                     (17)
Interest income........                      33
Interest expense.......                    (503)
Net gains on property transactions..          6
Equity in earnings of
 affiliates............                       5
                                        --------
Income (loss) before
 income taxes..........                      60
Provision for income
 taxes.................                      (9)
                                        --------
Income (loss) from
 continuing
 operations............                 $    51
                                        ========
Less:
Distributions on preferred units(I)..       (32)
                                        --------
Income before extraordinary items
 available to common unitholders..      $    19
                                        ========
Basic earnings per
 share before
 extraordinary items
 available to common
 unitholders(J)........                 $   .07
                                        ========
Ratio of earnings to fixed charges and
 preferred unit distributions..            1.1x
                                        ========


             See Notes to Unaudited Pro Forma Financial Statements.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

   A. Represents the adjustment to record the acquisition in April 2002 of minority interests in the partnership which owns the San Diego Marriott Hotel for 6.9 million OP Units:


  .  Record the increase in property at $56 million;




  . Record the increase in limited partnership interests of third parties at redemption value of $56 million.


   B. Represents the depreciation expense on the increase in property and the decrease in minority expense for the acquisition of the San Diego Marriott Hotel.






   C. Represents the adjustment for the sale of the Pittsburgh Marriott City Center. The loss on the sale of $3 million has been excluded since it is a non-recurring transaction.


  .  Reduce property-level revenues by $18 million for 2001;


  . Reduce hotel operating costs and expenses by $21 million, in fiscal year 2001. Depreciation includes a non-recurring impairment charge of $5 million in fiscal year 2001 to record the hotel assets at their estimated fair value less costs to sell.


   D. Represents the adjustment for the sale of Vail Marriott Mountain Resort. The gain on the sale of $15 million has been excluded since it is a non-recurring transaction.


  .  Reduce property-level revenues by $16 million for fiscal year 2001;


  .  Reduce hotel operating costs and expenses by $13 million for fiscal year
     2001.




   E. Represents the adjustment to record interest expense and related amortization of deferred financing fees as a result of the issuance of the Series H senior notes and application of the proceeds therefrom to pay down the bank credit facility, the interest rate swap agreements, the prepayment of the Ritz-Carlton, Amelia Island Mortgage and the refinancing of the Canadian debt. The adjustments exclude net extraordinary gains (losses) of $(1) million for the fiscal year 2001 resulting from the early extinguishment of debt. Since the interest rate swap agreement effectively converts fixed rate debt to a floating rate based on LIBOR, it is sensitive to changes in interest rates. A 100 basis point change in LIBOR will result in an additional $4.5 million increase/decrease in interest expense. For purposes of the pro forma, we assumed a current one month LIBOR of 1.77%.


   The following table represents the adjustment to decrease (increase) interest expense, including amortization of deferred financing fees for the respective periods (in millions):


                                                                     Fiscal Year
                                                                        2001
                                                                     -----------
   Issuance of Series H senior notes................................   $(44.8)
   Interest rate swap agreement.....................................     16.6
   Repayment of amount outstanding on bank credit facility..........     18.5
   Canadian refinancing.............................................     (3.4)
   Prepayment of Ritz-Carlton, Amelia Island mortgage...............      4.1
                                                                       ------
                                                                       $ (9.0)
                                                                       ======


   F. Represents the June 2001 purchase of all of the minority limited partnership interests held by Wyndham with respect to seven full service hotels for $60 million using amounts borrowed under the bank credit facility. As part of this acquisition, the leases were acquired from Wyndham with respect to three full-service hotels.




  .  Reduce rental income by $5 million for fiscal year 2001;


  . Record property-level revenues of $27 million, and hotel operating costs and expenses of $19 million, for fiscal year 2001.

   G. Represents the adjustment to record the acquisition, effective June 16, 2001, of the lessee entity with respect to the San Diego Marriott Hotel and Marina from Crestline for approximately $4.5 million, including legal and professional fees. The pro forma results of operations have been adjusted to eliminate a non-recurring loss of approximately $4.5 million related to the termination of the lease for financial reporting purposes:


   .  Reduce rental income by $18 million for fiscal year 2001;


   . Record property-level revenues of $59 million, and hotel operating costs and expenses of $34 million fiscal year 2001;


   . Record a provision for federal and state income taxes applicable to HMT Lessee of $1 million, for fiscal year 2001, using the operating partnership's effective tax rate;


   H. Represents the adjustment to record the consolidation of previously non-controlled subsidiaries that were acquired in March 2001:


   . Record property-level revenues for two full service properties of $9 million for fiscal year 2001;


   . Record rental income for one full service property of $5 million for fiscal year 2001;


   .  Record hotel operating costs and expenses of $11 million, fiscal year
      2001;




   .  Record minority interest expense of $1 million, fiscal year 2001;


   . Reduce interest income by $3 million for fiscal year 2001, for intercompany debt, net of interest earned by the non-controlled subsidiaries;


   . Record interest expense of $1 million, fiscal year 2001, relating to debt amortization at the non-controlled subsidiaries;


   . Eliminate in consolidation equity in losses of affiliates of $2 million for fiscal year 2001;




   I. Represents adjustment to record dividends on 6.0 million units of Class C cumulative redeemable preferred limited partner units which were issued during March 2001.


   J. The historical and pro forma weighted average common OP units outstanding was 284.3 million and 292.2 million for fiscal year 2001, and 286.0 million and
292.8 million for the twelve weeks ended March 22, 2002, respectively.

                            SELECTED FINANCIAL DATA



   The following table presents certain selected historical financial data of the operating partnership and Host Marriott, the predecessor to Host REIT, which has been derived from Host Marriott's audited consolidated financial statements for the fiscal years 1998 and 1997 and the audited consolidated financial statements of the operating partnership for the fiscal years ended December 31, 2001, 2000 and 1999 and the twelve weeks ended March 22, 2002 and March 23, 2001.


   The historical information contained in the following table for our 2002, 2001,1998 and 1997 operations relate to an operating entity which owned and operated its hotels, while during 1999 and 2000 we owned the hotels but leased them to third-party lessees, thus receiving rental payments. As a result of the acquisition by our wholly owned taxable REIT subsidiary of the leasehold interests with respect to 120 of our full-service hotels, our consolidated operations in 2002 and 2001 present property-level revenues and expenses rather than rental income from lessees. For a comparison of hotel level sales for fiscal years 1999 through 2001 and the twelve weeks ended March 22, 2002 and March 23, 2001, please see the tables presenting comparable periods in our "Managements Discussion and Analysis of Results of Operations and Financial Condition--Results of Operations."



                                       Twelve weeks ended                 Fiscal Year
                                       ------------------- ------------------------------------------
                                       March 22, March 23,
                                         2002      2001     2001   2000   1999  1998(1)(2) 1997(1)(2)
                                       --------- --------- ------ ------ ------ ---------- ----------
                                                              (in millions, except per share data)
Income Statement Data:
  Revenues (3)........................     790       869   $3,754 $1,407 $1,303   $3,455     $2,830
  Income (loss) from continuing
   operations.........................     (12)       40       59    203    256      194         47
  Income (loss) before extraordinary
   items (4)..........................      (5)       40       59    203    256      195         47
  Net income..........................       1        40       57    207    285       47         50
  Net (loss) income available to
   common unitholders.................      (8)       35       25    187    279       47         50
  Basic earnings per common unit: (5)
    Income from continuing
     operations.......................    (.08)      .12      .10    .64    .86      .90        .22
    Income before extraordinary
     items............................    (.05)      .12      .10    .64    .86      .91        .22
    Net (loss) income.................    (.03)      .12      .09    .66    .96      .22        .23
  Diluted earnings per common
   unit: (5)
    Income (loss) from continuing
     operations.......................    (.08)      .12      .10    .63    .83      .84        .22
    Income before extraordinary
     items............................    (.05)      .12      .10    .63    .83      .85        .22
    Net (loss) income.................    (.03)      .12      .09    .65    .93      .27        .23
  Cash dividends per common unit (6)..     --        .26      .78    .91    .84     1.00        --
Balance Sheet Data:
  Total assets (7)....................  $8,294    $8,247   $8,334 $8,391 $8,196   $8,262     $6,141
  Debt (8)............................   6,057     5,923    6,094  5,814  5,583    5,698      3,466
  Convertible Preferred Securities....     --        --       --     --     --       --         550

--------

(1) The Internal Revenue Code requires REITs to file their income tax return on a calendar year basis. Accordingly, in 1998 we changed our fiscal year end to December 31 for both financial and tax reporting requirements. Previously, our fiscal year ended on the Friday nearest to December 31. As a result of this change, the results of operations for 15 hotels not managed by Marriott International were adjusted in 1998 to include 13 months of operations (December 1997 through December 1998) and therefore are not comparable to fiscal year 1997 which included 12 months of operations. The additional month of operations in 1998 increased our revenues by $44 million.


(2) The historical financial data for fiscal years 1998 and 1997 reflect as discontinued operations our senior living business that we formerly conducted but disposed of in the spin-off of Crestline as part of the REIT conversion. We recorded income from the discontinued operations, net of taxes, of $6 million in fiscal year 1998.


(3) Historical revenues for 2000 and 1999 primarily represent rental income generated by our leases, primarily with Crestline. Periods prior to 1999 represent gross hotel sales because our leases were not in effect until January 1, 1999. Effective January 1, 2001, we acquired ownership of the leasehold interests in 116 of our full-service hotels from Crestline. Accordingly, our results of operations for 2002 and 2001 reflect this acquisition by presenting hotel level revenues rather than rental income. Beginning with the third quarter of 2001, hotel level revenues were recorded for an additional four full-service hotels as a result of the acquisition of three leasehold interests from Wyndham and the final leasehold interest from Crestline. Revenues for fiscal years 2000, 1999, 1998 and 1997 have also been adjusted to reclassify interest income, net gains on property transactions, and equity in earnings of affiliates below operating profit to be consistent with our 2002 and 2001 statement of operations presentation.


(4) During 2001, we recorded an extraordinary loss of $1 million in connection with the refinancing of the mortgage debt on our Canadian properties and an extraordinary loss of $1 million related to the extinguishment of the outstanding balance on the term loan component of the bank credit facility. During 2000, we recorded an extraordinary loss of $2 million in connection with the renegotiation of the bank credit facility, an extraordinary gain of $7 million on the extinguishment of $22 million of the Convertible debt obligation to Host REIT, and an extraordinary loss of $1 million representing the write-off of deferred financing fees in connection with the repurchase of 0.4 million shares of Host REIT's Convertible Preferred Securities. In 1999, we recognized a $14 million extraordinary gain on the renegotiation of the management agreement for the New York Marriott Marquis, a net extraordinary gain of $5 million related to the refinancing of the mortgage debt for eight properties, a $2 million extraordinary loss related to prepayments on the bank credit facility, and a net extraordinary gain of $12 million on the extinguishment of $53 million of the convertible debt obligation to Host REIT, including the write-off of deferred financing fees in connection with the repurchase of 1.1 million shares of Convertible Preferred Securities. In 1998, we recognized a $148 million extraordinary loss, net of taxes, on the early extinguishment of debt. In 1997, we recognized a $3 million extraordinary gain, net of taxes, on the early extinguishment of debt.


(5) Basic earnings per common unit is computed by dividing net income available to common unitholders by the weighted average number of common units outstanding. Diluted earnings per common unit is computed by dividing net income available to common unitholders as adjusted for potentially dilutive securities, by the weighted average number of common units outstanding plus other dilutive securities. Diluted earnings per unit has not been adjusted for the impact of the Convertible Preferred Securities for 2002, 2001, 2000, 1999 and 1997, as they are anti-dilutive.


(6) 2001 cash distributions per common unit reflect quarterly cash distributions of $0.26 per common unit paid on April 13, July 13, and October 12, 2001. As previously discussed, Host REIT's Board of Directors did not declare a fourth quarter 2001 distribution. 2000 cash distributions per common unit reflect quarterly cash distributions of $0.21, $0.21, $0.23, and $0.26 per common unit. 1999 cash distributions per common unit reflect a quarterly cash distribution of $0.21 per common unit. 1998 cash distributions per common unit reflect the cash portion of a special distribution paid on February 10, 1999. This special distribution entitled unitholders of record on December 28, 1998 to elect to receive either $1.00 in cash or .087 of a share of common stock for each outstanding share of our common stock owned by such shareholder on the record date. Cash totaling approximately $73 million and approximately
    11.5 million shares were subsequently issued during 1999.


(7) Total assets for fiscal year 1997 include $236 million related to net investment in discontinued operations.


(8) Consists of long term debt (which includes senior notes, secured senior notes, mortgage debt, other notes, capital lease obligations, a revolving bank credit facility and the Convertible debt obligation to Host REIT).

                            HOST MARRIOTT, L.P.


                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF


               RESULTS OF OPERATIONS AND FINANCIAL CONDITION




Overview


   Host Marriott, L.P. ("Host LP" or the "Operating Partnership"), a Delaware limited partnership, operating through an umbrella partnership structure with Host Marriott Corporation ("Host REIT") as the sole general partner, is primarily the owner of hotel properties. Host REIT operates as a self-managed and self-administered real estate investment trust ("REIT") with its operations conducted solely through us and our subsidiaries. As of December 31, 2001, Host REIT owned approximately 92% of our outstanding OP Units.




Recent Events


   Due to the changes in the insurance markets arising prior to September 11, 2001 and the effects of the terrorist attacks on September 11, 2001, it has become more difficult and more expensive to obtain insurance on our hotels. The property insurance policy covering most of our Marriott and Ritz-Carlton-managed properties expired May 7, 2001. Accordingly, the manager of these properties, Marriott International, whose obligation it is to secure this insurance, has obtained a replacement policy for these properties through April 1, 2003. We believe the coverage under this policy is generally in an amount and covering such risk as is carried by companies owning similar properties to ours. The replacement policy, however, provides only limited coverage against acts of terrorism.




   For certain of our Marriott-managed properties that have mortgage debt, the first $500 million of our current insurance coverage is provided by a carrier with a rating from Standard & Poors of AA- and from A.M. Best of A+XV. Three of our loan agreements, representing debt of approximately $451 million related to six hotel properties, require a minimum rating of AA from Standard & Poors. We are in discussions with these lenders with regard to this requirement, but cannot provide assurance that each of these lenders will be satisfied with the AA- rating level of our insurance provider. While we expect to be able to satisfactorily resolve these discussions, if we are unable to obtain insurance coverage that complies with the covenants in these loan agreements or if the lenders are unwilling or unable to amend or waive these covenants, we might be required to take further actions to resolve these issues.


   We continue to work with the Port Authority of New York and New Jersey and the Lower Manhattan Development Corporation as they decide how the World Trade Center site in New York will be redeveloped. We anticipate that it will be several years before these issues are resolved. We are also working closely with our insurance companies to resolve our claims related to the destruction of the Marriott World Trade Center and the damage to the New York Marriott Financial Center, including insurance payments for property damage as well as business interruption. We substantially repaired damage to the New York Marriott Financial Center and reopened the hotel on January 7, 2002.


   During 2002, we expect to receive business interruption proceeds for what we believe we would have made absent the terrorist attacks, although the actual receipt of some of these proceeds may not happen before December 31, 2002. In addition, special restrictive accounting rules developed for the World Trade Center disaster may delay our ability to recognize a portion of the business interruption advances as income until we resolve certain contingencies with our insurance providers. Since September 11, 2001, the Company has received $25 million in business interruption insurance with respect to the two hotels, $13 million of which was received subsequent to March 22, 2002.


Lodging Performance


   In the first quarter of 2002, RevPAR for comparable hotels decreased approximately 12.3% when compared to the same period in 2001. The decline is the result of a decrease in average occupancy of 2.4 percentage points and the decline of average room rates of 9.4%. However, the changes in RevPAR varied across the country. For example, comparable RevPAR for our Washington, DC Metro area that includes 11 properties was down 19.2%, primarily as a result of a decrease in average room rates of 15.1%. Several cities such as Philadelphia and New York outperformed the portfolio as a whole. RevPAR for our three hotels in Philadelphia was up 7% for the quarter reflecting strong convention business in the city. New York has begun to show signs of recovery and was only down 9.7%. The six properties in San Francisco, which is heavily dependent on the technology industry were, down 27.9% in RevPAR for the quarter. San Antonio also had a slight increase in RevPAR of 1.4% as the three hotels in the city benefited from a recently completed convention center.




   The chart below sets forth performance information for our comparable properties as of March 22, 2002:



                                                               2002      2001
                                                              -------   -------
Comparable Full-Service Hotels (1)
Number of properties.........................................     118       118
Number of rooms..............................................  56,297    56,297
Average daily rate........................................... $148.12   $163.48
Occupancy percentage.........................................    70.9%     73.3%
REVPAR....................................................... $105.08   $119.85
REVPAR % change..............................................   (12.3)%

--------

(1) Consists of 118 properties owned, directly or indirectly, by us for the first quarter of 2002 and 2001, respectively, excluding properties with non-comparable operating environments as a result of acquisitions, dispositions, property damage and expansions and development projects.


   The chart below sets forth some performance information for our entire portfolio of full-service hotels as of March 22, 2002:


                                                               2002(1)   2001
                                                              -------   -------
Number of properties.........................................     122       122
Number of rooms..............................................  58,008    58,008
Average daily rate........................................... $148.55   $165.51
Occupancy percentage.........................................    70.7%     73.4%
REVPAR....................................................... $105.04   $121.43
REVPAR % change..............................................   (13.5)%

--------

   (1) 2002 includes results for the Ritz Carlton, Naples Golf Resort which opened in January of 2002.


   During the first quarter of 2002, we continued to work actively with our hotel managers in an effort to operate our hotels more efficiently by maintaining the reduced levels of operating expenses that we had achieved as of December 31, 2001. Our efforts to control costs have been very successful in holding margins to a slight decline despite the drop in RevPAR. This result has been primarily due to a decrease in labor costs at the hotels, productivity improvements, lower utility costs, lower incentive management fees and strong food and beverage results. As the economic recovery continues and we return to more-normal operating levels, we believe we will maintain some of the long-term efficiencies achieved and our margins will improve.


   Distributions. Our policy on cash distributions generally has been to distribute the minimum amount necessary for Host REIT to maintain REIT status, which is generally an amount equal to its taxable income. As a result of the economic downturn, our operating results, and thus, taxable income, has been greatly reduced, and accordingly, Host REIT has not declared a dividend on its common stock and therefore we have not made a cash distribution on our OP Units. Host REIT expects to reinstate the dividend on its common stock late this year if it continues to see improvement in operations. It is our intention to continue to pay distributions on preferred limited partner units. On March 19, 2002, Host REIT's Board of Directors declared a quarterly distribution of $0.625 per Class A, B and C preferred limited partner unit for the first quarter of 2002. The preferred unit distribution was paid on April 15, 2002.

   Credit Facility and Senior Notes. Our bank credit facility contains certain financial covenants related to, among other things, maintaining certain levels of tangible net worth and certain ratios of EBITDA to interest and fixed charges, total debt to EBITDA, interest coverage or secured debt and unencumbered EBITDA as a percentage of total EBITDA. Effective November 19, 2001, we amended our bank credit facility to modify these covenants through August 15, 2002, among other things. This amendment also has resulted in reducing the availability under the credit facility to $25 million for the second quarter of 2002 and placed additional restrictions on our ability to use proceeds from the issuance of debt or equity, pay dividends to certain holders of our capital stock, make acquisitions or investments, or to use the proceeds from asset sales. As of March 22, 2002, there was no outstanding balance under the credit facility.


   We have $3.2 billion of senior notes outstanding as of March 22, 2002. Under the indenture, pursuant to which senior notes were issued, there are covenants that could restrict our ability to incur indebtedness, make investments in other entities, and make certain distributions to our equity holders. These restrictions would take effect if, after giving effect to any new increase of debt on a pro forma basis, our consolidated coverage ratio is less than 2.0 to
1.0. As a result of the effects on our business of the economic recession and the events of September 11, 2001, we anticipate that any consolidated coverage ratio that is calculated under the indenture after the end of each quarter in 2002 may be less than 2.0 to 1.0. If this occurs, then Host REIT will be prohibited from incurring indebtedness and from issuing certain types of stock with certain redemption terms (other than certain types of debt specifically permitted under the indenture) and Host REIT would be prohibited from declaring or paying dividends on its capital stock, other than to the extent required to maintain its status as a REIT.




   Management and Other Agreements. The Company currently is negotiating changes to the management and other agreements with Marriott International and its affiliates. If made, the changes, which remain subject to the consent of various lenders to the properties and other third parties, would be effective December 29, 2001. The proposed changes would result in reductions in incentive management fees on the portfolio of Marriott-managed hotels, reduce certain expenses to the property, lower our working capital requirements, clarify the circumstances and conditions under which Marriott International and its affiliates may earn a profit on transactions with the hotels, and provide greater approval rights over budgets and capital expenditures. The Company is also negotiating to expand the pool of hotels that are subject to an existing agreement that allows us to sell certain assets without a Marriott International management agreement, and to revise the method for determining the number of hotels that may be sold without a Marriott International management agreement or a franchise agreement, in each case, without the payment of a termination fee. There can be no assurance that the negotiations will be successful, that the changes will be made in substantially the form described or that we will receive the necessary consents to implement these changes.


   Marriott International currently has the right to purchase up to 20 percent of the Host REIT's outstanding stock upon certain changes in control of Host Marriott. In connection with the Company's negotiations with Marriott International on changes to the management agreements, we have agreed to terminate this right and clarify existing provisions in the management agreements that currently limit the Company's ability to sell a hotel or the company to a competitor of Marriott International.


Results of Operations


   Our historical revenues for 2000 and 1999 represent rental income on leases of our hotels. Expenses during 2000 and 1999 represent specific owner costs, including real estate and property taxes, property insurance and ground and equipment rent. Beginning January 1, 2001, we reported gross property level sales from the majority of our hotels and, accordingly, our expenses included all property level costs including depreciation, management fees, real and personal property taxes, ground building and equipment rent, property insurance and other costs due to changes in the REIT tax laws which enabled the subsequent acquisition by the TRS of leases on our hotels previously leased to third parties (see Business and Properties, "Operating Structure"). As a result, our 2001 results are not comparable to the historical reported amounts for 2000 and 1999.


First Quarter 2002 Compared to First Quarter 2001


   Revenues. Hotel sales decreased $75 million, or 8.9%, to $764 million for the twelve weeks ended March 22, 2002. This decline reflects the continued demand weakness in the lodging industry.

   Rental income decreased $8 million, or 23.5%, to $26 million for the twelve weeks ended March 22, 2002. Rental income for the twelve weeks ended March 22, 2002 and March 23, 2001 includes: 1) lease income from our HPT leases of $15 million for both periods, 2) lease income from full-service properties of $10 million and $18 million, respectively, and 3) office building rental income of $1 million for both periods. As of March 23, 2001, we had five full-service properties that received lease income. We repurchased the lessee entities with respect to four of those properties in June 2001, terminating the leases for financial reporting purposes. As a result, we currently record rental income with respect to only one full-service property.


   Operating Costs and Expenses. Operating costs and expenses decreased $43 million, or 5.9%, to $681 million for the twelve weeks ended March 22, 2002. This decline is the result of our efforts to control operating costs at the hotels and the overall decline in demand.


   Rental Expense. Corresponding expenses for the rental income described above for the twelve weeks ended March 22, 2002 and March 23, 2001 include rental expense relating to our HPT leases of $16 million for both periods and office building expenses of $1 million for both periods. These expenses are included in taxes, insurance and other property-level expenses on the consolidated statement of operations.


   Depreciation and Amortization. Depreciation and amortization expense increased $7 million or 9% for the first quarter of 2002 versus the first quarter of 2001, reflecting an increase in depreciable assets. The increase in depreciation expense reflects the consolidation of three hotels and other equipment as a result of the acquisition of the voting interests in Rockledge Hotel Properties, Inc. during April 2001. The increase is also the result of $286 million in capital expenditures during 2001 and $47.9 million in the first quarter of 2002.


   Operating Profit. Operating profit decreased $40 million, or 27%, to $109 million for the twelve weeks ended March 22, 2002. Operating profit decreased due to a decline in revenues and the continued weakness in the lodging industry.


   Corporate Expenses. Corporate expenses increased $5 million for the first quarter of 2002 versus the first quarter of 2001, primarily as a result of grants of restricted stock to senior executives that adjust based on changes in the market value of Host REIT's common stock. The restricted stock grants are subject to term requirements and company and individual peerformance requirements in order to vest. Cash corporate expense declined $701,000 during the first quarter of 2002 compared to the first quarter of 2001.




   Minority Interest Expense. For the twelve weeks ended March 22, 2002 and March 23, 2001, respectively, we recognized minority interest expense of $5 million and $7 million. The decline is a reflection of the decrease in our results of operations as described above.


   Equity in Earnings (Loss) of Affiliates. For the twelve weeks ended March 22, 2002, equity in loss of affiliates was $4 million compared to equity in earnings of affiliates of $2 million during the twelve weeks ended March 23, 2001. The decrease primarily reflects our equity share in operating losses on investments in CBM Joint Venture, LLC and JWDC Limited Partnership.


   Discontinued Operations. During January of 2002, we transferred the St. Louis Marriott Pavilion to the mortgage lender in a non-cash transaction. In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which we adopted January 1, 2002, a gain, net of tax, of $7 million relating to the write-off of certain assets and liabilities and loss from operations was recorded as discontinued operations.


   Extraordinary Gain. During the twelve weeks ended March 22, 2002, we recorded an extraordinary gain, net of tax, of $6 million representing the extinguishment of debt on the St. Louis Marriott Pavilion, which we transferred to the mortgage lender.


   Net Income. Our net income was $1 million for the first quarter of 2002 compared to $40 million for the first quarter of 2001. Basic and diluted earnings (loss) per common unit were $(.03) for 2002, compared to $.12 in 2001. The decrease is primarily due to hotel sales declines as a result of the continued demand weakness in the lodging industry.

   Net Income (Loss) Available to Common Unitholders. The net loss available to common unitholders was $8 million for the first quarter of 2002, a decrease of $43 million over the same period in 2001. The decrease reflects the previously discussed decrease in net income as well as the increase in distributions on preferred units due to the issuance of approximately 6.0 million shares of Class C preferred units during the second quarter of 2001.


Fiscal Year 2001 Compared to Fiscal Year 2000


   Revenues. Revenues increased $2.4 billion, or 171%, to approximately $3.8 billion for 2001. As discussed above, our revenues and operating profit are not comparable to 2000, due to the acquisition of the lessee entities by the TRS. Rental income decreased $1.3 billion, or 91%, to $126 million for 2001 versus 2000, reflecting the purchase of the leasehold interests from Crestline with respect to 116 hotels by the TRS effective January 1, 2001 and the purchase of four additional lessee entities (three of the lessee entities were purchased from Wyndham, while the other was purchased from Crestline) effective June 16, 2001. Rental income for 2001 includes: 1) lease income from our HPT leases of $77 million,
2) lease income earned on five full-service properties of $29 million, 3) lease income earned on certain FF&E of $14 million and 4) office building rental income of $6 million. For 2002, rental income will include the HPT leases income, rent from the one remaining full-service hotel and the office building leases.


   The table below presents gross hotel sales for the years ended December 2001 and 2000. For 2000, gross hotel sales were used as the basis for calculating rental income. The data is presented in order to facilitate an investor's understanding and comparative analysis of the operations of our properties.


                                                              Year Ended
                                                       -------------------------
                                                       December 31, December 31,
                                                           2001         2000
                                                       ------------ ------------
                                                             (in millions)
   Hotel sales
     Rooms............................................    $2,550       $2,877
     Food and beverage................................     1,173        1,309
     Other............................................       306          323
                                                          ------       ------
       Total hotel sales..............................    $4,029       $4,509
                                                          ======       ======


   The $480 million decrease in hotel sales for the year ended December 31, 2001 primarily reflects the decrease in REVPAR for our properties of 13.7% to $105.96. Room sales also declined as a result of the loss of sales from the New York Marriott World Trade Center and the New York Marriott Financial Center due to the terrorist acts of September 11. The declines were partially offset by incremental revenues provided by the 500-room expansion at the Orlando Marriott, which was placed in service in June 2000, and the addition of three hotels as a result of our consolidation of Rockledge and Fernwood as of March 24, 2001.


   The aforementioned decline in REVPAR for the year ended December 31, 2001 compared to the year ended December 31, 2000, of 13.7% to $105.96, was due to the economic recession and the effects of the September 11, 2001 terrorist attacks. The decrease is attributable to a decrease in occupancy of 7.7 percentage points and a 4.1% decrease in room rates for the year. As a result of decreased hotel sales, our hotel managers implemented cost cutting measures and revenue enhancement programs at the property level during the second quarter in order to stabilize house profit. These measures include increasing labor efficiency particularly at the managerial level and in the food and beverage area at the hotels, reducing discretionary expenses in rooms, food and beverage, and repairs and maintenance and reducing energy consumption. These cost cutting measures served to stabilize the profit margins during the second and third quarters, however, due to continued declines in RevPAR during the third and fourth quarters, profit margins on our entire portfolio of hotels decreased 3.0 percentage points for the year ended December 31, 2001.

   Other Property-level Expenses. Other property-level owner expenses primarily consist of property taxes, insurance, and ground and equipment rent. These expenses increased $6 million, or 2%, to $282 million, for the year ended December 31, 2001. The increase was primarily due to additional expenses required as the lessee of the properties. Included in other property-level expenses is $72 million and $74 million for rental expense on our HPT leases for 2001 and 2000, respectively.


   Depreciation and Amortization. Depreciation and amortization increased $47 million, or 14%, to $378 million during 2001 primarily reflecting an increase in depreciable assets. The increase in depreciation expense reflects the consolidation of three hotels and other equipment as a result of the purchase of the voting interests in Rockledge and Fernwood. The transaction caused an increase in depreciable assets of $206 million. The increase in depreciation expense is also the result of $286 million and $379 million in capital expenditures in 2000 and 2001, respectively.


   Corporate Expenses. Corporate expenses decreased by $10 million, or 24%, as a result of our efforts to curb costs in the wake of a more difficult operating environment during 2001 and a decrease in compensation expense related to employee stock plans.


   Lease Repurchase Expense. In connection with the definitive agreement with Crestline in November 2000 for the purchase of the leasehold interests with respect to 116 hotels, by the TRS, we recorded a nonrecurring loss provision of $207 million. In 2001, as a result of the purchase of four additional leasehold interests by the TRS, we recognized a loss of $5 million.


   Minority Interest. Minority interest decreased by $11 million to $16 million for 2001, primarily due to allocation of the Mexico partnership's minority interest income. The Mexico partnership was not consolidated until second quarter of 2001.


   Interest Expense. For the year ended December 31, 2001, interest expense increased 6% to $493 million, compared to the year ended December 31, 2000, primarily due to the issuance in October of 2000 of $250 million 9 1/4% Series F Senior notes, which was primarily used to fund the purchase of the Crestline lessee entities and for general corporate purposes.


   Interest Income. Interest income decreased $4 million, or 10%, for the year ended December 31, 2001, when compared to the year ended December 31, 2000. The decrease was due to the elimination of notes receivable as a result of the consolidation of Rockledge on March 24, 2001, the elimination of working capital notes receivable in connection with the acquisition of the leasehold interests in 120 hotels, as well as a decrease in the average cash balance during the year. The decrease was partially offset by interest on a note relating to the 1994 sale of 26 Fairfield Inns that is recorded under the cost recovery method.


   Equity in Earnings of Affiliates. For the year ended December 31, 2001, equity in earnings of affiliates decreased $22 million, or 88%, to $3 million. The decrease is due to the consolidation of Rockledge and Fernwood on March 24, 2001 as a result of the purchase of the 5% voting interests in both entities.


   Income Tax Benefit. For the year ended December 31, 2001, we recorded an income tax provision of $8 million, a change of $106 million, from the $98 million income tax benefit in 2000. The change is primarily due to the $82 million benefit taken during 2000 due to the recognition of the income tax asset as a result of the purchase of the leasehold interests with respect to 120 hotels. Also, during 2001 and 2000, we favorably resolved certain tax matters and recognized $16 million and $32 million, respectively, related thereto as a benefit to our tax provision.


   Extraordinary (Loss) Gain. We recorded an extraordinary loss of $2 million in 2001 and an extraordinary gain of $4 million in 2000. During 2001 and 2000, we had losses of $1 million and $2 million, respectively, representing the write-off of deferred financing costs and certain fees paid to our lender in connection with renegotiations of the bank credit facility.

   In 2001, we recorded an extraordinary loss of $1 million, representing the write-off of deferred financing costs in connection with the refinancing of the mortgage debt of our Canadian properties.


   During the first quarter of 2000, we extinguished approximately $22 million of the convertible debt obligation to Host REIT through the purchase of 0.4 million shares of Host REIT's Convertible Preferred Securities on the open market. We recorded an extraordinary gain of $7 million on this transaction, based on the discount at which we purchased the Convertible Preferred Securities. We also recorded an extraordinary loss of $1 million representing the write-off of deferred financing costs in connection with the early extinguishments.


   Net Income. Our net income was $57 million in 2001 compared to net income of $207 million in 2000. Basic and diluted earnings per common unit were $.09 and $.09, respectively, for 2001, compared to $.66 and $.65, respectively, in 2000.


   Net Income Available to Common Unitholders. Our net income available to common unitholders was $25 million in 2001, a decrease of $162 million when compared to the same period in 2000. The decrease reflects distributions of $32 million in 2001 on the preferred limited partner units issued in March of 2000.


Fiscal Year 2000 Compared to Fiscal Year 1999


   Revenues. Revenues increased $97 million, or 7%, to approximately $1.5 billion for 2000. Gross hotel sales, which is used in the determination of rental income for 2000, increased $231 million or 5% over 1999 amounts as is shown in the following table.



                                                              Year Ended
                                                       -------------------------
                                                       December 31, December 31,
                                                           2000         1999
                                                       ------------ ------------
                                                             (in millions)
   Hotel Sales(1)
     Rooms............................................    $2,877       $2,725
     Food and beverage................................     1,309        1,258
     Other............................................       323          295
                                                          ------       ------
       Total sales....................................    $4,509       $4,278
                                                          ======       ======

--------

(1) Gross hotel sales do not represent our reported revenues for 2000 and 1999, but are used to compute our reported rental income.


   Rental income increased $95 million, or 7% to approximately $1.4 billion for 2000, primarily driven by the growth in room revenues generated per available room or RevPar, completion of the new Tampa Waterside Marriott in February 2000, and the opening of a 500-room expansion at the Orlando World Center Marriott in June 2000, partially offset by the sale of five properties (1,577 rooms) in 1999. RevPAR increased 5.4% to $122.43 in 2000 for our hotels. Average room rates increased approximately 5.6%, while average occupancy decreased less than one percentage point for 2000.


   Depreciation and Amortization. Depreciation and amortization increased $38 million or 13% during 2000, reflecting an increase in depreciable assets, which is primarily the result of capital projects placed in service in 2000, including the Tampa Waterside Marriott and expansion at the Orlando World Center Marriott, partially offset by net asset disposals of approximately $174 million in connection with the sale of five hotels during 1999.


   Other Property-level Expenses. Property-level expenses primarily consist of property taxes, insurance, and ground and equipment rent. These expenses increased $8 million, or 3%, to $272 million for 2000, primarily due to an increase in ground lease expense, which is commensurate with the increase in hotel sales, and an increase in equipment rent expense due to technology initiatives at the hotels during 2000.

   Minority Interest. Minority interest expense increased $6 million to $27 million for 2000, primarily reflecting the improved property-level results, as previously discussed, to include those properties that are not wholly-owned by us.


   Interest Expense. Interest expense decreased less than 1% to $466 million in 2000, primarily due to the $75 million reduction in the convertible debt obligation to Host REIT during the fourth quarter of 1999 and first quarter of 2000, and the decrease in the outstanding balance of the bank credit facility during 2000 compared to 1999, partially offset by the issuance of the Series F senior notes in October 2000.


   Corporate Expenses. Corporate expenses increased $8 million to $42 million for 2000, resulting primarily from an increase in compensation expense related to employee stock plans.


   Loss on Litigation Settlement. In connection with a proposed settlement for litigation related to seven limited service partnerships discussed above, we recorded a non-recurring charge of $40 million during the fourth quarter of 1999.


   Lease Repurchase Expense. In connection with the execution of a definitive agreement with Crestline in November 2000 for the termination of the Crestline leases through the purchase and sale of the Crestline Lessee Entities by our TRS for $207 million in cash, we recorded a non-recurring loss provision of $207 million during the fourth quarter of 2000.


   Income Tax Benefit. In connection with the lease repurchase expense recognized during the fourth quarter of 2000, we recognized an income tax benefit of $82 million, because for income tax purposes, the acquisition is recognized as an asset that will be amortized over the remaining term of the leases. In addition, during 2000 we favorably resolved certain tax contingencies and reversed $32 million of our net tax liabilities into income through the tax provision during the year ended December 31, 2000.


   Extraordinary Gain (Loss). During 2000, we recorded an extraordinary loss of approximately $2 million representing the write off of deferred financing costs and certain fees paid to our lender in connection with the renegotiation of the bank credit facility.


   During the first quarter of 2000, we extinguished approximately $22 million of the convertible debt obligation to Host REIT through the purchase of 0.4 million shares of Host REIT's Convertible Preferred Securities on the open market. We recorded an extraordinary gain of $7 million on this transaction, based on the discount at which we purchased the Convertible Preferred Securities. We also recorded an extraordinary loss of $1 million representing the write-off of deferred financing costs in connection with the early extinguishment.


   In connection with the refinancing of the mortgage and renegotiation of the management agreement on the New York Marriott Marquis hotel, we recognized an extraordinary gain of $14 million on the forgiveness of debt in the form of accrued incentive management fees during 1999.


   An extraordinary loss of $3 million representing the write-off of deferred financing fees occurred in July 1999 when the mortgage debt for eight properties, including the New York Marriott Marquis hotel, was refinanced. In connection with this refinancing, the interest rate swap agreements associated with some of the original debt were terminated and an extraordinary gain of $8 million was recognized.


   An extraordinary loss of $2 million representing the write-off of deferred financing fees occurred during the fourth quarter of 1999 when prepayments totaling $225 million were made to permanently reduce the outstanding balance of the term loan portion of the Bank Credit Facility to $125 million.


   During the fourth quarter of 1999, we extinguished approximately $53 million of the convertible debt obligation to Host REIT through the purchase of 1.1 million shares of Host REIT's Convertible Preferred Securities on the open market. We recorded an extraordinary gain of $14 million on this transaction, based on the discount at which we purchased the Convertible Preferred Securities. We also recorded an extraordinary loss of $2 million representing the write-off of deferred financing fees in connection with the extinguishment.

   Net Income. Our net income in 2000 was $207 million, compared to $285 million in 1999. Basic and diluted earnings per common unit was $.66 and $.65, respectively, for 2000, compared to $.96 and $.93, respectively, in 1999.


   Net Income Available to Common Unitholders. Our net income available to common unitholders in 2000 was $187 million, compared to $279 million in 1999, reflecting distributions of $20 million in 2000 on the preferred limited partner units which were issued during the second half of 1999.


Liquidity and Capital Resources


   During the first quarter of 2002, we continued our focus on maintaining liquidity and a strong balance sheet. At March 22, 2002, we had $341 million of cash on hand, no outstanding debt on our credit facility and no significant debt maturities until 2005. Although we do not believe we will need to access the bank credit facility during 2002, we are currently negotiating a new long-term facility with a new lender group that will be smaller but with less restrictive covenants than our existing agreement.




   During 2000 and 2001, we focused on maintaining the strength and flexibility of our balance sheet in order to allow us the opportunity to selectively choose investment alternatives that will further enhance unitholder value. As a result September 11, 2001, we have focused on implementing cost controls, limiting capital expenditures and maintaining our liquidity.


   The acquisitions made in January 2001 and June 2001 of the Crestline and Wyndham lessee entities enable us to better control our portfolio of hotels and were accretive to our earnings and cash flow during 2001. There can be no guarantee, however, that we will benefit from similar favorable results in the future.


   As a result of several key actions taken by us in the fourth quarter of 2001, including amending our bank credit facility, issuing $450 million of senior notes and selling two hotels, we had $352 million of cash at year end, no outstanding debt on our bank credit facility and no significant debt maturities until 2005. Although we do not believe we will need to access the bank credit facility during 2002, we are seeking to implement a new long-term facility that will be smaller but with less restrictive covenants than our existing agreement.


   Cash from Operations. Cash and cash equivalents were $352 million and $313 million at December 31, 2001 and 2000, respectively. Cash from operations decreased $253 million to $281 million in 2001, primarily reflecting declining results of operations due to the 13% decrease in RevPAR for our comparable properties as previously discussed, in addition to the $208 million paid in 2001 for the purchase of the leasehold interests with respect to 120 of our hotels. We reported a decrease in cash and cash equivalents of $11 million during the twelve weeks ended March 22, 2002 compared to the same period in 2001. Cash from (used in) operations was $59 million through the first quarter of 2002 and $(148) million through the first quarter of 2001. The change in cash from operations is primarily a result of the payment in January 2001 of $204 million to purchase our hotel leases from Crestline Capital Corporation.


   Cash from Investing Activities. Cash used in investing activities was $279 million and $448 million in 2001 and 2000, respectively. Cash used in investing activities includes capital expenditures of $286 million and $379 million and cash payments for acquisitions of $63 million and $40 million in 2001 and 2000, respectively. Cash used in investing activities during 2001 was partially offset by cash provided by the sale of two hotels of $60 million, discussed below. Cash used in investing activities was $48 million and $78 million through the first quarter of 2002 and 2001, respectively. Cash used in investing activities through the first quarter includes capital expenditures and other investments of $48 million and $81 million for 2002 and 2001, respectively. Based on our assessment of the current operating environment and to conserve capital, we will continue our disciplined approach to capital expenditures during the remainder of 2002, focusing on property maintenance and selected improvements to maintain high quality standards. We anticipate spending $185 million in 2002 for capital expenditures.


   Property and equipment balances include $74.1 million and $148.9 million for construction in progress as of March 22, 2002 and December 31, 2001, respectively. The balance as of March 22, 2002 primarily relates to the development of various expansion and development projects. During January 2002, we opened the 295-room Ritz-Carlton, Naples Golf Resort in Naples, Florida, at a development cost of approximately $75 million.


   As previously discussed, during January 2002, we transferred the St. Louis Marriott Pavilion to the mortgage lender in a non-cash transaction. In accordance with SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," we treated the disposition as discontinued operations.


   Capital expenditures include contributions to property improvement funds, which have been established for certain of our hotels pursuant to the management agreement in order to provide for the replacement of furniture, fixtures and equipment as well as non-routine repairs and maintenance which are normally capitalized. Contributions to the property improvement funds are generally 5% of gross hotel sales. Capital expenditures also include the costs for expansion and development projects that are funded through loans such as the Orlando World Center Marriott that was completed during 2000.


   The following table summarizes significant investing activities which were completed during 2001 and 2000 (in millions).



                                                                                                            Sale/
                                                                                                          (Purchase)
Transaction Date                                   Description of Transaction                               Price
----------------         -------------------------------------------------------------------------------  ----------
2001
 March.................. Purchase of the 5% voting interest in Rockledge and Fernwood (1)                    $ (2)
 April.................. Addition of a spa facility at The Ritz-Carlton, Naples (2)                           (26)
 June................... Purchase of Wyndham limited partner interests (3)                                    (60)
 June................... Addition of a spa facility at the Marriott Harbor Beach Resort (8)                    (8)
 December............... Sale of Vail Marriott Mountain Resort and the Pittsburgh City Center Marriott         65
2000
 May.................... Purchase of non-controlling partnership interest in JWDC Limited Partnership (4)    $(40)
 June................... Additions to the Orlando World Center Marriott (5)                                   (88)
 October................ Purchase of 50% interest in Courtyard by Marriott Joint Venture (6)                  (90)

--------

(1) The voting interests were previously held by the Host Marriott Statutory Employee/Charitable Trust. Prior to the acquisition we held a 95% non-voting interest in each company. As a result of the acquisition we now consolidate three additional full-service hotels.


(2)  During 2001, a total of $5 million of the development cost was expended.


(3) The limited partner interests relate to 7 full-service hotels, and as a part of the transaction, the leases were acquired from Wyndham with respect to three of the hotels.


(4) The partnership owns the 772-room JW Marriott Hotel located on Pennsylvania Avenue in Washington, DC.


(5) Includes the addition of a 500-room tower and 15,000 square feet of meeting space. During 2000, a total of $39 million of the development cost was expended.


(6)  See below for discussion.


   In December 2000, a joint venture formed by us (through non-controlled subsidiaries) and Marriott International acquired the partnership interests in CBM I and CBM II, two partnerships owning 120 hotels for an aggregate payment of approximately $372 million plus interest and legal fees, of which Rockledge paid approximately $90 million. The joint venture acquired the partnerships by acquiring partnership units pursuant to a tender offer for such units followed by a merger of each of CBM I and CBM II with subsidiaries of the joint venture. The joint venture financed the acquisition with mezzanine indebtedness borrowed from Marriott International, cash and other assets contributed by us (through our non-controlled subsidiaries) including Rockledge's existing general partner and limited partner interests in the partnerships, and cash contributed by Marriott International. We own a 50% interest in the joint venture and account for it on the equity method because we do not control it.

   For purposes of our investment analysis and the charge for litigation settlements in our 1999 financial statements, we estimated the value of the planned investment in the Courtyard joint venture based upon: (1) estimated post-acquisition cash flows, including anticipated changes in the related hotel management agreements to be made contemporaneously with the investment; (2) the joint venture's new capital structure; and (3) estimates of prevailing discount rates and capitalization rates reflected in the market at that time. The amount of post-settlement equity of the Courtyard joint venture was considerably lower than the pre-acquisition equity due to additional indebtedness post-acquisition offset by the impact of changes to the management agreements made contemporaneously with the transaction. The investment in the Courtyard joint venture was consummated late in the fourth quarter of 2000. The Courtyard joint venture has recorded its investment in the partnership units at $363 million, which reflected estimated fair value based on: (1) pre-acquisition cash flows;
(2) the pre-acquisition capital structure; and (3) prevailing discount rates and capitalization rates in December 2000. The factors giving rise to the differences between our 1999 assessment based on post-acquisition cash flows and the joint venture purchase accounting based on pre-acquisition cash flows did not materially affect our previous assessment of expense related to litigation.


   Due to a number of factors, the equity values used in the purchase accounting for the joint venture's investment were different from limited partner unit estimates included in the CBM I and CBM II Purchase Offer and Consent Solicitations prepared in early 2000. The solicitations reported that the value of limited partner units based on an assumed 20 percent discount rate would be $254 million. The difference between this and the purchase accounting entry by the Courtyard joint venture is primarily attributed to: (1) the investment's being consummated almost one year subsequent to the time the original estimates were prepared ($30 million); and (2) a lower discount rate (17 percent) and capitalization rate reflecting changes in market conditions and capital structure versus the date at which the estimates in the solicitations were prepared ($79 million).


   Although we may from time to time sell assets for strategic reasons or to realize unique market conditions, the factors driving the change in value for the CBM I and CBM II properties did not have a material impact on other properties owned by us because our strategy is to buy and hold investments in real estate. As investments in real estate are accounted for on a historical basis, the impact of changes in market conditions are not reflected in the financial statements.


   Property and equipment balances include $149 million and $135 million for construction in progress as of December 31, 2001 and December 31, 2000, respectively. The balance as of December 31, 2001, primarily relates to the development of the Ritz-Carlton, Naples Golf Resort, which opened on January 4, 2002.


   Cash from/used in Financing Activities. Cash provided by financing activities was $37 million in 2001 and cash used by financing activities was $50 million in 2000. Cash used in financing activities was $22 million through the first quarter of 2002 and cash provided by financing activities was $25 million through the first quarter of 2001, respectively. Cash used in financing activities primarily related to the payment of $9 million in preferred unit distributions and the repayment of $8 million in debt.


   As of December 31, 2001, our total consolidated debt was approximately $6.1 billion. Our debt is comprised primarily of $3.2 billion in unsecured senior notes, $2.3 billion in non-recourse mortgage debt and the $492 million convertible debt obligation to Host REIT.


   As a result of the repayment of the outstanding balance on the credit facility with the proceeds from the Series H senior notes we have substantially reduced all of our near term maturities, with $148 million in principal payments due during 2002 and $294 million in principal payments due over the next three years. The weighted average interest rate of all our debt is approximately 8.2%, and our current average maturity is six years. Additionally, 98% of our debt has a fixed rate of interest as of December 31, 2001. However, in order to reduce interest rate risk by taking advantage of low, short-term interest rates and to maintain a mix of floating and fixed rate debt, we entered into an interest rate swap agreement (described below), effective in January 2002, to convert the fixed rate of the Series H senior notes to a floating rate. If the swap agreement had been effective as of December 31, 2001, the percentage of fixed rate debt would have been 90%. We do not have a specific goal relative to our level of variable or fixed interest rate debt. We will continue to evaluate each debt offering in regards to the type and timing of payments, maturity date and its overall effect on earnings. We entered into a separate cap arrangement in January 2002 to limit our exposure to interest rate increases on this floating rate swap (described below).


   The following table summarizes significant financing activity except for the bank credit facility and non-cash equity transactions (all of which are discussed below) for fiscal years 2001 and 2000 (in millions):



 Transaction                                        Transaction Interest Rate at
    Date          Description of Transaction          Amount        12/31/01
 -----------      --------------------------        ----------- ----------------
 2001
 --          Payment of Class A, B and C
             cumulative redeemable preferred
             limited partner unit
             distributions(1)                            (28)          --
 --          Payment of OP Unit distributions           (298)          --
 March       Issuance of Class C cumulative
             redeemable preferred limited
             partner units(1)                            143         10.00%
 August      The Ritz Carlton, Amelia Island
             mortgage loan                               (88)          --
 August      Canadian mortgage loan(2)                  96.6          4.82%
 October     San Antonio Marriott Riverwalk
             mortgage loan                             (16.5)          --
 December    Issuance of Series H Senior Notes(3)     $  450          9.50%
 2000
 --          Repurchase of equity instruments(4)         (62)          --
 --          Payment of Class A and B cumulative
             redeemable preferred limited
             partner unit distributions                  (19)          --
 --          Payment of OP Unit distributions           (241)          --
 February    Harbor Beach Marriott Mortgage(5)            84          8.58%
 February    Harbor Beach Marriott Mortgage(5)           (80)         9.13%
 October     Issuance of Series F Senior Notes(6)        250          9.25%

--------

(1) On March 27, 2001, we sold approximately 6.0 million units of 10% Class C cumulative redeemable preferred units ("Class C Preferred Units") with a par value of $0.01 for net proceeds of $143 million. Holders of the Class C Preferred Units are entitled to receive cumulative cash distributions at a rate of 10% per year of the $25 per unit liquidation preference. Distributions are payable quarterly in arrears commencing April 15, 2001, on which date pro rata distributions of $0.03 per Class C Preferred Unit were paid. We paid two other quarterly distributions of $0.625 per share in 2001, and on December 5, 2001, the Board of Directors declared the fourth quarter distribution of $0.625, which was paid in January 2002.


(2) Proceeds from the Canadian mortgage were used to repay the mortgage debt on the Ritz Carlton, Amelia Island and the Toronto Eaton Centre. See below for further discussion.


(3) Proceeds from the Series H senior notes were used to repay the outstanding balance on the credit facility. Additionally, we entered into an interest rate swap agreement with regards to this principle balance, as is discussed below.


(4) For the year ended December 31, 2000, we purchased approximately 4.9 million shares of common stock, 0.4 million shares of the Convertible Preferred Securities, and 0.3 million OP Units for approximately $62 million.


(5) These transactions represent the refinancing of the prior $80 million mortgage debt on the Harbor Beach Marriott Hotel.


(6) Proceeds from the Series F senior notes were used to partially fund the buyback of leases from Crestline and litigation dealing with our Courtyard partnerships. During March of 2001, the Series F senior notes were exchanged on a one-for-one basis for Series G senior notes, which are freely transferable.


   We have a bank credit facility, which we entered into in 1998 and have subsequently modified in May 2000 and November 2001. The original facility was for $1.25 billion and matured in three years. In May 2000 the borrowing capacity under the facility was reduced to $775 million. As previously discussed, the last modification to the facility was in November 2001, which reduced the available capacity to $50 million during the first quarter of 2002 and $25 million during the second quarter of 2002, and temporarily amended certain covenants as a result of the economic recession and the events of September 11, 2001. Borrowings under the facility bear interest currently at the Eurodollar rate plus 225 basis points. Additionally, the interest rate fluctuates based on our leverage ratio. Borrowings under the facility averaged $248 million in 2001 and $153 million in 2000 and were used for the purchase of outside partnership interests in our hotels, to partially fund the purchase of the leasehold interests by the TRS, as well as general corporate purposes. As of December 31, 2001 there are no outstanding borrowings under the facility.


   Historically, our debt has primarily been fixed rate including all of the previous series of senior notes. We have increased the amount of our exposure to variable rate instruments on the issuance of our Series H senior notes by using derivative products. On December 20, 2001, we entered into a 5-year interest rate swap agreement, which is effective January 15, 2002 and matures January 2007. Under the swap, we receive fixed-rate payments at 9.5% and pay floating-rate payments based on one-month LIBOR plus 450 basis points, on a $450 million notional amount. The fair value of the interest rate swap agreement was zero at inception. Under SFAS 133 we have entered into an interest rate swap which is designated as a fair value hedge. The requirements for hedge accounting having been met, the swap is recorded at fair value on the balance sheet with changes in the fair value recorded to the carrying value of the Series H debt. Additionally, the amounts paid or received under the swap agreement will be recognized over the life of the agreement as an adjustment to interest expense.


   On January 4, 2002, in a separate agreement with a different counter party, we purchased for approximately $3.5 million an interest rate cap with the same notional amount which caps the floating interest rate at 14%. Under SFAS 133 the cap does not qualify for hedge accounting, and therefore, will be marked to market and the gains and losses from changes in the market value of the cap will be recorded in other income or expense in the current period. For the first quarter, we recognized $1.1 million of expense related to the interest rate cap. The market value of the cap is determined by a multi-variable model, similar to the Black-Scholes option pricing model. The market value can change based on time, LIBOR rates and the volatility of the LIBOR rates. We do not believe that changes in the market value will materially affect the financial statements.


   On August 30, 2001, certain Canadian subsidiaries entered into financing agreements pursuant to which they borrowed $96.6 million due August 2006 at a variable rate of LIBOR plus 275 basis points. The Calgary Marriott, Toronto Airport Marriott, Toronto Marriott Eaton Centre, and Toronto Meadowvale Delta hotels serve as collateral. Since the mortgage loan on these Canadian properties is denominated in U.S. Dollars and the functional currency of the Canadian subsidiary is the Canadian Dollar, we purchased derivative instruments for hedging of the foreign currency investment. Therefore, the subsidiaries entered into 60 separate currency forward contracts to buy U.S. dollars at a fixed price. These forward contracts hedge the currency exposure of converting Canadian dollars to U.S. dollars on a monthly basis to make debt service payments. This swap has been designated as a cash flow hedge of the principal payments, and the forward contracts are recorded at fair value on the balance sheet with offsetting changes recorded in accumulated other comprehensive income. The fair value of the forward contracts is recorded each period. As of December 31, 2001, the fair value of these contracts was $1.5 million and were recorded in other assets.


   On February 7, 2001, May 7, 2001 and May 29, 2001, Blackstone and affiliates ("Blackstone") converted 12.5 million, 10.0 million and 18.2 million OP Units, respectively, to Host REIT common shares and immediately sold them to an underwriter for sale on the open market. As a result of the transactions, Blackstone now owns approximately 1% of our outstanding OP Units and Host REIT increased its OP Unit ownership to 92%. We received no proceeds as a result of the transactions.




FFO and EBITDA


   We consider Comparative Funds From Operations ("Comparative FFO"), which consists of Funds From Operations, as defined by the National Association of Real Estate Investment Trusts, adjusted for significant non-recurring items detailed in the chart below, and our consolidated earnings before interest expense, income taxes, depreciation, amortization and other non-cash items (including contingent rent) ("EBITDA") to be indicative measures of our operating performance due to the significance of our long-lived assets. Comparative FFO and EBITDA are also useful in measuring our ability to service debt, fund capital expenditures and expand our business. Furthermore, management believes that Comparative FFO and EBITDA are meaningful disclosures that will help shareholders and the investment community to better understand our financial performance, including comparing our performance to other real estate investment trusts. However, Comparative FFO and EBITDA as presented may not be comparable to amounts calculated by other companies. This information should not be considered as an alternative to net income, operating profit, cash from operations, or any other operating or liquidity performance measure prescribed by accounting principles generally accepted in the United States. Cash expenditures for various long-term assets, interest expense (for EBITDA purposes only) and income taxes have been, and will be incurred which are not reflected in the EBITDA and Comparative FFO presentations.


   Comparative FFO available to common unitholders decreased $54 million, or 43%, to $72 million for the first quarter of 2002 over the first quarter of 2001. The following is a reconciliation of income (loss) from continuing operations to Comparative FFO (in millions):



                                                            Twelve Week Ended
                                                           -------------------
                                                           March 22, March 23,
                                                             2002      2001
                                                           --------- ---------
   Funds from Operations
   Income (loss) from continuing operations...............   $(12)     $ 32
     Depreciation and amortization........................     83        76
     Partnership adjustments..............................      6        16
                                                             ----      ----
   Funds from operations of Host LP.......................     77       124
     Effective on funds from operations of SAB 101........      1         7
     Effective impact of lease repurchase.................      3        --
                                                             ----      ----
   Comparative funds from operations of Host LP...........     81       131
     Dividends on preferred stock.........................     (9)       (5)
                                                             ----      ----
   Comparative funds from operations of minority partners
    of Host LP............................................   $ 72      $126
                                                             ====      ====




   Comparative FFO available to common unitholders decreased $194 million, or 32%, to $420 million in 2001 over 2000. The following is a reconciliation of income before extraordinary items to Comparative FFO (in millions):



                                                            Year Ended
                                                     -------------------------
                                                     December 31, December 31,
                                                         2001         2000
                                                     ------------ ------------
   Funds from Operations
   Income before extraordinary items................     $ 59         $203
     Depreciation and amortization..................      370          322
     Other real estate activities...................       (2)          (3)
     Partnership adjustments........................       26           17
                                                         ----         ----
   Funds from operations of Host LP.................      453          539
     Effective impact of lease repurchase...........       15          125
     Tax benefit unrelated to ongoing operations....      (16)         (30)
                                                         ----         ----
   Comparative funds from operations of Host LP.....      452          634
     Dividends on preferred stock...................      (32)         (20)
                                                         ----         ----
   Comparative funds from operations of Host LP
    available to common unitholders.................     $420         $614


   EBITDA decreased $149 million, or 14%, to $949 million in 2001 from $1,098 million in 2000. Hotel EBITDA decreased $160 million, or 14%, to $959 million in 2001 from $1,119 million in 2000, reflecting the decrease in hotel operating results during 2001. As previously discussed, 2001 hotel EBITDA primarily reflects the revenues and expenses generated by the hotels, whereas 2000 hotel EBITDA primarily reflects rental income from lessees.

   The following schedule presents the components of our EBITDA as well as a reconciliation of EBITDA to income before extraordinary items (in millions):


                                                             Twelve Weeks Ended
                                                             -------------------
                                                             March 22, March 23,
                                                               2002      2001
                                                             --------- ---------
   Income (loss) from continuing operations................    $(12)     $ 32
    Effect on revenue of SAB 101...........................       1         7
    Interest expense.......................................     105       103
    Dividends on Convertible Preferred Securities..........       7         7
    Depreciation and amortization..........................      84        77
    Minority interest expense..............................       5        15
    Income taxes...........................................       4         3
    Equity in (earnings)/losses of affiliates..............       4        (2)
    Other non-cash charges, net............................       7        (4)
                                                               ----      ----
   EBITDA of Host LP.......................................    $205      $238
                                                               ====      ====


   Our interest coverage, defined as EBITDA divided by cash interest expense, was 2.0 times and 2.3 times for the 2002 and 2001 twelve week periods, respectively. The ratio of earnings to fixed charges was 1.0 to 1.0 through the first quarter of 2002 and 1.4 to 1.0 through the first quarter of 2001. We reported a ratio of earnings to fixed charges of 1.2 to 1.0 for the full year 2001.



                                                              Year Ended
                                                       -------------------------
                                                       December 31, December 31,
                                                           2001         2000
                                                       ------------ ------------
   EBITDA
     Hotels...........................................    $ 959        $1,119
     Office buildings and other investments...........       14            13
     Interest income..................................       36            40
     Corporate and other expenses.....................      (60)          (74)
                                                          -----        ------
   EBITDA of Host LP..................................    $ 949        $1,098
                                                          =====        ======

                                                              Year Ended
                                                       -------------------------
                                                       December 31, December 31,
                                                           2001         2000
                                                       ------------ ------------
   EBITDA of Host L.P. ...............................    $ 949        $1,098
     Interest expense.................................     (493)         (466)
     Income tax (expense) benefit.....................       (8)           98
     Depreciation and amortization....................     (378)         (331)
     Minority interest expense........................      (16)          (27)
     Lease repurchase expense.........................       (5)         (207)
     Other non-cash changes, net......................       10            38
                                                          -----        ------
       Income before extraordinary items..............    $  59        $  203
                                                          =====        ======


   Our interest coverage, defined as EBITDA divided by cash interest expense, was 2.0 times, 2.4 times, and 2.2 times for 2001, 2000, and 1999, respectively. The ratio of earnings to fixed charges was 1.2 to 1.0, 1.2 to 1.0, and 1.5 to
1.0 in 2001, 2000, and 1999, respectively.


   Leases. In addition to our full-service hotels, we also lease some property and equipment under noncancelable operating leases, including the long-term ground leases for some of our hotels, generally with multiple renewal options. The leases related to the 53 Courtyard properties and 18 Residence Inn properties sold during 1995 and 1996, are nonrecourse to us and contain provisions for the payment of contingent rentals based on a percentage of sales in excess of stipulated amounts. We remain contingently liable on some leases related to divested non-lodging properties. Such contingent liabilities aggregated $57 million at December 31, 2001. However, management considers the likelihood of any substantial funding related to these divested properties' leases to be remote.


   Inflation. Our hotel lodging properties have been impacted by inflation through its effect on increasing costs and on the managers' ability to increase room rates. Unlike other real estate, hotels have the ability to change room rates on a daily basis, so the impact of higher inflation often can be passed on to customers. However, the current weak economic environment has resulted in a decline in demand and has restricted our managers' ability to raise room rates to offset rising costs.


   Critical Accounting Policies. Our consolidated financial statements include accounts of the company and all majority owned subsidiaries. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of our financial statements, and the reported amounts of revenues and expenses during the reporting period. While we do not believe the reported amounts would be materially different, application of these policies involves the exercise of judgment and the use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates. All of our significant accounting policies are disclosed in footnote 1 to the audited financial statements. The following represent certain critical accounting policies that require the use of business judgment or significant estimates to be made.


  . Revenue Recognition from the sale of real estate. Gains on the sale of real estate are affected by exposure to continuing involvement with properties sold and the structure of specific transactions.


  . Minority Interest. The allocation of income between us and outside investors for properties that are not wholly owned is generally based on stated percentage of ownership by outside interests. However, judgment can be required when structures of agreements provide for different allocations among investors for profits, losses, certain costs, distributions from operations and distributions on liquidations or when changes in the allocation ratios are required at specified times or upon the occurrence of certain events.


  . Management Fees. Incentive management fees due to managers are accrued when earned, whether or not paid, based on stated formulas in management agreements. However, judgment can be required during interim reporting periods as a result of the change in allocation ratios at specified times or upon the occurrence of certain events.


  . Consolidation policies. Judgment is required with respect to consolidation of partnership and joint venture entities in the evaluation of control including assessment of the importance of rights and privileges of the partners. Currently, we have investments in entities that in the aggregate own 161 hotel properties and a golf course, which we record using the equity method of accounting. The debt on these investments is non-recourse to the company and the effect of the results of operations is not material. For further detail on our unconsolidated entities see footnote 4 to the audited financial statements.


   New Accounting Standards. In October 2001, the Financial Accounting Standards Board issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" which replaces SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The standard provides guidance beyond that previously specified in Statement 121 to determine when a long-lived asset should be classified as held for sale, among other things. This Statement is effective for fiscal years beginning after December 15, 2001. Additionally, in February 2002 the Financial Accounting Standards Board resolved an implementation issue regarding SFAS No. 144 dealing with the treatment of sales of properties. Under the new guidelines, gains and losses from the dispositions of investment properties and the properties' historical operations for periods beginning in 2002 will be treated as discontinued operations, and therefore, be classified separately from income from continuing operations. Historically, we have occasionally disposed of properties that were not consistent with the overall quality of our portfolio or presented unique opportunities to realize the asset's value, and we may dispose of additional assets from time to time in the future. This statement would require us to reclassify results for any future dispositions previously included in continuing operations to discontinued operations for all periods presented, although net income would not be affected and periods prior to adoption would not be affected.


   In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 sets forth new standards on business combinations, eliminating the pooling treatment of accounting for business combinations. SFAS No. 142 requires additional disclosure of identifiable intangible assets, and requires that they be segregated from goodwill. Additionally, the statement requires that goodwill no longer be amortized over 40 years, and that it is instead impaired as the fair value of the goodwill declines. We have not accounted for any of our business combinations using the pooling method of accounting and do not have a material amount of goodwill or intangible assets at year-end 2001. These statements are effective for fiscal years beginning after December 15, 2001. We will adopt SFAS Nos. 141 and 142 in 2002 and do not believe implementation of the statements will have a material effect.


   In February 2002, the Financial Accounting Standards Board issued an exposure draft which would rescind SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt. The rescission, which would apply to periods subsequent to December 31, 2001, would eliminate the requirement that all gains and losses from the extinguishment of debt be classified as extraordinary items, unless it can be considered unusual in nature and infrequent in occurrence. As a result of the rescission, we would no longer classify gains and losses from the extinguishment of debt as extraordinary items and would adjust prior years accordingly.


   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Statement establishes accounting and reporting standards requiring that every derivative instrument (including specified derivative instruments embedded in other contracts) be recorded in the balance sheet measured at its fair value. The Statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement. SFAS No. 133 was implemented on January 1, 2001.


Quantitative and Qualitative Disclosures about Market Risk


Interest Rate Sensitivity


   The table below provides information about the company's derivative financial instruments and other financial instruments that are sensitive to changes in interest rates, including interest rate swaps and debt obligations. For debt obligations, the table presents scheduled maturities and related weighted average interest rates by expected maturity dates. For interest rate swaps, the table presents notional amounts and weighted average interest rates by expected (contractual) maturity dates. Weighted average interest rates are based on implied forward rates in the yield curve as of December 31, 2001. Notional amounts are used to calculate the contractual payments to be exchanged under the contract. Weighted average variable rates are presented in U.S. dollar equivalents, which is the company's reporting currency.



                                        Expected Maturity Date
                             ---------------------------------------------------
                                                           There-          Fair
                             2002  2003  2004  2005  2006  after   Total  Value
                             ----  ----  ----  ----  ----  ------  ------ ------
                                            ($ in millions)
Liabilities
Debt:
 Fixed Rate................. $148  $ 66  $ 78  $568  $565  $4,080  $5,505 $4,963
  Average Interest Rate.....  8.1%  8.1%  8.1%  8.1%  8.0%    7.9%
 Variable Rate..............
  Canadian mortgage......... $  1  $  2  $  1  $  1  $ 92  $  --   $   97 $   97
  Average Interest Rate.....  6.3%  8.4%  8.9%  9.2%  9.4%    --
                                                                   ------
 Total Debt.................                                       $5,602
Interest Rate Derivatives
 Interest Rate Swaps(1).....
  Fixed to Variable......... $ --  $ --  $ --  $ --  $ --  $  450  $  450
  Average Pay Rate..........  8.0% 10.1% 10.7% 11.0% 11.1%   11.3%
  Average Receive Rate......  9.5%  9.5%  9.5%  9.5%  9.5%    9.5%

--------

(1)  The swap agreement became effective on January 15, 2002.


   As of December 31, 2001, approximately 98% of our debt bears interest at fixed rates. Effective January 15, 2002, we entered an interest rate swap agreement, and, as a result, the percentage of our debt bearing interest at a fixed rate decreased to 90%. This debt structure largely mitigates the impact of changes in the rate of inflation on future interest costs. We have some financial instruments that are sensitive to changes in interest rates, including our bank credit facility. The interest rate on our bank credit facility, which had no outstanding balance at December 31, 2001 and $150 million at December 31, 2000, is based on various LIBOR terms plus a spread. The weighted average interest rate for the facility was 4.4% for the year ended December 31, 2001 and 9.0% for the year ended December 31, 2000. The credit facility was repaid in full in December 2001 with the net proceeds from the offering of the Series H senior notes and a portion of the proceeds from the sale of two properties. The weighted average interest rate for the facility was zero percent for the quarter ended March 22, 2002. There were no amounts outstanding onthe credit facility during the first quarter and as of March 22, 2002.


   Subsequent to the Series H senior note offering, we entered into an interest rate swap agreement that effectively converts the $450 million notional amount from a fixed rate to a floating rate based on 30 day LIBOR plus 450 basis points. A change in the LIBOR rate of 100 basis points will result in an additional $4.5 million increase or decrease in interest expense. As discussed earlier, the swap has been designated as a hedge and changes in the interest rate over the life of the agreement are recorded as an adjustment to interest expense. Changes in the fair value of the swap and the notes are reflected in the balance sheet as offsetting changes and have no income statement effect.


   In January 2002, in addition to the swap agreement, we have entered into a separate interest rate cap agreement with a different counter party that has a notional amount of $450 million and caps our floating rate interest expense at 14%. Changes in interest rates will affect the fair value of the cap. The gains or losses from the changes in the market value of the cap will be recorded in other income or expense in the current period.


Exchange Rate Sensitivity


   The table below summarizes information on instruments and transactions that are sensitive to foreign currency exchange rates, including foreign currency forward exchange agreements. For foreign currency forward exchange agreements, the table presents the notional amounts and weighted average exchange rates by expected (contractual) maturity dates. These notional amounts generally are used to calculate the contractual payments to be exchanged under the contract.



                                            Expected Maturity Date
                              --------------------------------------------------
                                                            There-         Fair
                              2002  2003  2004  2005  2006  after  Total  Value
                              ----- ----- ----- ----- ----- ------ ------ ------
                                               ($ in millions)
Anticipated Transactions and
 Related Derivative
 Foreign Currency Forward
  Exchange Agreements
  Contract Amount...........  $ 7.1 $ 8.3 $ 8.9 $ 9.2 $97.0  $--   $130.5 $132.0
  Average Contractual
   Exchange Rate............   1.55  1.56  1.56  1.57  1.57   --


   On August 30, 2001, our Canadian subsidiaries entered into a mortgage loan pursuant to which they borrowed $96.6 million (denominated in US dollars) at a variable rate of LIBOR plus 275 basis points. In addition, the subsidiaries entered into currency forward contracts to hedge the currency exposure of converting Canadian dollars to US dollars on a monthly basis to cover debt service payments. This swap has been designated as a cash flow hedge of the principal payments, and the forward contracts are recorded at fair value on the balance sheet with offsetting changes recorded in accumulated other comprehensive income. The weighted average interest rate for this mortgage loan was 5.5% for the year ended December 31, 2001. The fair value of the forward contracts was $1.5 million at December 31, 2001. The weighted average interest rate for this mortgage debt was 4.7% for the qurater ended March 22, 2002.




                          Business and Properties


Introduction


   We are a limited partnership owning full-service hotel properties, whose sole general partner is Host Marriott Corporation, a Maryland corporation ("Host REIT"). As of March 1, 2002, we own 122 hotels representing approximately 58,000 rooms located throughout North America. Most of our hotels are operated under brand names that are among the most respected and widely recognized in the lodging industry--including the Marriott, Ritz-Carlton, Four Seasons, Hilton, Hyatt and Swissotel brand names.


   Our primary business objective is to provide superior total returns to our unitholders through a combination of distributions, appreciation in net asset value per unit, and growth in funds from operations, or FFO, by focusing on aggressive asset management and disciplined capital allocation. FFO is defined by the National Association of Real Estate Investment Trusts as net income computed in accordance with GAAP, excluding gains or losses from sales of properties, plus real estate-related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.


   We were formed in connection with Host REIT's efforts to convert its business operations to qualify as a real estate investment trust, or "REIT," for federal income tax purposes. As part of this conversion, which we refer to as the REIT conversion, on December 29, 1998, Host Marriott and various of its subsidiaries contributed substantially all of their assets to us and we assumed substantially all of their liabilities. The hotel ownership business formerly conducted by Host Marriott and its subsidiaries is conducted by and through Host Marriott, L.P. and our subsidiaries, and Host Marriott was merged with and into Host REIT. Host REIT owns approximately 92% of Host Marriott, L.P.


   In this report, we refer to ourselves as "Host Marriott, L.P.," the "operating partnership," or "Host L.P.," to our sole general partner (excluding its subsidiaries) as "Host REIT" and its predecessor, Host Marriott, a Delaware corporation, as "Host Marriott."


   The address of our principal executive office is 10400 Fernwood Road, Bethesda, Maryland, 20817. Our phone number is 301-380-9000.

The Lodging Industry


   The lodging industry in the United States consists of both private and public entities, which operate in an extremely diversified market under a variety of brand names. Competition in the industry is based primarily on the level of service, quality of accommodations, convenience of locations and room rates. In order to cater to a wide variety of tastes and needs, the lodging industry is broadly segmented into six categories: luxury, upper-upscale, upscale, midscale (with and without food and beverage service) and economy. Most of our hotels operate in urban markets in either the luxury lodging segment (represented by such brand names as Ritz-Carlton and Four Seasons) and the upper-upscale lodging segment (represented by such brand names as Marriott, Hilton, Hyatt, Swissotel, Crowne Plaza, Doubletree, Renaissance and Westin). Although the competitive position of each of our hotel properties varies by market, we believe that our properties compare favorably to their competitive set in their respective markets.


   A common measure used by the industry to evaluate the operations of a hotel is "Revenue per available room," or "RevPAR," which is defined as the product of the average daily room rate charged and the average daily occupancy achieved. RevPAR does not include food and beverage or other ancillary revenues such as parking, telephone or other guest services generated by the property. The lodging industry experienced significant RevPAR declines in 2001 compared to 2000 due to the sluggish economy that was intensified by the September 11, 2001 terrorist attacks. We believe that the lodging industry will continue to experience RevPAR declines at least through the first half of 2002. From 1991 through 1997, the upper-upscale sector of the lodging industry benefited from a favorable supply/demand imbalance, driven in part by low construction levels combined with high gross domestic product, or GDP, growth. However, beginning in 1998, supply has moderately outpaced demand, causing slight declines in occupancy rates in the sector in which we operate, although room rates continued to increase through 2000. The relative balance between supply and demand growth in the industry and the segments in which we operate may be influenced by a number of factors, including growth of the economy, interest rates, unique local considerations and the relatively long lead time to develop urban, convention and resort hotels. The current amount of excess supply growth in the upper-upscale and luxury portions of the full-service segment of the lodging industry has been much less severe than that experienced in the lodging industry in other economic downturns. Growth in room supply in the upper-upscale sector continued in 2001, while room demand declined during the year. We believe that during 2002, the rate of supply growth will begin to decrease as the lack of availability of development financing slows new construction. However, demand decreased substantially in 2001 because of the economic recession, and the decline was deepened by the terrorist attacks on September 11, 2001. We believe that demand will remain below historical levels at least during the first half of 2002, but should begin to grow toward the end of 2002 and continue in 2003 if the economy strengthens.


   According to Smith Travel Research, RevPAR for hotels operating in the upper-upscale and luxury segments decreased 12% for the year ended December 31, 2001 when compared to the year ended December 31, 2000. This decrease resulted from decreases in occupancy and average daily rate for this period of 10% and 2%, respectively. Our portfolio of hotels has experienced an overall decline in RevPAR that is consistent with the results of our segment as a whole.


Business Strategy


   Our primary business objective is to provide superior total returns to our unitholders through a combination of distributions, appreciation in net asset value per unit, and growth in FFO, a frequently used measure in the real estate industry. In order to achieve this objective we employ the following strategies:


  . we acquire existing upper-upscale and luxury full-service hotels as market conditions permit, including hotels operated by leading management companies which satisfy our investment criteria such as Marriott, Ritz-Carlton, Four Seasons, Hyatt, and Hilton. Such acquisitions may be completed through various means including transactions involving entities in which we are already a partner, public and private portfolio transactions, single asset transactions and by entering into joint ventures when we believe our return on investment will be maximized by doing so;


  . we seek to maximize the value of our existing portfolio through aggressive asset management, by working with the managers of our hotels to reduce the operating costs of our hotels and increase revenues, as well as by completing selective capital improvements and expansions that are designed to improve operations;


  . we selectively expand existing properties and develop new upper-upscale and luxury full-service hotels operated by leading management companies that we believe satisfy our investment criteria and employ transaction structures which mitigate our risk; and


  . we seek to recycle capital through opportunistic asset sales and selective disposal of non-core assets, including older assets with significant capital needs, assets that are at a competitive risk given potential new supply, or assets in slower-growth markets.


   Our acquisition strategy focuses on hotels operating in the upper-upscale and luxury full-service segments of the market. We believe these market segments will continue to offer opportunities over time to acquire assets at attractive multiples of cash flow and at discounts to replacement value. Our acquisition criteria continues to focus on:


  . properties in locations that are difficult to duplicate with high costs for market entry by prospective competitors, such as hotels located in urban, airport and resort/convention locations;


  . properties operated under premium brand names, such as Marriott, Ritz-Carlton, Four Seasons, Hilton, and Hyatt; and


  . underperforming hotels that can be improved by conversion to high quality brands;


   We believe we are well-qualified to pursue our acquisition and development strategy. Management has extensive experience in acquiring and financing lodging properties and believes its industry knowledge, relationships and access to market information provide a competitive advantage with respect to identifying, evaluating and acquiring lodging properties, as well as improving and maintaining the quality of the hotel assets.


   Our acquisition efforts since 1998 have been limited and primarily focused on acquiring the interests of limited or joint venture partners, consolidating our ownership of assets already included in the portfolio and purchasing the lessee interests that were created as part of the REIT conversion. We are exploring acquisitions with an emphasis on transactions that can be accomplished, at least in part, through the issuance of operating partnership units such that our overall debt ratios are improved. Recently, our acquisitions have been limited due to the lack of availability of suitable candidates that complement our portfolio of upper-upscale and luxury hotels and provide an attractive return on our investments, increased price competition for upper-upscale and luxury hotels, and capital limitations due to weak equity markets for REIT stocks. We expect that lack of liquidity will ultimately cause some property owners to make some of their properties available for sale; however, the timing of these potential sales is uncertain. We believe that acquisitions that meet our criteria will provide the highest and best use of our capital.


   Our asset management team, which consists of professionals with extensive industry knowledge and relationships, focuses on maximizing the value of our existing portfolio through working with our managers to reduce operating costs at our hotels and to provide economic incentives to individual and business travelers in selected markets in order to increase demand; monitoring property and brand performance; pursuing expansion and repositioning opportunities; overseeing capital expenditure budgets and forecasts; assessing return on investment expenditure opportunities; and analyzing competitive supply conditions in each market.

   In addition to acquiring and maintaining superior assets, a key part of our strategy is to have the hotels managed by leading management companies. As of March 1, 2002, 101 of our 122 properties were managed by subsidiaries of Marriott International as Marriott or Ritz-Carlton brand hotels and an additional eight hotels are part of Marriott International's full-service hotel system through franchise agreements. The remaining hotels are managed by leading management companies including Four Seasons, Hyatt and Swissotel. In general, we believe that these premium brands have consistently outperformed the industry. Demonstrating the strength of our portfolio, our comparable properties, consisting of 116 hotels, owned directly or indirectly by us for the entire 2001 and 2000 fiscal years (excluding nine hotels with non-comparable operating environments as a result of acquisitions, dispositions, property damage, and expansion and development projects), generated 24% and 26% RevPAR premiums over other similar brands in the upper-upscale and luxury segment for fiscal years 2001 and 2000, respectively, based on information from Smith Travel Research.


Operating Structure


   Host REIT, our sole general partner, manages all aspects of our business. This includes decisions with respect to sales and purchases of hotels, our financing, the leasing of the hotels, and capital expenditures for the hotels subject to the terms of the leases and the management agreements. Together with Host REIT, we continue, in an UPREIT structure, the full-service hotel ownership business formerly conducted by Host Marriott and its subsidiaries. We, or one or more of our subsidiaries, own all of our hotels.


   Host Marriott and its subsidiaries and affiliates consummated a series of transactions in order to qualify as a REIT for federal income tax purposes for the fiscal year beginning January 1, 1999 (a process which we refer to as the REIT conversion). During 1998, Host Marriott reorganized its hotels and certain other assets so that they would be owned us and our subsidiaries. Host Marriott and its subsidiaries received a number of operating partnership interests, or OP Units, equal to the number of then outstanding shares of Host Marriott common stock, and we and our subsidiaries assumed substantially all of the liabilities of Host Marriott and its subsidiaries. As a result of this reorganization, Host REIT is our sole general partner. OP Units owned by holders other than Host REIT are redeemable at the option of the holders, generally commencing one year after the issuance of their OP Units. Upon redemption of an OP Unit, a holder would receive cash from us in an amount equal to the market value of one share of Host REIT common stock. However, in lieu of a cash redemption by us, Host REIT has the right to acquire any OP Unit offered for redemption directly from the holder thereof in exchange for one share of Host REIT common stock. As of May 1, 2002, Host REIT owned approximately 90% of our outstanding OP Units.


   Due to certain tax laws restricting REITs from deriving revenues directly from the operations of hotels, as part of the REIT conversion, the hotel properties were leased by us and our subsidiaries to third party lessees that, in turn, assumed or entered into agreements with Marriott International and other hotel operators to conduct the day-to-day management of the hotels. During 1999 and 2000, approximately 95% of our hotels were leased to Crestline Capital Corporation and its subsidiaries.


   The REIT Modernization Act, which was enacted in December 1999, amended the tax laws to permit REITs, effective January 1, 2001, to lease hotels to a subsidiary that qualifies as a taxable REIT subsidiary, and to own all of the voting stock of such subsidiary. The earnings of the taxable REIT subsidiary are subject to normal corporate level federal and state income taxes.


   Effective January 1, 2001, a wholly owned taxable REIT subsidiary of ours, HMT Lessee LLC (the "TRS") acquired from Crestline the equity interests in the lessees of 112 of our hotels and the leasehold interests in four hotels for $207 million in cash, including approximately $6 million of legal fees and transfer taxes. In connection with that transaction, we recorded a non-recurring, pre-tax loss related to the termination of the leases for financial reporting purposes of $207 million during the fourth quarter of 2000, net of an

$82 million tax benefit which we have recorded as a deferred tax asset, because for income tax purposes, the transaction is recorded as an acquisition of leasehold interests that will be amortized over the remaining term of the leases.


   During June 2001, we completed two other transactions, which resulted in the acquisition by the TRS of our remaining four leases held by third parties. Effective June 16, 2001, we acquired the lease for the San Diego Marriott Hotel and Marina by purchasing the lessee equity interest from Crestline for $2.7 million net of an income tax benefit of $1.8 million. Also in June 2001, in connection with the acquisition from Wyndham International, Inc. of the minority limited partnership interests in five partnerships holding seven hotels, we acquired the leases for three hotels: the San Diego Marriott Mission Valley, the Minneapolis Marriott Southwest, and the Albany Marriott.


   Prior to the effectiveness of the REIT Modernization Act, we held a 95% non-voting interest in two taxable subsidiaries, Rockledge Hotel Properties, Inc. ("Rockledge") and Fernwood Hotel Assets, Inc. ("Fernwood"), that held assets in which, under REIT rules, we could not own a controlling interest. As a result of the effectiveness of the REIT Modernization Act, we were able to acquire the remaining 5% economic interest and 100% of the voting interest in these subsidiaries for $2 million. The purchase was consummated in April of 2001, and, as a result, we now consolidate these subsidiaries.


   The acquisition of the leases through taxable REIT subsidiaries enables us to better control our portfolio of hotels and was accretive to our earnings and cash flows. There can be no guarantee, however, that we will benefit from similar favorable results in the future. Further, on a consolidated basis our results of operations will reflect the revenues and expenses, including taxes paid by the taxable REIT subsidiaries, generated by these hotels rather than rental income.


   We also consolidate seven entities in which we have a controlling financial interest. At December 31, 2001, these entities own, in the aggregate, 8 hotels, with $842 million in assets and $400 million in debt, all of which is non-recourse to Host Marriott. Our ownership in these entities varies from 50.5% to 97.5%.


Lodging Property Portfolio


   Overview. Our lodging portfolio, as of March 1, 2002, consists of 122 upper-upscale and luxury full-service hotels containing approximately 58,000 rooms. Our hotel lodging properties represent quality upper-upscale and luxury assets in the full-service segment and are operated under various premium brands including Marriott, Ritz-Carlton, Four Seasons, Hilton, Hyatt, and Swissotel.


   The following chart details our portfolio by brand:



                                                                   Number
                                                                     of
   Brand                                                           Hotels Rooms
   -----                                                           ------ ------
   Marriott managed...............................................   91   46,383
   Marriott franchised............................................    8    2,321
   Ritz-Carlton...................................................   10    3,831
   Hyatt..........................................................    4    2,214
   Swissotel......................................................    4    1,970
   Four Seasons...................................................    2      608
   Other brands...................................................    3      682
                                                                    ---   ------
                                                                    122   58,009
                                                                    ===   ======


   Our hotels average approximately 475 rooms. Twelve of our hotels have more than 750 rooms. Hotel facilities typically include meeting and banquet facilities, a variety of restaurants and lounges, swimming pools, gift shops and parking facilities. Our hotels primarily serve business and pleasure travelers and group meetings at locations that are generally well situated with significant barriers to entry by competitors. These locations include downtown areas of major metropolitan cities, airports and resort/convention locations where there are limited or no development sites and suburban areas near business corridors. The average age of the properties is 18 years, although many of the properties have had substantial renovations or major additions.


   To maintain the overall quality of our lodging properties, each property undergoes refurbishments and capital improvements on a regularly scheduled basis. Typically, refurbishing has been provided at intervals of five years, based on an annual review of the condition of each property. For fiscal years 2001, 2000 and 1999 we spent $230 million, $271 million and $211 million, respectively, on capital improvements to existing properties. As a result of these expenditures, we expect to maintain high-quality rooms, restaurants and meeting facilities at our properties. During the current economic downturn we are conserving funds by temporarily suspending certain major capital expenditures.


   Acquisitions. Recently, our acquisitions have been limited due to the lack of availability of suitable candidates that complement our portfolio of upper-upscale and luxury hotels and provide an attractive return on our investments, increased price competition for upper-upscale and luxury hotels, and capital limitations due to weak equity markets for REIT stocks. During the three-year period from 1996 through 1998, we acquired 77 full-service hotels, but since 1998 our acquisitions have primarily focused on acquiring the interests of limited or joint venture partners, consolidating our ownership of assets already included in the portfolio and repurchasing the lessee interests that were created as part of our REIT conversion. We believe that acquisitions that meet our criteria will provide the highest and best use of our capital.


   During 2001, we acquired outstanding minority interests in seven hotels from Wyndham for $60 million. In addition, we acquired the voting interests representing 5% of the equity interests in two previously non-controlled subsidiaries for approximately $2 million. During 2000, we acquired a non-controlling partnership interest in JWDC Limited Partnership, which owns the 772-room J.W. Marriott Hotel in Washington, D.C., for $40 million and have the option to purchase the outstanding interests beginning in 2002. Also during 2000, we invested with Marriott International in the Courtyard joint venture described below in "Business and Properties--Other Real Estate Investments." During 1999, our acquisitions were limited to the purchase of minority interests in two hotels where we had previously acquired the controlling interests, for a total consideration of approximately $14 million.


   Through subsidiaries we currently own four Canadian and two Mexican properties, with 2,548 rooms. International acquisitions are limited due to the difficulty in meeting our stringent return criteria. However, we intend to continue to evaluate acquisition opportunities in Canada and other international locations. We will acquire international properties only when we believe such acquisitions offer satisfactory returns after adjustments for currency and country risks.


   Dispositions. We will also consider from time to time selling hotels that do not fit our long-term strategy or otherwise meet our ongoing investment criteria, including, for example, hotels in some smaller or slower growth markets, hotels that require significant future capital improvements and other underperforming assets. We typically reinvest the net proceeds from any property sales into upper-upscale and luxury hotels more consistent with our strategy or otherwise apply such net proceeds in a manner consistent with our investment strategy (which has included open market purchases of Host REIT's common stock, OP Units, Host REIT's convertible redeemable preferred securities and other securities). Under the terms of our amended bank credit facility into which we entered into in late 2001, we are required to use the net proceeds from any sale of hotel properties to repay amounts due, if any, under our bank credit facility. As of March 1, 2002, we have no borrowings under our credit facility. The following table summarizes our dispositions from January 1, 1999 through March 1, 2002 (in millions, except number of rooms):



                                                                      Pre-tax
                                                                        Gain
                                                                       (Loss)
                                                            Total        on
Property                             Location     Rooms Consideration Disposal
--------                         ---------------- ----- ------------- --------
1999 Dispositions
Minneapolis/Bloomington
 Marriott....................... Bloomington, MN   479      $ 35        $10
Saddle Brook Marriott........... Saddle Brook, NJ  221        15          3
Marriott's Grand Hotel Resort
 and Golf Club.................. Point Clear, AL   306        28         (2)
The Ritz-Carlton, Boston........ Boston, MA        275       119         15
El Paso Marriott................ El Paso, TX       296         1         (2)
2001 Dispositions
Vail Marriott Mountain Resort... Vail, CO          349        50         15
Pittsburgh City Center
 Marriott....................... Pittsburgh, PA    402        15         (3)


   During January 2002, we transferred one of our non-core properties, the St. Louis Marriott Pavilion hotel, to the mortgage lender. Due to the original management agreement and debt structure of this partnership, we had not been receiving any cash flow after payments of debt service from this property. We recorded a reversal of deferred management fees and the operations of the hotel prior to the sale of $7 million, net of taxes of 4.6 million, as a gain on disposal in discontinued operations. In addition, we recorded the difference between the debt extinquished and the fair value of the assets surrendered of $6 million, net of taxes of $3.6 million, as an extraordinary item.


   Development Projects. During 2000 and 2001, we focused our energies on increasing the value of our current portfolio with selective investments, expansions at existing hotels and a limited amount of new development projects. Concurrent with the slowdown in the economy, we had evaluated the timing and size of many of our capital projects. For 2001, we had anticipated spending approximately $350 million in total capital expenditures, including $225 million in replacement and renewal expenditures. Subsequent to September 11, however, we temporarily suspended certain major capital expenditures. As a result of the actions taken, our capital expenditures for 2001, not including new investments such as the Ritz-Carlton, Naples Golf Resort, were $230 million. Based on expected business conditions, we anticipate that our capital spending will be approximately $185 million in 2002. Over the past three years, our capital spending has focused on properly maintaining and enhancing the values of our existing hotels. As a result of the regular attention we have paid to maintaining our assets at a high standard and the high quality of our assets, we believe that these capital reductions are achievable during this period without materially affecting the long-term value of our portfolio. For the four-year period beginning in 1998, we have spent $1.3 billion on capital expenditures, including $798 million in replacement and renewal expenditures. As the industry recovers, we plan to continue our strategy of pursuing capital expenditure projects designed to enhance the value of our hotels.


   In January 2002, we opened the 295-room Ritz-Carlton, Naples Golf Resort, which is approximately 2 miles from our existing Ritz-Carlton, Naples hotel, at a development cost of approximately $75 million. The golf resort has 15,000 square-feet of meeting space, four food and beverage outlets, and full access to 36 holes of a Greg Norman-designed golf course surrounding the hotel. The newly created golf resort, as well as the 50,000 square-foot world-class beachfront spa facility, which opened in April 2001 at a cost of $26 million, will operate in concert with the 463-room Ritz-Carlton, Naples and will offer travelers an unmatched resort experience. Further, given the close proximity of the properties to each other, we hope to benefit from cost efficiencies and the ability to capture larger groups.


   Also, during June 2001, we completed the addition of a 20,000 square foot oceanfront spa to the Marriott Harbor Beach Resort at a development cost of $8 million.


   During 2000, we completed construction of a 717-room full-service Marriott hotel adjacent to the convention center in downtown Tampa, Florida. The hotel (completed at a development cost of approximately

$104 million, excluding a $16 million tax subsidy by the City of Tampa, Florida) opened for business on February 19, 2000 and includes 45,000 square feet of meeting space, three restaurants and a 30-slip marina as well as many other amenities.


   At the Orlando World Center Marriott Resort, the addition of a 500-room tower and 15,000 square feet of meeting space was placed in service in June 2000 at an approximate development cost of $88 million, making this hotel the largest in the Marriott system with 2,000 rooms and over 200,000 square feet of meeting space. We have also renovated the property's golf course, added a multi-level parking deck, and upgraded and expanded several restaurants.


   We also accomplished various projects to enhance revenues, control expenses and enhance technology at the hotels. In 2001, we reached an agreement with a national parking management company to act as an advisor to us regarding methods to maximize revenues from the parking facilities throughout our entire portfolio. During 2000, we added approximately 36,000 square feet of new meeting space and 200 premium-priced rooms to the portfolio, and approved new parking contracts at four of our properties. We authorized utility conservation efforts including energy management strategies at five properties, the closing of several unprofitable food and beverage outlets, and the development of a program to review labor models. We also approved and implemented internet connectivity solutions and in-room portal and entertainment options to better meet the technology needs of our customers.


   Portfolio Performance. The chart below sets forth performance information for our comparable properties as of December 31, 2001:



                                                                2001     2000
                                                               -------  -------
   Comparable Full-Service Hotels(1)
   Number of properties.......................................     116      116
   Number of rooms............................................  53,580   53,580
   Average daily rate......................................... $151.02  $156.50
   Occupancy percentage.......................................    70.0%    77.7%
   RevPAR..................................................... $105.71  $121.55
   RevPAR % change............................................  (13.0)%

--------

(1) Consists of 116 properties owned, directly or indirectly, by us for the entire 2001 and 2000 fiscal years, respectively, excluding nine properties with non-comparable operating environments as a result of acquisitions, dispositions, substantial property damage, or major expansion and development projects.


   The chart below presents some performance information for our entire portfolio of full-service hotels as of December 31, 2001:



                                                      2001(1)   2000    1999(2)
                                                      -------  -------  -------
   Portfolio of Full-Service Hotels
   Number of properties..............................     122      122      121
   Number of rooms...................................  58,385   58,370   57,086
   Average daily rate................................ $151.68  $158.24  $149.51
   Occupancy percentage..............................    69.9%    77.6%    77.7%
   RevPAR............................................ $105.96  $122.72  $116.13

--------

(1) Includes the operating results of the New York World Trade Center Marriott which was destroyed on September 11, 2001, the Vail Marriott Mountain Resort and Pittsburgh City Center Marriott which were sold in December 2001 and the St Louis Pavilion Marriott which was transferred to the lender during January of 2002.


(2) Includes the operating results for five properties, which were sold at various times throughout 1999, through the date of sale.

   The following table presents performance information for our comparable properties for the first quarter of 2002 and 2001:


                           Comparable by Region



                                As of              Twelve Weeks Ended            Twelve Weeks Ended
                            March 22, 2002           March 22, 2002                March 23, 2001
                         -------------------- ----------------------------- -----------------------------
                                                                                                          Percent
                                              Average   Average             Average   Average             Change
                            No. of     No. of  Daily   Occupancy             Daily   Occupancy              in
                         Properties(a) Rooms   Rate   Percentages RevPAR(b)  Rate   Percentages RevPAR(b) RevPAR
                         ------------- ------ ------- ----------- --------- ------- ----------- --------- -------
Atlanta.................       15       6,543 $142.84    69.2%     $98.78   $157.35    72.8%     $114.60   (13.8)%
DC Metro................       13       4,995  134.90    62.8       84.74    159.07    65.1       103.54   (18.2)
Florida.................       13       7,594  173.41    79.7      138.15    192.56    80.7       155.38   (11.1)
International...........        4       1,636   94.21    64.0       60.31    101.09    69.1        69.83   (13.6)
Mid-Atlantic............        9       6,221  176.77    76.2      134.69    190.85    75.5       144.17    (6.6)
Mountain................        8       3,310  128.20    68.5       87.84    124.20    73.3        91.09    (3.6)
New England.............        6       2,279  117.02    57.9       67.81    133.77    60.9        81.49   (16.8)
North Central...........       15       5,394  112.40    62.0       69.64    127.39    64.3        81.95   (15.0)
Pacific.................       23      11,812  157.25    70.5      110.88    181.21    74.5       135.04   (17.9)
South Central...........       12       6,513  140.37    78.7      110.50    146.97    79.3       116.57    (5.2)
                              ---      ------ -------    ----      ------   -------    ----      -------   -----
All Regions.............      118      56,297  148.12    70.9%     105.08    163.48    73.3%      119.85   (12.3)%
                              ===      ====== =======    ====      ======   =======    ====      =======   =====


   The following table presents performance information for our comparable properties by geographic region for 2001 and 2000:



                               As of               Year Ended                  Year Ended
                         December 31, 2001      December 31, 2001           December 31, 2000
                         ----------------- --------------------------- ---------------------------
                                           Average   Average           Average   Average
                           No. of   No. of  Daily   Occupancy           Daily   Occupancy
                         Properties Rooms   Rate   Percentages RevPAR   Rate   Percentages RevPAR
                         ---------- ------ ------- ----------- ------- ------- ----------- -------
Comparable Full-Service
 Hotels (1)
Atlanta.................     15      6,542 $150.80    65.0%    $ 98.02 $151.11    72.7%    $109.82
DC Metro................     13      4,995  150.67    67.9      102.26  152.54    76.5      116.68
Florida.................     11      4,878  160.52    71.7      115.15  157.33    77.1      121.28
International...........      4      1,636  102.04    71.8       73.28  108.26    74.8       80.94
Mid-Atlantic............      9      6,221  189.43    77.5      146.77  209.40    81.8      171.23
Mountain................      8      3,310  110.02    66.2       72.79  114.25    74.1       84.64
New England.............      6      2,279  144.62    66.2       95.78  158.21    77.8      123.11
North Central...........     15      5,394  131.20    66.9       87.80  136.98    75.6      103.53
Pacific.................     23     11,812  163.96    68.9      112.98  169.60    80.7      136.83
South Central...........     12      6,513  132.32    75.5       99.91  133.97    78.9      105.71
                            ---     ------ -------    ----     ------- -------    ----     -------
   All regions..........    116     53,580 $151.02    70.0%    $105.71 $156.50    77.7%    $121.55
                            ===     ====== =======    ====     ======= =======    ====     =======

--------

(1) Consists of 116 properties owned, directly or indirectly, by us for the entire 2001 and 2000 fiscal years, respectively, excluding nine properties with non-comparable operating environments as a result of acquisitions, dispositions, substantial property damage, or major expansion and development projects.


   Our properties have reported annual increases in RevPAR in every year since 1993 except the year just ended. Based upon data provided by Smith Travel Research, our comparable properties have an approximate 6 and 7 percentage point occupancy premium for fiscal years 2001 and 2000, respectively, and an approximate 24% and 26% RevPAR premium over similar brands in the upper-upscale and luxury segments for fiscal years 2001 and 2000, respectively. We believe the hotel brands in the upper-upscale and luxury full-service segment that are most representative of our overall portfolio of full-service hotels are Ritz Carlton; Marriott; Four Seasons; Crowne Plaza; Doubletree; Hyatt; Hilton; Radisson; Renaissance; Sheraton; Westin; and Wyndham.


   Historically, our hotels have experienced relatively high occupancy rates, which along with strong demand for full-service hotel rooms have allowed the managers of our hotels to increase average daily room rates by selectively raising room rates for certain types of bookings and by minimizing, in specified cases, discounted group business. For the year ended December 31, 2001, as a percentage of total rooms sold, transient business comprised 58%, and group business, including contract business, comprised 42%.

   The occupancy rates and average daily rates commanded by our properties in 2001 and 2000 exceeded both the industry as a whole and the upper-upscale and luxury full-service segment. The attractive locations of our hotels, the limited availability of new building sites for new construction of competing full-service hotels, and the lack of availability of financing for new full-service hotels has allowed us to maintain RevPAR and average daily rate premiums over our competitors in these service segments. For our comparable hotels, average daily rates increased 6.3% in 2000. The increase in average daily rate helped generate a strong increase in comparable hotel RevPAR of 6.6% for the same period. However, for 2001, operations for our comparable properties declined with average occupancy and RevPAR decreasing 7.7 percentage points and 13.0%, respectively. Furthermore, because our lodging operations have a high fixed-cost component, increases/decreases in RevPAR generally yield greater percentage increases/decreases in our earnings and cash flows. As a result of the decline in operations in 2001, we have been working with our managers to achieve cost reductions at the properties that have slowed the decrease in operating margins. These cost reduction efforts have been accelerated since the events of September 11. The efforts were successful based on the ratio of RevPAR to EBITDA calculated for both the year and the fourth quarter. While RevPAR declined 28% for the fourth quarter, margins were only down 5.0 percentage points, resulting in a ratio of RevPAR to EBITDA decline of only 1.4 times. Similarly, while RevPAR declined 13% for the full year, margins were only down 2.9 percentage points, resulting in a ratio of RevPAR to EBITDA decline of only 1.5 times. For the first quarter 2002, margins were only down
0.2 percentage points, resulting in a ratio of RevPAR to EBITDA decline of 0.9 times. Although some of these savings will not be permanent, we do believe that we have achieved meaningful long-term efficiencies. Also, as a result of our acquisition in 2001 of the lessee entities and/or leasehold interests, changes in earnings and cash flow at those properties now have a direct effect on our consolidated earnings and cash flows. See "Business and Properties--Operating Structure."


   The economic trends affecting the hotel industry and the overall economy will be a major factor in the operating partnership's ability to generate growth in hotel revenues. Additionally, the abilities of the managers to curb operating costs while continuing to maintain high quality hotels will have a material impact on future hotel level sales and operating profit growth. If the current economic conditions continue, operations may decline further in 2002.


   Foreign Operations. During 2000 and 1999, our foreign operations consisted of four full-service hotel properties located in Canada. Effective in the second quarter of 2001, with the acquisition of a controlling voting interest in Rockledge, we own a controlling interest in a partnership that owns two full-service hotel properties in Mexico and, as a result, began consolidating the operations of those hotel properties. During 2001, 2000, and 1999, respectively, 98% of total revenues were attributed to sales within the United States, and the remaining 2% of total revenues were attributed to foreign countries.


   Competition. We compete with other hotel owners through the ownership of premium branded hotels in downtown/urban, airport, and resort locations. Our competitors include Starwood Hotels and Resorts, Hilton Hotel Corporation, Wyndham International, FelCor Lodging Trust, and MeriStar Hospitality Corporation.


   We believe that our properties will continue to enjoy competitive advantages arising from their participation in the Marriott, Ritz-Carlton, Four Seasons, Hilton, Hyatt and Swissotel hotel brand systems. The national marketing programs and reservation systems of each of these managers, as well as the advantages of strong customer preference for these upper-upscale and luxury brands should also help these properties to maintain or increase their premium over competitors in both occupancy and room rates. Repeat guest business is enhanced by guest rewards programs offered by Marriott, Hilton, Hyatt and Swissotel. Each of the managers maintains national reservation systems that provide reservation agents with complete descriptions of the rooms available and up-to-date rate information from the properties. Our website (www.hostmarriott.com) currently permits users to connect to the Marriott, Ritz-Carlton, Four Seasons, Hilton and Hyatt reservation systems to reserve rooms in our hotels.

   Seasonality. Our hotel sales have traditionally experienced moderate seasonality. Additionally, hotel revenues in the fourth quarter reflect sixteen weeks of results compared to twelve weeks for the first three quarters of the fiscal year. As a result of the events of September 11, 2001 and the subsequent decline in the economy, the fourth quarter 2001 dispersion rate was 6 percentage points below that of 1999 and 2000. During 1999 and 2000, the hotel sales were not recorded in our revenues, as most of our hotels were leased to third parties. However, hotel sales were used to calculate rental income. Average hotel sales by quarter for the years 1999 through 2001 for our lodging properties are as follows:



                                                  First  Second   Third  Fourth
   Year                                          Quarter Quarter Quarter Quarter
   ----                                          ------- ------- ------- -------
   1999.........................................    22%     24%     21%     33%
   2000.........................................    21      25      21      33
   2001.........................................    24      27      22      27
                                                   ---     ---     ---     ---
   Average......................................    22%     25%     22%     31%
                                                   ===     ===     ===     ===

   Hotel Properties. The following table sets forth the location and number of rooms of our 122 hotels as of March 1, 2002. All of the properties are currently leased to our wholly owned taxable REIT subsidiaries, unless otherwise indicated. Each hotel is operated as a Marriott brand hotel unless otherwise indicated by its name.



Location                            Rooms
--------                            -----
Arizona
 Mountain Shadows Resort...........   337
 Scottsdale Suites.................   251
 The Ritz-Carlton, Phoenix.........   281
California
 Coronado Island Resort(1).........   300
 Costa Mesa Suites.................   253
 Desert Springs Resort and Spa.....   884
 Fullerton(1)......................   224
 Hyatt Regency, Burlingame.........   793
 Manhattan Beach(1)................   380
 Marina Beach(1)...................   370
 Newport Beach.....................   586
 Newport Beach Suites..............   254
 Ontario Airport...................   299
 Sacramento Airport(3).............    85
 San Diego Hotel and Marina(1)(2).. 1,356
 San Diego Mission Valley(2).......   350
 San Francisco Airport.............   684
 San Francisco Fisherman's Wharf...   285
 San Francisco Moscone Center(1)... 1,498
 San Ramon(1)......................   368
 Santa Clara(1)....................   755
 The Ritz-Carlton, Marina del
  Rey(1)...........................   304
 The Ritz-Carlton, San Francisco...   336
 Torrance..........................   487
Colorado
 Denver Southeast(1)...............   590
 Denver Tech Center................   625
 Denver West(1)....................   305
Connecticut
 Hartford/Farmington...............   380
 Hartford/Rocky Hill(1)............   251
Florida
 Fort Lauderdale Marina............   580
 Harbor Beach Resort(1)(2)(3)......   637
 Jacksonville(1)...................   256
 Miami Airport(1)..................   782
 Miami Biscayne Bay(1).............   605
 Orlando World Center Resort....... 2,000
 Palm Beach Gardens................   279
 Singer Island Hilton..............   223
 Tampa Airport(1)..................   295
 Tampa Waterside...................   717
 Tampa Westshore(1)................   309
 The Ritz-Carlton, Amelia Island...   449
 The Ritz-Carlton, Naples..........   463
 The Ritz-Carlton, Naples Golf
  Resort...........................   295
Georgia
 Atlanta Marriott Marquis.......... 1,671
 Atlanta Midtown Suites(1).........   254
 Atlanta Norcross..................   222
 Atlanta Northwest.................   401
 Atlanta Perimeter(1)..............   400
 Four Seasons, Atlanta.............   244
 Grand Hyatt, Atlanta..............   438


Location                                                              Rooms
--------                                                              -----
Georgia (continued)
 JW Marriott Hotel at Lenox(1).......................................   371
 Swissotel, Atlanta..................................................   348
 The Ritz-Carlton, Atlanta...........................................   444
 The Ritz-Carlton, Buckhead..........................................   553
Illinois
 Chicago/Deerfield Suites............................................   248
 Chicago/Downers Grove Suites........................................   254
 Chicago/Downtown Courtyard..........................................   337
 Chicago O'Hare......................................................   681
 Chicago O'Hare Suites(1)............................................   256
 Swissotel, Chicago..................................................   630
Indiana
 South Bend(1).......................................................   300
Louisiana
 New Orleans......................................................... 1,290
Maryland
 Bethesda(1).........................................................   407
 Gaithersburg/Washingtonian Center...................................   284
Massachusetts
 Boston/Newton.......................................................   430
 Hyatt Regency, Cambridge............................................   469
 Swissotel, Boston...................................................   498
Michigan
 The Ritz-Carlton, Dearborn..........................................   308
 Detroit Livonia.....................................................   224
 Detroit Romulus.....................................................   245
 Detroit Southfield..................................................   226
Minnesota
 Minneapolis City Center.............................................   583
 Minneapolis Southwest(2)............................................   321
Missouri
 Kansas City Airport(1)..............................................   382
New Hampshire
 Nashua..............................................................   251
New Jersey
 Hanover.............................................................   353
 Newark Airport(1)...................................................   591
 Park Ridge(1).......................................................   289
New Mexico
 Albuquerque(1)......................................................   411
New York
 Albany(2)...........................................................   359
 New York Financial Center...........................................   504
 New York Marquis(1)................................................. 1,944
 Swissotel, The Drake................................................   494
North Carolina
 Charlotte Executive Park............................................   298
 Greensboro/Highpoint(1).............................................   299
 Raleigh Crabtree Valley.............................................   375
 Research Triangle Park..............................................   224
Ohio
 Dayton..............................................................   399
Oklahoma
 Oklahoma City.......................................................   354
 Oklahoma City Waterford.............................................   197

Location                      Rooms
--------                      -----
Oregon
 Portland....................   503
Pennsylvania
 Four Seasons, Philadelphia..   364
 Philadelphia Convention
  Center(1)(2)............... 1,408
 Philadelphia Airport(1).....   419
Tennessee
 Memphis.....................   403
Texas
 Dallas/Fort Worth Airport...   492
 Dallas Quorum(1)............   547
 Houston Airport(1)..........   565
 Houston Medical Center(1)...   386
 JW Marriott Houston.........   514
 Plaza San Antonio(1)........   252
 San Antonio Rivercenter(1).. 1,001
 San Antonio Riverwalk(1)....   512
Utah
 Salt Lake City(1)...........   510
Virginia
 Dulles Airport(1)...........   368
 Fairview Park...............   395
 Hyatt Regency, Reston.......   514


Location                                                             Rooms
--------                                                            -------
Virginia (continued)
 Key Bridge(1).....................................................     586
 Norfolk Waterside(1)..............................................     404
 Pentagon City Residence Inn.......................................     299
 The Ritz-Carlton, Tysons Corner(1)................................     398
 Washington Dulles Suites..........................................     254
 Westfields........................................................     335
 Williamsburg......................................................     295
Washington
 Seattle SeaTac Airport............................................     459
Washington, DC
 Washington Metro Center...........................................     456
Canada
 Calgary...........................................................     380
 Toronto Airport(2)................................................     423
 Toronto Eaton Center(1)...........................................     459
 Toronto Delta Meadowvale..........................................     374
Mexico
 JW Marriott Hotel, Mexico City (2)(3).............................     312
 Mexico City Airport Hotel (2)(3)..................................     600
                                                                    -------
TOTAL..............................................................  58,009
                                                                    =======

--------

(1) The land on which this hotel is built is leased under one or more long-term lease agreements.


(2)  This property is not wholly owned by the operating partnership.


(3)  This property is not leased to the TRS.


Other Real Estate Investments


   In addition to our 122 full-service hotels, we maintain investments in general and/or limited partner interests in partnerships that in the aggregate own 2 full-service hotels and 158 limited service hotels, as well as other real estate investments, the operations of which we do not consolidate. During 2001, our EBITDA from these partnership investments was less than 1% of our total EBITDA. Typically, we and certain of our subsidiaries manage our investments and, through a combination of general and limited partnership and limited liability company interests, conduct the venture's or partnership's business. As of December 31, 2001, the combined balance sheets of these investments included approximately $1.7 billion in assets and $1.3 billion in debt, principally mortgages. All partnership investments in which we do not own a controlling interest are accounted for using the equity method, and, accordingly, do not consolidate the debt or assets on our balance sheet. All of the debt of those partnerships is non-recourse to us and our subsidiaries.


   The hotels owned by the partnerships are currently operated under management agreements with Marriott International or its subsidiaries. As the general partner, we oversee and monitor Marriott International and its subsidiaries' performance pursuant to these agreements. Additionally, we are responsible for the payment of partnership obligations from partnership funds, preparation of financial reports and tax returns and communications with lenders, limited partners and regulatory bodies. As the general partner, we are reimbursed for the cost of providing these services subject to limitations in certain cases. Cash distributions provided from these partnerships are tied to the overall performance of the underlying properties and the overall level of debt. Distributions from these partnerships to us were $8.8 million in 2001 and $1.3 million in 2000. There were no distributions in 1999.


   On March 1, 2002, we mailed a consent solicitation to the limited partners of Marriott Residence Inn Limited Partnership, in which we own a 1% general partnership interest, relating to the sale of the partnership to a third party. The partnership owns 15 Residence Inn hotels. We have received sufficient votes as of March 20, 2002 to approve the sale subject to normal and customary closing conditions, and we anticipate the sale to close during the second quarter of 2002. Additionally, we are currently in discussions to sell the Marriott

Residence Inn II Limited Partnership, which owns 23 Residence Inn hotels, including our 1% general partnership interest. The proceeds to us from the sale of these partnerships, if any, would not be material.


   Effective August 16, 2001, we sold our limited partnership interests in the Fairfield Inn Limited Partnership for an immaterial amount and withdrew as general partner, eliminating any further role in the partnership. Additionally, Mutual Benefit/Marriott Hotel Associates-I L.P., a partnership of which Host REIT is general partner and the owner of the Richmond Marriott Hotel, filed for Chapter 11 bankruptcy protection in December 2001. Host REIT is currently in discussions with the City of Richmond, other independent parties, and the primary lender regarding restructuring the partnership.


   As a result of the consolidation of Rockledge during March 2001, we own a 49% interest in the partnership that owns the 36-hole Greg Norman-designed golf course surrounding our Ritz-Carlton, Naples Golf Resort. As previously discussed, during 2000 we acquired a non-controlling interest in the partnership that owns the 772-room J.W. Marriott Hotel in Washington, D.C. for $40 million. This partnership has $95 million in debt that is non-recourse to Host Marriott.


   Courtyard Joint Venture. In March 2000, Rockledge formed a joint venture with Marriott International to acquire and hold the partnership interests in the Courtyard by Marriott Limited Partnership ("CBM I") and Courtyard by Marriott II Limited Partnership ("CBM II"), which together own 120 Courtyard by Marriott properties totaling 17,559 rooms. The formation of the joint venture and the acquisition of the CBM I and CBM II partnership interests was effected as part of a settlement of litigation brought against Host Marriott and Marriott International by CBM I and CBM II limited partners. For our 50% interest in the joint venture the operating partnership and Rockledge contributed $90 million and the CBM I and CBM II partnership interests that we already owned. The joint venture acquired the partnership interests in CBM I and CBM II for an aggregate payment in cash of $372 million, which was funded by our cash contribution together with Marriott International's cash contribution and $200 million of non-recourse mezzanine debt provided by Marriott International to the joint venture. Additionally, the joint venture has approximately $735 million of debt, all of which is non-recourse to and not guaranteed by Host Marriott, that consists of the following: 1) the $287 million mortgage maturing April 2012 requiring monthly payments of principal and interest at a fixed interest rate of 7.865% which is secured by the 50 hotels owned by CBM I; 2) the $127 million senior notes maturing February 2008 requiring semiannual interest payments at a fixed interest rate of 10.75% (the notes are secured by a first priority pledge of CBM II of its general and limited partnership interests); 3) the $321 million multi-class commercial mortgage pass-through certificates maturing January 2013 requiring monthly payments of principal and interest at weighted average interest rate of 7.8%, which is secured by first priority mortgage liens on the 69 hotels owned by CBM
II. Each of the joint venture's 120 hotels is operated by Marriott International pursuant to long-term management agreements. Since we do not control the Courtyard joint venture, we record our investment using the equity method of accounting.


   HPT Leases. Prior to 1997, we divested certain limited-service hotel properties through the sale and leaseback of 53 Courtyard properties and 18 Residence Inn properties to Hospitality Properties Trust ("HPT"). The Courtyard and Residence Inn properties are subleased to subsidiaries of Crestline under sublease agreements and are managed by Marriott International under long-term management agreements. Revenues for these 71 properties of $77 million, $83 million and $80 million for 2001, 2000 and 1999, respectively, are reflected in our rental income. Rental payments to HPT totaled $72 million, $74 million and $71 million for 2001, 2000 and 1999, respectively.


   Other Real Estate Activities. We conduct lease activity related to approximately 249,000 square feet of office space in four buildings that we own in Atlanta, Chicago and San Francisco which is included in rental income in our statements of operations. Additionally, we have lease and sublease activity relating to Host Marriott's former restaurant operations for which we remain contingently liable. As of December 31, 2001, the expected sublease rental income for the restaurant operations exceeded our contingent lease liability. We also have guarantees related to certain divested restaurant properties. The guarantees totaled $57 million and $68 million as of December 31, 2001 and 2000, respectively. We consider the likelihood of any payments under any of these lease guarantees or contingencies to be remote.


   During 2001, we recorded interest on a note relating to the 1994 sale of 26 Fairfield Inns under the cost recovery method.


   For a more detailed discussion of our other real estate investments, which includes a summary of the outstanding debt balances of our affiliates, see Note 4 to the Consolidated Financial Statements, "--Investments in and Receivables from Affiliates."


Environmental and Regulatory Matters


   Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under, or in such property. Such laws may impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, certain environmental laws and common law principles could be used to impose liability for release of asbestos-containing materials, and third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released asbestos-containing materials. Environmental laws also may impose restrictions on the manner in which property may be used or business may be operated, and these restrictions may require expenditures. In connection with our current or prior ownership or operation of hotels, we may be potentially liable for any such costs or liabilities. Although we are currently not aware of any material environmental claims pending or threatened against us, we can offer no assurance that a material environmental claim will not be asserted against us.


Material Agreements


   Our hotels are managed and operated by third parties pursuant to management agreements with our subsidiaries to which we have leased our hotels. The initial term of our management agreements is generally 15 to 20 years in length with multiple renewal terms. As of March 1, 2002, 101 of our hotels are managed by Marriott International or its affiliates as Marriott or Ritz-Carlton hotels. The following is a brief summary of the material terms typical to our current management agreements, an example of which has been filed with the Securities & Exchange Commission as an exhibit to this report.


  . General. Under each management agreement, the manager provides complete management services to the applicable lessee with respect to management of such lessee's hotels.


  . Operational services. The managers have sole responsibility and exclusive authority for all activities necessary for the day-to-day operation of the hotels, including establishing all room rates, processing reservations, procuring inventories, supplies and services, providing periodic inspection and consultation visits to the hotels by the managers' technical and operational experts and promoting and publicizing of the hotels. The manager receives compensation in the form of a base management fee and an incentive management fee, typically calculated as percentages of gross revenues and operating profits, respectively. The incentive management fee typically is paid only after an agreed upon return has been paid to our lessee subsidiary from the remaining profit to the hotel.


  . Executive supervision and management services. The managers provide all managerial and other employees for the hotels, review the operation and maintenance of the hotels, prepare reports, budgets and projections, provide other administrative and accounting support services to the hotel, such as planning and policy services, financial planning, divisional financial services, risk planning services, product planning and development, employee planning, corporate executive management, legislative and governmental representation and certain in-house legal services; and protect trademarks, trade-names and service marks. The manager also provides a national reservations system.

  . Chain services. The management agreements require the manager to furnish chain services that are furnished generally on a central basis. Such services include: (1) the development and operation of computer systems and reservation services, (2) regional management and administrative services, regional marketing and sales services, regional training services, manpower development and relocation costs of regional personnel and (3) such additional central or regional services as may from time to time be more efficiently performed on a regional or group level. Costs and expenses incurred by the manager in providing such services are allocated among all hotels managed by the manager or its affiliates.


  . Working capital and fixed asset supplies. Our management agreements typically require us to maintain working capital for each hotel and to fund the cost of fixed asset supplies such as linen and other similar items. We are also responsible for providing funds to meet the cash needs for the hotel operations of the hotels if at any time the funds available from hotel operations are insufficient to meet the financial requirements of the hotels.


  . FF&E replacements. The management agreements generally provide that once each year the manager will prepare a list of furniture, fixtures and equipment (FF&E) to be acquired and certain routine repairs to be performed in the next year and an estimate of the funds that are necessary therefor, subject to our review or approval. Under the agreement, we are required to provide to the manager all necessary FF&E for the operation of the hotels (including funding any required FF&E replacements). For purposes of funding the FF&E replacements, a specified percentage of the gross revenues of the hotel is deposited by the manager in an escrow account (typically 5%). However, for 38 of our hotels, we have entered into an agreement with Marriott International to allow us to fund such expenditures directly as incurred from a consolidated account subject to maintaining a balance of the greater of $15 million or 40% of the total contributions made in the prior year to the reserve account at all times in the account used for such expenditures.


  . Building alterations, improvements and renewals. The management agreements require the manager to prepare an annual estimate of the expenditures necessary for major repairs, alterations, improvements, renewals and replacements to the structural, mechanical, electrical, heating, ventilating, air conditioning, plumbing and vertical transportation elements of each hotel. In addition to the foregoing, the management agreements generally provide that the manager may propose such changes, alterations and improvements to the hotel as are required, in the manager's reasonable judgment, to keep the hotel in a competitive, efficient and economical operating condition.


  . Sale of the hotel. Most of the management agreements limit our ability to sell, lease or otherwise transfer the hotels unless the transferee is not a competitor of the manager, and unless the transferee assumes the related management agreements and meets specified other conditions.


  . Service marks. During the term of the management agreements, the service mark, symbols and logos currently used by the manager, such as Marriott International, Ritz-Carlton, Four Seasons, Hyatt and Swissotel, may be used in the operation of the hotel. Any right to use the service marks, logo and symbols and related trademarks at a hotel will terminate with respect to that hotel upon termination of the management agreement with respect to such hotel.


  . Termination fee. Most of the management agreements provide that if the management agreement is terminated prior to its full term due to casualty, condemnation or the sale of the hotel, the manager would receive a termination fee.


  . Termination for failure to perform. Most of the management agreements may be terminated based upon a failure to meet certain financial performance criteria, subject to the manager's right to prevent such termination by making specified payments to us based upon the shortfall in such criteria.


   We are currently negotiating with Marriott International certain changes to the management and other agreements for our Marriott-managed hotels. If made, the changes, which remain subject to the consent of various lenders to the properties and other third parties, would be effective as of December 29, 2001. There can be no assurance that the negotiations will be successful, that the changes will be made in substantially the form described below or that we will receive the necessary consents to implement the amendments. The amendments to the management agreements that are under discussion include the following:


  .Providing additional approval rights relating to the annual operating budgets and FF&E estimates;


  . Reducing certain expenses to the properties and lowering our working capital requirements;


  . Clarifying the circumstances and conditions under which Marriott
    International and its affiliates may earn a profit on transactions with the hotels, in addition to the amounts that Marriott International earns through its base and incentive management fees;


  . Enhancing territorial restrictions for certain hotels;


  . Reducing the incentive management fees that we pay on our portfolio of Marriott-managed hotels;


  . Expanding the pool of hotels that are subject to an existing agreement that allows us to sell certain assets without a Marriott International management agreement, and revising the method for determining the number of hotels that may be sold without a Marriott International management agreement or a franchise agreement, and, in each case, without the payment of a termination fee; and


  . Terminating Marriott International's right to purchase up to 20% of each class of Host REIT's outstanding voting shares upon certain changes of control and clarifying existing provisions in the management agreements that limit our ability to sell a hotel or our company to a competitor of Marriott International.


Employees


   We have 199 employees at March 1, 2002, including approximately 14 employees who are covered by a collective bargaining agreement that is subject to review and renewal on a regular basis. We believe that we and our managers generally have good relations with labor unions and have not experienced any material business interruptions as a result of labor disputes.


Non-competition agreements

   We agreed with Crestline that until December 31, 2003, we would not purchase, finance or otherwise invest in senior living communities, or act as an agent or consultant with respect to any of the foregoing activities, except for acquisitions of communities which represent an immaterial portion of a merger or similar transaction or for minimal portfolio investments in other entities. In connection with the acquisition of the Crestline Lessee Entities, the non-competition agreement was terminated effective January 1, 2001 and thereafter.

   We agreed with Marriott International that until June 21, 2007, we would not operate, manage or franchise (as franchisor) senior living facilities or invest, finance or act as an agent or consultant with respect to any of the foregoing activities, except for acquisitions of entities engaged in such operating, management or franchising activities if such activities are terminated or divested with 12 months of such acquisition or for minimal portfolio investments in such entities and except for operating or managing senior living facilities for a transitional period or up to 12 months in connection with a change in the operator or manager of such facility.

Legal Proceedings

   We believe all of the lawsuits in which we are a defendant, including the following lawsuits, are without merit and we intend to defend vigorously against such claims; however, no assurance can be given as to the outcome of any of the lawsuits.


   We believe all of the lawsuits in which we are a defendant, including the following lawsuits, are without merit and we intend to defend vigorously against such claims; however, no assurance can be given as to the outcome of any of the lawsuits.

   Marriott Hotel Properties II Limited Partnership (MHP II). Limited partners of MHP II filed putative class action lawsuits in Palm Beach County Circuit Court on May 10, 1996, Leonard Rosenblum, as Trustee of the Sylvia Bernice Rosenblum Trust, et. al. v. Marriott MHP Two Corporation, et. al., Case No. CL-96-4087-AD, and, in the Delaware Court of Chancery on April 24, 1996, Cary W. Salter, Jr., et. al. v. MHP II Acquisition Corp., et. al., respectively, against Host REIT and certain of its affiliates alleging that the defendants violated their fiduciary duties and engaged in fraud and coercion in connection with the 1996 tender offer for MHP II units and with our acquisition of MHP II during the 1998 REIT conversion. The plaintiffs in these actions are seeking unspecified damages.


   In the Florida case, the defendants removed the case to the United States District Court for the Southern District of Florida and, after hearings on various procedural motions, the District Court remanded the case to state court on July 25, 1998.


   In the Delaware case, the Delaware Court of Chancery initially granted the plaintiffs' motion to voluntarily dismiss the case with the proviso that the plaintiffs could refile in the aforementioned action in federal court in Florida. After the District Court's remand of the Florida action back to Florida state court, two of the three original Delaware plaintiffs asked the Court of Chancery to reconsider its order granting their voluntary dismissal. The Court of Chancery refused to allow the plaintiffs to join the Florida action and, instead, reinstated the Delaware case, now styled In Re Marriott Hotel Properties II Limited Partnership Unitholders Litigation, Consolidated Civil Action No. 14961. On January 29, 1999, Cary W. Salter, one of the original plaintiffs, alone filed an Amended Consolidated Class Action Complaint in the Delaware action. On January 24, 2000, the Delaware Court of Chancery issued a memorandum opinion in which the court dismissed all but one of the plaintiff's claims, which remaining claim concerns the adequacy of disclosure during the initial tender offer. On October 22, 2001, we entered into a settlement agreement with respect to the two above-referenced cases. At a fairness hearing held on February 22, 2002, the Florida court gave final approval to the settlement. The Court of Chancery subsequently dismissed the Delaware case. All appeal periods have expired and the settlement has been consummated.


   A subsequent lawsuit, Accelerated High Yield Growth Fund, Ltd., et al. v. HMC Hotel Properties II Limited Partnership, et. al., C.A. No. 18254NC, was filed on August 23, 2000 in the Delaware Court of Chancery by the MacKenzie Patterson group of funds, one of the three original Delaware plaintiffs, against Host REIT and certain of its affiliates alleging breach of contract, fraud and coercion in connection with the acquisition of MHP II during the 1998 REIT conversion. The plaintiffs allege that our acquisition of MHP II by merger in connection with the REIT conversion violated the partnership agreement and that our subsidiary acting as the general partner of MHP II breached its fiduciary duties by allowing the merger to occur. The settlement referenced above resolves all claims of MHP II's limited partners against Host REIT and its affiliates with the exception of the claims of the MacKenzie Patterson group. The MacKenzie Patterson group elected to opt out of the settlement class with respect to its 28 limited partner units. Discovery is proceeding in this case.


   Mutual Benefit Chicago Marriott Suite Hotel Partners, L.P. ("O'Hare Suites"). On October 5, 2000, Joseph S. Roth and Robert M. Niedelman, limited partners in O'Hare Suites, filed a putative class action lawsuit, Joseph S. Roth, et al., v. MOHS Corporation, et al., Case No. 00CH14500, in the Circuit Court of Cook County, Illinois, Chancery Division, against Host REIT, Host LP, Marriott International, and MOHS Corporation, a subsidiary of Host LP and a former general partner of O'Hare Suites. The plaintiffs allege that an improper calculation of the hotel manager's incentive management fees resulted in inappropriate payments in 1997 and 1998, and, consequently, in an inadequate appraised value for their limited partner units in connection with the acquisition of O'Hare Suites during the 1998 REIT conversion. The plaintiffs are seeking damages of approximately $13 million. On August 28, 2001, the plaintiffs filed a third amended complaint, which did not include Marriott International as a defendant. We responded by filing a motion to dismiss based on the plaintiffs' lack of standing to bring a derivative action under Rhode Island law. At a hearing held on

December 10, 2001, the court denied this motion and we sought leave to file an appeal. Although the court granted leave to appeal on March 15, 2002, the appellate court declined to entertain the appeal. Discovery is proceeding in this action.


   Swissotel. On June 22, 2001, Swissotel Management (USA) L.L.C. ("Swissotel") filed a lawsuit against Host REIT, and five of our subsidiaries, regarding the hotel management agreements between Swissotel and BRE/Swiss LLC, dated August 1, 1997 (the "Management Agreements"). The Management Agreements relate to the Swissotel hotels in Atlanta, Boston, Chicago, and New York (the "Hotels").


   On January 18, 2001, we informed Swissotel that reports received from engineering consultants hired by us to inspect the New York hotel established that Swissotel failed to meet its responsibilities to operate and maintain the New York hotel in accordance with a first-class hotel standard. In response to this notice, Swissotel filed a lawsuit seeking declaratory relief, but later agreed to arbitrate the matter as required by the management agreement for the New York hotel. On May 18, 2001, we informed Swissotel that a performance shortfall existed under the Management Agreements for fiscal year 2000. A week later, on May 25, 2001, we declared that Swissotel was in default under the Management Agreements due to deficiencies in its accounting practices. In addition, we informed Swissotel that we were withholding our consent to the sale of its management business to Raffles International. Notwithstanding this latter notice, Swissotel and Raffles closed on their proposed transaction during the first week of June.


   In response to the performance shortfall and accounting notices, Swissotel filed a second lawsuit seeking declarations that it is not in violation of the Management Agreements. In addition, Swissotel has demanded arbitration of those issues which are arbitrable under the Management Agreements. Swissotel argues that its accounting practices were, and are, in accordance with the requirements of the Management Agreements. Swissotel also claims that the performance of the Hotels in fiscal year 2000 exceeded the performance standard described in the Management Agreements. Swissotel maintains that the May 18 and 25 letters have no force and effect, and that no event of default can be declared under the Management Agreements. On July 25, 2001, the defendants filed answers to the complaint and counterclaims against Swissotel and Raffles for breach of contract and tortuous interference, respectively. In addition, we responded to the arbitration demand by denying that any of the issues raised by Swissotel are arbitrable under the Management Agreements. Swissotel filed an amended complaint on August 14, 2001. We subsequently participated in settlement discussions with Swissotel and entered into a confidentiality agreement and a standstill agreement which, unless extended, will expire on May 17, 2002. Absent settlement or an extension of the standstill agreement, our response to Swissotel's amended complaint will be due on June 7, 2002.



Certain Policies

   The following is a discussion of our and Host REIT's policies with respect to distributions, investments, financing, lending, conflicts of interest and certain other activities. Our policies with respect to these activities are determined by the Board of Directors of Host REIT and may be amended or revised from time to time at the discretion of the Board of Directors, except that changes in certain policies with respect to conflicts of interest must be consistent with legal and contractual requirements.

  Investment Policies

   Investments in Real Estate or Interests in Real Estate. Host REIT is required to conduct all of its investment activities through us. Our investment objectives are to

  .  achieve long-term sustainable growth in FFO per OP Unit and cash flow;

  . maximize the value of our existing portfolio through an aggressive asset management program which focuses on selectively improving and expanding our hotels;

  . acquire additional existing and newly developed upscale and luxury full service hotels in targeted markets (primarily focusing on downtown hotels in core business districts in major metropolitan markets and select airport and resort/convention locations);

  . complete our current development and expansion program, and selectively develop and construct upscale and luxury full service hotels;

  . recycle capital through opportunistic asset sales and selective dispositions of noncore assets; and

  .  opportunistically pursue other real estate investments.

   Our business primarily focuses on upscale and luxury full service hotels. Where appropriate, and subject to REIT qualification rules and limitations contained in our partnership agreement, we may sell certain of our hotels.

   We also may participate with other entities in property ownership through joint ventures or other types of co-ownership. Equity investments may be subject to existing mortgage financing and other indebtedness or such financing or indebtedness may be incurred in connection with acquiring investments. Any such financing or indebtedness will have priority over our equity interest in such property.

   Investments in Real Estate Mortgages. While we will emphasize equity real estate investments, we may, in our discretion, invest in mortgages and other similar interests. We do not intend to invest to a significant extent in mortgages or deeds of trust, but may acquire mortgages as a strategy for acquiring ownership of a property or the economic equivalent thereof, subject to the investment restrictions applicable to REITs. In addition, we may invest in mortgage-related securities and/or may seek to issue securities representing interests in such mortgage-related securities as a method of raising additional funds.

   Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers. Subject to the percentage ownership limitations and gross and asset income tests necessary for REIT qualification, we also may invest in securities of other entities engaged in real estate activities or invest in securities of other issuers, including for the purpose of exercising control over such entities. We may acquire all or substantially all of the securities or assets of other REITs or similar entities where such investments would be consistent with our investment policies. No such investments will be made, however, unless the Board of Directors determines that the proposed investment would not cause either Host REIT or us to be an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

  Financing Policies

   Neither our nor Host REIT's organizational documents contain restrictions on incurring debt. The indenture described in this prospectus under "Description of Series I Senior Notes" and our existing bank credit facility impose limitations on the incurrence of indebtedness. The indenture limits the amount of debt that we may incur if, immediately after giving effect to the incurrence of such additional debt, the aggregate principal amount of all of our and our subsidiaries on a consolidated basis is greater than 65% of our undepreciated total assets on the date of such incurrence. We may, from time to time, reduce our outstanding indebtedness by repurchasing a portion of such outstanding indebtedness, subject to certain restrictions contained in our partnership agreement and the terms of our outstanding indebtedness. We will from time to time reevaluate our borrowing policies in light of then current economic conditions, relative costs of debt and equity capital, market conditions, market values of properties, growth and acquisition opportunities and other factors. Consequently, our financing policy is subject to modification and change. We may waive or modify our borrowing policy without notice to, or vote of, the holders of any of our securities or any securities of Host REIT.

   To the extent that the Host REIT Board of Directors determines to seek additional capital, we or Host REIT may raise such capital through equity offerings, debt financing or retention of cash flow or a combination of these methods. As long as we are in existence, the net proceeds of all equity capital raised by Host REIT will be contributed to us in exchange for OP Units, which will dilute the ownership interest of our limited partners.

   In the future, we may seek to extend, expand, reduce or renew our existing credit facility, or obtain new credit facilities or lines of credit, subject to our general policy relating to the ratio of debt-to-total market capitalization, for the purpose of making acquisitions or capital improvements or providing working capital or meeting the taxable income distribution requirements for REITs under the Internal Revenue Code. In the future, we and Host REIT also may determine to issue securities senior to the common shares or OP Units, including preferred shares and debt securities (either of which may be convertible into common shares or OP Units or may be accompanied by warrants to purchase common shares or OP Units).

   We have not established any limit on the number or amount of mortgages that may be placed on any single hotel or on its portfolio as a whole, although our objective is to reduce its reliance on secured indebtedness.

  Lending Policies

   We may consider offering purchase money financing in connection with the sale of a hotel where the provision of such financing will increase the value we receive for the hotel sold.

  Policies With Respect to Other Activities

   We may, but do not presently intend to, make investments other than as previously described. Host REIT will make investments only through us. We and Host REIT have authority to offer our securities and to repurchase or otherwise reacquire our securities and may engage in such activities in the future. We and Host REIT also may make loans to joint ventures in which we may participate in the future to meet working capital needs. We do not, and Host REIT does not, intend to engage in trading, underwriting, agency distribution or sale of securities of other issuers. Host REIT's policies with respect to such activities may be reviewed and modified from time to time by Host REIT's Board of Directors without notice to, or the vote of, the holders of any securities of Host REIT or us.

                                   MANAGEMENT

Executive Officers and Directors of Host REIT

   The following table sets forth certain information with respect to persons who are the directors and executive officers of Host REIT, our sole general partner. Host REIT currently has a vacancy on its Board of Directors due to the death of R. Theodore Ammon. Mr. Ammon had served on the Board since 1992, and most recently was Chair of its Audit Committee.


Name                               Age              Position With Host REIT
----                               ---              -----------------------
Richard E. Marriott(1)...........   63 Chairman of the Board of Directors
Christopher J. Nassetta..........   39 Director, President and Chief Executive Officer
Robert M. Baylis.................   63 Director
Terence C. Golden................   57 Director
Ann McLaughlin Korologos.........   60 Director
J.W. Marriott, Jr.(1)............   69 Director
John G. Schreiber................   55 Director
Harry L. Vincent, Jr. ...........   82 Director
                                       Executive Vice President and Chief Financial
Robert E. Parsons, Jr. ..........   46 Officer
                                       Executive Vice President--Acquisitions and
James F. Risoleo.................   46 Development
                                       Executive Vice President and Chief Operating
W. Edward Walter.................   46 Officer
Elizabeth A. Abdoo...............   43 Senior Vice President, General Counsel and
                                       Corporate Secretary
                                       Senior Vice President--Taxes and General Tax
Richard Burton...................   46 Counsel
John A. Carnella.................   38 Senior Vice President and Treasurer
Donald D. Olinger................   43 Senior Vice President and Controller

--------
(1)  Richard E. Marriott and J.W. Marriott, Jr. are brothers.

   The following is a biographical summary of the experience of the persons who are the directors and executive officers of Host REIT.

   Richard E. Marriott. Mr. Richard E. Marriott has been a Director of Host Marriott Corporation, now Host REIT, since 1979 and is a Director of Marriott International, Inc. (from which he has announced he will resign in May 2002) and the Polynesian Cultural Center, and he is Chairman of the Board of First Media Corporation. Mr. Marriott also serves on the Federal City Counsel, the Board of Associates for Gallaudet University and the National Advisory Council of Brigham Young University. He is a past President of the National Restaurant Association. In addition, Mr. Marriott is the President and a Trustee of the Marriott Foundation for People with Disabilities. Mr. Marriott joined Host Marriott Corporation in 1965 and has served in various executive capacities. In 1984, he was elected Executive Vice President, and in 1986, he was elected Vice Chairman of the Board of Directors. In 1993, Mr. Marriott was elected Chairman of the Board. Mr. Marriott's term as a director of Host REIT will expire at the 2004 annual meeting of shareholders.


   Christopher J. Nassetta. Mr. Nassetta has been a Director of Host Marriott Corporation, now Host REIT, since 1999 and became the President and Chief Executive Officer of Host REIT in May 2000. He also serves on the Board of Trustees of Prime Group Realty Trust and as a member of the McIntire School of Commerce Advisory Board for the University of Virginia. From 1995 until May 2000, he served as Executive Vice President and was elected Chief Operating Officer of Host Marriott Corporation in 1997. Prior to joining Host, Mr. Nassetta served as President of Bailey Realty Corporation from 1991 until 1995. He had previously served as Chief Development Officer and in various other positions with The Oliver Carr Company from 1984 through 1991. Mr. Nassetta's term as a Director of Host REIT will expire at the 2004 annual meeting of shareholders.

   Robert M. Baylis. Mr. Baylis has been a Director of Host Marriott Corporation, now Host REIT, since 1996 and is the retired Vice Chairman of CS First Boston. Prior to his retirement, Mr. Baylis was Chairman and Chief Executive Officer of CS First Boston Pacific, Inc. Mr. Baylis is also a director of New York Life Insurance Company, Covance Inc., Gildan Activewear, Inc., PartnerRe Ltd., and Credit Suisse First Boston (USA), Inc. He is also an overseer of the University of Pennsylvania Museum, a director of The International Forum, an executive education program of the Wharton School, and a member of the Advisory Council of the Economics Department of Princeton University. Mr. Baylis's term as a Director of Host REIT will expire at the 2003 annual meeting of shareholders.

   Terence C. Golden. Mr. Golden has been a Director of Host Marriott Corporation, now Host REIT, since 1995 and served as President and Chief Executive Officer of Host REIT from 1995 until his retirement in May 2000. He also serves as Chairman of Bailey Realty Corporation and Bailey Capital Corporation and various affiliated companies. In addition, Mr. Golden is a Director of American Classic Voyages Co., Cousins Properties, Inc., Potomac Electric Power Company, The Morris and Gwendolyn Cafritz Foundation and the District of Columbia Early Childhood Collaborative. He is also Chairman of the Federal City Council. Prior to coming to Host REIT, Mr. Golden had served as chief financial officer of The Oliver Carr Company and was a Founder and National Managing Partner of Trammel Crow Residential Companies. He has also served as Administrator of the U.S. General Services Administration and as Assistant Secretary of the U.S. Department of the Treasury. Mr. Golden's term as a Director of Host REIT will expire at the 2003 annual meeting of shareholders.

   Ann McLaughlin Korologos. Ms. Korologos has been a Director of Host Marriott Corporation, now Host REIT, since 1993 and currently is Senior Advisor to Benedetto, Gartland & Company, Inc., an investment banking firm in New York. She formerly served as President of the Federal City Council from 1990 until 1995 and as Chairman of The Aspen Institute from 1996 until August 2000. Ms. Korologos has served with distinction in several U.S. Administrations in such positions as Secretary of Labor and Under Secretary of the Department of the Interior. She also serves as a Director of AMR Corporation, Fannie Mae, Kellogg Company, Microsoft Corporation, Donna Karan International, Inc., Vulcan Materials Company and Harman International Industries, Inc. Ms. Korologos's term as a Director of Host REIT will expire at the 2003 annual meeting of shareholders.

   J.W. Marriott, Jr. Mr. J.W. Marriott, Jr. has been a Director of Host Marriott Corporation, now Host REIT, since 1964 and is Chairman of the Board and Chief Executive Officer of Marriott International, Inc., and a Director of General Motors Corporation and the Naval Academy Endowment Trust. He also serves on the Board of Directors of Georgetown University and on the Board of Trustees of the National Geographic Society. He serves on the Executive Committee of the World Travel & Tourism Council and is a member of the Business Council. Mr. Marriott's term as a Director of Host REIT will expire at the 2002 annual meeting of shareholders, and he has announced that he will not stand for re-election to the Board of Directors.


   John G. Schreiber. Mr. Schreiber has been a Director of Host Marriott Corporation, now Host REIT, since 1998 and is President of Centaur Capital Partners, Inc. and a senior advisor and partner of Blackstone Real Estate Advisors, L.P., an affiliate of The Blackstone Group L.P. Mr. Schreiber serves as a Trustee of AMLI Residential Properties Trust and as a Director of JMB Realty Corporation, The Brickman Group, Ltd. and a number of mutual funds advised by T. Rowe Price Associates, Inc. Prior to his retirement as an officer of JMB Realty Corporation in 1990, Mr. Schreiber was Chairman and CEO of JMB/Urban Development Company and an Executive Vice President of JMB Realty Corporation. Mr. Schreiber's term as a Director of Host REIT will expire at the 2002 annual meeting of shareholders.

   Harry L. Vincent, Jr. Mr. Vincent has been a Director of Host Marriott Corporation, now Host REIT, since 1969 and is a retired Vice Chairman of Booz-Allen & Hamilton, Inc. He also served as a Director of Signet Banking Corporation from 1973 until 1989. Mr. Vincent's term as a Director of Host REIT will expire at the 2002 annual meeting of shareholders at which time he will retire from the Board of Directors.


   Robert E. Parsons, Jr. Mr. Parsons joined the Corporate Financial Planning staff of Host Marriott Corporation, now Host REIT, in 1981 and was made Assistant Treasurer in 1988. In 1993, Mr. Parsons was elected Senior Vice President and Treasurer of Host Marriott Corporation, and in 1995, he was elected Executive Vice President and Chief Financial Officer of Host Marriott Corporation. Mr. Parsons is now Executive Vice President and Chief Financial Officer of Host REIT.

   James F. Risoleo. Mr. Risoleo joined Host Marriott Corporation, now Host REIT, in 1996 as Senior Vice President for Acquisitions, and he was elected Executive Vice President in May 2000. He is responsible for Host Marriott's development, acquisition and disposition activities. Prior to joining Host Marriott, Mr. Risoleo served as Vice President of Development for Interstate Hotels Corporation, then the nation's largest independent hotel management company. Before joining Interstate, he was Senior Vice President at Westinghouse Financial Services. Mr. Risoleo is a member of the Pennsylvania Bar Association.

   W. Edward Walter. Mr. Walter joined Host Marriott Corporation, now Host REIT, in 1996 as Senior Vice President for Acquisitions, and he was elected Treasurer in 1998, Executive Vice President in May 2000 and Chief Operating Officer in 2001. Prior to joining Host Marriott, Mr. Walter was a partner with Trammell Crow Residential Company and the President of Bailey Capital Corporation, a real estate firm that focused on tax-exempt real estate investments. Mr. Walter is a member of the District of Columbia Bar Association.

   Elizabeth A. Abdoo. Ms. Abdoo joined Host REIT in June 2001 as Senior Vice President and General Counsel. She was elected Corporate Secretary in August 2001. Prior to joining Host REIT, Ms. Abdoo was an attorney in the legal department of Orbital Sciences Corporation serving as Senior Vice President and Assistant General Counsel from January 2000 to May 2001 and prior to that as Vice President and Assistant General Counsel since 1996.

   Richard Burton. Mr. Burton joined Host Marriott in 1996 as Senior Vice President--Taxes and General Tax Counsel. Prior to joining our company, Mr. Burton was Senior Tax Counsel at Mobil Oil Corporation, and prior to that was with the law firm of Sutherland, Asbill & Brennan.


   John A. Carnella. Mr. Carnella joined Host Marriott in 1997 as Senior Vice President for Acquisitions. In 1998, he moved to our Treasury Department and was elected Treasurer in 2001. Prior to joining Host Marriott, Mr. Carnella was an investment banker with Lazard Freres & Co. and, most recently, he served as a Senior Vice President with the investment banking division of National Westminster Bank.


   Donald D. Olinger. Mr. Olinger joined Host Marriott Corporation, now Host REIT, in 1993 as Director--Corporate Accounting. Later in 1993, Mr. Olinger was promoted to Senior Director and Assistant Controller. He was promoted to Vice President--Corporate Accounting in 1995. In 1996, he was elected Senior Vice President and Corporate Controller. Mr. Olinger is now Senior Vice President and Corporate Controller of Host REIT. Prior to joining Host Marriott Corporation, Mr. Olinger was with the public accounting firm of Deloitte & Touche LLP.

Committees of the Board of Directors

   The Board of Directors of Host REIT, our general partner, has established the following committees:

   Audit Committee. The Audit Committee is composed of four Directors who are not our employees or employees of Host REIT, namely, Robert M. Baylis (Chair), Harry L. Vincent, Jr., Ann McLaughlin Korologos and John G. Schreiber. The Audit Committee meets as a committee at least four times a year;


  . meets with the independent auditors, management representatives and internal auditors;


  . recommends to the Board of Directors appointment of independent auditors;


  . approves the scope of audits and other services to be performed by the independent and internal auditors;


  . considers whether the performance of any professional service by the auditors other than services provided in connection with the audit function could impair the independence of the outside auditors;


  . reviews the results of internal and external audits, the accounting principles applied in financial reporting, and financial and operational controls;

  . reviews interim financial statements each quarter before the company files its Form 10-Q with the Securities and Exchange Commission; and


  . reviews audited financial statements each year before the company files its annual report on Form 10-K with the Securities and Exchange Commission.


   Compensation Policy Committee. The Compensation Policy Committee is composed of four Directors who are not our employees or employees of Host REIT, namely, John G. Schreiber (Chair), Robert M. Baylis, Ann McLaughlin Korologos and Harry
L. Vincent, Jr. The Compensation Policy Committee's functions include recommendations on policies and procedures relating to senior officers' compensation and various employee stock plans, and approval of individual salary adjustments and stock awards in those areas.


   Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is composed of four Directors who are not our employees or employees of Host REIT, namely, Ann McLaughlin Korologos (Chair), Harry L. Vincent, Jr., John G. Schreiber and Robert M. Baylis. It considers candidates for election as Directors and is responsible for keeping abreast of and making recommendations with regard to corporate governance in general. In addition, the Nominating and Corporate Governance Committee fulfills an advisory function with respect to a range of matters affecting the Board of Directors and its Committees, including the making of recommendations with respect to qualifications of Director candidates, compensation of Directors, the selection of committee chairs, committee assignments and related matters affecting the functioning of the Board.


   Host REIT may from time to time form other committees as circumstances warrant. Such committees will have authority and responsibility as delegated by the Board of Directors.

Compensation of Directors

   Directors who are also our officers or officers of Host REIT receive no additional compensation for their services as Directors. Directors who are not officers receive an annual retainer fee of $30,000 as well as an attendance fee of $1,250 for each shareholders' meeting, meeting of the Board of Directors or meeting of a committee of the Board of Directors, regardless of the number of meetings held on a given day, they attend. The chair of each committee of the Board of Directors receives an additional annual retainer fee of $1,000, except for the chair of the Compensation Policy Committee, Mr. Schreiber, who receives an additional annual retainer fee of $6,000. The chair of the Compensation Policy Committee receives a higher annual retainer fee because of the additional duties, which include for example, the annual performance appraisal of the chief executive officer on behalf of the Board, although the final appraisal is determined by the Board. Any individual Director receiving these fees may elect to defer payment of all such fees or any portion thereof pursuant to Host REIT's Executive Deferred Compensation Plan and/or Host REIT's Non-Employee Directors' Deferred Stock Compensation Plan. Directors will also be reimbursed for travel expenses and other out-of-pocket costs incurred in attending meetings, and they also receive, with certain exceptions, complimentary rooms, food and beverage and other hotel services when visiting properties controlled by us or managed by Marriott International.


   Directors who are not also our officers or officers of Host REIT (other than J.W. Marriott, Jr.) receive an annual award of deferred shares of Host REIT common stock equal in value to the amount of the annual retainer fee (currently $30,000) paid to non-employee Directors. This annual award of deferred shares is distributed immediately following the annual meeting of Host REIT shareholders. In 2001, each such award was for 2,250 shares. Host REIT's Non-Employee Directors' Deferred Stock Compensation Plan permits participants to be credited with dividend equivalents which are equal in value to the dividends paid on Host REIT common stock. In addition, in 1997, the following Directors of Host REIT received special one-time awards of Host REIT common stock in the amounts indicated: Mr. Baylis, 7,000 shares; Ms. Korologos, 7,000 shares and Mr. Vincent, 7,000 shares. The special one-time awards of Host REIT common stock vest at the rate of 10% per year of a Director's service on the Board, with credit given for each year of service already completed, and will also become fully vested upon the death or disability of the Directors.

Executive Compensation

   The table below sets forth a summary of the compensation paid by Host Marriott, now Host REIT, for the last three fiscal years to the persons who served as Host Marriott's Chief Executive Officer in 2001 and to the four additional most highly compensated persons serving as executive officers of Host Marriott at the end of Host Marriott's fiscal year 2001 (the "Named Executive Officers").


                           Summary Compensation Table


                                       Annual Compensation       Long-Term Compensation
                                 ------------------------------- -----------------------
                                                    Other Annual  Restricted
                                                    Compensation Stock Awards    LTIP       All Other
   Name and Principal     Fiscal Salary(1) Bonus(2)    (3)(4)       (5)(6)    Payouts(7) Compensation(8)
        Position           Year     ($)      ($)        ($)          ($)         ($)           ($)
   ------------------     ------ --------- -------- ------------ ------------ ---------- ---------------
Richard E. Marriott.....   2001   336,000   84,000    320,878             0          0       16,821
 Chairman of the Board     2000   320,000  192,000    440,221       312,947          0       28,980
                           1999   307,008  150,434    262,548             0          0       26,111

Christopher J.
 Nassetta...............   2001   800,000  350,720          0             0          0       47,696
 President and Chief       2000   624,584  794,684          0     2,586,763          0       69,271
 Executive Officer         1999   500,006  536,106          0             0    947,318       48,363

Robert E. Parsons, Jr...   2001   467,250  217,178          0             0          0       30,012
 Executive Vice            2000   445,000  534,000          0       812,991          0       53,995
 President and Chief       1999   424,996  455,681          0             0    947,318       42,672
 Financial Officer

W. Edward Walter........   2001   429,810  211,466          0       764,902          0       23,192
 Executive Vice            2000   330,209  348,300          0     1,506,058          0       30,625
 President and Chief       1999   279,075  264,792          0             0    590,625       29,632
 Operating Officer

James F. Risoleo........   2001   346,233  163,076          0       399,900          0       13,587
 Executive Vice            2000   279,296  296,000          0       990,704          0       33,546
 President--Acquisitions   1999   228,332  326,984     88,716             0    450,000       23,339
 and Development

--------

(1) Salary amounts include base salary earned and paid in cash during the fiscal year as well as the amount of base salary deferred at the election of the named executive officer under Host REIT's Executive Deferred Compensation Plan.


(2) The bonus consists of the cash bonus earned pursuant to Host REIT's 1997 Comprehensive Stock and Cash Incentive Plan. It was either paid subsequent to the end of each fiscal year or deferred under the Executive Deferred Compensation Plan.


(3) The amounts set forth in this column for Mr. Marriott include $132,150, $125,100 and $110,700 in 2001, 2000 and 1999, respectively, for the allocation of company personnel costs for non-company business, and $152,110, $213,185 and $120,174 in 2001, 2000 and 1999, respectively, for additional cash compensation to cover taxes payable for all other compensation in this column.


(4) The amount set forth in this column for Mr. Risoleo represents the forgiveness of a loan made to Mr. Risoleo related to his relocation expenses in 1996.


(5) Restricted stock awards are subject to various general restrictions, such as continued employment, as well as several performance restrictions. Holders of restricted stock receive dividends and exercise voting rights on their restricted shares. The named executive officers have agreed that any cash dividends on the shares of restricted stock shall, after withholding for or payment of any taxes due on the dividends, be reinvested in shares of Host REIT's common stock either through a dividend reinvestment program or otherwise.

(6) Seventy percent of the restricted shares awarded in 1998 and 2000 have performance restrictions and thirty percent have general restrictions conditioned upon continued employment. The performance criteria established by the Compensation Policy Committee are based upon (i) the measurement of the annual total return to the company's shareholders (Shareholder Return Performance) and (ii) either (a) for 2001 and 2000, the company's achieving specific earnings targets set by the Compensation Policy Committee, or (b) for 1999, the relative performance of Host REIT's stock measured against a published peer index. The total number of restricted and deferred shares held by each named executive officer as of the end of the 2001 fiscal year and the aggregate value of those shares at such time were as follows: Mr. Marriott, 156,781 shares valued at $1,451,792; Mr. Nassetta, 600,000 shares valued at $5,556,000; Mr. Parsons, 365,145 shares valued at $3,381,243; Mr. Walter, 330,716 shares valued at $3,062,430; and Mr. Risoleo, 186,668 shares valued at $1,728,546.


(7) In 1999, the Compensation Policy Committee determined that the time and performance criteria set forth in the long-term incentive plan established in 1996 for Mr. Nassetta, Mr. Parsons, Mr. Risoleo and Mr. Walter had been met. Accordingly, the restricted shares awarded under such long-term incentive plan vested and the restrictions were released.


(8) This column represents Host REIT's matching contributions made under its Retirement and Savings Plan and our Executive Deferred Compensation Plan. Under the Retirement and Savings Plan, Host REIT contributed $5,100 for each of the named executive officers in 2001. The amounts contributed under the Executive Deferred Compensation Plan for 2001 for each named executive officer were as follows: Mr. Marriott, $10,721; Mr. Nassetta, $42,596; Mr. Parsons, $24,912; Mr. Walter, $18,092; and Mr. Risoleo, $8,487. For Mr. Marriott, this column also includes the amount of the taxable economic benefit to Mr. Marriott as a result of our purchase of certain life insurance policies for the benefit of a trust established by Mr. Marriott. For 2001, such taxable economic benefit to Mr. Marriott was $345.


Aggregated Stock Option/SAR Exercises and Year-End Value


   The table below sets forth, on an aggregated basis:


  . information regarding the exercise of options to purchase Host REIT common stock (and shares of common stock of Marriott International, Inc., which Host REIT has previously spun off) by each of the named executive officers listed above on the Summary Compensation Table;


  . information regarding the exercise of stock appreciation rights ("SARs") in Host REIT common stock by each of the named executive officers listed above on the Summary Compensation Table; and


  . the value on December 31, 2001 of all unexercised options and stock appreciation rights held by such individuals.


   Christopher J. Nassetta, W. Edward Walter and James F. Risoleo do not have any options to purchase stock in either of the companies listed in the following table. Richard E. Marriott is the only executive officer who holds stock appreciation rights in Host REIT common stock. In 1998, Mr. Marriott entered into an agreement with Host REIT which canceled all of his then outstanding options to purchase Host REIT common stock and replaced them with stock appreciation rights on equivalent economic terms.

           Aggregated Stock Option/SAR Exercises In Last Fiscal


                  Year And Fiscal Year-End Option Values



                                                               Number of           Value of Unexercised
                                                           Shares Underlying           In-the-Money
                                      Shares           Unexercised Options/SARs       Options/SARs at
                                     Acquired            at Fiscal Year End(2)      Fiscal Year End(3)
                                        on     Value             (#)                        ($)
                                     Exercise Realized ------------------------- -------------------------
Name                      Company(1)   (#)      ($)    Exercisable Unexercisable Exercisable Unexercisable
----                      ---------- -------- -------- ----------- ------------- ----------- -------------
Richard E. Marriott.....       HM        0        0       66,685          0         491,809         0
                               MI        0        0      122,634          0       4,402,838         0
                                       ---      ---      -------        ---       ---------       ---
                            TOTAL        0        0      189,319          0       4,894,647         0

Robert E. Parsons, Jr...       HM        0        0       14,637          0         102,057         0
                               MI        0        0            0          0               0         0
                                       ---      ---      -------        ---       ---------       ---
                            TOTAL        0        0       14,637          0         102,057         0

--------

(1) "HM" represents options to purchase or SARs in Host REIT common stock. "MI" represents options to purchase Marriott International, Inc. common stock.


(2) The number and terms of these options reflect several adjustments made as a result of our spin-off of Marriott International in October 1993; our spin-off of Host Marriott Services Corporation in December 1995; the spin-off of Marriott International from Sodexho Marriott Services Corporation in March 1998; and Host Marriott's conversion into a real estate investment trust (and the related spin-off of Crestline Capital Corporation) in December 1998, each in accordance with the applicable employee benefit plans covering those options. These adjustments preserved, but did not increase or decrease, the economic value of the options.


(3) These figures are based on a per share price for Host REIT common stock of $9.26 and a per share price for Marriott International, Inc. common stock of $40.96. These prices reflect the average of the high and low trading prices on the New York Stock Exchange on December 31, 2001.



Employment Arrangements

   Certain of the terms and conditions of employment of Host REIT's executive officers, including all of the executive officers named in the Summary Compensation Table above, are governed by a written "Key Executives/Termination of Employment" policy. The policy provides a basic framework to govern the termination of employment under specific circumstances. This policy is not a binding contract and can be changed by Host REIT unilaterally at any time. The terms of the policy are subject to the approval of the Board of Directors or the Chief Executive Officer/President as applicable.


1998 Employee Benefits Allocation Agreement

   As part of the REIT conversion, we entered into an Employee Benefits and Other Employment Matters Allocation Agreement along with Host REIT and Crestline ("1998 Employee Benefits Allocation Agreement"). The 1998 Employee Benefits Allocation Agreement governs the allocation of responsibilities with respect to various compensation, benefits and labor matters. Under the 1998 Employee Benefits Allocation Agreement, Crestline assumed certain liabilities relating to covered benefits and labor matters with respect to individuals who were employed by Host Marriott or its affiliates before they became employed by Crestline or its affiliates ("Transferred Employees") and we assumed certain other liabilities relating to employee benefits and labor matters. The 1998 Employee Benefits Allocation Agreement also governs the treatment of awards under the Host Marriott Corporation and Host Marriott, L.P. Comprehensive Stock and Cash Incentive Plan, formerly called the Host Marriott Corporation 1993 Comprehensive Stock Incentive Plan (the "Comprehensive Stock Incentive Plan"), as part of the REIT conversion. The 1998 Employee Benefits Allocation Agreement required Crestline to establish the Crestline Capital Corporation 1998 Comprehensive Stock Incentive Plan to grant awards of Crestline common stock. Additionally, the 1998 Employee Benefits Allocation Agreement provided that we adopt the Comprehensive Stock Incentive Plan.

Comprehensive Stock Incentive Plan

   Host REIT sponsors the Comprehensive Stock Incentive Plan for purposes of attracting and retaining highly qualified employees. As of December 31, 2001, Host REIT had approximately 15 million shares of Host REIT common stock reserved for issuance pursuant to the Comprehensive Stock Incentive Plan. As part of the REIT conversion, we adopted the Comprehensive Stock Incentive Plan. Shares of Host Marriott common stock issued or reserved under the Comprehensive Stock Incentive Plan before the REIT conversion have been exchanged for Host REIT Common Shares and Crestline common stock, according to the terms of the 1998 Employee Benefits Allocation Agreement.


   Under the terms of the Comprehensive Stock Incentive Plan, we may award eligible full-time employees (1) options to purchase Host REIT common stock,
(2) deferred shares of Host REIT common stock, (3) restricted shares of Host REIT common stock, (4) stock appreciation rights, (5) special recognition awards or (6) other equity-based awards, including but not limited to, phantom shares of Host REIT common stock, performance shares of Host REIT common stock, bonus shares of Host REIT common stock, dividend equivalent units or similar securities or rights.

   The awarding of options to purchase Host REIT common stock under the Comprehensive Stock Incentive Plan is expected to continue. Options granted to our officers and key employees or officers and key employees of Host REIT will have an exercise price of not less than the fair market value on the date of grant. Incentive stock options granted under the Comprehensive Stock Incentive Plan expire no later than 10 years after the date of grant and non-qualified stock options expire up to 15 years after the date of grant.

   Under the terms of the Comprehensive Stock Incentive Plan, Host REIT may award deferred shares of Host REIT common stock to eligible full-time employees. Deferred shares may be granted as part of a bonus award or deferred stock agreement. Host REIT intends to award deferred shares of Host REIT Common Shares under the Comprehensive Stock Incentive Plan. Deferred shares generally vest over ten years in annual installments commencing one year after the date of grant.

   The Comprehensive Stock Incentive Plan also provides for the issuance of restricted shares of Host REIT common stock to officers and key executives which are typically distributed over a three-year period in annual installments based on continued employment and the attainment of certain performance criteria.

   Under the terms of the Comprehensive Stock Incentive Plan, Host REIT may grant bonus awards to eligible full-time employees. Bonus awards may be part of a management incentive program which pays part of the annual performance bonus awarded to managers and other key employees in shares of Host REIT common stock. Holders of bonus awards vest in the shares covered by their award over ten years in annual installments commencing one year after grant. Unless the holder of a bonus award elects otherwise, vested shares are distributed in 10 consecutive, approximately equal, annual installments.

   The Comprehensive Stock Incentive Plan authorizes Host REIT to grant SARs to eligible full-time employees. SARs awarded under the Comprehensive Stock Incentive Plan give the holder the right to an amount equal to the appreciation in the value of the Host REIT common stock over a specified price. SARs may be paid in the Host REIT common stock, cash or other form or combination form of payout.

   Under the Comprehensive Stock Incentive Plan, Host REIT may award an eligible full-time employee or officer a Special Recognition Award. Special Recognition Awards may be paid in the form of Host REIT common stock or an option to purchase Host REIT common stock at an amount not less than fair market value on the date of grant.


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Stock Purchase Plan

   Host REIT sponsors the Host Marriott, L.P. Employee Stock Purchase Plan (the "Stock Purchase Plan"). Under the terms of the Stock Purchase Plan, an individual who is: (1) an active eligible employee on the last day of the prior plan year, (2) working more than 20 hours per week and (3) customarily employed more than five months in a calendar year may, at the end of the plan year, purchase Host common stock through contributions or payroll deductions at a price equal to 90% of the fair market value on either the first or last day of such plan year, whichever is lower. A participant may elect to contribute up to 10% of his or her compensation per year.

401(k) Plan

   Host REIT sponsors the Host Marriott, L.P. Retirement and Saving Plan (the "401(k) Plan"). The 401(k) Plan has received a favorable ruling from the IRS as to its tax-qualified status. We assumed the 401(k) Plan as part of the REIT conversion. The 401(k) Plan is available to all eligible employees immediately upon their date of hire. A participant may elect to contribute from 1% to 15% of his or her compensation to the 401(k) Plan. Each year, we will make a fixed matching contribution equal to 50% of the first 6% of the compensation contributed to the 401(k) Plan by employees. In addition, we may make a discretionary contribution, in an amount, if any, determined annually by the Board of our general partner (Host REIT) to the 401(k) Plan for the benefit of eligible employees.

   Under the terms of the 401(k) Plan, participants may elect to invest part or all of their plan benefits in Host REIT common stock. As part of the REIT conversion, all shares of Host Marriott common stock held under the 401(k) Plan have been converted to Host REIT Common Shares.

Directors' Deferred Compensation Plan

   Host REIT sponsors the Host Marriott Corporation Non-Employee Directors' Deferred Stock Compensation Plan (the "Deferred Compensation Plan") for purposes for attracting and retaining qualified non-employee Directors. Under the terms of the Deferred Compensation Plan, a non-employee Director may elect to defer payment of part or all of his or her Directors' fees from Host REIT until such individual is no longer a member of the Board. Currently, fees that are deferred under the Deferred Compensation Plan are converted into shares of Host REIT common stock using the fair market value of such shares on the date of deferral. In addition, the Deferred Compensation Plan provides for annual grants of deferred shares of Host REIT common stock equal to the amount of the annual cash retainer fee paid to non-employee Directors. This award is distributed immediately following each annual meeting. The Deferred Compensation Plan also permits participants to be credited with dividend equivalents which are equal in value to the dividends paid on Host REIT common stock.

Limitation of Liability and Indemnification

   The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) acts committed in bad faith or active and deliberate dishonesty established by a final judgment as being material to the cause of action. The charter of Host REIT contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

   The charter of Host REIT authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former director or officer or (2) any individual who, while a director of Host REIT and at the request of Host REIT, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to

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which such person may become subject or which such person may incur by reason of his or her status as a present or former Director or officer of Host REIT. The bylaws of Host REIT obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director or officer of Host REIT and at the request of Host REIT, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status. The charter and bylaws also permit Host REIT to indemnify and advance expenses to any person who served as a predecessor of Host REIT in any of the capacities described above and to any employee or agent of Host REIT or a predecessor of Host REIT. The bylaws require Host REIT to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

   The MGCL permits a Maryland corporation to indemnify and advance expenses to its directors, officers, employees and agents. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In accordance with the MGCL, the bylaws of Host REIT require it, as a condition to advancing expenses, to obtain (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by Host REIT as authorized by the bylaws and (2) a written statement by or on his behalf to repay the amount paid or reimbursed by Host REIT if it is ultimately determined that the standard of conduct was not met.

   The Host Marriott, L.P. Partnership Agreement also provides for indemnification of Host REIT and its officers and trustees to the same extent that indemnification is provided to officers and directors of Host REIT in its charter, and limits the liability of Host REIT and its officers and directors to Host Marriott, L.P. and its respective partners to the same extent that the liability of the officers and directors of Host REIT to Host REIT and its shareholders is limited under Host REIT's charter. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, Host REIT has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Indemnification Agreements

   Each of Host REIT and Host Marriott, L.P. have entered into or will enter into indemnification agreements with each of its directors and officers, as applicable. The indemnification agreements require, among other things, that Host REIT and/or Host Marriott, L.P. indemnify their directors and officers to the fullest extent permitted by law and advance to their directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted.

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                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationships Between Host REIT, Host Marriott, L.P. and Marriott International



   Prior to October 8, 1993, we and Marriott International, Inc. were operated as a single consolidated company. On October 8, 1993, in connection with the issuance of a special dividend, the consolidated company's businesses were split between Host Marriott Corporation and Marriott International. Thereafter, we retained the lodging real estate business and the airport/toll road concessions business, while Marriott International took the lodging and service management businesses. On December 29, 1995, we distributed the airport/toll road concessions business to our shareholders.


   Richard E. Marriott, the Chairman of our Board, beneficially owns approximately 12.3% of the outstanding shares of common stock of Marriott International, and J.W. Marriott, Jr., who is currently one of our Directors (although he has announced that he will not stand for re-election to our Board at the end of his current term, which expires in May 2002), beneficially owns approximately 12.7% of the outstanding shares of common stock of Marriott International. In addition, J.W. Marriott, Jr. serves as Chairman of the Board and Chief Executive Officer of Marriott International, and Richard E. Marriott serves as a director of Marriott International, although he has announced that he will resign from Marriott International's board of directors in May 2002. By reason of their ownership of such shares of common stock and their current positions as directors of Marriott International, they could be deemed in control of Marriott International within the meaning of the federal securities laws. Other members of the Marriott family might also be deemed control persons of Marriott International by reason of their ownership of shares of Marriott International and/or their relationship to other family members.


   Our ongoing relationships with Marriott International can be divided into three general categories:


  . The distribution agreement and the related agreements stemming from our separation into two separate companies;


  . The lodging management and franchise agreements relating to our properties; and


  .   Acquisition financing and joint ventures.


 Distribution Agreement and Related Agreements


   In connection with the separation of our business from that of Marriott International, we entered into a distribution agreement with Marriott International which allocated the assumption of liabilities and cross-indemnities so that each company shouldered the financial and legal responsibility for its respective business. This distribution agreement has been amended from time to time. Under this distribution agreement, Marriott International has the right to purchase up to 20% of each class of our voting stock (determined after assuming full exercise of the right) at its then fair market value (based on an average of trading prices during a specified period). This purchase right is effective until June 2017, but only upon the occurrence of certain specified events generally involving a change or potential change in our control. This purchase right can be exercised for a 30-day period following the date on which a person or group of affiliated persons has (1) become the beneficial owner of 20% or more of the total voting power of the then outstanding shares of our common stock, or (2) announced a tender offer for 30% or more of the total voting power of the then outstanding shares of our common stock. We have granted Marriott International an exception to the ownership limitations in our charter so that it can fully exercise its purchase right, but the purchase right remains subject to certain ownership limitations applicable to REITs generally. In connection with our negotiations with Marriott International on changes to our lodging management agreements described below, however, we are discussing the termination of this purchase right and the clarification of the existing provisions in the management agreements that currently limit our ability to sell a hotel or the Company to a competitor of Marriott International.


   We have entered into other agreements with Marriott International in connection with the business separation which govern our ongoing relationships. These other agreements include:


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   Tax Sharing Agreement. We entered into a tax sharing agreement with Marriott
International that defines the parties' rights and obligations with respect to:


  . deficiencies and refunds of federal, state and other income or franchise taxes relating to our businesses for tax years prior to the separation; and


  .   certain of our tax attributes after the separation.


   We have agreed to cooperate with each other and to share information in preparing tax returns and in dealing with other tax matters.


   Administrative Services Agreements and Office Space Lease. We have entered into certain agreements with Marriott International in which Marriott International has agreed to provide certain continuing administrative services for us and our subsidiaries. In addition, we sublease office space from Marriott International. These services and the sublease are provided on market terms and conditions. In 2001, we paid Marriott International $2 million for such services and office space. In general, the administrative services agreements continue from year to year unless terminated by either party, and therefore they remain in place at least through the end of 2002. We plan to terminate the sublease in August 2002 upon our relocation to new office space.


 Lodging Management and Franchise Agreements


   Marriott International and certain of its subsidiaries entered into management agreements with us and certain of our subsidiaries to manage the Marriott Hotels, Resorts and Suites, Ritz-Carlton Hotels, Courtyard hotels and Residence Inns owned or leased by us and our subsidiaries. Marriott International also entered into franchise agreements with us and certain of our subsidiaries. The franchise agreements allow us to use the Marriott brand, associated trademarks, reservation systems and other related items in connection with nine Marriott hotels for which we have entered into operating agreements with hotel management companies other than Marriott International. In 2001, we and our subsidiaries paid $168 million in the aggregate in management and franchise fees to Marriott International.


   In addition, certain of our subsidiaries are partners in several unconsolidated partnerships that owned 161 lodging properties as of December 31, 2001. These properties are operated by Marriott International or certain of its subsidiaries under long-term agreements. Our subsidiaries typically serve as the general partners in such partnerships. In 2001, those partnerships paid fees of $40 million to Marriott International under those agreements. The partnerships also paid $22 million in rent to Marriott International in 2001 for leases of land upon which certain of the partnerships' hotels are located.


   We are currently negotiating with Marriott International certain changes to the management agreements for our Marriott-managed hotels. If made, the changes, which remain subject to the consent of various lenders to the properties and other third parties, would be effective as of December 29, 2001. There can be no assurance that the negotiations will be successful, that the changes will be made in substantially the form described below or that we will receive the necessary consents to implement the amendments. The amendments to the management agreements that are under discussion include the following:


  . Providing additional approval rights relating to the annual operating budgets and estimates for expenditures;


  . Reducing certain expenses to the properties and lowering our working capital requirements;


  . Clarifying the circumstances and conditions under which Marriott International and its affiliates may earn a profit on transactions with our properties, in addition to the amounts that Marriott International and its affiliates earn through their base and incentive management fees;


  . Enhancing territorial restrictions on Marriott International and its affiliates with respect to certain of our properties;


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  .   Reducing the incentive management fees that we pay on our portfolio of
      Marriott-managed hotels;


  . Expanding the pool of hotels that are subject to an existing agreement that allows us to sell certain assets without a Marriott International management agreement, and revising the method for determining the number of hotels that may be sold without a Marriott International management agreement or a franchise agreement and, in each case, without the payment of a termination fee; and


  . Terminating Marriott International's right to purchase up to 20% of each class of our outstanding voting shares upon certain changes of control and clarifying existing provisions in the management agreements that limit our ability to sell a hotel or the Company to a competitor of Marriott International.


 Acquisition Financing and Joint Venture


   Marriott International has provided to us financing for a portion of the cost of acquiring properties to be operated or franchised by Marriott International. It is possible that Marriott International may from time to time provide this type of financing in the future. In 2001, Marriott International did not provide us with any new acquisition financing, although one of our subsidiaries remains indebted to Marriott International for acquisition financing from prior years. The amount of such indebtedness at December 31, 2001 was $25 million.


   During 2000, we, through our affiliates, formed a joint venture with Marriott International, the "Courtyard Joint Venture," to acquire the partnership interests in Courtyard by Marriott Limited Partnership and Courtyard by Marriott II Limited Partnership for an aggregate payment of approximately $372 million plus interest and legal fees, of which we and one of our subsidiaries paid approximately $90 million. The Courtyard Joint Venture acquired 120 Courtyard by Marriott properties totaling 17,559 rooms and financed the acquisition with $200 million in non-recourse mezzanine indebtedness borrowed from Marriott International and with cash and other assets contributed by our affiliates and by Marriott International. A subsidiary of Marriott International continues to manage these 120 hotels under long-term management agreements. This investment was consummated in settlement of litigation involving these two limited partnerships, in which we, through our affiliates, served as general partner, rather than as a strategic initiative.


Relationship between Crestline Capital Corporation and Host Marriott


   As part of the REIT conversion, we made certain taxable distributions to our shareholders on December 29, 1998, including the distribution of substantially all of the shares of common stock of Crestline Capital Corporation, which was formerly one of our wholly owned subsidiaries. Crestline became a separate publicly traded company at that time.


   Richard E. Marriott, the Chairman of our Board of Directors, and J.W. Marriott, Jr., one of our Directors, beneficially own approximately 5.5% and 4.5%, respectively, of the outstanding shares of common stock of Crestline. In addition, John G. Schreiber, one of our Directors, is a senior advisor and partner of Blackstone Real Estate Advisors L.P., an affiliate of Blackstone Real Estate Associates. A series of partnerships, persons and entities affiliated with Blackstone Real Estate Associates owns in the aggregate 8.8% of the outstanding shares of common stock of Crestline.


   In connection with this distribution of Crestline common stock, we entered into a distribution agreement with Crestline, which provided for, among other things:


  .   the distribution of shares of Crestline to our shareholders;


  . the division of certain assets and liabilities between Crestline and us;


  . the contribution to Crestline of our interest in 31 senior living communities;


  .   the transfer to Crestline of our 25% interest in Swissotel Management
      (USA) L.L.C., which we had acquired from the Blackstone Entities;


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


  .   a guarantee by us on certain Crestline debt obligations;


  . the contingent right for a period of ten years to allow us to purchase Crestline's interest in Swissotel Management (USA) L.L.C. at fair market value if the tax laws are changed so that we could own such interest without jeopardizing our status as a REIT;


  . subject to certain exceptions, the assumption of liabilities and cross-indemnities designed to allocate to Crestline financial and legal responsibilities arising out of or in connection with the business of the senior living communities; and


  . certain other agreements governing the relationship between Crestline and us following the Crestline distribution.


   Under the federal tax law in effect at the time of the REIT conversion, a REIT could not earn income from the operation of hotels but could receive rental income by leasing hotels. Therefore, the operating partnership and its subsidiaries leased virtually all of their hotel properties to certain subsidiaries of Crestline. Generally, there was a separate Crestline hotel lessee for each hotel property; however, there was a separate lessee for each group of hotel properties if that group had a separate mortgage financing or had additional partners in its ownership structure. Each of the lessees was a limited liability company or limited partnership, whose purpose was limited to acting as lessee under an applicable lease. Our or our subsidiaries' hotel management agreements, therefore, were assigned to the Crestline hotel lessees for the term of the applicable leases. Although the lessees had primary liability under the management agreements while the leases were in effect, the operating partnership retained primary liability for certain obligations and contingent liability under the management agreements for all other obligations that the lessees did not perform.


   In December 1999, the REIT Modernization Act was passed, effective for taxable years beginning after December 31, 2000, which significantly amended the REIT laws applicable to us. As discussed above, prior to that time, REITs were restricted from deriving revenues directly from the operations of hotels. Under the REIT Modernization Act, however, beginning January 1, 2001 (i) we were permitted to lease our hotels to a subsidiary that is taxable as a corporation and that elects to be treated as a "taxable REIT subsidiary" rather than to a third party such as Crestline, and (ii) we could own all of the voting stock of such taxable REIT subsidiary. Consequently, effective January 1, 2001, through an indirect taxable REIT subsidiary, we purchased from Crestline for $207 million the Crestline lessee entities that owned the leasehold interests with respect to all but one of our full-service hotels that were leased to Crestline. In June 2001, we acquired from Crestline the one remaining lessee entity.


   Limited-Service Hotel Subleases. We lease 71 limited-service hotels under the Residence Inn and Courtyard brands from Hospitality Properties Trust, Inc. These leases have initial terms expiring through 2010 for the Residence Inn properties and 2012 for the Courtyard properties. They are renewable at our option. In connection with the Crestline distribution, subsidiaries of Crestline entered into sublease agreements with us for these limited-service hotels. The terms of the subleases will expire simultaneously with the expiration of the initial term of the Hospitality Properties Trust leases. If we elect to renew the leases, Crestline can elect to renew the subleases for the corresponding renewal term.


   Each sublease contains generally the same terms as the Hospitality Properties Trust leases. The Hospitality Properties Trust leases require the lessee to pay rent equal to:


  . a fixed minimum rent, less the cost of any repairs, maintenance, renovations or replacements of the hotel; and


  . an additional rent based upon a specified percentage of gross revenues to the extent they exceed gross revenues from a base year.


   In addition, the leases require the lessee to pay all repair and maintenance costs, impositions, utility charges, insurance premiums and all fees payable under the hotel management agreements. Under the


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subleases, subsidiaries of Crestline are required to pay us rent equal to the minimum rent due under the leases plus an additional rent based on a percentage of revenues. To the extent the reserves for replacements to furnishings, fixtures and equipment are insufficient to meet the hotel's capital expenditure requirements, Hospitality Properties Trust is required to fund the shortfall. Crestline guarantees the rent payable under the subleases up to a maximum of $30 million. The Crestline subsidiaries that are parties to the subleases were capitalized with $30 million in notes from Crestline payable on demand. In 2001, Crestline paid us an aggregate amount of $77 million in rent under the subleases, out of which amount we paid Hospitality Properties Trust $72 million in rent under the principal leases.


   We may terminate all of the subleases upon payment of a termination fee. This fee is equal to the fair market value of Crestline's leasehold interests in the remaining term of the subleases using a discount rate of five percent. The subleases currently remain in place, however, and were unaffected by our acquisition of the Crestline lessee entities.


   Tax Sharing Agreement. We entered into a tax sharing agreement with Crestline which defines each party's rights and obligations with respect to:


  . deficiencies and refunds of federal, state and other income or franchise taxes relating to Crestline's business for taxable years before the Crestline distribution; and


  . certain tax attributes of Crestline after the Crestline distribution.


Generally, the result is that we are responsible for filing consolidated returns and paying taxes for periods until the date of the Crestline distribution. Crestline is responsible for filing returns and paying taxes for later periods. The tax sharing agreement remains in place and was unaffected by our acquisition of the Crestline lessee entities.


Relationship between the Blackstone Entities and Host Marriott


   In conjunction with the REIT conversion, in December 1998 the operating partnership acquired 12 upscale and luxury full-service hotels, a mortgage loan secured by a thirteenth hotel, and certain other assets from The Blackstone Group L.P. and a series of partnerships, persons and other entities affiliated with Blackstone Real Estate Associates. We refer to this group of entities as the Blackstone Entities. As part of the Blackstone acquisition, we and the operating partnership entered into a contribution agreement with the Blackstone Entities. This agreement provided that an affiliate of the Blackstone Entities had the right to designate one person to be included in the slate of Directors nominated for election to our Board of Directors as long as the Blackstone Entities owned at least 5% of all of the outstanding operating partnership units (including those operating partnership units held by us and our subsidiaries). The Blackstone Entities designated John G. Schreiber, one of our Directors who was re-elected to the Board at the 1999 annual meeting of shareholders. Mr. Schreiber is a senior advisor and partner of Blackstone Real Estate Advisors L.P., an affiliate of the Blackstone Entities.


   In addition, the Blackstone contribution agreement provides that the operating partnership units beneficially owned by the Blackstone Entities (and their permitted transferees) are redeemable for cash or, at our election, for our common stock. We granted to the Blackstone Entities (and their permitted transferees) certain registration rights with respect to shares of our common stock obtained upon conversion of the Blackstone operating partnership units. In a series of transactions during the first half of 2001, the Blackstone Entities exercised these conversion and registration rights with respect to a very large majority of the operating partnership units they previously held, and they simultaneously disposed of the shares of common stock obtained upon the conversion of the operating partnership units. After completion of this series of transactions, the Blackstone Entities held less than 1.1% of all of the outstanding operating partnership units. Consequently, the Blackstone Entities no longer have the right to designate one person to be included in the slate of Directors nominated for election to our Board of Directors. The Board has decided, however, to nominate Mr. Schreiber for re-election at the 2002 annual meeting of shareholders because of his outstanding service as a Director.


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   The Blackstone contribution agreement also grants the Blackstone Entities an exemption from the ownership limitations contained in the operating partnership's partnership agreement. It also contains standstill provisions which prohibit the Blackstone Entities from engaging in certain activities with respect to the operating partnership and us. For example, the Blackstone Entities may not take any actions in opposition to our Board of Directors. In addition, the Blackstone Entities' ability to acquire and dispose of our voting securities is restricted.


   In addition to the contribution agreement, we entered into another agreement with the Blackstone Entities which restricts our ability, without the consent of the Blackstone Entities, to transfer our interests in the hotels and other assets acquired from the Blackstone Entities if such a transfer would create adverse tax consequences to the Blackstone Entities. These restrictions terminate on December 30, 2003 with respect to 50% of the assets acquired from the Blackstone Entities, and they terminate in their entirety on the earlier of
(i) December 30, 2008 or (ii) the date on which the Blackstone Entities have redeemed all of their operating partnership units pursuant to the contribution agreement.



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                               THE EXCHANGE OFFER

Purpose and effect

   We sold the Series H senior notes on December 14, 2001. In connection with that issuance, we entered into the registration rights agreement, which requires us to file a registration statement under the Securities Act of 1933 with respect to the Series I senior notes. Upon the effectiveness of that registration statement, we are required to offer to the holders of the Series H senior notes the opportunity to exchange their Series H senior notes for a like principal amount of Series I senior notes, which will be issued without a restrictive legend and which generally may be reoffered and resold by the holder without registration under the Securities Act.

   The registration rights agreement further provides that we must use our reasonable best efforts to consummate the exchange offer on or before the 210th day following the date on which we issued the Series H senior notes.

   Except as provided below, upon the completion of the exchange offer, our obligations with respect to the registration of the Series H senior notes and the Series I senior notes will terminate. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part, and the summary in this prospectus of its material provisions is not complete and is qualified in its entirety by reference to the actual agreement. Except as set forth below, following the completion of the exchange offer holders of Series H senior notes not tendered will not have any further registration rights and those Series H senior notes will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for the Series H senior notes could be adversely affected upon consummation of the exchange offer.

   In order to participate in the exchange offer, you must represent to us, among other things, that:

  . the Series I senior notes you acquire pursuant to the exchange offer are being obtained in the ordinary course of your business;

  . you are not engaging in and do not intend to engage in a distribution of the Series I senior notes;

  . you do not have an arrangement or understanding with any person to participate in a distribution of the Series I senior notes; and

  . you are not our "affiliate," as defined under Securities Act Rule 405.

   Pursuant to the registration rights agreement we will be required to file a "shelf" registration statement for a continuous offering pursuant to Securities Act Rule 415 in respect of the Series H senior notes if:

  . we determine that we are not permitted to effect the exchange offer as contemplated hereby because of any change in applicable law or Securities and Exchange Commission policy; or

  . we have commenced and not consummated the exchange offer within 210 days following the date on which we issued the Series H senior notes for any reason.

   Other than as set forth above, no holder will have the right to participate in the shelf registration statement or to otherwise require that we register their Series H senior notes under the Securities Act.

   Based on an interpretation by the SEC Staff set forth in no-action letters issued to third parties unrelated to us, we believe that, with the exceptions set forth below, Series I senior notes issued to you pursuant to the exchange offer in exchange for Series H senior notes may be offered for resale, resold and otherwise transferred by you, unless you are our "affiliate" within the meaning of Securities Act Rule 405 or a broker-dealer who purchased unregistered notes directly from us to resell pursuant to Rule 144A or any other available exemption promulgated under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that the Series I senior notes are acquired in the ordinary course of business of the holder and the holder does not have an arrangement or understanding with any person to participate in the distribution of Series I senior notes. We have not requested and do not intend to request that the SEC issue to us a no-action letter in connection with this Exchange.

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

   If you tender in the exchange offer for the purpose of participating in a distribution of the Series I senior notes, you cannot rely on this interpretation by the SEC Staff and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. If you are a broker-dealer that receives Series I senior notes for your own account in exchange for Series I senior notes, where those notes were acquired by you as a result of market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of such Series I senior notes. If you are a broker-dealer who acquired Series H senior notes directly from us and not as a result of market-making activities or other trading activities, you may not rely on the Staff's interpretations discussed above or participate in the exchange offer and must comply with the prospectus delivery requirements of the Securities Act in order to sell the Series I senior notes.

Consequences of failure to exchange

   Following the completion of the exchange offer, you will not have any further registration rights for Series H senior notes that you did not tender. All Series H senior notes not tendered in the exchange offer will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for Series H senior notes could be adversely affected upon completion of the exchange offer.

Terms of the exchange offer

   Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all Series H senior notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on June 18, 2002, or such date and time to which we extend the offer. We will issue $1,000 principal amount of Series I senior notes in exchange for each $1,000 principal amount of outstanding Series H senior notes accepted in the exchange offer. Holders may tender some or all of their Series H senior notes pursuant to the exchange offer. However, Series H senior notes may be tendered only in integral multiples of $1,000 in principal amount.


   The form and terms of the Series I senior notes are substantially the same as the form and terms of the Series H senior notes except that the Series I senior notes have been registered under the Securities Act and will not bear legends restricting their transfer. The Series I senior notes will evidence the same debt as the Series H senior notes and will be issued pursuant to, and entitled to the benefits of, the same indenture pursuant to which the Series H senior notes were issued.

   As of the date of this prospectus, Series H senior notes representing $450 million in aggregate principal amount were outstanding and there was one registered holder, a nominee of the DTC. This prospectus, together with the letter of transmittal, is being sent to that registered holder and to you and others based on our belief that you have beneficial interests in the Series H senior notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations of the SEC.

   We will be deemed to have accepted validly tendered Series H senior notes when, as, and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as your agent for the purpose of receiving the Series I senior notes from us. If any of your tendered Series H senior notes are not accepted for exchange because of an invalid tender, the occurrence of the other events set forth in this prospectus or otherwise, certificates for any such unaccepted Series H senior notes will be returned, without expense, to you as promptly as practicable after June 18, 2002, unless we extend the exchange offer.


   If you tender Series H senior notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Series H senior notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer.


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Expiration date; extensions; amendments

   The expiration date will be 5:00 p.m., New York City time, on June 18, 2002, unless, in our sole discretion, we extend the exchange offer, in which case the expiration date will mean the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.


   We reserve the right, in our sole discretion:

  . to delay accepting any Series H senior notes, to extend the exchange offer or, if any of the conditions to the exchange offer set forth below under "--Conditions to the exchange offer" have not been satisfied, to terminate the exchange offer, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

  . to amend the terms of the exchange offer in any manner.

   In the event that we make a material or fundamental change to the terms of the exchange offer, we will file a post-effective amendment to the registration statement.

Procedures for tendering

   Only a holder of Series H senior notes may tender the Series H senior notes in the exchange offer. To tender in the exchange offer you must either (1) complete, sign, and date the letter of transmittal, or a copy thereof, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or copy to the exchange agent prior to the expiration date or (2) comply with the book-entry requirements which are discussed below under "--Book Entry Transfer". In addition:

  . certificates for Series H senior notes must be received by the exchange agent along with the letter of transmittal prior to the expiration date;

  . a timely confirmation of a book-entry transfer of those Series H senior notes, if that procedure is available, into the exchange agent's account at DTC pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent on or prior to the expiration date; or

  . you must comply with the guaranteed delivery procedures described below.

   To be tendered effectively, the letter of transmittal and other required documents must be received by the exchange agent on or prior to the expiration date. Its address is given below under "--Exchange Agent".

   A tender of your Series H senior notes that is not withdrawn before the expiration date will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

   The method of delivery of Series H senior notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. You should not send any letter of transmittal or Series H senior notes to us. You may request your respective brokers, dealers, commercial banks, trust companies or nominees to effect these transactions for you.

   If you are a beneficial owner whose Series H senior notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your Series H senior notes, either make appropriate arrangements to register ownership of the unregistered notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

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

   Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution unless the Series H senior notes tendered pursuant thereto are tendered:

  . by a registered holder who has not completed the box entitled "Special
    Delivery Instructions" on the letter of transmittal; or

  . for the account of an eligible institution.

   If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by any eligible guarantor institution that is a member of, or participant in, the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, referred to as an "eligible institution".

   If the letter of transmittal is signed by a person other than the registered holder of any Series H senior notes listed therein, the Series H senior notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder's name appears on the Series H senior notes.

   If the letter of transmittal or any Series H senior notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal unless waived by us.

   All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Series H senior notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all Series H senior notes not properly tendered or any Series H senior notes that would, in the opinion of counsel, be unlawful to accept. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Series H senior notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Series H senior notes must be cured within such time as we will determine. Although we intend to notify you of defects or irregularities with respect to tenders of Series H senior notes, neither we, the exchange agent, nor any other person will incur any liability for failure to give such notification. Your tender of Series H senior notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Series H senior notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to you, unless otherwise provided in the letter of transmittal, as soon as practicable following June 18, 2002, unless we extend the exchange offer.


   In addition, we reserve the right in our sole discretion to purchase or make offers for any Series H senior notes that remain outstanding after the expiration date or to terminate the exchange offer and, to the extent permitted by applicable law, purchase Series H senior notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

   In all cases, issuance of Series I senior notes for Series H senior notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of certificates for the notes or a timely book-entry confirmation of such Series H senior notes into the exchange agent's account at DTC, a properly completed and duly executed letter of transmittal (or, with respect to the DTC and its participants, electronic instructions in which you acknowledge your receipt of and agreement to be bound by the letter of transmittal) and all other required documents. If any tendered Series H senior notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if unregistered notes are submitted for a greater principal amount than you desire to exchange, such unaccepted or non-exchanged notes will be returned without expense to you (or, in the case of Series H senior notes tendered by book-entry

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

transfer into the exchange agent's account at the DTC pursuant to the book-entry transfer procedures described below, such nonexchanged notes will be credited to an account maintained with DTC) as promptly as practicable after the expiration or termination of the exchange offer.

   If you are a broker-dealer that receives Series I senior notes for your own account in exchange for Series H senior notes, where your Series H senior notes were acquired by you as a result of market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of those Series I senior notes.

Book-entry transfer

   The exchange agent will make a request to establish an account in respect of the Series H senior notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC's systems may make book-entry delivery of Series H senior notes being tendered by causing DTC to transfer the Series H senior notes into the exchange agent's account at DTC in accordance with its transfer procedures. However, although delivery of Series H senior notes may be effected through book-entry transfer at DTC, the letter of transmittal or copy thereof, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the exchange agent on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

   DTC's Automated Tender Offer Program, or "ATOP", is the only method of processing exchange offers through DTC. To accept the exchange offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC's communication system in lieu of sending a signed, hard copy letter of transmittal. DTC is obligated to communicate those electronic instructions to the exchange agent. To tender Series F senior notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal.

Guaranteed delivery procedures

   If you are a registered holder of the Series H senior notes and you desire to tender your notes and the notes are not immediately available, or time will not permit your Series H senior notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, you may effect a tender if:

  . the tender is made through an eligible institution;

  . prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed letter of transmittal (or a facsimile thereof) and notice of guaranteed delivery, substantially in the form provided by us (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth your name and address and the amount of Series H senior notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange, Inc. trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered unregistered notes, in proper form for transfer, or a book- entry confirmation, as the case may be, will be deposited by the eligible institution with the exchange agent; and

  . the certificates for all physically tendered Series H senior notes, in proper form for transfer, or a book-entry confirmation, as the case may be, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal rights

   You may withdraw tenders of Series H senior notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

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

   For a withdrawal of your tender of Series H senior notes to be effective, a written or (for DTC participants) electronic ATOP transmission notice of withdrawal must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

  . specify the name of the person having deposited the Series H senior notes to be withdrawn;

  . identify the Series H senior notes to be withdrawn, including the certificate number or numbers and principal amount of the Series H senior notes;

  . in the case of a written notice of withdrawal, be signed in the same manner as the original signature on the letter of transmittal by which the Series H senior notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee register the transfer of the Series H senior notes into the name of the person withdrawing the tender; and

  . specify the name in which any Series H senior notes are to be registered, if different from that of the person having deposited the Series H senior notes.

   All questions as to the validity, form, and eligibility (including time of receipt) of such notices will be determined by us. Our determination will be final and binding on all parties. Any Series H senior notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any Series H senior notes which you tender for exchange but which are not exchanged for any reason will be returned to you without cost to you as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer. Properly withdrawn Series H senior notes may be retendered by following one of the procedures discussed above under "-- Procedures for Tendering" at any time on or prior to the expiration date.

Conditions to the exchange offer

   Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue Series I senior notes in exchange for, any Series H senior notes and may terminate or amend the exchange offer if, at any time before the acceptance of Series H senior notes for exchange or Series I senior notes for Series H senior notes, (1) we determine that the exchange offer violates applicable law, any applicable interpretation of the staff of the Commission or any order of any governmental agency or court of competent jurisdiction, (2) any action or proceeding has been instituted or threatened in any court or before any governmental agency with respect to the exchange offer which, in our judgment, might impair our ability to proceed with the exchange offer or have a material adverse effect on us, or (3) we determine that there has been a material change in our business or financial affairs which, in our judgment, would materially impair our ability to consummate the exchange offer.

   The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. Our failure to exercise any of the foregoing rights at any time will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

   In addition, we will not accept for exchange any Series H senior notes tendered, and no Series I senior notes will be issued in exchange for any Series H senior notes, if at such time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended. In any such event we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

Exchange Agent

   All executed letters of transmittal should be directed to the exchange agent. HSBC Bank USA has been appointed as exchange agent for the exchange offer. Questions, requests for assistance and requests for

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

additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

                                 HSBC Bank USA

   By Hand Or Overnight Delivery:                         By Registered Or
             Lower Level                                   Certified Mail:
          One Hanson Place                                Lower Level
      Brooklyn, New York 11243                         One Hanson Place
        Attn: Issuer Services                      Brooklyn, New York 11243
                                                      Attn: Issuer Services

                                 By facsimile:
                          (eligible institutions only)

                                 (718) 488-4488

                            Attn: Paulette Shaw


                               For information or
                           confirmation by telephone:

                                 (718) 488-4475

   Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or by overnight delivery service.

Fees and expenses

   We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees. We will pay the estimated cash expenses to be incurred in connection with the exchange offer. We estimate such expenses to be $300,000, which includes fees and expenses of the exchange agent, accounting, legal, printing and related fees and expenses.

Transfer taxes

   You will not be obligated to pay any transfer taxes in connection with your tender of Series H senior notes. However, if you instruct us to register Series I senior notes in the name of, or request that Series H senior notes not tendered or not accepted in the exchange offer be returned to, a person other than yourself, you will be responsible for the payment of any applicable transfer tax thereon.

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

                      DESCRIPTION OF SERIES I SENIOR NOTES

   We will issue the Series I senior notes pursuant to an indenture dated as of August 5, 1998, by and among Host Marriott, L.P., the Subsidiary Guarantors signatory thereto and HSBC Bank USA (formerly Marine Midland Bank), as trustee, as amended or supplemented from time to time (the "Indenture"). The terms of the Indenture include those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. The following description is a summary of the material provisions of the Indenture and the related amended and restated pledge and security agreement, dated as of August 5, 1998 and amended and restated as of May 31, 2000, as further amended on March 1, 2001 (the "Pledge Agreement"), which governs property securing, among other things, the obligations on the Series I senior notes. It does not restate those agreements in their entirety. We urge you to read the Indenture and the Pledge Agreement because they, and not this description, define your rights as holders of these Series I senior notes. You may obtain copies of the Indenture and the Pledge Agreement from Host Marriott, L.P. upon request. The Indenture is also listed as an exhibit to the registration statement on Form S-4 of which this prospectus is a part, file no. 333-76550. You can find out how to obtain these documents by looking at the section of this prospectus titled "Where You can Find More Information". You can find the definitions of certain terms used in this description under the subheading "Certain Definitions".


General

   The Series I senior notes will be limited to $450,000,000 aggregate principal amount and will mature on January 15, 2007. Interest on the Series I senior notes will accrue at the rate of 9 1/2% per annum and will be payable every six months in arrears on January 15 and July 15, commencing on July 15, 2002. We will make each interest payment to the holders of record of the Series I senior notes on the immediately preceding January 1 and July 1.

   The Series A senior notes, the Series B senior notes, the Series C senior notes, the Series E senior notes, the Series G senior notes and the Series H senior notes are, and the Series I senior notes offered hereby will be, senior, general obligations of the Operating Partnership. The Series A through Series H senior notes are, and the Series I senior notes offered hereby will be initially, secured by a pledge of all the Capital Stock of certain of our subsidiaries, which Capital Stock also equally and ratably secures our obligation under the Credit Facility, the Series A through Series H senior notes, and certain other Indebtedness ranking on an equitable and ratable basis with the Series I senior notes. See "--Security". The Series A through Series H senior notes are, and the Series I senior notes offered hereby will be, pari passu with all of our other existing and future unsubordinated Indebtedness and will rank senior to all of our subordinated obligations. The Series A through Series H senior notes are, and the Series I senior notes offered hereby will be, jointly and severally guaranteed on a senior basis by the Subsidiary Guarantors. The Guarantee of the Subsidiary Guarantors with respect to the senior notes, and the pledges of equity interests, are subject to release upon satisfaction of certain conditions.

   Interest on any series of senior notes issued under the Indenture is or will be calculated on the basis of a 360-day year consisting of twelve 30-day months. The Series I senior notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof. Principal of, premium, if any, and interest on the Series H senior notes will be payable at the office or agency of the Operating Partnership maintained for such purpose, in the Borough of Manhattan, The City of New York. Except as provided below, at our option payment of interest may be made by check mailed to the holders of any Series I senior notes at the addresses set forth upon our registry books; provided, however, holders of certificated Series I senior notes will be entitled to receive interest payments (other than at maturity) by wire transfer of immediately available funds, if appropriate wire transfer instructions have been received in writing by the trustee not less than 15 days prior to the applicable interest payment date. Such wire instructions, upon receipt by the trustee, will remain in effect until revoked by such holder. No service charge will be made for any registration of transfer or exchange of Series I senior notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until we designate otherwise our office or agency will be the corporate trust office of the trustee presently located at 452 Fifth Avenue, New York, New York 10018.

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Guarantees

   The Series A through Series H senior notes and the Series I senior notes offered hereby will be fully and unconditionally guaranteed as to principal, premium, if any, and interest, jointly and severally, by the Subsidiary Guarantors. If the Operating Partnership defaults in the payment of the principal of, or premium, if any, or interest on, a guaranteed series of senior notes issued under the Indenture when and as the same shall become due, whether upon maturity, acceleration, call for redemption, Change of Control, offer to purchase or otherwise, without the necessity of action by the trustee or any holder, the Subsidiary Guarantors shall be required promptly to make such payment in full. The Indenture provides that the Subsidiary Guarantors will be released from their obligations as guarantors under such series of senior notes under certain circumstances. The obligations of the Subsidiary Guarantors will be limited in a manner intended to avoid such obligations being construed as fraudulent conveyances under applicable law.

   Each current and future Restricted Subsidiary of the Operating Partnership that subsequently guarantees any Indebtedness (the "Guaranteed Indebtedness") of the Operating Partnership (each a "Future Subsidiary Guarantor") will be required to guarantee the Series I senior notes offered hereby and any other series of senior notes guaranteed under the Indenture. If the Guaranteed Indebtedness is (A) pari passu in right of payment with the senior notes, then the guarantee of such Guaranteed Indebtedness shall be pari passu in right of payment with, or subordinated in right of payment to, the Subsidiary guarantee or (B) subordinated in right of payment to the senior notes, then the guarantee of such Guaranteed Indebtedness shall be subordinated in right of payment to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated in right of payment to the senior notes.

   Subject to compliance with the preceding paragraph, the Indenture also provides that any guarantee by a Subsidiary Guarantor shall be automatically and unconditionally released upon (1) the sale or other disposition of Capital Stock of the Subsidiary Guarantor, if, as a result of such sale or disposition, such Subsidiary Guarantor ceases to be a Subsidiary of the Operating Partnership, (2) the consolidation or merger of any such Subsidiary Guarantor with any Person other than the Operating Partnership or a Subsidiary of the Operating Partnership, if, as a result of such consolidation or merger, such Subsidiary Guarantor ceases to be Subsidiary of the Operating Partnership, (3) a Legal Defeasance or Covenant Defeasance, or (4) the unconditional and complete release of such Subsidiary Guarantor from its guarantee of all Guaranteed Indebtedness.

Security

   The obligations of the Operating Partnership to pay the principal of, premium, if any, and interest on the Series I senior notes are secured by a pledge of the Capital Stock of certain of our direct and indirect subsidiaries, which pledge is, and will be, shared equally and ratably with the Credit Facility, the Series A through Series G senior notes and certain other of our Indebtedness ranking pari passu in right of payment with the Series I senior notes, including, unless otherwise provided for in the applicable supplemental indenture, any series of senior notes issued under the Indenture in the future. The Indenture also provides that, unless otherwise provided in a supplemental indenture with respect to a series of senior notes, the Capital Stock of each Restricted Subsidiary that is subsequently pledged to secure the Credit Facility will also be pledged to secure each such series of senior notes on an equal and ratable basis with respect to the Liens securing the Credit Facility and any other pari passu Indebtedness secured by such Capital Stock, provided, however, that any shares of the Capital Stock of any Restricted Subsidiary will not be and will not be required to be pledged to secure any such series of senior notes if the pledge of or grant of a security interest in such shares is prohibited by law. Bankers Trust Company (the administrative agent under the Credit Facility) currently serves as the collateral agent with respect to such stock pledge, subject to replacement in certain circumstances. So long as the Credit Facility is in effect, the lenders under the Credit Facility will have the right to direct the manner and method of enforcement of remedies with respect to the stock pledge. Any proceeds realized on a sale or disposition of collateral would be applied first to expenses of, and other obligations owed to, the collateral agent, second, pro rata to outstanding principal and interest of the secured Indebtedness, and third, pro rata to other secured obligations.

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

   Upon the complete and unconditional release of the pledge of any such Capital Stock in favor of the Credit Facility, the pledge of such Capital Stock as collateral securing the notes shall be released; provided that should the obligations of the Operating Partnership under the Credit Facility subsequently be secured by a pledge of such Capital Stock at any time, the Operating Partnership must cause such Capital Stock to be pledged ratably and with at least the same priority for the benefit of holders of the Series I senior notes.

Ranking

   The Series A through Series H senior notes are, and the Series I senior notes offered hereby will be, senior, general obligations of the Operating Partnership, ranking pari passu in right of payment with any other outstanding or future unsubordinated Indebtedness of the Operating Partnership, including, without limitation, the obligations of the Operating Partnership under the credit facility. The Series A through Series H senior notes are, and the Series I senior notes offered hereby will be, senior to all subordinated obligations of the Operating Partnership. Each of the Subsidiary Guarantees of the Series A through Series H senior notes and any other series of guaranteed senior notes, including the Series I senior notes offered hereby, will rank pari passu with all current and future unsubordinated Indebtedness, and senior to all current and future subordinated Indebtedness, of the Subsidiary Guarantors. Holders of the Series I senior notes will be direct creditors of the Subsidiary Guarantors by virtue of such Guarantees of the Series I senior notes.

Optional Redemption

   Upon not less than 30 nor more than 60 days' notice, the Operating Partnership may redeem the Series I senior notes in whole but not in part at any time at a redemption price equal to 100% of the principal amount thereof plus the Make-Whole Premium, together with accrued and unpaid interest thereon, if any; to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the applicable redemption date). No sinking fund is provided for the Series I senior notes.

Notice

   Any notice to the holders of Series I senior notes of such a redemption need not set forth the redemption price of such Series I senior notes but need only set forth the calculation thereof as described in the immediately preceding paragraph. The redemption price, calculated as aforesaid, should be set forth in an Officer's Certificate delivered to the trustee no later than one Business Day prior to the redemption date.

   Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Series I senior notes to be redeemed at its registered address.

   Series I senior notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Series I senior notes called for redemption.

Certain Definitions

   Set forth below are certain defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized term used herein for which no definition is provided.

   "Acquired Indebtedness" means Indebtedness or Disqualified Stock of a
Person:

     (1) existing at the time such Person becomes a Restricted Subsidiary of the Company or

     (2) assumed in connection with an Asset Acquisition and not incurred in connection with or in contemplation or anticipation of such event provided that Indebtedness of such Person which is redeemed, defeased (including the deposit of funds in a valid trust for the exclusive benefit of holders and the trustee thereof, sufficient to repay such Indebtedness in

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

accordance with its terms), retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.

   "Adjusted Total Assets" means, for any Person, the Total Assets for such Person and its Restricted Subsidiaries as of any Transaction Date, as adjusted to reflect the application of the proceeds of the Incurrence of Indebtedness and issuance of Disqualified Stock on the Transaction Date.

   "Affiliate" means any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company. For purposes of this definition, the term "control" means the power to direct the management and policies of a Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise; provided that:

     (1) a beneficial owner of 10% or more of the total voting power normally entitled to vote in the election of directors, managers or trustees, as applicable, shall for such purposes be deemed to constitute control

     (2) the right to designate a member of the Board of a Person or a Parent of that Person will not, by itself, be deemed to constitute control, and

     (3) Marriott International and its Subsidiaries shall not be deemed to be Affiliates of the Company or its Parent or Restricted Subsidiaries.

   "Asset Acquisition" means:

     (1) an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged or consolidated into or with the Company or any of its Restricted Subsidiaries or

     (2) an acquisition by the Company or any of its Restricted Subsidiaries from any other Person that constitutes all or substantially all of a division or line of business, or one or more real estate properties, of such Person.

   "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of:

     (1) all or any of the Capital Stock of any Restricted Subsidiary (including by issuance of such Capital Stock)

     (2) all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries or

     (3) any other property and assets of the Company or any of its Restricted Subsidiaries (other than Capital Stock of a Person which is not a Restricted Subsidiary) outside the ordinary course of business of the Company or such Restricted Subsidiary and, in each case, that is not governed by the covenant of the indenture entitled "Consolidation, Merger and Sale of Assets"

   provided that "Asset Sale" shall not include:

       (a) sales or other dispositions of inventory, receivables and other current assets

       (b) sales, transfers or other dispositions of assets with a fair market value not in excess of $10 million in any transaction or series of related transactions

       (c) leases of real estate assets

       (d) Permitted Investments (other than Investments in Cash
    Equivalents) or Restricted Investments made in accordance with the "Limitation on Restricted Payments" covenant

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

       (e) any transaction comprising part of the REIT Conversion and

       (f) any transactions that, pursuant to the "Limitation of Asset Sales" covenant, are defined not to be an "Asset Sale."

   "Average Life" means at any date of determination with respect to any debt security, the quotient obtained by dividing:

     (1) the sum of the products of:

       (a) the number of years (calculated to the nearest one-twelfth) from such date of determination to the date of each successive scheduled principal (or redemption) payment of such debt security and

       (b) the amount of such principal (or redemption) payment

   by:

     (2) the sum of all such principal (or redemption) payments.

   "Blackstone Acquisition" means the acquisition by the Operating Partnership from The Blackstone Group, a Delaware limited partnership, and a series of funds controlled by Blackstone Real Estate Partners, a Delaware limited partnership, of certain hotel properties, mortgage loans and other assets together with the assumption of related Indebtedness.

   "Board" means:

     (1) with respect to any corporation, the board of directors of such corporation or any committee of the board of directors of such corporation authorized, with respect to any particular matter, to exercise the power of the board of directors of such corporation

     (2) with respect to any partnership, any partner (including, without limitation, in the case of any partner that is a corporation, the board of directors of such corporation or any authorized committee thereof) with the authority to cause the partnership to act with respect to the matter at issue

     (3) in the case of a trust, any trustee or board of trustees with the authority to cause the trust to act with respect to the matter at issue

     (4) in the case of a limited liability company (an "LLC"), the managing member, management committee or other Person or group with the authority to cause the LLC to act with respect to the matter at issue, and

     (5) with respect to any other entity, the Person or group exercising functions similar to a board of directors of a corporation.

   "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

   "Capital Contribution" means any contribution to the equity of the Company for which no consideration is given, or if given, consists only of the issuance of Qualified Capital Stock (or, if other consideration is given, only the value of the contribution in excess of such other consideration).

   "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, or other equivalents (however designated, whether voting or non-voting), including partnership interests, whether general or limited, in the equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all Common Stock, Preferred Stock and Units.

   "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

   "Capitalized Lease Obligations" means the discounted present value of the rental obligations under a Capitalized Lease as reflected on the balance sheet of such Person in accordance with GAAP.

   "Cash Equivalent" means:

     (1) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America are pledged in support thereof)

     (2) time deposits, bankers acceptances and certificates of deposit and commercial paper issued by the Parent of any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million and commercial paper issued by others rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody's

     (3) marketable direct obligations issued by the District of Columbia or any state of the United States of America or any political subdivision or public instrumentality thereof bearing (at the time of investment therein) one of the two highest ratings obtainable from either S&P or Moody's and

     (4) liquid investments in money market funds substantially all of the assets of which are securities of the type described in clauses (1) through
  (3) inclusive

provided that the securities described in clauses (1) through (3) inclusive have a maturity of one year or less after the date of acquisition.

   "Change of Control" means:

     (1) any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of the Company or Host or Host REIT (for so long as Host or Host REIT is a Parent of the Company immediately prior to such transaction or series of related transactions), on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction, any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) other than an Excluded Person is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee

     (2) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) other than an Excluded Person is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of Capital Stock of the Company (or Host or Host REIT for so long as Host or Host REIT is a Parent of the Company immediately prior to such transaction or series of related transactions) then outstanding normally entitled to vote in elections of directors, managers or trustees, as applicable

     (3) during any period of 12 consecutive months after the Issue Date (for so long as Host or Host REIT is a Parent of the Company immediately prior to such transaction or series of related transactions), Persons who at the beginning of such 12-month period constituted the Board of Host or Host REIT (together with any new Persons whose election was approved by a vote of a majority of the Persons then still comprising the Board who were either members of the Board at the beginning of such period or whose election, designation or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Host or Host REIT, as applicable, then in office or

     (4) Host REIT ceases to be a general partner of the Operating Partnership or ceases to control the Company provided, however, that neither:

     (x) the pro rata distribution by Host to its shareholders of shares of the Company or shares of any of Host's or Host REIT's other Subsidiaries nor

     (y) the REIT Conversion (or any element thereof)

shall, in and of itself, constitute a Change of Control for purposes of this definition.

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   "Change of Control Triggering Event" means the occurrence of both a Change of Control and a Rating Decline.

   "Closing Date" means August 5, 1998.

   "Code" means the Internal Revenue Code of 1986, as amended.

   "Common Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting), which have no preference on liquidation or with respect to distributions over any other class of Capital Stock, including partnership interests, whether general or limited, of such Person's equity, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all series and classes of common stock.

   "Company" means Host Marriott, L.P., and its successors and assigns (and, from the Issue Date to the consummation of the Merger, HMH Properties, Inc., and its successors and assigns).

   "Consolidated" or "consolidated" means, with respect to any Person, the consolidation of the accounts of the Restricted Subsidiaries (including those of the Non-Consolidated Restricted Entities) of such Person with those of such Person; provided that:

     (1) "consolidation" will not include consolidation of the accounts of any other Person other than a Restricted Subsidiary of such Person with such Person and

     (2) "consolidation" will include consolidation of the accounts of any Non-Consolidated Restricted Entities, whether or not such consolidation would be required or permitted under GAAP

(it being understood that the accounts of such Person's Consolidated Subsidiaries shall be consolidated only to the extent of such Person's proportionate interest therein).

   The terms "consolidated" and "consolidating" have correlative meanings to the foregoing.

   "Consolidated Coverage Ratio" of any Person on any Transaction Date means the ratio, on a pro forma basis, of:

     (1) the aggregate amount of Consolidated EBITDA of such Person attributable to continuing operations and businesses (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of) for the Reference Period to:

     (2) the aggregate Consolidated Interest Expense of such Person (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of, but only to the extent that the obligations giving rise to such Consolidated Interest Expense would no longer be obligations contributing to such Person's Consolidated Interest Expense subsequent to the Transaction Date) during the Reference Period provided that for purposes of such calculation:

       (a) acquisitions of operations, businesses or other income-producing assets (including any reinvestment of disposition proceeds in income-producing assets held as of and not disposed on the Transaction Date) which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date shall be assumed to have occurred on the first day of the Reference Period

       (b) transactions giving rise to the need to calculate the Consolidated Coverage Ratio shall be assumed to have occurred on the first day of the Reference Period

       (c) the incurrence of any Indebtedness or issuance of any Disqualified Stock during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date (and the application of the proceeds therefrom to the extent used to refinance or retire other Indebtedness or invested in income-producing assets held as of and not disposed on the Transaction Date) shall be assumed to have occurred on the first day of such Reference Period and

       (d) the Consolidated Interest Expense of such Person attributable to interest on any Indebtedness or dividends on any Disqualified Stock bearing a floating interest (or dividend) rate shall be computed on a pro forma basis as if the average rate in effect from the beginning of the Reference Period to the Transaction Date had been the applicable rate for the entire period, unless such Person or any of its Subsidiaries is a party to an Interest Swap or Hedging Obligation (which shall remain in effect for the 12-month period immediately following the Transaction Date) that has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) shall be used.

   "Consolidated EBITDA" means, for any Person and for any period, the Consolidated Net Income of such Person for such period adjusted to add thereto (to the extent deducted from net revenues in determining Consolidated Net Income), without duplication:

     (1) the sum of:

       (a) Consolidated Interest Expense

       (b) provisions for taxes based on income (to the extent of such Person's proportionate interest therein)

       (c) depreciation and amortization expense (to the extent of such Person's proportionate interest therein)

       (d) any other noncash items reducing the Consolidated Net Income of such Person for such period (to the extent of such Person's proportionate interest therein)

       (e) any dividends or distributions during such period to such Person or a Consolidated Subsidiary (to the extent of such Person's proportionate interest therein) of such Person from any other Person which is not a Restricted Subsidiary of such Person or which is accounted for by such Person by the equity method of accounting (other than a Non-Consolidated Restricted Entity), to the extent that:

        1 such dividends or distributions are not included in the Consolidated Net Income of such Person for such period and

        2 the sum of such dividends and distributions, plus the aggregate amount of dividends or distributions from such other Person since the Issue Date that have been included in Consolidated EBITDA pursuant to this clause (e), do not exceed the cumulative net income of such other Person attributable to the equity interests of the Person (or Restricted Subsidiary of the Person) whose Consolidated EBITDA is being determined

       (f) any cash receipts of such Person or a Consolidated Subsidiary of such Person (to the extent of such Person's proportionate interest therein) during such period that represent items included in Consolidated Net Income of such Person for a prior period which were excluded from Consolidated EBITDA of such Person for such prior period by virtue of clause (2) of this definition and

       (g) any nonrecurring expenses incurred in connection with the REIT Conversion minus:

     (2) the sum of:

       (a) all non-cash items increasing the Consolidated Net Income of such Person (to the extent of such Person's proportionate interest therein) for such period and

       (b) any cash expenditures of such Person (to the extent of such Person's proportionate interest therein) during such period to the extent such cash expenditures did not reduce the Consolidated Net Income of such Person for such period and were applied against reserves or accruals that constituted noncash items reducing the Consolidated Net Income of such Person (to the extent of such Person's proportionate interest therein) when reserved or accrued all as determined on a consolidated basis for such Person and its Consolidated Subsidiaries (it being understood that the accounts of such Person's Consolidated Subsidiaries shall be consolidated only to the extent of such Person's proportionate interest therein).

   "Consolidated Interest Expense" of any Person means, for any period, the aggregate amount (without duplication and determined in each case on a consolidated basis) of:

     (1) interest expensed or capitalized, paid, accrued, or scheduled to be paid or accrued (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations but excluding the amortization of fees or expenses incurred in order to consummate the sale of the notes issued under the indenture or to establish the Credit Facility) of such Person and its Consolidated Subsidiaries during such period, including:

       (a) original issue discount and noncash interest payments or accruals on any Indebtedness

       (b) the interest portion of all deferred payment obligations and

       (c) all commissions, discounts and other fees and charges owed with respect to bankers' acceptances and letters of credit financings and Interest Swap and Hedging Obligations, in each case to the extent attributable to such period and

     (2) dividends accrued or payable by such Person or any of its Consolidated Subsidiaries in respect of Disqualified Stock (other than by Restricted Subsidiaries of such Person to such Person or, to the extent of such Person's proportionate interest therein, such Person's Restricted Subsidiaries);

provided, however, that any such interest, dividends or other payments or accruals (referenced in clauses (1) or (2)) of a Consolidated Subsidiary that is not Wholly Owned shall be included only to the extent of the proportionate interest of the referent Person in such Consolidated Subsidiary.

   For purposes of this definition:

     (x) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and

     (y) interest expense attributable to any Indebtedness represented by the guaranty by such Person or a Restricted Subsidiary of such Person of an obligation of another Person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed.

   "Consolidated Net Income" means, with respect to any Person for any period, the net income (or loss) of such Person and its Consolidated Subsidiaries for such period, determined on a consolidated basis (it being understood that the net income of Consolidated Subsidiaries shall be consolidated with that of a Person only to the extent of the proportionate interest of such Person in such Consolidated Subsidiaries); provided that:

     (1) net income (or loss) of any other Person which is not a Restricted Subsidiary of the Person, or that is accounted for by such specified Person by the equity method of accounting (other than a Non-Consolidated Restricted Entity), shall be included only to the extent of the amount of dividends or distributions paid to the specified Person or a Restricted Subsidiary of such Person

     (2) the net income (or loss) of any other Person acquired by such specified Person or a Restricted Subsidiary of such Person in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded

     (3) all gains and losses which are either extraordinary (as determined in accordance with GAAP) or are either unusual or nonrecurring (including any gain from the sale or other disposition of assets or from the issuance or sale of any Capital Stock) shall be excluded and

     (4) the net income, if positive, of any of such Person's Consolidated Subsidiaries other than Consolidated Subsidiaries that are not Subsidiary Guarantors to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Consolidated Subsidiary shall be excluded; provided, however, in the case of exclusions from Consolidated Net Income set forth in clauses (2), (3) and (4), such amounts shall be excluded only to the extent included in computing such net income (or loss) on a consolidated basis and without duplication.

   "Consolidated Subsidiary" means, for any Person, each Restricted Subsidiary of such Person (including each Non-Consolidated Restricted Entity).

   "Conversion Date" means December 29, 1998.

   "Credit Facility" means the credit facility established pursuant to the Credit Agreement, dated as of August 5, 1998 among the Company, Host, certain other Subsidiaries party thereto, the lenders party thereto, Bankers Trust Company, as Arranger and Administrative Agent, and Wells Fargo Bank, N.A., The Bank of Nova Scotia and Credit Lyonnais New York Branch, as Co-Arrangers, together with all other agreements, instruments and documents executed or delivered pursuant thereto or in connection therewith, in each case as such agreements, instruments or documents may be amended, supplemented, extended, renewed, replaced or otherwise modified or restructured from time to time (including by way of adding Subsidiaries of the Company as additional borrowers or guarantors thereof), whether by the same or any other agent, lender or group of lenders.

   "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

   "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

   "Disqualified Stock" means except as set forth below, with respect to any Person, Capital Stock of that Person that by its terms or otherwise is:

     (1) required to be redeemed on or prior to the Stated Maturity of the notes for cash or property other than Qualified Capital Stock

     (2) redeemable for cash or property other than Qualified Capital Stock at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the notes or

     (3) convertible into or exchangeable mandatorily or at the option of the holder for Capital Stock referred to in clause (1) or (2) above or Indebtedness of the Company or a Restricted Subsidiary having a scheduled maturity prior to the Stated Maturity of the notes provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Repurchase of Notes at the Option of Holders upon a Change of Control Triggering Event" covenants described below and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of such notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Notes at the Option of Holders upon a Change of Control Triggering Event" covenants described below.

   With respect to Capital Stock of a Restricted Subsidiary, only the amount thereof issued to Persons (other than the Company or any of its Restricted Subsidiaries) in excess of such Persons' Pro Rata Share of such Capital Stock shall be deemed to be Disqualified Stock for purposes of determining the amount of Disqualified Stock of the Company and its Restricted Subsidiaries.

   Notwithstanding anything to the contrary contained in this definition:

     (a) the QUIPs are not Disqualified Stock

     (b) any Capital Stock issued by the Operating Partnership to Host REIT shall not be deemed to be Disqualified Stock solely by reason of a right by Host REIT to require the Company to make a payment to it sufficient to enable Host REIT to satisfy its concurrent obligation with respect to Capital Stock of Host REIT, provided such Capital Stock of Host REIT would not constitute Disqualified Stock, and

     (c) no Capital Stock shall be deemed to be Disqualified Stock as the result of the right of the holder thereof to request redemption thereof if the issuer of such Capital Stock (or the Parent of such issuer) has the right to satisfy such redemption obligations by the issuance of Qualified Capital Stock to such holder.

   "E&P Distribution" means:

     (1) one or more distributions to the shareholders of Host and/or Host REIT of:

       (a) shares of SLC and

       (b) cash, securities or other property, with a cumulative aggregate value equal to the amount estimated in good faith by Host or Host REIT from time to time as being necessary to assure that Host and Host REIT have distributed the accumulated earnings and profits (as referenced in Section 857(a)(2)(B) of the Code) of Host as of the last day of the first taxable year for which Host REIT's election to be taxed as a REIT is effective; and

     (2) the distributions from the Operating Partnership to:

       (a) Host REIT necessary to enable Host REIT to make the distributions described in clause (1) and

       (b) holders of Units (other than Host REIT) required as a result of or a condition to such distributions made pursuant to clause (2)(a).

   "Excluded Person" means, in the case of the Company, Host, Host REIT or any Wholly Owned Subsidiary of Host or Host REIT.

   "Exempted Affiliate Transaction" means:

     (1) employee compensation arrangements approved by a majority of independent (as to such transactions) members of the Board of the Company

     (2) payments of reasonable fees and expenses to the members of the Board

     (3) transactions solely between the Company and any of its Subsidiaries or solely among Subsidiaries of the Company

     (4) Permitted Tax Payments

     (5) Permitted Sharing Arrangements

     (6) Procurement Contracts

     (7) Operating Agreements

     (8) Restricted Payments permitted under the "Limitation on Restricted Payments" covenant and

     (9) any and all elements of the REIT Conversion.

   "Existing Senior Notes" means amounts outstanding from time to time of:

     (1) the 9 1/2% Senior Secured Notes due 2005 of the Company;

     (2) the 8 7/8% Senior Notes due 2007 of the Company;

     (3) the 9% Senior Notes due 2007 of the Company; and

     (4) the 9 1/4% Senior Notes due 2007 of the Company;

in each case not in excess of amounts outstanding immediately following the Issue Date, less amounts retired from time to time.

   "Fair market value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined:

     (1) in good faith by the Board of the Company or the applicable Subsidiary involved in such transaction or

     (2) by an appraisal or valuation firm of national or regional standing selected by the Company or such Subsidiary, with experience in the appraisal or valuation of properties or assets of the type for which fair market value is being determined.

   "Fifty Percent Venture" means a Person:

     (1) in which the Company owns (directly or indirectly) at least 50% of the aggregate economic interests

     (2) in which the Company or a Restricted Subsidiary participates in control as a general partner, a managing member or through similar means and

     (3) which is not consolidated for financial reporting purposes with the Company under GAAP.

   "FF&E" means furniture, fixtures and equipment, and other tangible personal property other than real property.

   "Funds From Operations" for any period means the Consolidated Net Income of the Company and its Restricted Subsidiaries for such period excluding gains or losses from debt restructurings and sales of property, plus depreciation of real estate assets and amortization related to real estate assets and other non-cash charges related to real estate assets, after adjustments for unconsolidated partnerships and joint ventures plus minority interests, if applicable (it being understood that the accounts of such Person's Consolidated Subsidiaries shall be consolidated only to the extent of such Person's proportionate interest therein).

   "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession in the United States of America.

   "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly Guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

     (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or

     (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part)

provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

   "HMH Properties" means HMH Properties, Inc, a Delaware corporation, which was merged into the Operating Partnership on December 16, 1998.

   "Host" means Host Marriott Corporation, a Delaware corporation and the indirect Parent of the Company on the Issue Date, and its successors and assigns.

   "Host REIT" means Host Marriott Corporation, a Maryland corporation and the successor by merger to Host, which is the sole general partner of the Operating Partnership following the REIT Conversion, and its successors and assigns.

   "Host REIT Merger" means the merger of Host with and into Host REIT, with Host REIT surviving the merger, which merger occurred on December 29, 1998.

   "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to (including as a result of an acquisition), or become responsible for, the payment of, contingently or otherwise, such Indebtedness (including Acquired Indebtedness); provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

   "Indebtedness" of any Person means, without duplication:

     (1) all liabilities and obligations, contingent or otherwise, of such
  Person:

       (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof)

       (b) evidenced by bonds, notes, debentures or similar instruments

       (c) representing the balance deferred and unpaid of the purchase price of any property or services, except those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors

       (d) evidenced by bankers' acceptances

       (e) for the payment of money relating to a Capitalized Lease
    Obligation or

       (f) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit

     (2) all net obligations of such Person under Interest Swap and Hedging Obligations and

     (3) all liabilities and obligations of others of the kind described in the preceding clause (1) or (2) that such Person has guaranteed or that is otherwise its legal liability or which are secured by any assets or property of such Person.

   "Interest Swap and Hedging Obligation" means any obligation of any Person pursuant to any interest rate swaps, caps, collars and similar arrangements providing protection against fluctuations in interest rates. For purposes of the Indenture, the amount of such obligations shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such obligation had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such obligation provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligations shall be the net amount so determined, plus any premium due upon default by such Person.

   "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including without limitation by way of Guarantee or similar arrangement, but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the consolidated balance sheet of the Company and its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property (tangible or intangible) to others or any payment for property or services solely for the account or use of others, or otherwise), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include the designation of a Restricted Subsidiary to be an Unrestricted Subsidiary or a Non-Consolidated Entity.

   For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described below:

     (1) "Investment" shall include the proportionate share of the Company and its Restricted Subsidiaries in the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Restricted Subsidiaries)) of any Restricted Subsidiary at the time such Restricted Subsidiary is designated an Unrestricted Subsidiary or Non-Consolidated Entity

     (2) the proportionate share of the Company and its Restricted Subsidiaries in the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Restricted Subsidiaries)) of any Unrestricted Subsidiary or Non-Consolidated Entity at the time that such Unrestricted Subsidiary or Non-Consolidated Entity is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments and

     (3) any property transferred to or from an Unrestricted Subsidiary or Non-Consolidated Entity shall be valued at its fair market value at the time of such transfer.

   "Investment Grade" means a rating of the notes by both S&P and Moody's, each such rating being in one of such agency's four highest generic rating categories that signifies investment grade (i.e., currently BBB--(or the equivalent) or higher by S&P and Baa3 (or the equivalent) or higher by Moody's); provided in each case such ratings are publicly available; provided, further, that in the event Moody's or S&P is no longer in existence for purposes of determining whether the notes are rated "Investment Grade," such organization may be replaced by a nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) designated by the Company, notice of which shall be given to the Trustee.

   "Issue Date" means August 5, 1998.

   "Lien" means any mortgage, pledge, security interest, encumbrance, lien, privilege, hypothecation, other encumbrance or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest) upon or with respect to any property of any kind now owned or hereinafter acquired.

   "Limited Partner Note" means an unsecured note of the Operating Partnership which a limited partner of a Public Partnership elected to receive at the time of the Partnership Mergers instead of or in exchange for Units.

   "Make-Whole Premium" means, with respect to any note at any redemption date, the excess, if any, of (a) the present value of the sum of the principal amount and premium, if any, that would be payable on such note on its maturity date and all remaining interest payments (not including any portion of such payments of interest accrued as of the redemption date) to and including such maturity date, discounted on a semi-annual bond equivalent basis from such maturity date to the redemption date at a per annum interest rate equal to the sum of the Treasury Yield (determined on the Business Day immediately preceding the date of such redemption), plus 50 basis points, over (b) the principal amount of the note being redeemed.

   "Merger" means the merger of HMH Properties with and into the Operating Partnership, with the Operating Partnership as the surviving entity, which merger occurred on December 16, 1998.

   "Moody's" means Moody's Investors Service, Inc. and its successors.

   "Net Cash Proceeds" means:

     (1) with respect to any Asset Sale other than the sale of Capital Stock of a Restricted Subsidiary, the proceeds of such Asset Sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Cash Equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any of its Restricted Subsidiaries) and proceeds from the conversion of other property received when converted to cash or Cash Equivalents, net of:

       (a) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale

       (b) provisions for all Taxes (including Taxes of Host REIT) actually paid or payable as a result of such Asset Sale by the Company and its Restricted Subsidiaries, taken as a whole

       (c) payments made to repay Indebtedness (other than Indebtedness subordinated in right of payment to the notes or a Subsidiary Guarantee) or any other obligations outstanding at the time of such Asset Sale that either (I) is secured by a Lien on the property or assets sold; or (II) is required to be paid as a result of such sale

       (d) amounts reserved by the Company and its Restricted Subsidiaries against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined on a consolidated basis in conformity with GAAP, and

       (e) unless Taxes thereon are paid by Host REIT as set forth in clause (b) above, amounts required to be distributed as a result of the realization of gains from Asset Sales in order to maintain or preserve Host REIT's status as a REIT

(provided, however, that with respect to an Asset Sale by any Person other than the Company or a Wholly Owned Subsidiary, Net Cash Proceeds shall be the above amount multiplied by the Company's (direct or indirect) percentage ownership interest in such Person) and

     (2) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Cash Equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any of its Restricted Subsidiaries) and proceeds from the conversion of other property received when converted to cash or Cash Equivalents, net of attorney's fees, accountant's fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of tax paid or payable as a result thereof (provided, however, that with respect to an issuance or sale by any Person other than the Company or a Wholly Owned Subsidiary, Net Cash Proceeds shall be the above amount multiplied by the Company's (direct or indirect) percentage ownership interest in such Person).

   "Net Investments" means, with respect to any referenced category or group of Investments:

     (1) the aggregate amount of such Investments made by the Company and its Restricted Subsidiaries (to the extent of the Company's proportionate interest in such Restricted Subsidiaries) on or subsequent to the Issue Date minus:

     (2) the aggregate amount of any dividends, distributions, sales proceeds or other amounts received by the Company and its Restricted Subsidiaries (to the extent of the Company's proportionate interest in such Restricted Subsidiaries) in respect of such Investments on or subsequent to the Issue Date and, in the event that any such Investments are made, or amounts are received, in property other than cash, such amounts shall be the fair market value of such property.

   "Non-Conforming Assets" means various assets (principally comprising partnership or other interests in hotels which are not leased, certain international hotels in which Host or its Subsidiaries own interests, and certain FF&E relating to hotels owned by the Operating Partnership and its Subsidiaries) which assets, if owned by the Operating Partnership, could jeopardize Host REIT's status as a REIT.

   "Non-Consolidated Entity" means a Non-Controlled Entity or a Fifty Percent Venture which is neither a Non-Consolidated Restricted Entity nor an Unrestricted Subsidiary.

   "Non-Consolidated Restricted Entity" means a Non-Controlled Entity or a Fifty Percent Venture which has been designated by the Company (by notice to the Trustee) as a Restricted Subsidiary and which designation has not been revoked (by notice to the Trustee). Revocation of a previous designation of a Non-Controlled Entity or a Fifty Percent Venture as a Non-Consolidated Restricted Entity shall be deemed to be a designation of such entity to be a Non-Consolidated Entity.

   "Non-Controlled Entity" means a taxable corporation in which the Operating Partnership owns (directly or indirectly) 90% or more of the economic interest but no more than 9.9% of the Voting Stock and whose assets consist primarily of Non-Conforming Assets.

   "Offering" means the offering of the notes for sale by the Company.

   "Officer's Certificate" means a certificate signed on behalf of the Company, a Guarantor or Subsidiary Guarantor, as applicable, by an officer of the Company, a Guarantor or Subsidiary Guarantor, as applicable, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, Guarantor or Subsidiary Guarantor, as applicable.

   "Old Notes" means the approximately $35 million aggregate principal amount of four series of Indebtedness of Host outstanding on the Issue Date.

   "Operating Agreements" means the asset or property management agreements, franchise agreements, lease agreements and other similar agreements between the Company, any Subsidiary Guarantor or any of their respective Restricted Subsidiaries, on the one hand, and Marriott International, SLC or another entity engaged in and having pertinent experience with the operation of such similar properties, on the other, relating to the operation of the real estate properties owned by the Company, any Subsidiary Guarantor or any of their respective Restricted Subsidiaries, provided that the management of the Company determines in good faith that such arrangements are fair to the Company and to such Restricted Subsidiary.

   "Operating Partnership" means Host Marriott, L.P., a Delaware limited partnership.

   "Parent" of any Person means a corporation which at the date of determination owns, directly or indirectly, a majority of the Voting Stock of such Person or of a Parent of such Person.

   "Partnership Mergers" means the merger of one of more Subsidiaries of the Operating Partnership into one or more of the Public Partnerships.

   "Paying Agent" means, until otherwise designated, the Trustee.

   "Permitted Investment" means any of the following:

     (1) an Investment in Cash Equivalents

     (2) Investments in a Person substantially all of whose assets are of a type generally used in a Related Business (an "Acquired Person") if, as a result of such Investments:

       (a) the Acquired Person immediately thereupon is or becomes a Restricted Subsidiary of the Company or

       (b) the Acquired Person immediately thereupon either (I) is merged or consolidated with or into the Company or any of its Restricted Subsidiaries and the surviving Person is the Company or a Restricted Subsidiary of the Company or (II) transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or any of its Restricted Subsidiaries

     (3) an Investment in a Person, provided that:

       (a) such Person is principally engaged in a Related Business

       (b) the Company or one or more of its Restricted Subsidiaries participates in the management of such Person, as a general partner, member of such Person's governing board or otherwise, and

       (c) any such Investment shall not be a Permitted Investment if, after giving effect thereto, the aggregate amount of Net Investments outstanding made in reliance on this clause (3) subsequent to the Issue Date would exceed 5% of Total Assets

     (4) Permitted Sharing Arrangement Payments

     (5) securities received in connection with an Asset Sale so long as such Asset Sale complied with the Indenture including the covenant "Limitation on Asset Sales" (but, only to the extent the fair market value of such securities and all other non-cash and non-Cash Equivalent consideration received complies with clause (2) of the first paragraph of the "Limitation on Asset Sales" covenant)

     (6) Investments in the Company or in Restricted Subsidiaries of the Company

     (7) Permitted Mortgage Investments

     (8) any Investments constituting part of the REIT Conversion and

     (9) any Investments in a Non-Consolidated Entity, provided that (after giving effect to such Investment) the total assets (before depreciation and amortization) of all Non-Consolidated Entities attributable to the Company's proportionate ownership interest therein, plus an amount equal to the Net Investments outstanding made in reliance upon clause (3) above, does not exceed 20% of the total assets (before depreciation and amortization) of the Company and its Consolidated Subsidiaries (to the extent of the Company's proportionate ownership interest therein).

   "Permitted Lien" means any of the following:

     (1) Liens imposed by governmental authorities for taxes, assessments or other charges where nonpayment thereof is not subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP

     (2) statutory liens of carriers, warehousemen, mechanics, materialmen, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business, provided that:

       (a) the underlying obligations are not overdue for a period of more than 30 days and

       (b) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP

     (3) Liens securing the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business

     (4) easements, rights-of-way, zoning, similar restrictions and other similar encumbrances or title defects which, singly or in the aggregate, do not in any case materially detract from the value of the property, subject thereto (as such property is used by the Company or any of its Restricted Subsidiaries) or interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries

     (5) Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an Event of Default with respect thereto

     (6) pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security legislation and

     (7) Liens securing on an equal and ratable basis the notes and any other Indebtedness.

   "Permitted Mortgage Investment" means an Investment in Indebtedness secured by real estate assets or Capital Stock of Persons (other than the Company or its Restricted Subsidiaries) owning such real estate assets provided that:

     (1) the Company is able to consolidate the operations of the real estate assets in its GAAP financial statements

     (2) such real estate assets are owned by a partnership, LLC or other entity which is controlled by the Company or a Restricted Subsidiary as a general partner, managing member or through similar means or

     (3) the aggregate amount of such Permitted Mortgage Investments (excluding those referenced in clauses (1) and (2) above), determined at the time each such Investment was made, does not exceed 10% of Total Assets after giving effect to such Investment.

   "Permitted REIT Distributions" means a declaration or payment of any dividend or the making of any distribution:

     (1) to Host REIT that is necessary to maintain Host REIT's status as a REIT under the Code or to satisfy the distributions required to be made by reason of Host REIT's making of the election provided for in Notice 88-19 (or Treasury regulations issued pursuant thereto), if:

       (a) the aggregate principal amount of all outstanding Indebtedness (other than the QUIPs Debt) of the Company and its Restricted
    Subsidiaries on a consolidated basis at such time is less than 80% of Adjusted Total Assets of the Company and

       (b) no Default or Event of Default shall have occurred and be continuing and

     (2) to any Person in respect of any Units, which distribution is required as a result of or a condition to the distribution or payment of such dividend or distribution to Host REIT provided that such Person's investment in the Operating Partnership in consideration of which such Person received such Units shall have been consummated in a transaction determined by the Company to be fair to the Operating Partnership as set forth in an Officer's Certificate for Investments in an amount less than $50 million and as set forth in a Board Resolution for Investments equal to or greater than such amount.

   "Permitted REIT Payments" means, without duplication, payments to Host REIT and its Subsidiaries that hold only Qualified Assets in an amount necessary and sufficient to permit Host REIT and such Subsidiaries to pay all of their operating expenses and other general corporate expenses and liabilities (including any reasonable professional fees and expenses).

   "Permitted Sharing Arrangements" means any contracts, agreements or other arrangements between the Company and/or one or more of its Subsidiaries and a Parent of the Company and/or one or more Subsidiaries of such Parent, pursuant to which such Persons share centralized services, establish joint payroll arrangements, procure goods or services jointly or otherwise make payments with respect to goods or services on a joint basis, or allocate corporate expenses (other than taxes based on income) (provided that (i) such Permitted Sharing Arrangements are, in the determination of management of the Company, the Subsidiary Guarantors, or their Restricted Subsidiaries in the best interests of the Company, the Subsidiary Guarantors, or their Restricted Subsidiaries and (ii) the liabilities of the Company, the Subsidiary Guarantors and their Restricted Subsidiaries under such Permitted Sharing Arrangements are determined in good faith and on a reasonable basis).

   "Permitted Sharing Arrangements Payment" means payments under Permitted Sharing Arrangements.

   "Permitted Tax Payments" means payment of any liability of the Company, Host, Host REIT or any of their respective Subsidiaries for Taxes.

   "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

   "Preferred Stock" means, with respect to any Person, any and all shares, interests, participation or other equivalents (however designated, whether voting or non-voting), which have a preference on liquidation or with respect to distributions over any other class of Capital Stock, including preferred partnership interests, whether general or limited, or such Person's preferred or preference stock, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all series and classes of such preferred or preference stock.

   "Private Partnership" means a partnership (other than a Public Partnership) or limited liability company that owns one or more full service hotels and that, prior to the REIT Conversion, was partially but not Wholly Owned by Host or one of its Subsidiaries.

   "Private Partnership Acquisition" means the acquisition by the Operating Partnership or a Restricted Subsidiary thereof from unaffiliated partners of certain Private Partnerships of partnership interests in such Private Partnerships in exchange for Units or the assets of such Private Partnerships by merger or conveyance in exchange for Units.

   "Procurement Contracts" means contracts for the procurement of goods and services entered into in the ordinary course of business and consistent with industry practices.

   "Pro Rata Share" means "PRS" where:

     PRS equals CR divided by TC multiplied by OPTC

  where:

     CR equals the redemption value of such Capital Stock in the issuing Restricted Subsidiary held in the aggregate by the Company and its Restricted Subsidiaries,

     TC equals the total contribution to the equity of the issuing Restricted Subsidiary made by the Company and its Restricted Subsidiaries, and

     OPTC equals the total contribution to the equity of the issuing Restricted Subsidiary made by other Persons.

   "Public Partnerships" mean, collectively:

     (1) Atlanta Marriott Marquis II Limited Partnership, a Delaware limited partnership (with which HMC Atlanta Merger Limited Partnership was merged)

     (2) Desert Springs Marriott Limited Partnership, a Delaware limited partnership (with which HMC Desert Merger Limited Partnership was merged)

     (3) Hanover Marriott Limited Partnership, a Delaware limited partnership (with which HMC Hanover Merger Limited Partnership was merged)

     (4) Marriott Diversified American Hotels, L.P., a Delaware limited partnership (with which HMC Diversified Merger Limited Partnership was merged)

     (5) Marriott Hotel Properties Limited Partnership, a Delaware limited partnership (with which HMC Properties I Merger Limited Partnership was merged)

     (6) Marriott Hotel Properties II Limited Partnership, a Delaware limited partnership (with which HMC Properties II Merger Limited Partnership was merged)

     (7) Mutual Benefit Chicago Marriott Suite Hotel Partners, L.P., a Rhode Island limited partnership (with which HMC Chicago Merger Limited Partnership was merged)

     (8) Potomac Hotel Limited Partnership, a Delaware limited partnership (with which HMC Potomac Merger Limited Partnership was merged) and

     (9) Marriott Suites Limited Partnership, a Delaware limited partnership (with which MS Merger Limited Partnership was merged)

or, as the context may require, any such entity together with its Subsidiaries, or any of such Subsidiaries.

   "Qualified Assets" means:

     (1) Capital Stock of the Company or any of its Subsidiaries or of other Subsidiaries of the Guarantors substantially all of whose sole assets are direct or indirect interests in Capital Stock of the Company and

     (2) other assets related to corporate operations of the Guarantors which are de minimus in relation to those of the Guarantors and their Restricted Subsidiaries, taken as a whole.

   "Qualified Capital Stock" means any Capital Stock of the Company that is not Disqualified Stock and, when used in the definition of "Disqualified Stock," also includes any Capital Stock of a Restricted Subsidiary, Host REIT or any Parent of the Company that is not Disqualified Stock.

   "Qualified Exchange" means:

     (1) any legal defeasance, redemption, retirement, repurchase or other acquisition of then outstanding Capital Stock or Indebtedness of the Company issued on or after the Issue Date with the Net Cash Proceeds received by the Company from the substantially concurrent sale of Qualified Capital Stock or

     (2) any exchange of Qualified Capital Stock for any then outstanding Capital Stock or Indebtedness issued on or after the Issue Date.

   "QUIPS" means the 6 3/4% Convertible Preferred Securities issued by Host Marriott Financial Trust, a statutory business trust.

   "QUIPs Debt" means the $567 million aggregate principal amount of 6 3/4% convertible subordinated debentures due 2026 of Host, held by Host Marriott Financial Trust, a statutory business trust.

   "Rating Agencies" means (i) S&P and (ii) Moody's or (iii) if S&P or Moody's or both shall not make a rating of all of the notes publicly available, a nationally recognized securities rating agency or agencies, as the case may be, selected by the Company, which shall be substituted for S&P or Moody's or both, as the case may be.

   "Rating Category" means currently:

     (1) with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories)

     (2) with respect to Moody's, any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories) and

     (3) the equivalent of any such category of S&P or Moody's used in another Rating Agency.

   In determining whether the rating of the notes has decreased by one or more gradations, gradations within Rating Categories (currently + and - for S&P, 1, 2 and 3 for Moody's or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

   "Rating Date" means the date which is 90 days prior to the earlier of:

     (1) a Change of Control and

     (2) the first public notice of the occurrence of a Change of Control or of the intention by the Company to effect a Change of Control.

   "Rating Decline" means the occurrence, on or within 90 days after the earliest to occur of:

     (1) a Change of Control and

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     (2) the date of the first public notice of the occurrence of a Change of
  Control or of the intention by any Person to effect a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies), of:

       (a) in the event the notes are rated by either Moody's or S&P on the Rating Date as Investment Grade, a decrease in the rating, of the notes by either of such Rating Agencies to a rating that is below Investment Grade or

       (b) in the event the notes are rated below Investment Grade by both Rating Agencies on the Rating Date, a decrease in the rating of the notes by either Rating Agency by one or more gradations (including gradations with Rating Categories as well as between Rating Categories).

   "Real Estate Assets" means real property and all FF&E associated or used in connection therewith.

   "Reference Period" with regard to any Person means the four full fiscal quarters ended immediately preceding any date upon which any determination is to be made pursuant to the terms of the securities or the indenture.

   "Refinancing Indebtedness" means Indebtedness or Disqualified Stock:

     (1) issued in exchange for, or the proceeds from the issuance and sale of which are used substantially concurrently to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part, or

     (2) constituting an amendment, modification or supplement to, or a deferral or renewal of ((1) and (2) above are, collectively, a "Refinancing"), any Indebtedness or Disqualified Stock in a principal amount or, in the case of Disqualified Stock, liquidation preference, not to exceed the sum of:

       (a) the reasonable and customary fees and expenses incurred in connection with the Refinancing plus

       (b) the lesser of:

         1. the principal amount or, in the case of Disqualified Stock, liquidation preference, of the Indebtedness or Disqualified Stock so refinanced and

         2. if such Indebtedness being refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such Refinancing provided that Refinancing Indebtedness (other than a revolving line of credit from a commercial lender or other Indebtedness whose proceeds are used to repay a revolving line of credit from a commercial lender to the extent such revolving line of credit or other Indebtedness was not put in place for purposes of evading the limitations described in this definition) shall:

     (x) not have an Average Life shorter than the Indebtedness or Disqualified Stock to be so refinanced at the time of such Refinancing and

     (y) be subordinated in right of payment to the rights of holders of the notes if the Indebtedness or Disqualified Stock to be refinanced was so subordinated.

   "REIT Conversion" means the various transactions which were carried out in connection with Host's conversion to a REIT, as generally described in the S-4 Registration Statement, including without limitation:

     (1) the contribution to the Operating Partnership and its Subsidiaries of substantially all of the assets (excluding the assets of SLC) held by Host and its other Subsidiaries

     (2) the assumption by the Operating Partnership and/or its Subsidiaries of substantially all of the liabilities of Host and its other Subsidiaries (including, without limitation, the QUIPs Debt and the Old Notes)

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

     (3) the Partnership Mergers

     (4) the Private Partnership Acquisitions

     (5) the issuance of Limited Partner Notes in connection with the foregoing

     (6) the Blackstone Acquisition

     (7) the contribution, prior to or substantially concurrent with the Conversion Date, to Non-Controlled Entities of Non-Conforming Assets

     (8) the leases to SLC or Subsidiaries of SLC of the hotels owned by the Operating Partnership and its Subsidiaries

     (9) the Host REIT Merger

     (10) the E&P Distribution and

     (11) such other related transactions and steps, occurring prior to or substantially concurrent with or within a reasonable time after the Conversion Date as may be reasonably necessary to complete the above transactions or otherwise to permit Host REIT to elect to be treated as a REIT for Federal income tax purposes.

   "Related Business" means the businesses conducted (or proposed to be conducted) by the Company and its Restricted Subsidiaries as of the Closing Date and any and all businesses that in the good faith judgment of the Board of the Company are materially related businesses or real estate related businesses. Without limiting the generality of the foregoing, Related Business shall include the ownership and operation of lodging properties.

   "Restricted Investment" means, in one or a series of related transactions, any Investment, other than a Permitted Investment.

   "Restricted Payment" means, with respect to any Person (but without duplication):

     (1) the declaration or payment of any dividend or other distribution in respect of Capital Stock of such Person or the Parent or any Restricted Subsidiary of such Person

     (2) any payment on account of the purchase, redemption or other acquisition or retirement for value of Capital Stock of such Person or the Parent or any Restricted Subsidiary of such Person

     (3) other than with the proceeds from the substantially concurrent sale of, or in exchange for, Refinancing Indebtedness, any purchase, redemption, or other acquisition or retirement for value of, any payment in respect of any amendment of the terms of or any defeasance of, any Subordinated Indebtedness, directly or indirectly, by such Person or the Parent or a Restricted Subsidiary of such Person prior to the scheduled maturity, any scheduled repayment of principal, or scheduled sinking fund payment, as the case may be, of such Indebtedness

     (4) any Restricted Investment by such Person and

     (5) the payment to any Affiliate (other than the Company or its Restricted Subsidiaries) in respect of taxes owed by any consolidated group of which both such Person or a Subsidiary of such Person and such Affiliate are members provided, however, that the term "Restricted Payment" does not include:

     (a) any dividend, distribution or other payment on or with respect to Capital Stock of the Company to the extent payable solely in shares of Qualified Capital Stock

     (b) any dividend, distribution or other payment to the Company, or to any of the Subsidiary Guarantors, by the Company or any of its Restricted Subsidiaries

     (c)  Permitted Tax Payments

     (d) the declaration or payment of dividends or other distributions by any Restricted Subsidiary of the Company, provided such distributions are made to the Company (or a Subsidiary of the Company, as applicable) on a pro rata basis (and in like form) with all dividends and distributions so made

     (e) the retirement of Units upon conversion of such Units to Capital Stock of Host REIT

     (f) any transactions comprising part of the REIT Conversion

     (g) any payments with respect to Disqualified Stock or Indebtedness at the stated time and amounts pursuant to the original terms of the instruments governing such obligations

     (h) Permitted REIT Payments and

     (i) payments in accordance with the existing terms of the QUIPS and provided, further, that any payments of bona fide obligations of the Company or any Restricted Subsidiary shall not be deemed to be Restricted Payments solely by virtue of the fact of another Person's co-obligation with respect thereto.

   "Restricted Subsidiary" means any Subsidiary of the Company other than (i) an Unrestricted Subsidiary or (ii) a Non-Consolidated Entity.

   "S-4 Registration Statement" means the registration statement of the Operating Partnership on Form S-4, filed with the Commission on June 2, 1998, as amended and supplemented.

   "Secured Indebtedness" means any Indebtedness or Disqualified Stock secured by a Lien (other than Permitted Liens) upon the property of the Company, the Subsidiary Guarantors or any of their respective Restricted Subsidiaries.

   "Significant Subsidiary" means any Subsidiary which is a "significant subsidiary" of the Company within the meaning of Rule 1-02(w) of Regulation S-X promulgated by the Commission as in effect as of the Issue Date.

   "SLC" means HMC Senior Communities, Inc., a Delaware corporation, and its successor Crestline Capital Corporation, a Maryland corporation, and its successors and assigns.

   "S&P" means Standard & Poor's Ratings Services and its successors.

   "Stated Maturity" means:

     (1) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and

     (2) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

   "Subordinated Indebtedness" means Indebtedness of the Company or a Subsidiary Guarantor that is expressly subordinated in right of payment to the notes or a Subsidiary Guarantee thereof, as applicable.

   "Subsidiary" means, with respect to any Person:

     (1) any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person, or the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP, if such statements were prepared as of such date

     (2) any partnership:

       (a) in which such Person or one or more Subsidiaries of such Person is, at the time, a general partner and owns alone or together with the Company a majority of the partnership interest or

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

       (b) in which such Person or one or more Subsidiaries of such Person is, at the time, a general partner and which is controlled by such Person in a manner sufficient to permit its financial statements to be consolidated with the financial statements of such Person in conformance with GAAP and the financial statements of which are so consolidated

     (3) any Non-Controlled Entity and

     (4) any Fifty Percent Venture.

   "Subsidiary Guarantee" means a Guarantee by each Subsidiary Guarantor for payment of principal, premium and interest on the notes by such Subsidiary Guarantor. Each Subsidiary Guarantee will be a senior obligation of the Subsidiary Guarantor and will be full and unconditional regardless of the enforceability of the notes and the indenture.

   "Subsidiary Guarantors" means:

     (1) the current Subsidiary Guarantors identified in the following sentence and

     (2) any Future Subsidiary Guarantors that become Subsidiary Guarantors pursuant to the terms of the indenture but in each case excluding any Persons whose guarantees have been released pursuant to the terms of the indenture.

   The current Subsidiary Guarantors are:
  (1) Airport Hotels LLC
  (2) Host of Boston, Ltd.
  (3) Host of Houston, Ltd.
  (4) Host of Houston 1979
  (5) Chesapeake Financial Services LLC
  (6) City Center Interstate Partnership LLC
  (7) HMC Retirement Properties, L.P.
  (8) HMH Marina LLC
  (9) Farrell's Ice Cream Parlour Restaurants LLC
  (10) HMC Atlanta LLC
  (11) HMC BCR Holdings LLC
  (12)  HMC Burlingame LLC
  (13) HMC California Leasing LLC
  (14) HMC Capital LLC
  (15) HMC Capital Resources LLC
  (16) HMC Park Ridge LLC
  (17) HMC Partnership Holdings LLC
  (18) Host Park Ridge LLC
  (19) HMC Suites LLC
  (20) HMC Suites Limited Partnership
  (21) PRM LLC

  (22) Wellsford-Park Ridge HMC Hotel Limited Partnership

  (23) YBG Associates LLC
  (24) HMC Chicago LLC
  (25) HMC Desert LLC
  (26) HMC Palm Desert LLC

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

  (27)MDSM Finance LLC
  (28)HMC Diversified LLC
  (29)HMC East Side II LLC
  (30)HMC Gateway LLC
  (31)HMC Grand LLC
  (32)HMC Hanover LLC
  (33)HMC Hartford LLC
  (34)HMC Hotel Development LLC
  (35)HMC HPP LLC

  (36)HMC IHP Holdings LLC

  (37)HMC Manhattan Beach LLC
  (38)HMC Market Street LLC
  (39)New Market Street LP
  (40)HMC Georgia LLC
  (41)HMC Mexpark LLC
  (42)HMC Polanco LLC
  (43)HMC NGL LLC
  (44)HMC OLS I L.P.
  (45)HMC OP BN LLC
  (46)HMC Pacific Gateway LLC
  (47)HMC PLP LLC
  (48)Chesapeake Hotel Limited Partnership
  (49)HMC Potomac LLC
  (50)HMC Properties I LLC
  (51)HMC Properties II LLC
  (52)HMC RTZ Loan I LLC
  (53)HMC RTZ II LLC
  (54)HMC SBM Two LLC
  (55)HMC Seattle LLC
  (56)HMC SFO LLC
  (57)HMC Swiss Holdings LLC
  (58)HMC Waterford LLC
  (59)HMH General Partner Holdings LLC
  (60)HMH Norfolk LLC
  (61)HMH Norfolk, L.P.
  (62)HMH Pentagon LLC
  (63)HMH Restaurants LLC
  (64)HMH Rivers LLC
  (65)HMH Rivers, L.P.
  (66)HMH WTC LLC
  (67)HMP Capital Ventures LLC
  (68)HMP Financial Services LLC
  (69)Host La Jolla LLC
  (70)City Center Hotel Limited Partnership
  (71)Times Square LLC

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

  (72)Ivy Street LLC
  (73)Market Street Host LLC
  (74)MFR of Illinois LLC
  (75)MFR of Vermont LLC
  (76)MFR of Wisconsin LLC
  (77)Philadelphia Airport Hotel LLC
  (78)PM Financial LLC
  (79)PM Financial LP
  (80)HMC Property Leasing LLC
  (81)HMC Host Restaurants LLC
  (82)Santa Clara HMC LLC
  (83)S.D. Hotels LLC
  (84)Times Square GP LLC
  (85)Durbin LLC
  (86)HMC HT LLC
  (87)HMC JWDC GP LLC
  (88)HMC JWDC LLC
  (89)HMC OLS I LLC
  (90)HMC OLS II L.P.
  (91)HMT Lessee Parent LLC
  (92)HMC/Interstate Ontario, L.P.
  (93)HMC/Interstate Manhattan Beach, L.P.
  (94)Host/Interstate Partnership, L.P.
  (95)HMC/Interstate Waterford, L.P.
  (96)Ameliatel
  (97)HMC Amelia I LLC
  (98)HMC Amelia II LLC
  (99)Rockledge Hotel LLC and
  (100)Fernwood Hotel LLC

   "Subsidiary Indebtedness" means, without duplication, all Unsecured Indebtedness (including Guarantees (other than Guarantees by Restricted Subsidiaries of Secured Indebtedness)) of which a Restricted Subsidiary other than a Subsidiary Guarantor is the obligor. A release of the Guarantee of a Subsidiary Guarantor which remains a Restricted Subsidiary shall be deemed to be an Incurrence of Subsidiary Indebtedness in amount equal to the Company's proportionate interest in the Unsecured Indebtedness of such Subsidiary Guarantor.

   "Tax" or "Taxes" means all Federal, state, local, and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto, imposed by any domestic or foreign governmental authority responsible for the administration of any such taxes.

   "Total Assets" means the sum of:

     (1) Undepreciated Real Estate Assets and

     (2) all other assets (excluding intangibles) of the Company, the Subsidiary Guarantors, and their respective Restricted Subsidiaries determined on a consolidated basis (it being understood that the accounts of Restricted Subsidiaries shall be consolidated with those of the Company only to the extent of the Company's proportionate interest therein).

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

   "Total Unencumbered Assets" as of any date means the sum of:

     (1) Undepreciated Real Estate Assets not securing any portion of Secured Indebtedness and

     (2) all other assets (but excluding intangibles and minority interests in Persons who are obligors with respect to outstanding secured debt) of the Company, the Subsidiary Guarantors and their respective Restricted Subsidiaries not securing any portion of Secured Indebtedness, determined on a consolidated basis (it being understood that the accounts of Restricted Subsidiaries shall be consolidated with those of the Company only to the extent of the Company's proportionate interest therein).

   "Transaction Date" means, with the respect to the Incurrence of any Indebtedness or issuance of Disqualified Stock by the Company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred or such Disqualified Stock is to be issued and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

   "Treasury Yield" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled by and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source of similar data)) most nearly equal to the then remaining average life of the notes, provided that if the average life of the notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury yield shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the average life of the notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

   "Undepreciated Real Estate Assets" means, as of any date, the cost (being the original cost to the Company, the Subsidiary Guarantors or any of their respective Restricted Subsidiaries plus capital improvements) of real estate assets of the Company, the Subsidiary Guarantors and their respective Restricted Subsidiaries on such date, before depreciation and amortization of such real estate assets, determined on a consolidated basis (it being understood that the accounts of Restricted Subsidiaries shall be consolidated with those of the Company only to the extent of the Company's proportionate interest therein).

   "Units" means the limited partnership units of the Operating Partnership.

   "Unrestricted Subsidiary" means any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of the Company in the manner provided below. The Board of the Company may designate any Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary, unless such Subsidiary owns any Capital Stock of the Company, the Subsidiary Guarantors or any of their respective Restricted Subsidiaries (other than the designated Subsidiary and any other Subsidiary concurrently being designated as an Unrestricted Subsidiary); provided that:

     (1) any Guarantee by the Company, the Subsidiary Guarantors or any of their respective Restricted Subsidiaries (other than the designated Subsidiary and any other Subsidiary concurrently being designated as an Unrestricted Subsidiary) of any Indebtedness of the Subsidiary being so designated shall be deemed an "Incurrence" of such Indebtedness and an "Investment" by the Company, the Subsidiary Guarantors or such Restricted Subsidiaries at the time of such designation

     (2) either:

       (a) the Subsidiary to be so designated has total assets of $1,000 or less or

       (b) if such Subsidiary has assets greater than $1,000, such designation would not be prohibited under the "Limitation on Restricted Payments" covenant described below and

     (3) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (1) of this proviso would be permitted under the "Limitation on Incurrences of Indebtedness and Issuances of Disqualified Stock" and "Limitation on Restricted Payments" covenants.

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

   The Board of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

     (1) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and

     (2) all Liens, Indebtedness and Disqualified Stock of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred, granted or issued at such time, have been permitted to be Incurred, granted or issued and shall be deemed to have been Incurred, granted or issued for all purposes of the indenture.

   Any such designation by the Board of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officer's Certificate certifying that such designation complied with the foregoing provisions.

   "Unsecured Indebtedness" means any Indebtedness or Disqualified Stock of the Company, the Subsidiary Guarantors or any of their respective Restricted Subsidiaries that is not Secured Indebtedness.

   "Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting, members of the governing body of such Person.

   "Wholly Owned" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by individuals mandated by applicable law) by such Person and/or one or more Wholly Owned Subsidiaries of such Person.

Covenants

   The following covenants apply to the Series I senior notes being offered pursuant to this prospectus:

 Repurchase of Notes at the Option of the Holder Upon a Change of Control Triggering Event

   Upon the occurrence of a Change of Control Triggering Event, each holder of notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's notes pursuant to the unconditional, irrevocable offer to purchase described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase (the "Change of Control Payment") on a date that is not more than 45 Business Days after the occurrence of such Change of Control Triggering Event (the "Change of Control Payment Date").

   On or before the Change of Control Payment Date, the Company will:

     (1) accept for payment notes or portions thereof properly tendered pursuant to the Change of Control Offer;

     (2) deposit with the Paying Agent cash sufficient to pay the Change of Control Payment (together with accrued and unpaid interest) of all notes so tendered; and

     (3) deliver to the trustee notes so accepted together with an Officer's Certificate listing the aggregate principal amount of the notes or portions thereof being purchased by the Company.

   The Paying Agent will promptly mail to the holders of notes so accepted payment in an amount equal to the Change of Control Payment, and the trustee will promptly authenticate and mail or deliver (or cause to be transferred by book entry) to such holders a new note equal in principal amount to any unpurchased portion of the note surrendered; provided that each such new note will be in a principal amount of $1,000 or an integral multiple thereof. Any notes not so accepted will be promptly mailed or delivered by the Company to the holder thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the consummation thereof.

   The provisions of the indenture relating to a Change of Control Triggering Event may not afford the holders protection in the event of a highly leveraged transaction, reorganization, restructuring, merger, spin-off or similar transaction that may adversely affect holders, if such transaction does not constitute a Change of Control Triggering Event, as defined. In addition, the Company may not have sufficient financial resources available to fulfill its obligation to repurchase the notes upon a Change of Control Triggering Event.

   Any Change of Control Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Securities Exchange Act of 1934, as amended, and the rules thereunder and all other applicable Federal and state securities laws.

 Limitation on Incurrences of Indebtedness and Issuance of Disqualified Stock

   (1) Except as set forth below, neither the Company, the Subsidiary Guarantors nor any of their respective Restricted Subsidiaries will, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any Disqualified Stock. Notwithstanding the foregoing sentence, if, on the date of any such Incurrence or issuance, after giving effect to, on a pro forma basis, such Incurrence or issuance and the receipt and application of the proceeds therefrom:

     (a) the aggregate amount of all outstanding Indebtedness (other than the QUIPs Debt) and Disqualified Stock of the Company, the Subsidiary Guarantors and their respective Restricted Subsidiaries (including amounts of Refinancing Indebtedness outstanding pursuant to paragraph (4)(c) hereof or otherwise), determined on a consolidated basis (it being understood that the amounts of Indebtedness and Disqualified Stock of Restricted Subsidiaries shall be consolidated with that of the Company only to the extent of the Company's proportionate interest in such Restricted Subsidiaries), without duplication, is less than or equal to 65% of Adjusted Total Assets of the Company; and

     (b) the Consolidated Coverage Ratio of the Company would be greater than or equal to 2.0 to 1, the Company and its Restricted Subsidiaries may Incur such Indebtedness or issue such Disqualified Stock.

   (2) In addition to the foregoing limitations set forth in (1) above, except as set forth below, the Company, the Subsidiary Guarantors and their Restricted Subsidiaries will not Incur any Secured Indebtedness or Subsidiary Indebtedness. Notwithstanding the foregoing sentence, if, immediately after giving effect to the Incurrence of such additional Secured Indebtedness and/or Subsidiary Indebtedness and the application of the proceeds thereof, the aggregate amount of all outstanding Secured Indebtedness and Subsidiary Indebtedness of the Company, the Subsidiary Guarantors and their Restricted Subsidiaries (including amounts of Refinancing Indebtedness outstanding pursuant to paragraph (4)(c) hereof or otherwise), determined on a consolidated basis (it being understood that the amounts of Secured Indebtedness and Subsidiary Indebtedness of Restricted Subsidiaries shall be consolidated with that of the Company only to the extent of the Company's proportionate interest in such Restricted Subsidiaries), without duplication, is less than or equal to 45% of Adjusted Total Assets of the Company, the Company and its Restricted Subsidiaries may Incur such Secured Indebtedness and/or Subsidiary Indebtedness.

   (3) In addition to the limitations set forth in (1) and (2) above, the Company, the Subsidiary Guarantors and their Restricted Subsidiaries will maintain at all times Total Unencumbered Assets of not less than 125% of the aggregate outstanding amount of the Unsecured Indebtedness (other than the QUIPs Debt) (including amounts of Refinancing Indebtedness outstanding pursuant to paragraph (4)(c) hereof or otherwise) determined on a consolidated basis (it being understood that the Unsecured Indebtedness of the Restricted Subsidiaries shall be consolidated with that of the Company only to the extent of the Company's proportionate interest in such Restricted Subsidiaries).

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   (4) Notwithstanding paragraphs (1) or (2), the Company, the Subsidiary
Guarantors and their respective Restricted Subsidiaries (except as specified below) may Incur or issue each and all of the following:

     (a) Indebtedness outstanding (including Indebtedness issued to replace, refinance or refund such Indebtedness) under the Credit Facility at any time in an aggregate principal amount not to exceed $1.5 billion, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant (including that, in the case of a revolver or similar arrangement, such commitment is permanently reduced by such amount);

     (b) Indebtedness or Disqualified Stock owed:

       a) to the Company; or

       b) to any Subsidiary Guarantor; provided that any event which results in any Restricted Subsidiary holding such Indebtedness or Disqualified Stock ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness or Disqualified Stock (other than to the Company or a Subsidiary Guarantor) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness or issuance of Disqualified Stock not permitted by this clause (b);

     (c) Refinancing Indebtedness with respect to outstanding Indebtedness (other than Indebtedness Incurred under clause (a), (b), (d), (f) or (h) of this paragraph) and any refinancings thereof;

     (d) Indebtedness:

       (i) in respect of performance, surety or appeal bonds Incurred in the ordinary course of business;

       (ii) under Currency Agreements and Interest Swap and Hedging Obligations; provided that such agreements:

        (A) are designed solely to protect the Company, the Subsidiary Guarantors or any of their Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates; and

        (B) do not increase the Indebtedness of the obligor outstanding, at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; or

       (iii) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company, the Subsidiary Guarantors or any of their Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in an amount not to exceed the gross proceeds actually received by the Company, the Subsidiary Guarantors and their Restricted Subsidiaries on a consolidated basis in connection with such disposition;

     (e) Indebtedness of the Company, to the extent the net proceeds thereof are promptly:

       (i) used to purchase all of the notes tendered in a Change of Control Offer made as a result of a Change of Control; or

       (ii) deposited to defease the notes as described below under "Legal Defeasance and Covenant Defeasance";

     (f) Guarantees of the notes and Guarantees of Indebtedness of the Company or any of the Subsidiary Guarantors by any of their respective Restricted Subsidiaries; provided the guarantee of such Indebtedness is permitted by and made in accordance with the terms of the Indenture at the time of the incurrence of such underlying Indebtedness or at the time such guarantor becomes a Restricted Subsidiary;

     (g) Indebtedness evidenced by the notes and the Guarantees thereof and represented by the indenture up to the amounts issued pursuant thereto as of the Issue Date;

     (h) the QUIPs Debt;

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     (i) Limited Partner Notes; and

     (j) Indebtedness Incurred pursuant to the Blackstone Acquisition and any Indebtedness of Host, its Subsidiaries, a Public Partnership or a Private Partnership incurred in connection with the REIT Conversion.

   (5) For purposes of determining any particular amount of Indebtedness under this covenant:

     (a) Indebtedness Incurred under the Credit Facility on or prior to the Issue Date shall be treated as Incurred pursuant to clause (a) of paragraph
  (4) of this covenant; and

     (b) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included as additional Indebtedness. For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Company, in its sole discretion, shall classify such item of Indebtedness as being Incurred under only one of such clauses.

   Indebtedness or Disqualified Stock of any Person that is not a Restricted Subsidiary of the Company, which Indebtedness or Disqualified Stock is outstanding at the time such Person becomes a Restricted Subsidiary of the Company (including by designation) or is merged with or into or consolidated with the Company or a Restricted Subsidiary of the Company, shall be deemed to have been Incurred or issued at the time such Person becomes a Restricted Subsidiary of the Company or is merged with or into or consolidated with the Company, or a Restricted Subsidiary of the Company, and Indebtedness or Disqualified Stock which is assumed at the time of the acquisition of any asset shall be deemed to have been Incurred or issued at the time of such acquisition.

 Limitation on Liens

   Neither the Company, the Subsidiary Guarantors, nor any Restricted Subsidiary shall secure any Indebtedness under the Credit Facility by a Lien or suffer to exist any Lien on their respective properties or assets securing Indebtedness under the Credit Facility unless effective provision is made to secure the notes equally and ratably with the Lien securing such Indebtedness for so long as Indebtedness under the Credit Facility is secured by such Lien.

 Limitation on Restricted Payments

   The Company and the Subsidiary Guarantors will not, and the Company and the Subsidiary Guarantors will not permit any of their respective Restricted Subsidiaries to, directly or indirectly, make a Restricted Payment if, at the time of, and after giving effect to, the proposed Restricted Payment:

     (1) a Default or Event of Default shall have occurred and be continuing;

     (2) the Company could not Incur at least $1.00 of Indebtedness under paragraph (1) of the "Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" covenant; or

     (3) the aggregate amount of all Restricted Payments (the amount, if other than in cash, the fair market value of any property used therefor) made on and after the Issue Date shall exceed the sum of, without duplication:

       (a) 95% of the aggregate amount of the Funds From Operations (or, if the Funds From Operations is a loss, minus 100% of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter in which the Issue Date occurs and ending on the last day of the last fiscal quarter preceding the Transaction Date;

       (b) 100% of the aggregate Net Cash Proceeds received by the Company after the Issue Date from the issuance and sale permitted by the Indenture of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of the Company including from an issuance to a Person

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    who is not a Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the notes), and the amount of any Indebtedness (other than Indebtedness subordinate in right of payment to the notes) of the Company that was issued and sold for cash upon the conversion of such Indebtedness after the Issue Date into Capital Stock (other than Disqualified Stock) of the Company, or otherwise received as Capital Contributions;

       (c) an amount equal to the net reduction in Investments (other than Permitted Investments) in any Person other than a Restricted Subsidiary after the Issue Date resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any of its Restricted Subsidiaries or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Funds From Operations) or from designations of Unrestricted Subsidiaries or Non-Consolidated Entities as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments");

       (d) the fair market value of noncash tangible assets or Capital Stock (other than that of the Company or its Parent) representing interests in Persons acquired after the Issue Date in exchange for an issuance of Qualified Capital Stock; and

       (e) the fair market value of noncash tangible assets or Capital Stock (other than that of the Company or its Parent) representing interests in Persons contributed as a Capital Contribution to the Company after the Issue Date.

   Notwithstanding the foregoing, the Company may make Permitted REIT Distributions.

   The Company estimates that as of September 7, 2001, the sum of the amounts referenced in clauses (a) through (e) above was approximately $3.6 billion.

 Limitation on Dividend and Other Payment Restrictions Affecting Subsidiary Guarantors

   The Company and the Subsidiary Guarantors will not create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary Guarantor to:

     (1) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Subsidiary Guarantor held by the Company or its Restricted Subsidiaries;

     (2) pay any Indebtedness owed to the Company or any Subsidiary
  Guarantor;

     (3) make loans or advances to the Company or any Subsidiary Guarantor;
  or

     (4) transfer its property or assets to the Company or any Subsidiary Guarantor.

   The foregoing provisions shall not prohibit any encumbrances or restrictions:

     (1) imposed under the indenture as in existence immediately following the Issue Date or under the Credit Facility, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

     (2) imposed under any applicable documents or instruments pertaining to any Secured Indebtedness (and relating solely to assets constituting collateral thereunder or cash proceeds from or generated by such assets);

     (3) existing under or by reason of applicable law;

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     (4) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired;

     (5) in the case of clause (4) of the first paragraph of this covenant,
  (a) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (b) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the indenture or (c) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company and its Restricted Subsidiaries, taken as a whole;

     (6) with respect solely to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary;

     (7) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if (a) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement, (b) the encumbrance or restriction is not materially more disadvantageous to the holders of the notes than is customary in comparable financings (as determined by the Company) and (c) the Company determines that any such encumbrance or restriction will not materially affect its ability to make principal or interest payments on the notes, or

     (8) in connection with and pursuant to permitted refinancings thereof, replacements of restrictions imposed pursuant to clause (4) of this paragraph that are not more restrictive than those being replaced and do not apply to any other Person or assets other than those that would have been covered by the restrictions in the Indebtedness so refinanced.

   Nothing contained in this covenant shall prevent the Company, the Subsidiary Guarantors or any of their respective Restricted Subsidiaries from:

     (a) creating, incurring, assuming or suffering to exist any Permitted Liens or Liens not prohibited by the "Limitation on Liens" covenant; or

     (b) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries in accordance with the terms of such Indebtedness or any related security document.

 Limitation on Transactions with Affiliates

   Neither the Company, the Subsidiary Guarantors, nor any of their respective Restricted Subsidiaries will be permitted to, directly or indirectly, enter into, renew or extend any transaction or series of transactions (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any Affiliate of the Company or any of its Restricted Subsidiaries ("Affiliate Transactions"), other than Exempted Affiliate Transactions, except upon fair and reasonable terms no less favorable to the Company, the Subsidiary Guarantor or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's length transaction with a Person that is not an Affiliate.

   The foregoing limitation does not limit, and shall not apply to:

     (1) transactions approved by a majority of the Board of the Company;

     (2) the payment of reasonable and customary fees and expenses to members of the Board of the Company who are not employees of the Company;

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     (3) any Restricted Payments not prohibited by the "Limitation on
  Restricted Payments" covenant or any payments specifically exempted from the definition of Restricted Payments; and

     (4) Permitted REIT Payments.

   Notwithstanding the foregoing, any Affiliate Transaction or series of related Affiliate Transactions, other than Exempted Affiliate Transactions and any transaction or series of related transactions specified in any of clauses
(2) through (4) of the preceding paragraph:

     (a) with an aggregate value in excess of $10 million must first be approved pursuant to a Board Resolution by a majority of the Board of the Company who are disinterested in the subject matter of the transaction; and

     (b) with an aggregate value in excess of $25 million, will require the Company to obtain a favorable written opinion from an independent financial advisor of national reputation as to the fairness from a financial point of view of such transaction to the Company, such Subsidiary Guarantor or such Restricted Subsidiary, except that in the case of a real estate transaction or related real estate transactions with an aggregate value in excess of $25 million but not in excess of $50 million, an opinion may instead be obtained from an independent, qualified real estate appraiser that the consideration received in connection with such transaction is fair to the Company, such Subsidiary Guarantor or such Restricted Subsidiary.

 Limitation on Asset Sales

   The Company and the Subsidiary Guarantors will not, and the Company and the Subsidiary Guarantors will not permit any of their respective Restricted Subsidiaries to, consummate any Asset Sale, unless:

     (1) the consideration received by the Company, the Subsidiary Guarantor or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of as determined by the Board of the Company, in good faith; and

     (2) at least 75% of the consideration received consists of cash, Cash Equivalents and/or real estate assets; provided that, with respect to the sale of one or more real estate properties, up to 75% of the consideration may consist of indebtedness of the purchaser of such real estate properties so long as such Indebtedness is secured by a first priority Lien on the real estate property or properties sold; and provided that, for purposes of this clause (2) the amount of:

       (a) any Indebtedness (other than Indebtedness subordinated in right of payment to the notes or a Subsidiary Guarantee) that is required to be repaid or assumed (and is either repaid or assumed by the transferee of the related assets) by virtue of such Asset Sale and which is secured by a Lien on the property or assets sold; and

       (b) any securities or other obligations received by the Company, any Subsidiary Guarantor or any such Restricted Subsidiary from such transferee that are immediately converted by the Company, the Subsidiary Guarantor or such Restricted Subsidiary into cash (or as to which the Company, any Subsidiary Guarantor or such Restricted Subsidiary has received at or prior to the consummation of the Asset Sale a commitment (which may be subject to customary conditions) from a nationally recognized investment, merchant or commercial bank to convert into cash within 90 days of the consummation of such Asset Sale and which are thereafter actually converted into cash within such 90-day period)

will be deemed to be cash.

   In the event that the aggregate Net Cash Proceeds received by the Company, any Subsidiary Guarantors or such Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 1% of Total Assets (determined as of the date closest to the commencement of such 12 month period for which a consolidated balance sheet of the Company and its Restricted Subsidiaries has been filed with the Securities and Exchange Commission or provided to the trustee pursuant to the

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"Reports" covenant), then prior to 12 months after the date Net Cash Proceeds so received exceeded 1% of Total Assets, the Net Cash Proceeds may be:

     (1) invested in or committed to be invested in, pursuant to a binding commitment subject only to reasonable, customary closing conditions, and providing such Net Cash Proceeds are, in fact, so invested, within an additional 180 days:

       (a) fixed assets and property (other than notes, bonds, obligations and securities) which in the good faith reasonable judgment of the Board of the Company will immediately constitute or be part of a Related Business of the Company, the Subsidiary Guarantor or such Restricted Subsidiary (if it continues to be a Restricted Subsidiary) immediately following such transaction;

       (b) Permitted Mortgage Investments; or

       (c) a controlling interest in the Capital Stock of an entity engaged in a Related Business;

  provided that concurrently with an Investment specified in clause (c), such entity becomes a Restricted Subsidiary; or

     (2) used to repay and permanently reduce Indebtedness outstanding under the Credit Facility (including that, in the case of a revolver or similar arrangement, such commitment is permanently reduced by such amount).

   Pending the application of any such Net Cash Proceeds as described above, the Company may invest such Net Cash Proceeds in any manner that is not prohibited by the Indenture. Any Net Cash Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph (including any Net Cash Proceeds which were committed to be invested as provided in such sentence but which are not in fact invested within the time period provided) will be deemed to constitute "Excess Proceeds."

   Within 30 days following each date on which the aggregate amount of Excess Proceeds exceeds $25 million, the Company will make an offer to purchase from the holders of the notes and holders of any other Indebtedness of the Company ranking pari passu with the notes from time to time outstanding with similar provisions requiring the Company to make an offer to purchase or redeem such Indebtedness with the proceeds from such Asset Sale, on a pro rata basis, an aggregate principal amount (or accreted value, as applicable) of notes and such other Indebtedness equal to the Excess Proceeds on such date, at a purchase price in cash equal to 100% of the principal amount (or accreted value, as applicable) of the notes and such other Indebtedness, plus, in each case, accrued interest (if any) to the Payment Date. To the extent that the aggregate amount of notes and other senior Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount (or accreted value, as applicable) of notes and such other Indebtedness tendered pursuant to an Asset Sale Offer exceeds the amount of Excess Proceeds, the notes to be purchased and such other Indebtedness shall be selected on a pro rata basis. Upon completion of such Offer to Purchase, the amount of Excess Proceeds shall be reset at zero.

   Notwithstanding, and without complying with, any of the foregoing provisions:

     (1) the Company, the Subsidiary Guarantors and their respective Restricted Subsidiaries may, in the ordinary course of business, convey, sell, lease, transfer, assign or otherwise dispose of inventory acquired and held for resale in the ordinary course of business;

     (2) the Company, the Subsidiary Guarantors and their respective Restricted Subsidiaries may convey, sell, lease, transfer, assign or otherwise dispose of assets pursuant to and in accordance with the "Consolidation, Merger and Sale of Assets" and "Limitation on Merger of Subsidiary Guarantors and Release of Subsidiary Guarantors" covenants in the indenture;

     (3) the Company, the Subsidiary Guarantors and their respective Restricted Subsidiaries may sell or dispose of damaged, worn out or other obsolete property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of the business of the Company, the Subsidiary Guarantor or such Restricted Subsidiary, as applicable; and

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

     (4) the Company, the Subsidiary Guarantors and their respective Restricted Subsidiaries may exchange assets held by the Company, the Subsidiary Guarantor or a Restricted Subsidiary for one or more real estate properties and/or one or more Related Businesses of any Person or entity owning one or more real estate properties and/or one or more Related Businesses; provided that the Board of the Company has determined in good faith that the fair market value of the assets received by the Company are approximately equal to the fair market value of the assets exchanged by the Company.

   No transaction listed in clauses (1) through (4) inclusive shall be deemed to be an "Asset Sale."

 Limitation on Merger of Subsidiary Guarantors and Release of Subsidiary Guarantors

   No Subsidiary Guarantor shall consolidate or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another Person (other than the Company or another Subsidiary Guarantor), unless:

     (1) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor pursuant to a supplemental indenture in form reasonably satisfactory to the trustee, pursuant to which such Person shall unconditionally and fully guarantee, on a senior basis, all of such Subsidiary Guarantor's obligations under such Subsidiary Guarantor's Guarantee under the indenture on the terms set forth in the indenture; and

     (2) immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred or be continuing.

   Notwithstanding the foregoing, the Guarantee of the notes by a Subsidiary Guarantor shall be automatically released upon:

     (a) The sale or other disposition of Capital Stock of such Subsidiary Guarantor if, as a result of such sale or disposition, such Subsidiary Guarantor ceases to be a Subsidiary of the Company;

     (b) the consolidation or merger of any such Subsidiary Guarantor with any Person other than the Company or a Subsidiary of the Company if, as a result of such consolidation or merger, such Subsidiary Guarantor ceases to be Subsidiary of the Company;

     (c) a Legal Defeasance or Covenant Defeasance; or

     (d) the unconditional and complete release of such Subsidiary Guarantor from its Guarantee of all Guaranteed Indebtedness.

 Limitation on Status as Investment Company

   The indenture prohibits the Company and its Restricted Subsidiaries from being required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended).

Covenants upon Attainment and Maintenance of an Investment Grade Rating

   The covenants "--Limitation on Liens," "--Limitation on Restricted Payments," "--Limitation on Dividend and other Payment Restrictions Affecting Subsidiary Guarantors," "--Limitation on Transactions with Affiliates" and "-- Limitation on Asset Sales," will not be applicable in the event, and only for so long as, the Series I senior notes are rated Investment Grade.

Reports

   Whether or not the Company is subject to the reporting requirements of
Section 13 or 15(d) of the Exchange Act, the Company shall deliver to the trustee and to each holder, within 15 days after it is or would have been required to file such with the Commission, annual and quarterly financial statements substantially

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equivalent to financial statements that would have been included in reports filed with the Commission if the Company were subject to the requirements of
Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by the certified independent public accountants of the Company, as such would be required in such reports to the Commission, and, in each case, together with a management's discussion and analysis of financial condition and results of operations which would be so required. Whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability and will make such information available to securities analysts and prospective investors upon request.

Events of Default

   An Event of Default with respect to any series of senior notes issued under the Indenture is defined as:

     (1) the failure by the Company to pay any installment of interest on the senior notes of that series as and when the same becomes due and payable and the continuance of any such failure for 30 days;

     (2) the failure by the Company to pay all or any part of the principal of, or premium, if any, on, the notes of that series when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise;

     (3) the failure by the Company, a Guarantor or any Subsidiary Guarantor to observe or perform any other covenant or agreement contained in the senior notes of that series or the Indenture with respect to that series of senior notes and, subject to certain exceptions, the continuance of such failure for a period of 30 days after written notice is given to the Company by the trustee or to the Company and the trustee by the holders of at least 25% in aggregate principal amount of the senior notes of that series outstanding;

     (4) certain events of bankruptcy, insolvency or reorganization in respect of the Company or any of its Significant Subsidiaries;

     (5) a default in (a) Secured Indebtedness of the Company or any of its Restricted Subsidiaries with an aggregate principal amount in excess of 5% of Total Assets, or (b) other Indebtedness of the Company or any of its Restricted Subsidiaries with an aggregate principal amount in excess of $50 million, in either case, (A) resulting from the failure to pay principal or interest when due (after giving effect to any applicable extensions or grace or cure periods) or (B) as a result of which the maturity of such Indebtedness has been accelerated prior to its final Stated Maturity;

     (6) final unsatisfied judgments not covered by insurance aggregating in excess of 0.5% of Total Assets, at any one time rendered against the Company or any of its Significant Subsidiaries and not stayed, bonded or discharged within 60 days; and

     (7) any other Event of Default with respect to note of that series, which is specified in a Board Resolution, a supplemental indenture or an Officer's Certificate, in accordance with the indenture.

   The Indenture provides that if a Default occurs and is continuing, the trustee must, within 90 days after the occurrence of such default, give to the holders written notice of such default; provided that the trustee may withhold from holders of the senior notes notice of any continuing Default or Event of Default (except a Default or Events of Default relating to the payment of principal or interest on the senior notes of that series) if it determines that withholding notice is in their interest.

   If an Event of Default with respect to the senior notes of any series occurs and is continuing (other than an Event of Default specified in clause
(4), above, relating to the Company), then either the trustee or the holders of 25% in aggregate principal amount of the senior notes of that series then outstanding, by notice in writing to the Company (and to the trustee if given by holders) (an "Acceleration Notice"), may declare all principal, determined as set forth below, and accrued interest thereon to be due and payable immediately. If an Event of Default specified in clause (4) above relating to the Company occurs, all principal and accrued interest thereon will be immediately due and payable on all outstanding senior notes of such series without any declaration or other act on the part of trustee or the holders. The holders of a majority in aggregate principal amount of senior

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notes of any series generally are authorized to rescind such acceleration if all existing Events of Default with respect to the senior notes of such series, other than the non-payment of the principal of, premium, if any, and interest on the senior notes of that series which have become due solely by such acceleration, have been cured or waived. Subject to certain limitations, holders of a majority in principal amount of the then outstanding senior notes of a series may direct the trustee in its exercise of any trust or power with respect to such series.

   The holders of a majority in aggregate principal amount of the senior notes of a series at the time outstanding may waive on behalf of all the holders any default with respect to such series, except a default with respect to any provision requiring supermajority approval to amend, which default may only be waived by such a supermajority with respect to such series, and except a default in the payment of principal of or interest on any senior note of that series not yet cured or a default with respect to any covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding senior note of that series affected.

   Subject to the provisions of the Indenture relating to the duties of the trustee, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee reasonable security or indemnity. Subject to all provisions of the Indenture and applicable law, the holders of a majority in aggregate principal amount of the senior notes of any series at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to such series.

Consolidation, Merger and Sale of Assets

   The Company will not merge with or into, or sell, convey, or transfer, or otherwise dispose of all or substantially of its property and assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions) to any Person or permit any Person to merge with or into the Company, unless:

     (1) either the Company shall be the continuing Person or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired such property and assets of the Company shall be an entity organized and validly existing under the laws of the United States of America or any state or jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of the obligations of the Company, on the notes and under the indenture;

     (2) immediately after giving effect, on a pro forma basis, to such transaction, no Default or Event of Default shall have occurred and be continuing; and

     (3) the Company will have delivered to the trustee an Officer's Certificate and an Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with.

   Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company, in accordance with the foregoing, the successor Person formed by such consolidation or into which the Company is merged or to which such transfer is made, shall succeed to, be substituted for, and may exercise every right and power of the Company under the Indenture with the same effect as if such successor Person had been named therein as the Company and the Company shall be released from the obligations under the Series I senior notes and the Indenture.

Legal Defeasance and Covenant Defeasance

   The Company may, at its option, elect to have its obligations and the obligations of the Guarantors and Subsidiary Guarantors discharged with respect to the outstanding senior notes of any series ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged

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the entire indebtedness represented, and the Indenture shall cease to be of further effect as to all outstanding senior notes of such series and Guarantees thereof, except as to:

     (1) rights of holders to receive payments in respect of the principal of, premium, if any, and interest on such senior notes when such payments are due from the trust funds;

     (2) the Company's obligations with respect to such senior notes concerning issuing temporary senior notes, registration of senior notes, mutilated, destroyed, lost or stolen senior notes, and the maintenance of an office or agency for payment and money for security payments held in trust;

     (3) the rights, powers, trust, duties, and immunities of the trustee, and the Company's, the Guarantors' and the Subsidiary Guarantors' obligations in connection therewith; and

     (4) the Legal Defeasance provisions of the Indenture.

   In addition, the Company may, at its option and at any time, elect, with respect to any series of senior notes, to have the obligations of the Company, the Guarantors and the Subsidiary Guarantors released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any failure to comply with such obligations shall not constitute a Default or Event of Default with respect to the senior notes of such series. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the senior notes of such series.

   In order to exercise either Legal Defeasance or Covenant Defeasance, with respect to any series of senior notes:

     (1) the Company must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the senior notes of such series, U.S. legal tender, noncallable government securities or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on such senior notes on the stated date for payment thereof or on the redemption date of such principal or installment of principal of, premium, if any, or interest on such senior notes;

     (2) in the case of the Legal Defeasance, the Company shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to trustee confirming that (A) the Company has received from, or there has been published by the Internal Revenue Service, a ruling or (B) since the date of the Indenture, there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of such senior notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Legal Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

     (3) in the case of Covenant Defeasance, the Company shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to such trustee confirming that the holders of such senior notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Covenant Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

     (4) no Default or Event of Default shall have occurred with respect to such series and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

     (5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

     (6) the Company shall have delivered to the trustee an Officer's Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of such senior notes over any other

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  creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; and

     (7) the Company shall have delivered to the trustee an Officer's Certificate stating that the conditions precedent provided for have been complied with.

Amendments, Supplements and Waivers

   The Indenture contains provisions permitting the Company, the Guarantors, the Subsidiary Guarantors and the trustee to enter into a supplemental indenture for certain limited purposes without the consent of the holders. Subject to certain limited exceptions, modifications and amendments of the Indenture or any supplemental indenture with respect to any series may be made by the Company, the Guarantors, the Subsidiary Guarantors and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding senior notes of such series (except that any amendments or supplements to the provisions relating to security interests or with respect to the Guarantees of the Subsidiary Guarantors shall require the consent of the holders of not less than 66 2/3% of the aggregate principal amount of the senior notes of such series at the time outstanding); provided that no such modification or amendment may, without the consent of each holder affected thereby:

     (1) change the Stated Maturity of the principal of, or any installment of interest on, any senior note;

     (2) reduce the principal amount of, or premium, if any, or interest on, any senior note;

     (3) change the place of payment of principal of, or premium, if any, or interest on, any senior note;

     (4) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any senior note;

     (5) reduce the above-stated percentages of outstanding senior notes the consent of whose holders is necessary to modify or amend the Indenture;

     (6) waive a default in the payment of principal of, premium, if any, or interest on the senior notes (except a rescission of acceleration of the securities of any series and a waiver of the payment default that resulted from such acceleration);

     (7) alter the provisions relating to the redemption of the senior notes at the option of the Company;

     (8) reduce the percentage or aggregate principal amount of outstanding senior notes the consent of whose holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; or

     (9) make the senior notes subordinate in right of payment to any other Indebtedness.

No Personal Liability of Partners, Stockholders, Officers, Directors

   No recourse for the payment of the principal of, premium, if any, or interest on any of the Series H senior notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company, the Guarantors or the Subsidiary Guarantors in the Indenture, or in any of the Series I senior notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, partner, stockholder, officer, director, employee or controlling Person of the Company, the Guarantors or the Subsidiary Guarantors or of any successor Person thereof, except as an obligor or guarantor of the Series I senior notes pursuant to the Indenture. Each holder, by accepting the Series I senior notes, waives and releases all such liability.

Concerning the Trustee

   The Indenture provides that, except during the continuance of a Default, the trustee will not be liable, except for the performance of such duties as are specifically set forth in such Indenture. If an Event of Default has occurred and is continuing, the trustee will use the same degree of care and skill in its exercise of the rights

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and powers vested in it under the Indenture as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

   The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein, contain limitations on the rights of the trustee, should it become a creditor of the Company or the Guarantors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions; provided that if it acquires any conflicting interest, it must eliminate such conflict or resign.

Book-Entry; Delivery; Form and Transfer

   The Series I senior notes initially will be in the form of one or more registered global notes without interest coupons. Upon issuance, the global notes will be deposited with the trustee, as custodian for DTC in New York, New York, and registered in the name of DTC or its nominee for credit to the accounts of DTC's direct participants and indirect participants (each as defined in the following section "Depository Procedures").

   Transfer of beneficial interests in any global notes will be subject to the applicable rules and procedures of DTC and its direct participants or indirect participants, which may change from time to time.

   The global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the global notes may be exchanged for notes in certificated form in certain limited circumstances. See "Transfer of Interests in Global Notes for Certificated Notes".

   Initially, the trustee will act as paying agent and registrar. The notes may be presented for registration of transfer and exchange at the offices of the registrar.

Depository Procedures

   DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations, called the "direct participants", and to facilitate the clearance and settlement of transactions in those securities between direct participants through electronic book-entry changes in accounts of participants. The direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities that clear through or maintain a direct or indirect custodial relationship with a direct participant, called the "Indirect Participants". DTC may hold securities beneficially owned by other persons only through the direct participants or indirect participants and such other person's ownership interest and transfer of ownership interest will be recorded only on the records of the direct participant and/or indirect participant and not on the records maintained by DTC.

   DTC has also advised us that, pursuant to DTC's procedures, (1) upon issuance of the Global Notes, DTC will credit the accounts of the direct participants with portions of the principal amount of the global notes, and (2) DTC will maintain records of the ownership interests of such direct participants in the global notes and the transfer of ownership interests by and between direct participants, DTC will not maintain records of the ownership interests of, or the transfer of ownership interest by and between, indirect participants or other owners of beneficial interests in the global notes. Direct participants and indirect participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, indirect participants and other owners of beneficial interests in the global notes.

   Investors in the global notes may hold their interests therein directly through DTC if they are direct participants in DTC or indirectly through organizations that are direct participants in DTC. All ownership interests in any global notes may be subject to the procedures and requirements of DTC.


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

   The laws of some states in the United States require that certain persons take physical delivery in definitive, certificated form, of securities that they own. This may limit or curtail the ability to transfer beneficial interests in a global note to such persons. Because DTC can act only on behalf of direct participants, which in turn act on behalf of indirect participants and others, the ability of a person having a beneficial interest in a Global Note to pledge such interest to persons or entities that are not direct participants in DTC, or to otherwise take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interests. For certain other restrictions on the transferability of the notes, see "-- Transfers of Interests in Global Notes for Certificated Notes".

   Except as described in "--Transfers of Interests in Global Notes for Certificated Notes" owners of beneficial interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the indenture for any purpose.

   Under the terms of the Indenture, we, the subsidiary guarantors and the trustee will treat the persons in whose names the Series I senior notes are registered (including Series I senior notes represented by global notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium, liquidated damages, if any, and interest on global notes registered in the name of DTC or its nominee will be payable by the trustee to DTC or its nominee as the registered holder under the Indenture. Consequently, none of us, the subsidiary guarantors or the trustee or any agent of ours, the subsidiary guarantors or the trustee has or will have any responsibility or liability for (1) any aspect of DTC's records or any direct participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any of DTC's records or any direct participant's or Indirect Participant's records relating to the beneficial ownership interests in any global note or (2) any other matter relating to the actions and practices of DTC or any of its direct participants or indirect participants.

   DTC has advised us that its current payment practice (for payments of principal, interest and the like) with respect to securities such as the notes is to credit the accounts of the relevant direct participants with such payment on the payment date in amounts proportionate to such direct participant's respective ownership interests in the global notes as shown on DTC's records. Payments by direct participants and indirect participants to the beneficial owners of the notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the trustee, us or the subsidiary guarantors. None of us, the subsidiary guarantors or the trustee will be liable for any delay by DTC or its direct participants or indirect participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the notes for all purposes.

   The global notes will trade in DTC's "Same-Day Funds Settlement System" and, therefore, transfers between direct participants in DTC will be effected in accordance with DTC's procedures, and will be settled in immediately available funds. Transfers between indirect participants who hold an interest through a direct participant will be effected in accordance with the procedures of such direct participant but generally will settle in immediately available funds.

   DTC has advised that it will take any action permitted to be taken by a holder of notes only at the direction of one or more direct participants to whose account interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such direct participant or direct participants has or have given direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange global notes (without the direction of one or more of its direct participants) for legended notes in certificated form, and to distribute such certificated forms of notes to its direct participants. See "--Transfers of Interests in Global Notes for Certificated Notes".


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   The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

Transfers of Interests in Global Notes for Certificated Notes

   An entire global note may be exchanged for definitive notes in registered, certificated form without interest coupons if (1) DTC (x) notifies us that it is unwilling or unable to continue as depository for the global notes and we thereupon fail to appoint a successor depository within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act, (2) we, at our option, notify the trustee in writing that we elect to cause the issuance of certificated notes or (3) upon the request of the trustee or holders of a majority of the outstanding principal amount of notes, there shall have occurred and be continuing a Default or an Event of Default with respect to the notes. In any such case, we will notify the trustee in writing that, upon surrender by the direct participants and indirect participants of their interest in such global note, certificated notes will be issued to each person that such direct participants and indirect participants and DTC identify as being the beneficial owner of the related notes.

   Beneficial interests in global notes held by any direct participant or indirect participant may be exchanged for certificated notes upon request to DTC, by such direct participant (for itself or on behalf of an indirect participant), and to the trustee in accordance with customary DTC procedures, certificated notes delivered in exchange for any beneficial interest in any global notes will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such direct participants or indirect participants (in accordance with DTC's customary procedures).

   None of us, the subsidiary guarantors or the trustee will be liable for any delay by the holder of any global notes or DTC in identifying the beneficial owners of notes, and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the global note or DTC for all purposes.

Same Day Settlement and Payment

   The Indenture will require that payments in respect of the Series I senior notes represented by the global notes (including principal, premium, if any, interest and liquidated damages, if any) be made by wire transfer of immediately available same day funds to the accounts specified by the holder of interests in such global note. With respect to certificated notes, we will make all payments of principal, premium, if any, interest and liquidated damages, if any, by wire transfer of immediately available same day funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. We expect that secondary trading in the certificated notes will also be settled in immediately available funds.

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                      DESCRIPTION OF CERTAIN INDEBTEDNESS

Bank Credit Facility

   General

   Pursuant to an amended and restated credit agreement dated as of May 31, 2000, as further amended, among Deutsche Bank Securities, Inc., as arranger and sole bookrunner, Credit Lyonnais New York Branch as syndication agent and co-agent, The Bank of Nova Scotia, as documentation agent and co-agent, Bank of America, N.A., Societe Generale (Southwest Agency) and Wells Fargo Bank, N.A., as senior managing agents and certain other agents, we currently have a bank credit facility with an aggregate commitment amount of $25 million. The bank credit facility matures in August, 2003. The debt under the bank credit facility is guaranteed by certain of our existing and future subsidiaries and is secured by pledges of equity interests of many of our existing and future subsidiaries. Borrowings under the bank credit facility rank equal in right of payment with all outstanding Series A, Series B, Series C, Series E and Series G senior notes issued under the indenture, the Other Senior Notes (as defined below) and all other existing and future senior indebtedness of the operating partnership.


   We must pay a quarterly unused commitment fee, which is based on the percentage of the revolving loan commitments that are outstanding and this fee ranges from 0.25% to 0.50% (annually) of the unused portion of the revolving loan commitments.

   As of December 1, 2001 we had $460 million outstanding under our bank credit facility ($150 under the term loan and $310 million under the revolver). After giving pro forma effect to the offering of Series H senior notes and the subsequent exchange for Series I senior notes and the use of proceeds to repay indebtedness under the bank credit facility and to the other transactions described above in "Pro Forma Financial Statements of Host Marriott, L.P.", we no longer have any amounts outstanding under the bank credit facility.

   Interest

   Amounts outstanding under the bank credit facility bear interest at a rate determined by the sum of (a) a margin rate determined by our leverage ratio plus, (b) at our option, either (1) a base rate (which is the higher of (i) 1/2 of 1% above the federal funds rate and (ii) the prime rate (as set by Bankers Trust Co.)) or (2) a eurodollar rate (which is (i) the quotation for eurodollars (as set by Bankers Trust Co.) divided by (ii) 100% minus the stated maximum rate of reserve requirements under the Federal Reserve System). All of our borrowings are currently using the eurodollar option. The indebtedness under the bank credit facility currently has a weighted average interest rate of 4.379%.

   Financial Covenants

   The bank credit facility requires us to maintain compliance with the following financial covenants (all on a consolidated basis):

  . minimum interest coverage ratio (which is the ratio of our EBITDA to interest expense);

  . minimum unsecured interest coverage ratio (which is the ratio of our unencumbered EBITDA to unsecured interest expense);

  . minimum fixed charge coverage ratio (which is the ratio of our EBITDA to our fixed charges, including interest, interest on QUIPS, preferred stock dividends and required FF&E reserves);

  . a minimum tangible net worth;

  . maximum leverage ratio (which is the ratio of our total debt to EBITDA);

  . minimum unencumbered EBITDA ratio (which is the ratio of our unencumbered
    EBITDA to total EBITDA); and

  . increases the interest rate based on leverage ratios.

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The measures utilized in our financial covenants referenced above represent terms that are defined in the bank credit facility. Our "unencumbered EBITDA" represents our EBITDA attributable to assets which are not subject to secured debt or EBITDA from assets that are owned by subsidiaries that have not incurred types of debt specified in the bank credit facility.

   Other Covenants

   The bank credit facility also imposes customary restrictions on our ability to:

  . incur additional indebtedness and liens;

  . enter into certain acquisitions, investments, mergers or joint ventures;

  . pay certain dividends;

  . enter into certain transactions with affiliates;

  . sell assets (and the use of the proceeds therefrom);

  . make certain capital expenditures.

   Recent amendment to bank credit facility

   As a result of the effects on our business of the economic recession and the terrorist attacks of September 11, 2001, we have entered into an amendment to the bank credit facility, effective November 19, 2001, which among other things:

  . adjusts certain financial covenants so as to require us to meet less stringent levels in respect of (a) a minimum consolidated interest coverage ratio and a minimum unsecured interest coverage ratio until September 6, 2002 and (b) the maximum leverage ratio through August 15, 2002;

  . suspends until September 6, 2002 the minimum fixed charge coverage ratio test;

  . limits draws under the revolver portion of our bank credit facility to
    (a) $50 million in our first quarter of 2002 and (b) up to $25 million in our second quarter of 2002 (but only if draws in the second quarter of 2002 do not cause the aggregate amount drawn in 2002 and then outstanding to exceed $25 million); and

  . increases the interest rate based on higher leverage levels.

   In addition, the amendment imposes restrictions and requirements through August 2002 which include, among others:

  . restricting our ability to pay distributions on our equity securities and our convertible debt securities due to Host REIT related to its QUIPs unless our projections indicate that such payment will be necessary to maintain Host REIT's status as REIT and/or unless we are below certain leverage levels;

  . restricting our ability to incur additional indebtedness and requiring that we apply all net proceeds of permitted incurrences of indebtedness to repay outstanding amounts under the bank credit facility;

  . requiring us to apply all net proceeds from capital contributions to us or from sales of equity by us or Host REIT to repay outstanding amounts under the bank credit facility;

  . requiring us to use all net proceeds from the sale of assets (other than our Vail Marriott Mountain Resort), to repay indebtedness under the bank credit facility;

  . restricting our ability to make acquisitions and investments unless the acquisition has a leverage ratio of 3.5 to 1.0 or below;

  . restricting our investments in subsidiaries; and

  . restricting our capital expenditures.

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

   The amendment also permits us (i) to retain in escrow the casualty insurance proceeds that we receive from insurance coverage on the New York World Trade Center Marriott and the New York Marriott Financial Center until such proceeds are applied toward the restoration of the New York Marriott Financial Center and the construction of a new hotel to replace the New York World Trade Center Marriott, or (ii) to apply such insurance proceeds to the payment of amounts due to certain third parties, including the New York World Trade Center Marriott ground lessor, mortgage lender and Marriott International as manager. Any proceeds (other than business interruption insurance proceeds) not so used would be used to repay amounts outstanding under the bank credit facility. The amendment also allows us to include business interruption proceeds that we receive from insurance coverage on the New York World Trade Center Marriott and the New York Marriott Financial Center hotels in our calculation of consolidated EBITDA for purposes of our financial covenants.

   After giving pro forma effect to the use of proceeds from the offering of Series H senior notes to repay amounts due under the bank credit facility and to other transactions described below in "Pro Forma Financial Information of Host Marriott, L.P.", we no longer have any amounts outstanding under our bank credit facility. We are currently in compliance with the terms and restrictive covenants of our bank credit facility. As a result of entering into this amendment, and obtaining the relief from the financial covenants described above, we expect to remain in compliance with our bank credit facility through August 15, 2002, the date after which the maximum leverage ratio will return to the level that was in effect prior to this amendment. We anticipate that, if adverse operating conditions continue at currently forecasted levels, we will not be able to comply with the leverage ratio applicable after August 15, 2002 and other financial covenants applicable at the end of our third quarter of 2002. If we fail to comply with the leverage ratio or any other covenant of the bank credit facility, we would be in default under the bank credit facility.

   We anticipate that if we decide to redraw the amounts available under the bank credit facility, we would have to refinance or repay our bank credit facility or obtain another amendment from our lenders to adjust the leverage ratio applicable after August 15, 2002 and, possibly, other financial covenants applicable at the end of our third quarter of 2002. We intend to amend or replace the bank credit facility prior to August 15, 2002. There can be no assurance that we will be able to amend or replace the bank credit facility on terms any more favorable than those currently in effect (if at all). Any default under the bank credit facility that results in an acceleration of its final stated maturity thereof could constitute an event of default under the indenture with respect to all outstanding series of senior notes issued thereunder, including the Series H senior notes offered hereby, as well as under the indentures pursuant to which the other senior notes were issued.

Senior Notes

   We have approximately $3.2 billion of various series of unsecured senior notes outstanding, with maturity dates ranging from August 2005 to December 2008. We have Series A, Senior B, Series C, Series E, Series G and Series H senior notes, which were issued under the same indenture as the Series I senior notes offered hereby. The indenture contains financial covenants restricting our ability to incur indebtedness, grant liens on our assets, acquire or sell or make investments in other entities, and make certain distributions to our equity holders. For a description of the material provisions of the indenture, see the section "Description of Series I Senior Notes" above. Additionally, we have $27 million in aggregate principal amount of three series of senior notes outstanding under other indentures.

Secured Senior Debt

   In addition, together with our subsidiaries, we have a significant amount of indebtedness (consisting primarily of mortgage debt) secured by our assets and the assets of our subsidiaries. The Series I senior notes effectively will be junior in right of payment to this secured debt to the extent of the value of the assets securing such debt. On a pro forma basis, giving effect to the transactions set forth in the section, "Pro Forma Financial Information of Host Marriott, L.P.", as of September 7, 2001, the amount of this secured debt was approximately $2.3 billion.

            MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE

                       CERTAIN FEDERAL TAX CONSIDERATIONS

   The following is a summary of the material United States federal income tax consequences (a) expected to result to holders whose original notes are exchanged for the exchanged notes in this exchange offer and (b) relevant to the ownership and disposition of the exchange notes by persons who hold the notes as a capital asset, generally for investment, as defined in section 1221 of the Internal Revenue Code of 1986, as amended. This summary does not consider state, local or foreign tax laws. In addition, it does not include all of the rules which may affect the United States tax treatment of your investment in the notes. For example, special rules not discussed herein may apply to you if you are:

  .  a broker-dealer or a dealer in securities or currencies;

  .  an S corporation

  .  a bank, thrift or other financial institution;

  .  a regulated investment company or a real estate investment trust;

  .  an insurance company;

  .  a tax-exempt organization;

  . subject to the alternative minimum tax provisions of the Internal Revenue Code;

  . holding the notes as a part of a hedge, straddle, conversion or other risk reduction or constructive sale transaction;

  .  holding the notes through a partnership or similar pass-through entity;

  .  a person with a "functional currency" other than the U.S. dollar; or

  .  a United States expatriate.

   The discussion is based on the following materials, all as of the date hereof:

  .  the Internal Revenue Code;

  . current, temporary and proposed Treasury Regulations promulgated under the Internal Revenue Code;

  .  the legislative history of the Internal Revenue Code;

  . current administrative interpretations and practices of the Internal Revenue Service; and

  .  court decisions.

   Legislation, judicial decisions, or administrative changes may be forthcoming that could effect the accuracy of the statements included in this summary, possibly on a retroactive basis. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service concerning the tax consequences of exchange of the original notes for the exchange notes or the purchase, ownership or disposition of the exchange notes. The statements set forth below are not binding on the Internal Revenue Service or any court. Thus, we can provide no assurance that the statements set forth below will not be challenged by the Internal Revenue Service, or that they would be sustained by a court if they were so challenged.

   We urge you to consult your own tax advisor concerning the tax consequences of the exchange of the original notes for the exchange notes and of holding and disposing of the exchange notes, including the United States federal, state, local and other tax consequences and potential changes in the tax laws.

The Exchange

   The exchange of the original notes for the exchange notes in the exchange offer will not be treated as an "exchange" for federal income tax purposes, because the exchange notes will not be considered to differ materially in kind or extent from the original notes. Accordingly, the exchange of original notes for exchange notes will not be a taxable event to holders for federal income tax purposes. Moreover, the exchange notes will have the same tax attributes as the original notes and the same tax consequences to holders as the original notes have to holders, including without limitation, the same issue price, adjusted issue price, adjusted tax basis and holding period. Therefore, references to "notes" apply equally to the exchange notes and the original notes.

United States Holders

   If you are a "United States Holder", as defined below, this section applies to you and summarizes certain United States federal income tax consequences of the ownership and disposition of the notes. Otherwise, the next section, "Non-United States Holders", applies to you. You are a "United States Holder" if you hold notes and you are:

  .  a citizen or resident of the United States;

  . a corporation or other entity taxable as a corporation created or organized in or under the law of the United States, any state thereof or the District of Columbia;

  . an estate the income of which is subject to United States federal income tax regardless of its source;

  . a trust, if either (i) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust was in existence on August 20, 1996, was treated as a United States person on that date and has elected to be treated as a United States person at all times thereafter; or

  . otherwise subject to United States federal income tax on your worldwide income on a net income basis.

   If a partnership or other entity taxable as a partnership holds the notes, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Such partner should consult its tax advisors as to the tax consequences.

 Payments of Interest

   You must generally include the interest on the notes in ordinary income:

  . when it accrues, if you use the accrual method of accounting for United States federal income tax purposes; or

  . when you receive it, if you use the cash method of accounting for United States federal income tax purposes.

 Market Discount

   If a United States Holder acquires a note at a cost that is less than the issue price of the notes, the amount of such difference is treated as "market discount" for federal income tax purposes, unless such difference is less than ..0025 multiplied by the stated redemption price at maturity multiplied by the number of complete years to maturity (from the date of acquisition). The issue price of the notes equals the first price at which a substantial amount of the notes were sold for money, excluding sales to underwriters, placement agents or wholesalers.

   Under the market discount rules of the Internal Revenue Code, you are required to treat any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the accrued market discount that has not previously been included in income. Thus, principal payments and payments received upon the sale or exchange of a note are treated as ordinary income to the extent of accrued market discount that has not previously been included in income. If you dispose of a note with market discount in certain otherwise nontaxable transactions, you must include accrued market discount as ordinary income as if you had sold the note at its then fair market value.

   In general, the amount of market discount that has accrued is determined on a ratable basis. A United States Holder may, however, elect to determine the amount of accrued market discount on a constant yield to maturity basis. This election is made on a note-by-note basis and is irrevocable.

   With respect to notes with market discount, you may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry the notes. A United States Holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule set forth in the preceding sentence will not apply. This election will apply to all debt instruments that a United States Holder acquires on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the Internal Revenue Service. A United States Holder's tax basis in a note will be increased by the amount of market discount included in the holder's income under the election.

 Amortizable Bond Premium

   If a United States Holder purchases a note for an amount in excess of the stated redemption price at maturity, the holder will be considered to have purchased the note with "amortizable bond premium" equal in amount to the excess. Generally, a United States Holder may elect to amortize the premium as an offset to interest income otherwise required to be included in income in respect of the note during the taxable year, using a constant yield method similar to that described above, over the remaining term of the note. Under Treasury Regulations, the amount of amortizable bond premium that a United States Holder may deduct in any accrual period is limited to the amount by which the holder's total interest inclusions on the note in prior accrual periods exceed the total amount treated by the holder as a bond premium deduction in prior accrual periods. If any of the excess bond premium is not deductible, that amount is carried forward to the next accrual period. A United States Holder who elects to amortize bond premium must reduce the holder's tax basis in the note by the amount of the premium used to offset interest income as set forth above. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the United States Holder and may be revoked only with the consent of the Internal Revenue Service.

 Sale or Other Taxable Disposition of the Notes

   You must recognize taxable gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note. The amount of your gain or loss equals the difference between the amount you receive for the note (in cash or other property, valued at fair market value), minus the amount, if any, attributable to accrued but unpaid interest on the note, minus your adjusted tax basis in the note. Your tax basis in a note will initially equal the price you paid for the note and will be subsequently increased by market discount previously included in income in respect of the note and will be reduced by any amortizable bond premium in respect of the note which has been taken into account.

   Your gain or loss will generally be capital gain or loss note except as described under "Market Discount" above. The capital gain or loss will be long-term capital gain or loss, if you have held the notes for more than one year. Otherwise, it will be short-term capital gain or loss. Payments attributable to accrued but unpaid interest which you have not yet included in income will be taxed as ordinary interest income. The deductibility of capital losses is subject to limitations.

 Backup Withholding and Information Reporting

   Backup withholding at a rate of up to 31% may apply when you receive interest payments on a note or proceeds upon the sale or other disposition of a note. Certain holders, including among others, corporations, financial institutions and certain tax-exempt organizations, are generally not subject to backup withholding. In addition, backup withholding will not apply to you if you provide your social security number or other taxpayer identification number in the prescribed manner unless:

  . the Internal Revenue Service notifies us or our agent that the taxpayer identification number provided is incorrect;

  . you fail to report interest and dividend payments that you receive on your tax return and the Internal Revenue Service notifies us or our agent that backup withholding is required; or

  . you fail to certify under penalties of perjury that backup withholding does not apply to you.

   If backup withholding applies to you, you may use the amount withheld as a refund or credit against your United States federal income tax liability as long as you provide the required information to the Internal Revenue Service. United States Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedures for obtaining the exemption.

   We will be required to furnish annually to the Internal Revenue Service and to holders of notes information relating to the amount of interest paid on the notes. Some holders, including corporations, financial institutions and certain tax-exempt organizations, are generally not subject to information reporting.

Non-United States Holders

   As used herein, a "Non-United States Holder" is a person or entity that, for United States federal income tax purposes, is not a United States Holder.

 Payments of Interest

   If you are a Non-United States Holder, interest paid to you will not be subject to United States federal income taxes or withholding taxes if the interest is not effectively connected with your conduct of a trade or business within the United States, and you:

  . do not actually or constructively own a 10% or greater interest in our capital or profits;

  . are not a controlled foreign corporation with respect to which we are a "related person" within the meaning of section 864(d)(4) of the Internal Revenue Code;

  . are not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of your trade or business, and

  .  you provide appropriate certification.

   You can generally meet the certification requirement by providing a properly executed Form W-8BEN or appropriate substitute form to us, or our paying agent. If you hold the notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate documentation to your agent. Your agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special certification rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent.

   If you do not qualify for an exemption under these rules, interest income from the notes may be subject to withholding tax at the rate of 30% (or lower applicable treaty rate) at the time it is paid. The payment of interest effectively connected with your United States trade or business, however, would not be subject to a 30% withholding tax so long as you provide us or our agent an adequate certification (currently on Form W-8ECI), but such interest would be subject to United States federal income tax on a net basis at the rates applicable to United States persons generally. In addition, if you are a foreign corporation and the payment of interest is effectively connected with your United States trade or business, you may also be subject to a 30% (or lower applicable treaty rate) branch profits tax.

 Sale or Other Taxable Disposition of Series H Senior Notes

   If you are a Non-United States Holder, you generally will not be subject to United States federal income tax on any amount which constitutes capital gain upon retirement or disposition of a note, unless:

  . your investment in the note is effectively connected with your conduct of a United States trade or business; or

  . you are a nonresident alien individual and are present in the United States for 183 or more days in the taxable year within which such sale or other taxable disposition takes place and certain other requirements are met.

   If you have a United States trade or business and the investment in the notes is effectively connected with that trade or business, the payment of the sale proceeds with respect to the notes would be subject to United States federal income tax on a net income basis at the rate applicable to United States Holders generally. In addition, foreign corporations may be subject to a 30% (or lower applicable treaty rate) branch profits tax if the investment in the note is effectively connected with the foreign corporation's United States trade or business.

 Backup Withholding and Information Reporting

   No backup withholding or information reporting will generally be required with respect to interest paid to Non-United States Holder of notes if the beneficial owner of the note provides the certification described above in "Non-United States Holder--Payments of Interest" or is an exempt recipient and, in each case, the payor does not have actual knowledge or reason to know that the beneficial owner is a United States Holder.

   Information reporting requirements and backup withholding tax generally will not apply to any payments of the proceeds of the sale of a note effected outside the United States by a foreign office of a foreign broker (as defined in applicable Treasury Regulations). However, unless such broker does not have actual knowledge or reason to know that the beneficial owner is a United States Holder and has documentary evidence in its records that the beneficial owner is a Non-United States Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption, information reporting but not backup withholding will apply to any payment of the proceeds of the sale of a note effected outside the United States by such broker if it:

  .  is a United States person, as defined in the Internal Revenue Code;

  . derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

  . is a controlled foreign corporation for United States federal income tax purposes; or

  . is a foreign partnership that, at any time during its taxable year, has 50% or more of its income or capital interests owned by United States persons or is engaged in the conduct of a United States trade or business.

   Payments of the proceeds of any sale of a note effected by the United States office of a broker will be subject to information reporting and backup withholding requirements, unless the beneficial owner of the note provides the certification described above in "Non-United States Holders--Payments of Interest" or otherwise establishes an exemption.

   If you are a Non-United States Holder of notes, you should consult your tax advisor regarding the application of information reporting and backup withholding in your particular situation, the availability of an exemption therefrom and the procedures for obtaining the exemption, if available. Any amounts withheld from payment to you under the backup withholding rules will be allowed as a refund or credit against your federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

                              PLAN OF DISTRIBUTION

   If you are a broker-dealer that receives Series I senior notes for your own account pursuant to the exchange offer, you must acknowledge that you will deliver a prospectus in connection with any resale of such Series I senior notes. This prospectus, as it may be amended or supplemented from time to time, may be used in connection with resales of Series I senior notes received in exchange for Series H senior notes where such Series H senior notes were acquired as a result of market-making activities or other trading activities. To the extent any broker-dealer participates in the exchange offer and so notifies us, we have agreed that we will make this prospectus, as amended or supplemented, available to that broker-dealer for use in connection with resales, and will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal.

  . We will not receive any proceeds from any sale of Series I senior notes by broker-dealers.

  . Series I senior notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Series I senior notes or a combination of such methods of resale, at prevailing market prices at the time of resale, at prices related to such prevailing market prices or at negotiated prices.

  . Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers or any such Series I senior notes.

  . Any broker-dealer that resells Series I senior notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Series I senior notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of Series I senior notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.

  . The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   We have agreed to pay all expenses incident to the exchange offer (other than commissions and concessions of any broker-dealer), subject to certain prescribed limitations, and will provide indemnification against certain liabilities, including certain liabilities that may arise under the Securities Act, to broker-dealers that make a market in the Series H senior notes and exchange Series H senior notes in the exchange offer for Series I senior notes.

   By its acceptance of the exchange offer, any broker-dealer that receives Series I senior notes pursuant to the exchange offer hereby agrees to notify us prior to using the prospectus in connection with the sale or transfer of Series I senior notes. It also agrees that, upon receipt of notice from us of the happening of any event which makes any statement in this prospectus untrue in any material respect or which requires the making of any changes in this prospectus in order to make the statements therein not misleading or which may impose upon us disclosure obligations that may have a material adverse effect on us (which notice we agree to deliver promptly to such broker-dealer), such broker-dealer will suspend use of this prospectus until we have notified such broker-dealer that delivery of this prospectus may resume and has furnished copies of any amendment or supplement to this prospectus to such broker-dealer.

                                 LEGAL MATTERS

   Certain legal matters relating to the Series I senior notes were passed upon for us by Latham & Watkins, Reston, Virginia.


                                    EXPERTS

   The audited consolidated financial statements and schedule of Host Marriott, L.P., CCHP I Corporation, CCHP II Corporation, CCHP III Corporation and CCHP IV Corporation included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

   This prospectus is part of a Registration Statement on Form S-4 we have filed with the Commission under the Securities Act of 1933, as amended. This prospectus does not contain all of the information set forth in the registration statement. For further information about us and the notes, you should refer to the registration statement. In this prospectus we summarize material provisions of contracts and other documents to which we refer you. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents. We have filed these documents as exhibits to our registration statement.

   We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any reports, proxy statements and other information we file at the public reference room of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0300 for further information. In addition, the Commission maintains a website (http:/www.sec.gov) that contains such reports, proxy statements and other information filed by the Company. In addition, you may inspect reports and other information we file at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

   You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the dates on the front of these documents.

                         INDEX TO FINANCIAL STATEMENTS

   The following financial information is included on the pages indicated:

                        Historical Financial Statements

Host Marriott, L.P.

                                                                            Page
                                                                            ----
Report of Independent Public Accountants..................................   F-3
Consolidated Balance Sheets as of December 31, 2001 and 2000..............   F-4
Consolidated Statements of Operations for the Fiscal Years Ended December
 31, 2001, 2000 and 1999..................................................   F-5
Consolidated Statements of Shareholders' Equity, Partners' Capital and
 Comprehensive Income for the Fiscal Years Ended December 31, 2001, 2000
 and 1999.................................................................   F-6
Consolidated Statements of Cash Flows for the Fiscal Years Ended December
 31, 2001, 2000 and 1999..................................................   F-7
Notes to Consolidated Financial Statements................................   F-8

Lease Pool Financial Statements
-------------------------------

 Pool A:
 -------
Report of Independent Public Accountants..................................  F-44
Consolidated Balance Sheets as of December 29, 2000 and December 31,
 1999.....................................................................  F-45
Consolidated Statements of Operations for the Fiscal Years Ended December
 29, 2000 and December 31, 1999...........................................  F-46
Consolidated Statements of Shareholders' Equity for the Fiscal Years Ended
 December 29, 2000 and December 31, 1999..................................  F-47
Consolidated Statements of Cash Flows for the Fiscal Years Ended December
 29, 2000 and December 31, 1999...........................................  F-48
Notes to Consolidated Financial Statements................................  F-49

 Pool B:
 -------
Report of Independent Public Accountants..................................  F-55
Consolidated Balance Sheets as of December 29, 2000 and December 31,
 1999.....................................................................  F-56
Consolidated Statements of Operations for the Fiscal Years Ended December
 29, 2000 and December 31, 1999...........................................  F-57
Consolidated Statements of Shareholders' Equity for the Fiscal Years Ended
 December 29, 2000 and December 31, 1999..................................  F-58
Consolidated Statements of Cash Flows for the Fiscal Years Ended December
 29, 2000 and December 31, 1999...........................................  F-59
Notes to Consolidated Financial Statements................................  F-60

 Pool C:
 -------
Report of Independent Public Accountants..................................  F-65
Consolidated Balance Sheets as of December 29, 2000 and December 31,
 1999.....................................................................  F-66
Consolidated Statements of Operations for the Fiscal Years Ended December
 29, 2000 and December 31, 1999...........................................  F-67
Consolidated Statements of Shareholders' Equity for the Fiscal Years Ended
 December 29, 2000 and December 31, 1999..................................  F-68
Consolidated Statements of Cash Flows for the Fiscal Years Ended December
 29, 2000 and December 31, 1999...........................................  F-69
Notes to Consolidated Financial Statements................................  F-70

 Pool D:


Report of Independent Public Accountants.................................  F-75
Consolidated Balance Sheets as of December 29, 2000 and December 31,
 1999....................................................................  F-76
Consolidated Statements of Operations for the Fiscal Years Ended December
 29, 2000 and December 31, 1999..........................................  F-77
Consolidated Statements of Shareholders' Equity for the Fiscal Years
 Ended December 29, 2000 and December 31, 1999...........................  F-78
Consolidated Statements of Cash Flows for the Fiscal Years Ended December
 29, 2000 and December 31, 1999..........................................  F-79
Notes to Consolidated Financial Statements...............................  F-80

Host Marriott, L.P.

Condensed Consolidated Balance Sheets--March 22, 2002 and December 31,
 2001....................................................................  F-84
Condensed Consolidated Statements of Operations--Twelve Weeks Ended March
 22, 2002 and March 23, 2001.............................................  F-85
Condensed Consolidated Statements of Cash Flows--Twelve Weeks Ended March
 22, 2002 and March 23, 2001.............................................  F-86
Notes to Condensed Consolidated Financial Statements.....................  F-88

                 REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Host Marriott Corporation as General Partner to Host Marriott L.P.:


   We have audited the accompanying consolidated balance sheets of Host Marriott, L.P. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, partners' capital and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Host Marriott, L.P. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.


   Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule included at pages S-1 to S-3 is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.


                                          Arthur Andersen LLP


Vienna, Virginia


February 25, 2002

                   HOST MARRIOTT, L.P. AND SUBSIDIARIES


                        CONSOLIDATED BALANCE SHEET


                        December 31, 2001 and 2000



                                                                 2001    2000
                                                                ------  ------
                                                                (in millions)
                            ASSETS
Property and equipment, net.................................... $6,999  $7,110
Notes and other receivables, net (including amounts due from
 affiliates of $6 million and $164 million, respectively)......     54     211
Due from manager...............................................    141     --
Investments in affiliates......................................    142     128
Other assets...................................................    532     504
Restricted cash................................................    114     125
Cash and cash equivalents......................................    352     313
                                                                ------  ------
                                                                $8,334  $8,391
                                                                ======  ======
             LIABILITIES AND SHAREHOLDERS' EQUITY
Debt
  Senior notes................................................. $3,235  $2,790
  Mortgage debt................................................  2,261   2,275
  Convertible debt obligation to Host Marriott Corporation.....    492     492
  Other........................................................    106     257
                                                                ------  ------
                                                                 6,094   5,814
Accounts payable and accrued expenses..........................    121     381
Other liabilities..............................................    320     312
                                                                ------  ------
    Total liabilities..........................................  6,535   6,507
                                                                ------  ------
Minority interest..............................................    108     139
Limited partnership interests of third parties at redemption value (representing 21.6 million units and 63.6 million units
 at December 31, 2001 and 2000, respectively)..................    194     823
Partners' capital
  General partner..............................................      1       1
  Cumulative redeemable preferred limited partner..............    339     196
  Limited partner..............................................  1,162     726
  Accumulated other comprehensive income (loss)................     (5)     (1)
                                                                ------  ------
    Total partners' capital....................................  1,497     922
                                                                ------  ------
                                                                $8,334  $8,391
                                                                ======  ======


              See Notes to Consolidated Financial Statements.

                   HOST MARRIOTT, L.P. AND SUBSIDIARIES


                   CONSOLIDATED STATEMENTS OF OPERATIONS


               Years Ended December 31, 2001, 2000 and 1999


              (in millions, except per common share amounts)



                                                          2001    2000    1999
                                                         ------  ------  ------
REVENUES
 Hotel sales
 Rooms.................................................  $2,219  $  --   $  --
 Food and beverage.....................................   1,125     --      --
 Other.................................................     282     --      --
                                                         ------  ------  ------
   Total hotel sales...................................   3,626     --      --
 Rental income.........................................     126   1,398   1,303
 Other operating income................................       2       9       0
                                                         ------  ------  ------
   Total revenues......................................   3,754   1,407   1,303
                                                         ------  ------  ------
OPERATING COSTS AND EXPENSES
 Rooms.................................................     541     --      --
 Food and beverage.....................................     843     --      --
 Hotel department costs and deductions.................     946     --      --
 Management fees and other.............................     177     --      --
 Property-level expenses...............................     282     276     268
 Depreciation and amortization.........................     378     331     293
 Corporate expenses....................................      32      42      34
 Loss on litigation settlement.........................     --      --       40
 Lease repurchase expense..............................       5     207     --
 Other.................................................      19      24      11
                                                         ------  ------  ------
OPERATING PROFIT.......................................     531     527     657
 Minority interest.....................................     (16)    (27)    (21)
 Interest income.......................................      36      40      39
 Interest expense......................................    (493)   (466)   (469)
 Net gains on property transactions....................       6       6      28
 Equity in earnings of affiliates......................       3      25       6
                                                         ------  ------  ------
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES..      67     105     240
 Benefit (provision) for income taxes..................      (8)     98     (10)
 Benefit from change in tax status.....................     --      --       26
                                                         ------  ------  ------
INCOME BEFORE EXTRAORDINARY ITEM.......................      59     203     256
 Extraordinary (loss) gain on extinguishment of debt...      (2)      4      29
                                                         ------  ------  ------
NET INCOME.............................................  $   57  $  207  $  285
                                                         ======  ======  ======
 Less: Distributions on preferred limited partner
  units to Host Marriott...............................     (32)    (20)     (6)
                                                         ------  ------  ------
NET INCOME AVAILABLE TO COMMON UNITHOLDERS.............  $   25  $  187  $  279
                                                         ======  ======  ======
BASIC EARNINGS PER COMMON UNIT:
 Earnings before extraordinary item....................  $  .10  $  .64  $  .86
 Extraordinary (loss) gain.............................    (.01)    .02     .10
                                                         ------  ------  ------
BASIC EARNINGS PER COMMON UNIT.........................  $  .09  $  .66  $  .96
                                                         ======  ======  ======
DILUTED EARNINGS PER COMMON UNIT:
 Earnings before extraordinary item....................  $  .10  $  .63  $  .83
 Extraordinary (loss) gain.............................    (.01)    .02     .10
                                                         ------  ------  ------
DILUTED EARNINGS PER COMMON UNIT.......................  $  .09  $  .65  $  .93
                                                         ======  ======  ======


              See Notes to Consolidated Financial Statements.

                   HOST MARRIOTT, L.P. AND SUBSIDIARIES


               CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL


                         AND COMPREHENSIVE INCOME


               Years Ended December 31, 2001, 2000 and 1999


                               (in millions)



   Class
   A, B,
   and C                                                                                   Accumulated
  referredP     Common OP                                       Preferred                     Other
   Units          Units                                          Limited  General Limited Comprehensive Comprehensive
 Otstandingu   Outstanding                                       Partner  Partner Partner Income (Loss) Income (Loss)
-----------    -----------                                      --------- ------- ------- ------------- -------------
      --          225.6    Balance, December 31, 1998..........    --         1      767       (4)           --
      --            --     Net income..........................    --       --       285       --            285
      --            --     Other comprehensive income (loss):
                           Unrealized loss on HM Services          --       --       --          4             4
                           common stock........................
                           Foreign currency translation            --       --       --          3             3
                           adjustment..........................
                           Reclassification of gain realized on
                           HM Services common stock--net
                           income..............................    --       --       --        (1)           (1)
                                                                                                            ----
      --            --     Comprehensive income................                                             $291
                                                                                                            ====
      --            3.6    Units issued to Host Marriott for
                           the comprehensive stock and employee
                           stock purchase plans................    --       --         8       --
      --            0.5    Redemptions of limited partnership
                           interests of third parties..........    --       --       (3)       --
      --            --     Distributions on OP Units...........    --       --     (245)       --
      --            --     Distributions on Preferred Limited      --       --       (6)       --
                           Partner Units.......................
      --          (0.4)    Adjustment to special dividend......    --       --       (4)       --
      --          (5.8)    Repurchases of OP Units.............    --       --      (50)       --
      --            --     Market adjustment to record
                           Preferred OP Units and OP Units of
                           third parties at redemption value...    --       --       370       --
      8.2           --     Issuance of Preferred OP Units......    196      --       --        --
  -------------------------------------------------------------------------------------------------------------------
      8.2         223.5    Balance, December 31, 1999..........   $196      $ 1   $1,122      $  2
      --            --     Net income..........................    --       --       207       --            207
      --            --     Other comprehensive income (loss):
                           Foreign currency translation            --       --       --        (2)           (2)
                           adjustment..........................
                           Reclassification of gain realized on
                           HM Services common stock--net
                           income..............................    --       --       --        (1)           (1)
                                                                                                            ----
      --            --     Comprehensive income................                                             $204
                                                                                                            ====
      --            2.0    Units issued to Host Marriott for
                           the comprehensive stock and employee
                           stock purchase plans................    --       --        15       --
      --            0.7    Redemptions of limited partnership
                           interests of third parties..........    --       --       (3)       --
      --            --     Distributions on OP Units...........    --       --     (259)       --
      --            --     Distributions on Preferred Limited      --       --      (21)       --
                           Partner Units.......................
      --          (4.9)    Repurchases of OP Units.............    --       --      (44)       --
      --            --     Market adjustment to record
                           Preferred OP Units and OP Units of
                           third parties at redemption value...    --       --     (291)       --
  -------------------------------------------------------------------------------------------------------------------
      8.2         221.3    Balance, December 31, 2000..........   $196      $ 1   $  726      $(1)
      --            --     Net income..........................    --       --        57       --             57
      --            --     Other comprehensive income (loss):
                           Foreign currency translation            --       --       --        (3)           (3)
                           adjustment..........................
                           Reclassification of gain realized on
                           HM Services common stock--net
                           income..............................    --       --       --        (1)           (1)
                                                                                                            ----
      --            --     Comprehensive income................                                             $ 53
                                                                                                            ====
      --            0.3    Units issued to Host Marriott for
                           the comprehensive stock and employee
                           stock purchase plans................    --       --         4       --
      --          (0.5)    Cancellation of Units issued to Host
                           Marriott for shares granted to
                           employees...........................    --       --       --        --
      --           42.1    Redemptions of limited partnership               --       547       --
                           interests of third parties..........    --
      --            --     Distributions on OP Units...........    --       --     (222)       --
      --            --     Distributions on Preferred Limited      --       --      (32)       --
                           Partner Units.......................
      6.0           --     Issuance of Preferred OP Units......    143      --       --        --
      --            --     Market adjustment to record
                           Preferred OP Units and OP Units of
                           third parties at redemption value...    --       --        82       --
  -------------------------------------------------------------------------------------------------------------------
     14.2         263.2    Balance, December 31, 2001..........   $339      $ 1   $1,162      $(5)
  -------------------------------------------------------------------------------------------------------------------


              See Notes to Consolidated Financial Statements.

                   HOST MARRIOTT, L.P. AND SUBSIDIARIES


                   CONSOLIDATED STATEMENTS OF CASH FLOWS


               Years Ended December 31, 2001, 2000 and 1999


                               (in millions)



                                                          2001   2000    1999
                                                          -----  -----  -------
                                                             (in millions)
OPERATING ACTIVITIES
Income from continuing operations.......................  $  59  $ 203  $   256
Adjustments to reconcile to cash from operations:
 Depreciation and amortization..........................    378    331      293
 Income taxes...........................................    (24)   (47)     (66)
 Amortization of deferred income........................     (4)    (4)      (4)
 Net gains on property transactions.....................     (2)    (2)     (24)
 Equity in earnings of affiliates.......................     (3)   (25)      (6)
 Purchase of leasehold interests........................   (208)   --       --
 Other..................................................      5     14       10
 Changes in operating accounts:
 Other assets...........................................     83     (3)     (55)
 Other liabilities......................................     (3)    67      (44)
                                                          -----  -----  -------
 Cash from operations...................................    281    534      360
                                                          -----  -----  -------
INVESTING ACTIVITIES
Proceeds from sales of assets...........................     60    --       195
Acquisitions............................................    (63)   (40)     (29)
Capital expenditures:
 Capital expenditures for renewals and replacements.....   (206)  (230)    (197)
 New investment capital expenditures....................    (56)  (108)    (150)
 Other Investments......................................    (24)   (41)     (14)
Notes receivable collections, net.......................     10      6       19
Affiliate notes receivable issuances and collections,
 net....................................................    --     (39)     --
Other...................................................    --       4      --
                                                          -----  -----  -------
 Cash used in investing activities......................   (279)  (448)    (176)
                                                          -----  -----  -------
FINANCING ACTIVITIES
Issuances of debt.......................................    968    540    1,345
Debt prepayments........................................   (703)  (278)  (1,397)
Cost of extinguishment of debt..........................    --     --        (2)
Scheduled principal repayments..........................    (55)   (39)     (34)
Issuances of OP Units...................................      3      4        5
Issuances of preferred limited partner units............    143    --       196
Distributions on common OP Units........................   (298)  (241)    (258)
Distributions on preferred limited partner units........    (28)   (19)      (2)
Redemption or repurchase of OP Units for cash...........    --     (47)     (54)
Repurchases of Convertible Preferred Securities.........    --     (15)     (36)
Other...................................................      7     45     (106)
                                                          -----  -----  -------
 Cash from (used in) financing activities...............     37    (50)    (343)
                                                          -----  -----  -------
(INCREASE) DECREASE IN CASH AND CASH EQUIVALENTS........     39     36     (159)
CASH AND CASH EQUIVALENTS, beginning of year............    313    277      436
                                                          -----  -----  -------
CASH AND CASH EQUIVALENTS, end of year..................  $ 352  $ 313  $   277
                                                          =====  =====  =======


Supplemental schedule of noncash investing and financing activities:


   Approximately 612,000 cumulative redeemable preferred limited partnership units valued at $76 million were issued during 1999 in connection with the acquisition of minority interests in two hotels.


              See Notes to Consolidated Financial Statements.

                   HOST MARRIOTT, L.P. AND SUBSIDIARIES


                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. Summary of Significant Accounting Policies


 Description of Business


   Host Marriott, L.P. ("Host LP," or the "Operating Partnership"), a Delaware limited partnership, operating through an umbrella partnership structure with Host Marriott Corporation ("Host REIT") as the sole general partner, is primarily the owner of hotel properties. Host REIT operates as a self-managed and self-administered real estate investment trust ("REIT") with its operations conducted solely through an operating partnership, Host Marriott, L.P. ("Host LP"), and its subsidiaries.


   The Work Incentives Improvement Act of 1999 ("REIT Modernization Act") amended the tax laws to permit REITs, effective January 1, 2001, to lease hotels to a subsidiary that qualifies as a taxable REIT subsidiary. Prior to the REIT Modernization Act, certain tax laws restricted REITs from deriving revenues directly from the operations of hotels, consequently on January 1, 1999, Host REIT leased substantially all of its hotels to subsidiaries of Crestline Capital Corporation ("Crestline") and certain other lessees as further discussed at Note 9. However, with the inception of the REIT Modernization Act, a wholly owned subsidiary of Host LP, HMT Lessee LLC (the "TRS"), which has elected to be treated as a taxable REIT subsidiary for federal income tax purposes, acquired certain subsidiaries owning the leasehold interests with respect to 120 of the Company's full-service hotels (the "Lessee Entities") from Crestline and Wyndham International, Inc. and affiliates ("Wyndham"). As a result of the acquisitions, the Company's operating results reflect property-level revenues and expenses rather than rental income from lessees with respect to those 120 full-service properties from the effective dates of the acquisitions. Two of the properties were sold in December of 2001.


   As of December 31, 2001, the Company owned, or had controlling interests in, 122 upper-upscale and luxury, full-service hotel lodging properties generally located throughout the United States, Canada and Mexico operated primarily under the Marriott, Ritz-Carlton, Four Seasons, Hilton, Hyatt and Swissotel brand names. Of these properties, 109 are managed or franchised by Marriott International, Inc. and its subsidiaries ("Marriott International").


 Basis of Presentation


   On December 15, 1998, shareholders of Host Marriott Corporation, ("Host Marriott"), a Delaware corporation and the predecessor to Host REIT, approved a plan to reorganize Host Marriott's business operations through the spin-off of Host Marriott's senior living business as part of Crestline and the contribution of Host Marriott's hotels and certain other assets and liabilities to a newly formed Delaware limited partnership, Host LP. Host Marriott Corporation, a newly formed Maryland corporation elected to be treated, effective January 1, 1999, as a REIT and is the sole general partner of the Operating Partnership. Host Marriott and its subsidiaries' contribution of its hotels and certain assets and liabilities to the Operating Partnership and its subsidiaries in exchange for units of partnership interest in the Operating Partnership ("OP Units") was accounted for at Host Marriott's historical basis. As of December 31, 2001, Host REIT owned approximately 92% of the Operating Partnership.


   In these consolidated financial statements, the "Company" or "Host Marriott" refers to Host Marriott Corporation before, and Host LP after Host Marriott Corporation's conversion to a REIT (the "REIT conversion"). Host Marriott Corporation is presented as the predecessor to the Operating Partnership since the Operating Partnership and its subsidiaries received substantially all of the continuing operations, assets and liabilities of Host Marriott Corporation and its subsidiaries.


 Principles of Consolidation


   The consolidated financial statements include the accounts of the Company and its subsidiaries and controlled affiliates. The Company consolidates entities in which it owns a controlling financial interest (when

                   HOST MARRIOTT, L.P. AND SUBSIDIARIES
it owns over 50% of the voting shares of another company or, in the case of partnership investments, when the company owns the general partnership interest). In all cases, the Company considers the impact on the Company's financial control or the ability of minority shareholders or other partners to participate or block management decisions. All material intercompany transactions and balances have been eliminated.


 Use of Estimates in the Preparation of Financial Statements


   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


 Revenues


   Revenue from operations of the Company's hotels not leased to third parties is recognized when the services are provided. As previously discussed, the Company, through the TRS, acquired the Lessee Entities in 2001, and as a result, the Company no longer leases the properties to a third party, or receives rental income with respect to those 120 properties. Therefore, the Company's consolidated results of operations for 2001 primarily reflect property-level revenues and expenses.


   The Company's 2000 and 1999 revenues primarily represent the rental income from its leased hotels. The rent due under each lease is the greater of base rent or percentage rent, as defined. Percentage rent applicable to room, food and beverage and other types of hotel revenue varies by lease and is calculated by multiplying fixed percentages by the total amounts of such revenues over specified threshold amounts. As of year end 2000 and 1999, all annual thresholds were achieved.


 Accounting for the Impact of the September 11, 2001 Terrorist Acts


   The Company is entitled to receive business interruption insurance as a result of the discontinuation of operations of the World Trade Center Marriott and the New York Marriott Financial Center, both of which were affected by the terrorist attacks on September 11, 2001. Income resulting from business interruption insurance will not be recognized until all contingencies related to the insurance recoveries are resolved. To the extent that the Company incurs expenses related to the hotels, principally the ground rent due for the World Trade Center Marriott, for which the Company is still liable and for which it is entitled to recovery under the insurance contract, a receivable will be recognized, if it can be demonstrated that it is probable that the receivable will be realized. The Company also has property insurance for these hotels and while it is expected that insurance proceeds will be sufficient to cover all or a substantial portion of the costs at both hotels, no determination has been made as to the total amount or timing of those payments. The $129 million net book value of the World Trade Center Marriott hotel has been written off and a corresponding receivable recorded for the property insurance proceeds due under the terms of the insurance contract, which the Company believes is probable of receipt. The Company believes the replacement cost of the property is substantially in excess of the hotel's previously recorded net book value. Currently, no gain or loss has been recorded.


 Earnings Per Unit


   Basic earnings per unit is computed by dividing net income less distributions on preferred limited partner units and preferred OP Units by the weighted average number of common units outstanding. Diluted earnings per unit are computed by dividing net income less distributions on preferred limited partner interest and

                   HOST MARRIOTT, L.P. AND SUBSIDIARIES
preferred OP Units as adjusted for potentially dilutive securities, by the weighted average number of common units outstanding plus other potentially dilutive securities. Dilutive securities may include units distributed to Host REIT for Host REIT common shares granted under comprehensive stock plans and the Convertible Preferred Securities. Dilutive securities may also include those common and preferred OP Units issuable or outstanding that are held by minority partners which are assumed to be converted. Diluted earnings per unit was not adjusted for the impact of the Convertible Preferred Securities for 2001, 2000 and 1999 as they were anti-dilutive. In December 1998, the Company declared the Special Dividend (See discussion at Note 7--"Equity and Partners' Capital") and, in 1999, the Company distributed 11.5 million shares to existing shareholders in conjunction with the Special Dividend. The weighted average number of units outstanding and the basic and diluted earnings per computations have been restated to reflect these shares as outstanding for all periods presented.


   A reconciliation of the number of units utilized for the calculation of diluted earnings per unit follows (in millions, except per share amounts):



                                                                   Year Ended
                       ----------------------------------------------------------------------------------------------------
                                     2001                              2000                              1999
                       --------------------------------  --------------------------------  --------------------------------
                                                  Per                               Per                               Per
                         Income        Units      Unit     Income        Units      Unit     Income        Units      Unit
                       (Numerator) (Denominator) Amount  (Numerator) (Denominator) Amount  (Numerator) (Denominator) Amount
                       ----------- ------------- ------  ----------- ------------- ------  ----------- ------------- ------
Net income...........     $ 57         284.3     $ .20      $207         284.2     $ .73      $285         291.6     $ .98
 Distributions on
  preferred
 limited partner
  units and
 preferred OP Units..      (32)          --       (.11)      (20)          --       (.07)       (6)          --       (.02)
                          ----         -----     -----      ----         -----     -----      ----         -----     -----
Basic earnings
 available to
 unitholders per
 unit................     $ 25         284.3     $ .09      $187         284.2     $ .66      $279         291.6     $ .96
 Assuming
  distribution of
  units to Host
  Marriott
  Corporation for
  Host Marriott
  Corporation common
  shares granted
  under the
  comprehensive stock
  plan, less shares
  assumed purchased
  at average market
  price..............      --            4.1       --        --            4.2      (.01)      --            5.3      (.02)
 Assuming conversion
  of Preferred OP
  Units..............      --            --        --        --            0.6       --        --            0.3       --
 Assuming issuance of
  minority OP Units
  issuable under
  certain purchase
  agreements.........      --            --        --        --            --        --          7          10.9      (.01)
 Assuming conversion
  of Convertible
  Preferred
  Securities.........      --            --        --        --            --        --        --            --        --
                          ----         -----     -----      ----         -----     -----      ----         -----     -----
 Diluted Earnings per
  Unit...............     $ 25         288.4     $ .09      $187         289.0     $ .65      $286         308.1     $ .93
                          ====         =====     =====      ====         =====     =====      ====         =====     =====


 International Operations


   The consolidated statements of operations include the following amounts related to non-U.S. subsidiaries and affiliates: revenues of $62 million, $25 million and $24 million, and income before income taxes of $6 million, $6 million and $8 million in 2001, 2000 and 1999, respectively.


 Property and Equipment


   Property and equipment is recorded at cost. For newly developed properties, cost includes interest, ground rent and real estate taxes incurred during development and construction. Replacements and improvements are capitalized, while repairs and maintenance are expensed as incurred.

                   HOST MARRIOTT, L.P. AND SUBSIDIARIES

   Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally 40 years for buildings and three to ten years for furniture and equipment. Leasehold improvements are amortized over the shorter of the lease term or the useful lives of the related assets.


   Gains on sales of properties are recognized at the time of sale or deferred to the extent required by accounting principles generally accepted in the United States. Deferred gains are recognized as income in subsequent periods as conditions requiring deferral are satisfied or expire without further cost to the Company.


   In cases where management is holding for sale particular hotel properties, the Company assesses impairment based on whether the estimated sales price less costs of disposal of each individual property to be sold is less than the net book value. A property is considered to be held for sale when the Company has made the decision to dispose of the property. Otherwise, the Company assesses impairment of its real estate properties based on whether it is probable that undiscounted future cash flows from each individual property will be less than its net book value. If a property is impaired, its basis is adjusted to its fair market value.


 Cash and Cash Equivalents


   The Company considers all highly liquid investments with a maturity of 90 days or less at the date of purchase to be cash equivalents.


 Minority Interest


   Minority interest consists of limited partnership interests in consolidated investments of $108 million and $139 million at December 31, 2001 and 2000, respectively.


 Deferred Charges


   Financing costs related to long-term debt are deferred and amortized over the remaining life of the debt.


 Other Comprehensive Income


   The components of total accumulated other comprehensive income in the balance sheet are as follows (in millions):



                                                                     2001  2000
                                                                     ----  ----
   Net unrealized gains............................................. $  6  $ 7
   Foreign currency translation adjustment..........................  (11)  (8)
                                                                     ----  ---
   Total accumulated other comprehensive income (loss).............. $ (5) $(1)
                                                                     ====  ===


 Derivative Instruments


   The Company attempts to maintain a reasonable balance between fixed- and floating-rate debt, using interest rate swaps and caps, to keep financing costs as low as possible. If the requirements for hedge accounting are met, amounts paid or received under these agreements are recognized over the life of the agreements as adjustments to interest expense, and the fair value of the derivatives is recorded on the accompanying balance sheet, with offsetting adjustments or charges recorded to the underlying debt. Otherwise the instruments are marked to market, and the gains and losses from the changes in the market value of the contracts are recorded in other income. Upon early termination of an interest rate swap or cap, gains or losses are deferred and amortized as adjustments to interest expense of the related debt over the remaining period covered by the terminated swap or cap.

                   HOST MARRIOTT, L.P. AND SUBSIDIARIES

   The Company is also subject to exposure from fluctuations in foreign currencies relating to the four properties operated in Canada and two properties in Mexico. To manage the exposure to changes in the Canadian exchange rate, the Company uses foreign exchange forward contracts. Gains and losses on contracts that meet the requirements for hedge accounting are recorded on the balance sheet at fair value, with offsetting changes recorded to accumulated other comprehensive income. Contracts that do not meet these requirements are marked to market and included in other income each period.


 Concentrations of Credit Risk


   Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents. The Company maintains cash and cash equivalents with various high credit-quality financial institutions. The Company performs periodic evaluations of the relative credit standing of these financial institutions and limits the amount of credit exposure with any one institution.


   On January 1, 1999, subsidiaries of Crestline became the lessees of virtually all the hotels and, as such, their rent payments were the primary source of the Company's revenues during 2000 and 1999. As a result of the acquisition of the Crestline Lessee Entities during January 2001 (Note 2), the third party credit concentration with Crestline ceased to exist. Effective January 1, 2001 the Company leases substantially all of the hotels to the TRS.


 Application of New Accounting Standards


   In October 2001, the Financial Accounting Standards Board issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" which replaces SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets SFAS No. 121 to determine when a long-lived asset should be classified as held for sale, among other things. Those criteria specify that the asset must be available for immediate sale in its present condition, subject only to terms that are usual and customary for sales of such assets, and the sale of the asset must be probable, and its transfer expected to qualify for recognition as a completed sale, within one year. This Statement is effective for fiscal years beginning after December 15, 2001. Additionally, in February 2002 the Financial Accounting Standards Board resolved an implementation issue regarding SFAS No. 144 dealing with the treatment of sales of properties. Under the new guidelines, gains and losses from the dispositions of investment properties and the properties' historical operations for periods beginning in 2002 will be treated as discontinued operations, and therefore, be classified separately from income from continuing operations. Historically, the Company has occasionally disposed of properties that were not consistent with the overall quality of their portfolio or presented unique opportunities to realize the asset's value, and the Company may dispose of additional assets from time to time in the future. This statement would require reclassification of results for any future dispositions previously included in continuing operations to discontinued operations for all periods presented, although net income would not be affected.


   In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other intangible Assets." SFAS No. 141 sets forth new standards on business combinations, eliminating the pooling treatment of accounting for business combinations. SFAS No. 142 requires additional disclosure of identifiable intangible assets, and requires that they may be segregated from goodwill. Additionally, the statement requires that goodwill no longer be amortized over 40 years, and that it is instead impaired as the fair value of the goodwill declines. The Company has not accounted for any of our business combinations using the pooling method of accounting and does not have a material amount of goodwill or intangible assets at year-end 2001. These statements are effective for fiscal years beginning after December 15, 2001. The Company will implement SFAS Nos. 141 and 142 in 2002 and does not believe the statements will materially impact the Company.

                   HOST MARRIOTT, L.P. AND SUBSIDIARIES

   In 2002, the Financial Accounting Standards Board issued an exposure draft which would rescind SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt. The rescission, which would apply to periods subsequent to December 31, 2001, would eliminate the requirement that gains and losses from the extinguishment of debt be classified as extraordinary items, unless it can be considered unusual in nature and infrequent in occurrence. As a result, the Company would no longer classify gains and losses from the extinguishment of debt as extraordinary items and will adjust prior years accordingly.


   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The standard establishes accounting and reporting standards requiring that derivative instruments (including specified derivative instruments embedded in other contracts) be recorded in the balance sheet measured at fair value. The standard requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement. The Company implemented SFAS No. 133 in 2001.


2. Lease Repurchase


   Effective January 1, 2001, the Company, through the TRS, acquired from Crestline the entities ("Crestline Lessee Entities") owning the leasehold interests with respect to 116 full-service hotel properties owned by the Company for $207 million in cash, including $6 million of legal and professional fees and transfer taxes, effectively terminating the leases for financial reporting purposes. In connection therewith, during the fourth quarter of 2000 the Company recorded a non-recurring, pre-tax loss of $207 million net of a tax benefit of $82 million which the Company recognized as a deferred tax asset because, for income tax purposes, the acquisition is recognized as an asset that will be amortized over the next six years. The transaction was consummated effective January 1, 2001.


   On June 16, 2001, the Company consummated another agreement with Crestline for the acquisition of their lease agreement with respect to San Diego Marriott Hotel and Marina (the "San Diego Hotel"). The purchase price was $4.5 million, including $1.8 million of legal and professional fees. The TRS acquired the lease by purchasing the lessee entity, effectively terminating the lease for financial reporting purposes.


   On June 28, 2001, the Company consummated an agreement to purchase substantially all the minority limited partnership interests held by Wyndham with respect to seven full-service hotels for $60 million. As part of this acquisition, the leases were acquired from Wyndham with respect to the San Diego Marriott Mission Valley, the Minneapolis Marriott Southwest, and the Albany Marriott by the TRS, effectively terminating the leases for financial reporting purposes. For purposes of purchase accounting no amounts were attributed to the leases themselves, as the leases had no value. The entire purchase price was allocated to the minority limited partner interests purchased.


   As a result of these acquisitions, the Company's consolidated results of operations, from the effective dates of the transactions, will present property-level revenues and expenses rather than rental income from lessees with respect to those 120 full-service properties. Two of these properties were sold in December of 2001.

                   HOST MARRIOTT, L.P. AND SUBSIDIARIES

3. Property and Equipment


   Property and equipment consists of the following as of December 31:



                                                                2001     2000
                                                               -------  -------
                                                                (in millions)
   Land and land improvements................................. $   696  $   685
   Buildings and leasehold improvements.......................   7,039    6,986
   Furniture and equipment....................................     944      793
   Construction in progress...................................     149      135
                                                               -------  -------
                                                                 8,828    8,599
   Less accumulated depreciation and amortization.............  (1,829)  (1,489)
                                                               -------  -------
                                                               $ 6,999  $ 7,110
                                                               =======  =======


   Interest cost capitalized in connection with the Company's development and construction activities totaled $8 million in 2001, $8 million in 2000, and $7 million in 1999.


   In accordance with SFAS 121, "Accounting for Long-Lived Assets and Long-Lived Assets to be Disposed of," the Company wrote-down three properties, one of which was sold in December 2001, considered held-for-sale to estimated fair value, resulting in a charge of $13 million in 2001. There were no asset writedowns in 2000.


4. Investments in and Receivables from Affiliates


   Investments in and receivables from affiliates consist of the following:


                                           As of December 31, 2001
                         --------------------------------------------------------------
                         Ownership
                         Interests Investment   Debt                 Assets
                         --------- ---------- --------    -----------------------------
                                      (in millions)
CBM Joint Venture LLC
 (a)....................     50%     $ 87.1   $  935.9(b) 120 Courtyard Hotels
JWDC Limited
 Partnership............   54.6%       35.7       95.3    JW Marriott, Washington, D.C.
Tiburon Golf Ventures,
 L.P. (a)...............     49%       18.1        --     36-hole golf course
Marriott Residence Inn
 Limited Partnership
 (a)....................      1%        0.6       92.6    15 Residence Inns
Marriott Residence Inn
 II Limited Partnership
 (a)....................      1%        0.4      132.2    23 Residence Inns
                                     $141.9   $1,256.0
                                     ======   ========
Notes and other
 receivables from
 affiliates, net........             $  6.3
                                     ======
                                           As of December 31, 2000
                         --------------------------------------------------------------
                         Ownership
                         Interests Investment   Debt                 Assets
                         --------- ---------- --------    -----------------------------
                                      (in millions)
JWDC Limited
 Partnership............     50%     $ 38.7   $   95.3    JW Marriott, Washington, D.C.
Rockledge Hotel
 Properties, Inc. (a)...     95%       87.3    1,434.5
Fernwood Hotel Assets,
 Inc....................     95%        2.3        --     --
                                     $128.3   $1,529.8
                                     ======   ========
Notes and other
 receivables from
 affiliates, net........             $163.7
                                     ======

                   HOST MARRIOTT, L.P. AND SUBSIDIARIES

--------

(a) As of December 31, 2000, CBM Joint Venture LLC, Tiburon Golf Ventures, L.P., Marriott Residence Inn Limited Partnership and Marriott Residence Inn II Limited Partnership were equity investments of Rockledge Hotel Properties, Inc. See discussion below.


(b) Includes investment in 120 Courtyard hotels, 38 Residence Inns, 50 Fairfield Inns (partnership interest was sold during 2001), and the JW Marriott, Washington, D.C.


   On May 16, 2000, the Company acquired for $40 million in cash a non-controlling interest in the JWDC Limited Partnership, which owns the JW Marriott Hotel, a 772-room hotel located on Pennsylvania Avenue in Washington, D.C. In 2002, we have the option to purchase the 44.4% limited partner interest of one of the partners for the lesser of $5.8 million or the fair value of the interest, whichever is greater. Additionally, on or after April 1, 2003, HMC JWDC GP, our wholly owned subsidiary, Quad-JWM LLC, the other general partner, have the right to require the partnership to purchase the 1% general partner interest held by Quad-JWM LLC for the lesser of $375,000 or fair value of the interest. As of December 31, 2001, the fair value of both interests is less than $1 million.


   In connection with the REIT conversion, Rockledge Hotel Properties, Inc. ("Rockledge") and Fernwood Hotel Assets, Inc. (together, "Non-Controlled Subsidiaries") were formed to own various assets contributed by the Company to the Operating Partnership, the direct ownership of which by the Company could jeopardize Host REIT's status as a REIT. In exchange for the contribution of these assets to the Non-Controlled Subsidiaries, the Operating Partnership received non-voting common stock of the Non-Controlled Subsidiaries, representing 95% of the total economic interests therein. On March 24, 2001, the Company acquired, through a taxable REIT subsidiary, all of the voting common stock representing the remaining 5% of the total economic interest of the Non-Controlled Subsidiaries from the Host Marriott Statutory Employee/Charitable Trust. As a result of the acquisition, the Company began consolidating Rockledge and Fernwood effective March 24, 2001 and therefore they are no longer accounted for as equity investments.


   During December 2000, a newly created joint venture (the "Joint Venture") formed by Rockledge and Marriott International acquired the partnership interests in two partnerships that collectively own 120 limited service hotels for approximately $372 million plus interest and legal fees, of which Rockledge paid approximately $90 million. Previously, both partnerships were operated by Rockledge as sole general partner. The Joint Venture acquired the two partnerships by acquiring partnership units pursuant to a tender offer for such units followed by a merger of the two partnerships with and into subsidiaries of the Joint Venture. The Joint Venture financed the acquisition with $200 million of mezzanine indebtedness borrowed from Marriott International and with cash and other assets contributed by Rockledge and Marriott International, including Rockledge's existing general partner and limited partner interests in the partnerships. Additionally, the joint venture has approximately $735 million of debt, all of which is non-recourse to and not guaranteed by Host Marriott, that consists of the following: 1) The $287 million mortgage maturing April 2012 requiring monthly payments of principal and interest at a fixed interest rate of 7.865% which is secured by the 50 hotels owned by CBM I. 2) The $127 million senior notes maturing February 2008 requiring semiannual interest payments at a fixed interest rate of 10.75% secured by a first priority pledge of CBM II of its general and limited partnership interests. 3) The $321 million multi-class commercial mortgage pass-through certificates maturing January 2013 requiring monthly payments of principal and interest at weighted average interest rate of 7.8%, which is secured by first priority mortgage liens on the 69 hotels owned by CBM II. Each of the joint venture's 120 hotels is operated by Marriott International pursuant to long-term management agreements. Rockledge, currently a consolidated, wholly owned subsidiary of the Company, through its subsidiaries, owns a 50% non-controlling interest in the Joint Venture and records the investment under the equity method.

                   HOST MARRIOTT, L.P. AND SUBSIDIARIES

   As a result of the consolidation of Rockledge, our investments include a 49% interest in Tiburon Golf Ventures, L.P., which owns the 36-hole Greg Norman-designed golf course surrounding the Ritz-Carlton, Naples Golf Resort. Additionally, we now consolidate the operations of two hotels located in Mexico City, Mexico, in which we own a controlling interest.


   Receivables from affiliates are reported net of reserves of $7 million at December 31, 2001 and 2000. There were no repayments in 2001, while repayments were $3 million in 2000 and $2 million in 1999. There were no additional fundings in 2001, 2000, and 1999.


   The Company's pre-tax income from affiliates includes the following:



                                                                  2001 2000 1999
                                                                  ---- ---- ----
                                                                  (in millions)
   Interest income from loans to affiliates (1).................. $ 4  $10  $11
   Equity in net income..........................................   3   25    6
                                                                  ---  ---  ---
                                                                  $ 7  $35  $17
                                                                  ===  ===  ===

--------

(1) This interest income relates to loans to Rockledge prior to their consolidation on March 24, 2001.


   Combined summarized balance sheet information for the Company's affiliates follows as of December 31:



                                                                2001      2000
                                                               ------    ------
                                                               (in millions)
   Property and equipment, net................................ $1,490    $1,821
   Other assets...............................................    196       330
                                                               ------    ------
     Total assets............................................. $1,686    $2,151
                                                               ======    ======
   Debt, principally mortgages................................ $1,256(1) $1,530
   Other liabilities..........................................     76       231
   Equity.....................................................    354       390
                                                               ------    ------
     Total liabilities and equity............................. $1,686    $2,151
                                                               ======    ======

--------

(1) The 2001 debt balances were not funded by the Company and are non-recourse to the Company.


   Combined summarized operating results for the Company's affiliates follow:


                                                           2001   2000   1999
                                                           -----  -----  -----
                                                             (in millions)
   Hotel revenues......................................... $ 638  $ 850  $ 897
   Operating expenses:
   Cash charges (including interest)....................... (524). (695). (711)
   Depreciation and other non-cash charges................  (107)  (127)  (137)
                                                           -----  -----  -----
   Income before extraordinary items......................     7     28     49
   Extraordinary items....................................   --      68    --
                                                           -----  -----  -----
   Net income............................................. $   7  $  96  $  49
                                                           =====  =====  =====

                   HOST MARRIOTT, L.P. AND SUBSIDIARIES

 Loss on Litigation Settlement


   In connection with the settlement of litigation involving seven limited partnerships in which the Company or its subsidiaries serve as general partner, the Company recorded a non-recurring charge of $40 million during the fourth quarter of 1999. The loss is classified as the loss on litigation settlement on the consolidated statements of operations.


5. Debt


   Debt consists of the following:



                                                                   2001   2000
                                                                  ------ ------
                                                                  (in millions)
Series A senior notes, with a rate of 7 7/8% due August 2005..... $  500 $  500
Series B senior notes, with a rate of 7 7/8% due August 2008.....  1,195  1,194
Series C senior notes, with a rate of 8.45% due December 2008....    499    498
Series E senior notes, with a rate of 8 3/8% due February 2006...    300    300
Series G senior notes, with a rate of 9 1/4% due October 2007....    250    250
Series H senior notes, with a rate of 9 1/2% due January 15,
 2007............................................................    452    --
Senior secured notes, with a rate of 9 1/2% due May 2005.........     12     13
Senior notes, with an average rate of 9 3/4% maturing through
 2012............................................................     27     35
                                                                  ------ ------
  Total senior notes.............................................  3,235  2,790
                                                                  ------ ------
Mortgage debt (non-recourse) secured by $3.4 billion of real estate assets, with an average rate of 7.9% at December 31,
 2001, maturing through February 2023............................  2,261  2,275
Line of credit, with a variable rate of Eurodollar plus 2.25%
 (4.39% at December 31, 2001)....................................    --     150
Other notes, with an average rate of 7.36% at December 31, 2001,
 maturing through December 2017..................................     90     90
Capital lease obligations........................................     16     17
                                                                  ------ ------
  Total other....................................................    106    257
                                                                  ------ ------
                                                                   5,602  5,322
Convertible debt obligation to Host Marriott Corporation (See
 Note 6).........................................................    492    492
                                                                  ------ ------
                                                                  $6,094 $5,814
                                                                  ====== ======


 Senior Notes


   The Company currently has six series of Senior Notes outstanding all of which have been issued under the same indenture. The indenture contains certain financial covenants that, in the event of a default, would prohibit the Company from incurring additional indebtedness. These covenants include a ratio test of aggregate debt to total assets to be less than 65% on a pro forma basis and a consolidated coverage ratio of EBITDA to interest expense of 2.0 to 1.0. Failure to meet these covenants would limit the company's ability to incur additional debt and make dividend payments except to the extent required for Host REIT to maintain REIT status. As of December 31, 2001 the Company is in compliance with these covenants.


   In December 2001, the Company issued $450 million of 9 1/2% Series H senior notes due in 2007. The proceeds were used to repay the term loan and pay down the revolver portion of the bank credit facility. The December 31, 2001 balance of the Series H senior notes includes an adjustment for the fair market value of the related interest rate swap agreement as discussed below.

                   HOST MARRIOTT, L.P. AND SUBSIDIARIES

   In October 2000, the Company issued $250 million of 9 1/4% Series F senior notes due in 2007. The proceeds were used for the $26 million repayment of the outstanding balance on the revolver portion of the bank credit facility, settlement of certain litigation, and to partially fund the acquisition of the Crestline Lessee Entities. The notes were exchanged in the first quarter of 2001 for Series G senior notes on a one-for-one basis, which are freely transferable by the holders.


   In February 1999, the Company issued $300 million of 8 3/8% Series D notes due in 2006. The debt was used to refinance, or purchase, approximately $299 million of debt acquired in the partnership mergers, including a $40 million variable rate mortgage and an associated swap agreement, which was terminated by incurring a termination fee of $1 million. The notes were exchanged in August 1999 for Series E Senior notes on a one-for-one basis, which are freely transferable by the holders.


   Bank Credit Facility. The Company has a bank credit facility, which was entered into in 1998 and has subsequently been modified in June 2000 and November 2001. The original facility was for $1.25 billion and matured in three years. In June 2000, the borrowing capacity under the facility was reduced to $775 million. The last modification to the facility was in November 2001, which reduced the available capacity to $50 million. The bank credit facility contains covenants restricting the ability of the Company and certain of its subsidiaries to incur indebtedness, grant liens on their assets, acquire or sell assets or make investments in other entities, and make certain distributions to equity holders of Host REIT and the Operating Partnership. The bank credit facility also contains certain financial covenants relating to, among other things, maintaining certain levels of tangible net worth and certain ratios of EBITDA to interest and fixed charges, total debt to EBITDA, unencumbered assets to unsecured debt, and secured debt to total debt. Borrowings under the facility bear interest currently at the Eurodollar rate plus 225 basis points. The interest rate on the facility fluctuates based on the company's leverage ratio. Borrowings under the facility averaged $248 million in 2001 and $153 million in 2000. As of December 31, 2001 there are no outstanding borrowings under the facility. During 2001, 2000 and 1999, the Company recognized extraordinary losses of approximately $1 million, $2 million, and $2 million, respectively, representing the write-off of deferred financing costs.


   As a result of the economic recession and the events of September 11, 2001 the operations of our hotels were severely impacted. Certain covenants of the bank credit facility have been temporarily amended and currently require the Company, among other items, to: 1) meet less stringent levels in respect to minimum consolidated interest coverage ratio and minimum unsecured interest coverage ratio until September 6, 2002 and a maximum leverage ratio through August 15, 2002, 2) suspends until September 6, 2002 the minimum consolidated fixed charge coverage ratio test, 3) limits draws under the revolver portion to $50 million in the first quarter of 2002 and up to $25 million in the second quarter of 2002 (but only if draws in the second quarter of 2002 do not cause the aggregate amount drawn in 2002 and then outstanding to exceed $25 million and 4) increases the interest rate charged for borrowing based on higher leverage levels. The covenants also restrict our ability to: 1) make equity distributions, 2) incur additional indebtedness, 3) acquire assets, 4) make investments in subsidiaries and 5) make capital expenditures. The Company is currently in compliance with all of these covenants.


 Mortgage Debt


   In October 2001, the Company prepaid the remaining mortgage debt of $16.5 million on the San Antonio Marriott Riverwalk which was due to mature January 1, 2002.


   During January 2002, we transferred one of our non-core properties, the St. Louis Marriott Pavilion, to the mortgage lender. In the first quarter of 2002, we wrote off the remaining $13 million of property and

                   HOST MARRIOTT, L.P. AND SUBSIDIARIES
equipment, eliminated $37 million of mortgage debt and related liabilities and recorded a non-cash gain of approximately $24 million.


   In August 2001, a Canadian subsidiary of the Company entered into a financing agreement pursuant to which it borrowed $96.6 million due August 2006 at a variable rate of LIBOR plus 275 basis points. The Calgary Marriott, Toronto Airport Marriott, Toronto Marriott Eaton Centre, and Toronto Delta Meadowvale hotels serve as collateral. The proceeds from this financing were used to refinance existing indebtedness on these hotels as well as to repay the $88 million mortgage note on The Ritz-Carlton, Amelia Island hotel. The Company recorded an extraordinary loss of $1 million during 2001 related to this refinancing.


   In February 2000, the Company refinanced the $80 million mortgage on Marriott's Harbor Beach Resort property in Fort Lauderdale, Florida. The new mortgage is for $84 million, at a rate of 8.58%, and matures in March 2007.


   In August 1999, the Company made a prepayment of $19 million to pay down in full the mezzanine mortgage on the Marriott Desert Springs Resort and Spa. In September 1999, the Company made a prepayment of $45 million to pay down in full the mortgage note on the Philadelphia Four Seasons Hotel.


   In July 1999, the Company entered into a financing agreement pursuant to which it borrowed $665 million due 2009 at a fixed rate of 7.47% with eight hotels serving as collateral. The proceeds from this financing were used to refinance existing mortgage indebtedness maturing at various times through 2000, including approximately $590 million of outstanding variable rate mortgage debt. The Company recorded an extraordinary gain of $5 million during 1999 related to this refinancing.


   In June 1999, the Company refinanced the debt on the San Diego Marriott Hotel and Marina. The mortgage is $195 million with a term of 10 years at a rate of 8.45%. In addition, the Company entered into a mortgage for the Philadelphia Marriott expansion in July 1999 for $23 million at an interest rate of approximately 8.6%, maturing in 2009.


 Derivative Instruments


   The mortgage loan on the Canadian properties is denominated in U.S. dollars and the functional currency of the Canadian subsidiaries is the Canadian dollar. The subsidiaries have entered into 60 separate currency forward contracts to buy U.S. dollars at a fixed price. These forward contracts hedge the currency exposure of converting Canadian dollars to U.S. dollars on a monthly basis to cover debt service payments. The fair value of the contracts on December 31, 2001 was $1.5 million.


   On December 20, 2001, we entered into a 5-year interest rate swap agreement, which is effective January 15, 2002 and matures January 2007. Under the swap, we receive fixed-rate payments of 9.5% and pay floating-rate payments based on one-month LIBOR plus 450 basis points, on a $450 million notional amount. The fair value of the interest rate swap agreement was zero at inception. Under SFAS 133 we have designated the interest rate swap as a fair value hedge, and the amounts paid or received under the swap agreement will be recognized over the life of the agreement as an adjustment to interest expense. On January 4, 2002, in a separate agreement with a different counter party, we purchased for approximately $3.5 million an interest rate cap with the same notional amount which caps the floating interest rate at 14%. Under SFAS 133 the cap represents a derivative that will be marked to market and the gains and losses from changes in the market value of the cap are to be recorded in other income or expense in the current period.

                   HOST MARRIOTT, L.P. AND SUBSIDIARIES

   During 1999, the Company terminated its then outstanding interest rate swap agreements and recognized an extraordinary gain of approximately $8 million.


 Aggregate Debt Maturities


   Aggregate debt maturities at December 31, 2001 are (in millions), excluding the convertible debt obligation to Host Marriott:



   2002................................................................. $  148
   2003.................................................................     67
   2004.................................................................     79
   2005.................................................................    570
   2006.................................................................    656
   Thereafter...........................................................  4,073
                                                                         ------
                                                                          5,593
   Discount on senior notes.............................................     (7)
   Capital lease obligation.............................................     16
                                                                         ------
                                                                         $5,602
                                                                         ======


 Cash Paid for Interest


   Cash paid for interest for continuing operations, net of amounts capitalized, was $470 million in 2001, $450 million in 2000, and $451 million in 1999. Deferred financing costs, which are included in other assets, amounted to $99 million and $108 million, net of accumulated amortization, as of December 31, 2001 and 2000, respectively. Amortization of deferred financing costs totaled $22 million, $15 million, and $17 million in 2001, 2000, and 1999, respectively.


6. Convertible Debt Obligation to Host Marriott Corporation


   The obligation for the $492 million of 6 3/4% Convertible Subordinated Debentures (the "Debentures") as of December 31, 2001 and 2000 has been included in these financial statements as debt of the Company because upon the REIT Conversion the Operating Partnership assumed primary liability for repayment of the Debentures of Host Marriott underlying the Convertible Preferred Securities (defined below) of the Host Marriott Financial Trust (the "Issuer"), a wholly-owned subsidiary trust of Host Marriott. The common securities of Host Marriott Financial Trust were not contributed to the Operating Partnership and therefore Host Marriott Financial Trust is not consolidated by the Operating Partnership. Upon conversion by a Convertible Preferred Securities holder, Host Marriott will issue shares of its common stock which will be delivered to such holder. Upon the issuance of such shares by Host Marriott, the Operating Partnership will issue to Host Marriott the number of OP Units equal to the number of shares of the Host Marriott common stock issued in exchange for the Debentures.


   In December 1996, Host Marriott Financial Trust (the "Issuer"), a wholly owned subsidiary trust of the Company, issued 11 million shares of 6 3/4% convertible quarterly income preferred securities (the "Convertible Preferred Securities"), with a liquidation preference of $50 per share (for a total liquidation amount of $550 million). The Convertible Preferred Securities represent an undivided beneficial interest in the assets of the Issuer. The payment of distributions out of moneys held by the Issuer and payments on liquidation of the Issuer or the redemption of the Convertible Preferred Securities are guaranteed by the Company to the extent the Issuer has funds available therefor. This guarantee, when taken together with the Company's obligations under

                   HOST MARRIOTT, L.P. AND SUBSIDIARIES
the indenture pursuant to which the Debentures (defined below) were issued, the Debentures, the Company's obligations under the Trust Agreement and its obligations under the indenture to pay costs, expenses, debts and liabilities of the Issuer (other than with respect to the Convertible Preferred Securities) provides a full and unconditional guarantee of amounts due on the Convertible Preferred Securities. Proceeds from the issuance of the Convertible Preferred Securities were invested in 6 3/4% Convertible Subordinated Debentures (the "Debentures") due December 2, 2026 issued by the Company. The Issuer exists solely to issue the Convertible Preferred Securities and its own common securities (the "Common Securities") and invest the proceeds therefrom in the Debentures, which is its sole asset. Separate financial statements of the Issuer are not presented because of the Company's guarantee described above; the Company's management has concluded that such financial statements are not material to investors as the Issuer is wholly owned and essentially has no independent operations.


   Each of the Convertible Preferred Securities and the related debentures are convertible at the option of the holder into shares of Company common stock at the rate of 3.2537 shares per Convertible Preferred Security (equivalent to a conversion price of $15.367 per share of Company common stock). The Issuer will only convert Debentures pursuant to a notice of conversion by a holder of Convertible Preferred Securities. During 2001 and 2000, 400 shares and 325 shares were converted into common stock, respectively. During 1999, no shares were converted into common stock. The conversion ratio and price were adjusted to reflect the impact of the distribution and the Special Dividend.


   Holders of the Convertible Preferred Securities are entitled to receive preferential cumulative cash distributions at an annual rate of 6 3/4% accruing from the original issue date, commencing March 1, 1997, and payable quarterly in arrears thereafter. The distribution rate and the distribution and other payment dates for the Convertible Preferred Securities will correspond to the interest rate and interest and other payment dates on the Debentures. The Company may defer interest payments on the Debentures for a period not to exceed 20 consecutive quarters. If interest payments on the Debentures are deferred, so too are payments on the Convertible Preferred Securities. Under this circumstance, the Company will not be permitted to declare or pay any cash distributions with respect to its capital stock or debt securities that rank pari passu with or junior to the Debentures.


   Subject to certain restrictions, the Convertible Preferred Securities are redeemable at the Issuer's option upon any redemption by the Company of the Debentures after December 2, 1999. Upon repayment at maturity or as a result of the acceleration of the Debentures upon the occurrence of a default, the Convertible Preferred Securities are subject to mandatory redemption.


   In connection with consummation of the REIT Conversion, we assumed primary liability for repayment of the Debentures of Host REIT underlying the Convertible Preferred Securities. Upon conversion by a Convertible Preferred Securities holder, Host REIT will issue shares of Host REIT common stock, which will be delivered to such holder. Upon the issuance of such shares by Host REIT we will issue to Host REIT a number of OP Units equal to the number of shares of Host REIT common stock issued in exchange for the Debentures.


   The Company repurchased .4 million shares of the Convertible Preferred Securities in 2000 as part of the share repurchase program described below in
Note 7. No shares of the Convertible Preferred Securities were repurchased in 2001.

                   HOST MARRIOTT, L.P. AND SUBSIDIARIES

7. Equity and Partners' Capital


   284.7 million and 284.9 million common OP units were outstanding, of which Host REIT held 263.2 million and 221.3 million, as of December 31, 2001 and 2000, respectively. In addition 14.2 million and 8.2 million preferred limited partner units were outstanding as of December 31, 2001 and 2000.


   We paid quarterly cash distributions of $0.26 for the first three quarters of 2001. As a result of the declining operations, no distributions were made for the fourth quarter of 2001. Due to liquidity concerns related to the current economic conditions and the impact of the September 11, 2001 terrorist attacks it is uncertain at this time when distributions will commence. For 2000, we paid quarterly cash distributions of $0.21, $0.21, $0.23, and $0.26.


   During 1999, approximately 586,000 Class TS cumulative redeemable preferred operating partnership units and approximately 26,000 Class AM cumulative redeemable preferred operating partnership units (together the "Preferred OP Units") were issued in connection with the acquisition of minority interests in two hotels. The Preferred OP Units are convertible into OP Units on a one-for-one basis, subject to adjustment in specified events, at any time beginning one year after acquisition, and after conversion to OP Units are redeemable for cash or at Host REIT's option, Host REIT common shares. The Company has the right to convert the Preferred OP Units to OP Units two years from the date of issuance. Preferred OP Unitholders are entitled to receive a preferential cash distribution of $0.21 per quarter. During 2000, all of the Class TS Preferred OP Units and approximately 7,000 of the Class AM Preferred OP Units were converted by the holders to common OP Units. During 2000, 593,000 Preferred OP Units were converted by their respective holders to common OP Units. Only 19,000 Preferred OP Units were outstanding as of December 31, 2001 and 2000.


   In September 1999, the Board of Directors of Host Marriott Corporation approved the repurchase, from time to time on the open market and/or in privately negotiated transactions, of up to 22 million of the outstanding shares of the common stock, operating partnership units, or a corresponding amount of the Convertible Preferred Securities, which are convertible into a like number of shares of common stock, based on the appropriate conversion ratio. Such repurchases will be made at management's discretion, subject to market conditions, and may be suspended at any time at the Company's discretion. For the year ended December 31, 2000, the Company repurchased 4.9 million common shares, 0.4 million shares of the Convertible Preferred Securities and 0.3 million OP Units for a total investment of $62 million. Since inception of the program, the Company has spent, in the aggregate, approximately $150 million to retire approximately 16.2 million equivalent units on a fully diluted basis.


   In August 1999, Host REIT sold 4.16 million shares of 10% Class A preferred stock, in November 1999, Host REIT sold 4.0 million shares of 10% Class B preferred stock and in March 2001, Host REIT sold 6.0 million shares of 10% Class C preferred stock. The Operating Partnership, in turn, issued equivalent securities, the Class A Preferred Units, Class B Preferred Units, and Class C Preferred Units ("Class A, B and C Preferred Units"), to Host REIT. Holders of the preferred stock are entitled to receive cumulative cash dividends at a rate of 10% per annum of the $25.00 per share liquidation preference, payable quarterly in arrears commencing October 15, 1999 and January 15, 2000 and April 15, 2001 for the Class A, Class B and Class C preferred stock, respectively. After August 3, 2004, April 29, 2005, and March 27, 2006, Host REIT has the option to redeem the Class A Preferred Stock, Class B Preferred Stock, and Class C Preferred Stock, respectively, for $25.00 per share, plus accrued and unpaid dividends to the date of redemption. The Class A, B and C Preferred Units rank senior to the OP Units and the Preferred OP Units, and on a parity with each other. The preferred unitholders generally have no voting rights. Accrued preferred distributions at December 31, 2001 were $8.8 million.

                   HOST MARRIOTT, L.P. AND SUBSIDIARIES

   The Contribution and related transactions resulted in the exchange of 217.1 million OP Units for substantially all of the assets and liabilities of Host Marriott Corporation.


   In conjunction with the REIT Conversion, the Company issued approximately
73.5 million OP Units which are convertible into cash or shares of Host Marriott common stock, at Host Marriott's option. Approximately 21.6 million and 63.6 million of the OP Units were outstanding as of December 31, 2001 and 2000, respectively.


   On May 29, May 7 and February 7, 2001, Blackstone and affiliates converted
18.2 million, 10.0 million and 12.5 million OP Units, respectively, to Host REIT common shares and immediately sold them to an underwriter for sale on the open market. As a result, Host REIT now owns approximately 92% of the outstanding OP Units. The Company received no proceeds as a result of this transaction.


   Host Marriott Corporation issued 11.5 million shares of common stock as part of the Special Dividend and 8.5 million shares of common stock in exchange for
8.5 million OP Units issued to certain limited partners in connection with the Partnership Mergers (Note 13). Also, as part of the REIT Conversion, Host Marriott Corporation changed its par value from $1 to $0.01 per share. The change in par value did not affect the number of shares outstanding.


 Special Dividend


   On December 18, 1998, in connection with the Company's REIT conversion, the Board of Directors declared a special dividend which entitled shareholders of record on December 28, 1998 to elect to receive either $1.00 in cash or .087 of a share of common stock of Host REIT for each outstanding share of Host REIT's common stock owned by such shareholder on the record date (the "Special Dividend"). Cash totaling $73 million and 11.5 million shares of common stock that were elected in the Special Dividend were paid and/or issued in 1999.


8. Income Taxes


   The Operating Partnership is not a tax paying entity. However, the Operating Partnership under the Operating Partnership Agreement is required to reimburse Host REIT for any tax payments Host REIT is required to make. Accordingly, the tax information included herein represents disclosures regarding Host REIT. As a result of the requirement of the Company to reimburse Host REIT for these liabilities, such liabilities and related disclosures are included in the Company's financial statements.


   In December 1998, the Company restructured itself to enable the Company to qualify for treatment as a REIT effective January 1, 1999, pursuant to the U.S. Internal Revenue Code of 1986, as amended. In general, a corporation that elects REIT status and meets certain tax law requirements regarding distribution of its taxable income to its shareholders as prescribed by applicable tax laws and complies with certain other requirements (relating primarily to the nature of its assets and the sources of its revenues) is not subject to Federal income taxation on its operating income to the extent it distributes at least 90% (95% for tax years prior to 2001) of its taxable income. In 2001 and 2000, the Company distributed 100% of its taxable income to its common and preferred shareholders. Dividends to common shareholders totaled $.78 and $.91 per outstanding share in 2001 and 2000, respectively. Of the 2001 common stock dividend, $.49 was taxable as ordinary income, $.04 was taxable as a capital gain and the remaining $.25 was a return of capital. The entire 2000 distribution was taxable as ordinary income. Accordingly, the Company does not believe that it will be liable for current income taxes at the Federal level or in most of the states in which it operates. However, the Company is required to

                   HOST MARRIOTT, L.P. AND SUBSIDIARIES
pay taxes on "built-in gains" on sales of certain of its assets, if any. Additionally, the Company's consolidated taxable REIT subsidiaries are subject to Federal and state income tax. The consolidated income tax provision includes, primarily, the tax provision related to the operations of the TRS, Rockledge, Fernwood and international taxes at the Operating Partnership, as well as each of their respective subsidiaries.


   In order to qualify as a REIT for federal income tax purposes, among other things, the Company was required to distribute all of its accumulated earnings and profits ("E&P") to its stockholders in one or more taxable dividends prior to December 31, 1999. To accomplish the requisite distributions of accumulated E&P, the Company made distributions consisting of approximately 20.4 million shares of Crestline valued at $297 million, $73 million in cash, and approximately 11.5 million shares of Host Marriott stock valued at $138 million.


   Where required, deferred income taxes are accounted for using the asset and liability method. Under this method, deferred income taxes are recognized for temporary differences between the financial reporting bases of assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards based on enacted tax rates expected to be in effect when such amounts are realized or settled. However, deferred tax assets are recognized only to the extent that it is more likely than not that they will be realized based on consideration of available evidence, including tax planning strategies and other factors.


   Total deferred tax assets and liabilities at December 31, 2001 and December 31, 2000 were as follows:



                                                                    2001   2000
                                                                    -----  ----
                                                                       (in
                                                                    millions)
   Deferred tax assets............................................. $  77  $ 82
   Deferred tax liabilities........................................  (110)  (54)
                                                                    -----  ----
     Net deferred income tax (liability)/asset..................... $ (33) $ 28
                                                                    =====  ====


   The tax effect of each type of temporary difference and carryforward that gives rise to a significant portion of deferred tax assets and liabilities as of December 31, 2001 and December 31, 2000 were as follows:



                                                                    2001   2000
                                                                    -----  ----
                                                                       (in
                                                                    millions)
   Investment in hotel leases...................................... $  69  $ 82
   Safe harbor lease investments...................................   (21)  (23)
   Property and equipment..........................................    (6)  --
   Investments in affiliates.......................................   (60)  --
   Deferred gains..................................................   (23)  (31)
   Other...........................................................     6   --
   Alternative minimum tax credit carryforwards....................     2   --
                                                                    -----  ----
     Net deferred income tax (liability) asset..................... $ (33) $ 28
                                                                    =====  ====

                   HOST MARRIOTT, L.P. AND SUBSIDIARIES

   The provision (benefit) for income taxes consists of:



                                                               2001  2000  1999
                                                               ----  ----  ----
                                                               (in millions)
   Current --Federal.........................................  $(11) $(29) $ 26
      --State................................................     3     2     3
      --Foreign..............................................     4     6     3
                                                               ----  ----  ----
                                                                 (4)  (21)   32
                                                               ----  ----  ----
   Deferred--Federal.........................................     9   (66)  (37)
      --State................................................     2   (11)  (11)
      --Foreign..............................................     1   --    --
                                                               ----  ----  ----
                                                                 12   (77)  (48)
                                                               ----  ----  ----
                                                               $  8  $(98) $(16)
                                                               ====  ====  ====

   On July 20, 2001, the United States Court of Appeals for the Fourth Circuit affirmed a lower court ruling that allowed the Company to carryback a 1991 specified liability loss to the tax years 1984 and 1985 resulting in a net income tax refund of $16 million. The Company recorded the refund as a benefit to the provision in 2001. In addition, the Company settled with the Internal
Revenue Service all other outstanding issues for the tax years through 1998.
The Company made net payments to the IRS of approximately $19 million in 2001 and $14 million in 1999 related to these settlements.

   A reconciliation of the statutory Federal tax expense to the Company's income tax expense follows:

                                                               2001  2000  1999
                                                               ----  ----  ----
                                                               (in millions)
   Statutory Federal tax.....................................  $ 23  $ 37  $ 84
   Nontaxable income of REIT.................................    (9)  (37)  (84)
   Built-in-gain tax.........................................   --     (1)    5
   State income taxes, net of Federal tax benefit............     5     2     2
   Tax benefit from acquisition of leases....................   --    (82)  --
   Tax contingencies.........................................   (16)  (23)  (26)
   Tax on foreign source income..............................     5     6     3
                                                               ----  ----  ----
     Income tax expense......................................  $  8  $(98) $(16)
                                                               ====  ====  ====


   Cash paid for income taxes, including IRS settlements, net of refunds received, was $24 million, $30 million, and $50 million in 2001, 2000 and 1999, respectively.


9. Leases


   Hotel Leases. Prior to 2001, the Company leased its hotels (the "Leases") to one or more third party lessees (the "Lessees"), primarily subsidiaries of Crestline, due to federal income tax law restrictions on a REIT's ability to derive revenues directly from the operation of a hotel. Effective January 1, 2001, the REIT Modernization Act amended the tax laws to permit REITs to lease hotels to a subsidiary that qualifies as a taxable REIT subsidiary. Accordingly, the TRS acquired the Crestline Lessee Entities owning the leasehold interests with respect to 116 of the Company's full-service hotels during January 2001 and acquired the Lessee Entities owning the leasehold interest with respect to four of the Company's full-service hotels from Crestline (one lease) and Wyndham (three leases) during June of 2001. As a result, the Company's revenues now reflect hotel level sales instead of rental income.

                   HOST MARRIOTT, L.P. AND SUBSIDIARIES

   Each Lessee is responsible for paying all of the expenses of operating the applicable hotel(s), including all personnel costs, utility costs and general repair and maintenance of the hotel(s). The Lessee also is responsible for all fees payable to the applicable manager, including base and incentive management fees, chain services payments and franchise or system fees, with respect to periods covered by the term of the Lease. The Company also remains liable under each management agreement.


   The Company is responsible for paying real estate taxes, personal property taxes (to the extent the Company owns the personal property), casualty insurance on the structures, ground lease rent payments, required expenditures for FF&E (including maintaining the FF&E reserve, to the extent such is required by the applicable management agreement) and other capital expenditures.


   Crestline Guarantees. During 1999 and 2000, Crestline and certain of its subsidiaries, as lessees under virtually all of the hotel leases, entered into limited guarantees of the Lease obligations of each Lessee. The full-service hotel leases were grouped into four lease pools (determined on the basis of the term of the particular Lease with all leases having generally the same lease term placed in the same "pool"). As a result of the acquisition of the Lessee Entities in 2001 by the TRS, there no longer is a third party credit concentration. Separate financial statements for the years ended December 31, 2000 and 1999 for each of the four lease pools in which the Company's hotels were organized are presented in Item 8 of this Annual Report on Form 10-K.


   The Company sold the existing working capital to the applicable Lessee upon the commencement of the Lease at a price equal to the fair market value of such assets. The purchase price was represented by a note evidencing a loan that bore interest at a rate of 5.12%. As of December 31, 2000 and 1999, the note receivable from Crestline for working capital was $91 million and $90 million, respectively. In connection with the acquisitions of the Lessee Entities, the working capital was acquired by the TRS.


   Hospitality Properties Trust Relationship. In a series of related transactions in 1995 and 1996, the Company sold and leased back 53 of its Courtyard properties and 18 of its Residence Inns to Hospitality Properties Trust ("HPT"). These leases, which are accounted for as operating leases and are included in the table below, have initial terms expiring through 2012 for the Courtyard properties and 2010 for the Residence Inn properties, and are renewable at the option of the Company. Minimum rent payments are $51 million annually for the Courtyard properties and $17 million annually for the Residence Inn properties, and additional rent based upon sales levels are payable to the owner under the terms of the leases.


   In connection with the REIT Conversion, the Company sublet the HPT hotels (the "Subleases") to separate sublessee subsidiaries of Crestline ("Sublessee"), subject to the terms of the applicable HPT Lease. The term of each Sublease expires simultaneously with the expiration of the initial term of the HPT lease to which it relates and automatically renews for the corresponding renewal term under the HPT lease, unless either the HPT lessee (the "Sublessor") elects not to renew the HPT lease, or the Sublessee elects not to renew the Sublease at the expiration of the initial term provided, however, that neither party can elect to terminate fewer than all of the Subleases in a particular pool of HPT hotels (one for Courtyard by Marriott hotels and one for Residence Inn hotels). Rent payable by Crestline under the Sublease consists of the minimum rent payable under the HPT lease and an additional percentage rent payable to the Company. The percentage rent payable by the Sublessor is sufficient to cover the additional rent due under the HPT lease, with any excess being retained by the Sublessor. The rent payable under the Subleases is guaranteed by Crestline, up to a maximum amount of $30 million which amount is allocated between the two pools of HPT hotels.


   Other Lease Information. A number of the Company's leased hotel properties also include long-term ground leases for certain hotels, generally with multiple renewal options. Certain leases contain provisions for

                   HOST MARRIOTT, L.P. AND SUBSIDIARIES
the payment of contingent rentals based on a percentage of sales in excess of stipulated amounts. Future minimum annual rental commitments for all non-cancelable leases for which the Company is the lessee are as follows:



                                                               Capital Operating
                                                               Leases   Leases
                                                               ------- ---------
                                                                 (in millions)
     2002.....................................................  $  6    $  108
     2003.....................................................     6       104
     2004.....................................................     6       101
     2005.....................................................     1        97
     2006.....................................................     1        95
     Thereafter...............................................   --      1,164
                                                                ----    ------
     Total minimum lease payments.............................    20    $1,669
                                                                        ======
     Less amount representing interest........................    (4)
                                                                ----
       Present value of minimum lease payments................  $ 16
                                                                ====


   Certain of the lease payments included in the table above relate to facilities used in the Company's former restaurant business. Most leases contain one or more renewal options, generally for five or 10-year periods. Future rentals on leases have not been reduced by aggregate minimum sublease rentals from restaurants and HPT subleases of $48 million and $722 million, respectively, payable to the Company under non-cancellable subleases.


   In conjunction with the refinancing of the mortgage of the New York Marriott Marquis in 1999, the Company also renegotiated the terms of the ground lease. The renegotiated ground lease provides for the payment of a percentage of the hotel sales (3% in 1998, 4% in 1999 and 5% thereafter) through 2017, which is to be used to amortize the then existing deferred ground rent obligation of $116 million. The Company has the right to purchase the land under certain circumstances. The balance of the deferred ground rent obligation was $65 million and $77 million at December 31, 2001 and 2000, respectively, and is included in other liabilities on the consolidated balance sheets.


   The Company remains contingently liable on certain leases relating to divested non-lodging properties. Such contingent liabilities aggregated $57 million at December 31, 2001. However, management considers the likelihood of any substantial funding related to these leases to be remote.


   Rent expense consists of:



                                                                 2001 2000 1999
                                                                 ---- ---- ----
                                                                 (in millions)
   Minimum rentals on operating leases.......................... $107 $107 $106
   Additional rentals based on sales............................   32   36   29
                                                                 ---- ---- ----
                                                                 $139 $143 $135
                                                                 ==== ==== ====


10. Employee Stock Plans


   In connection with the REIT conversion, the Company assumed the employee obligations of Host REIT. Upon the exercise of stock options in Host REIT common stock, Host REIT will issue shares of its common stock in return for the issuance of an equal number of OP Units of the Company. Accordingly, these liabilities and related disclosures are included in the Company's consolidated financial statements.

                   HOST MARRIOTT, L.P. AND SUBSIDIARIES

   At December 31, 2001, Host REIT maintained two stock-based compensation plans, including the comprehensive stock plan (the "Comprehensive Plan"), whereby Host REIT may award to participating employees (i) options to purchase Host REIT's common stock, (ii) deferred shares of Host REIT's common stock and
(iii) restricted shares of Host REIT's common stock, and the employee stock purchase plan (the "Employee Stock Purchase Plan"). Total shares of common stock reserved and available for issuance under the Comprehensive Plan at December 31, 2001 were approximately 15 million.


   Employee stock options may be granted to officers and key employees with an exercise price not less than the fair market value of the common stock on the date of grant. Non-qualified options generally expire up to 15 years after the date of grant. Most options vest ratably over each of the first four years following the date of the grant. In connection with the Marriott International distribution in 1993, Host Marriott issued an equivalent number of Marriott International options and adjusted the exercise prices of its options then outstanding based on the relative trading prices of shares of the common stock of the two companies.


   In connection with the Host Marriott Services ("HM Services") spin-off in 1995, outstanding options held by current and former employees of the Company were redenominated in both Company and HM Services stock and the exercise prices of the options were adjusted based on the relative trading prices of shares of the common stock of the two companies. Pursuant to the distribution agreement between the Company and HM Services, the Company originally had the right to receive up to 1.4 million shares of HM Services' common stock or an equivalent cash value subsequent to exercise of the options held by certain former and current employees of Marriott International. On August 27, 1999, Autogrill Acquisition Co., a wholly owned subsidiary of Autogrill SpA of Italy, acquired Host Marriott Services Corporation. Since HM Services is no longer publicly traded, all future payments to the Company will be made in cash, as HM Services Corporation has indicated that the receivable will not be settled in Autogrill SpA stock. As of December 31, 2001 and 2000, the receivable balance was approximately $6.4 million and $8.8 million, respectively, which is included in other assets in the accompanying consolidated balance sheets.


   The Company continues to account for expense under its plans according to the provisions of Accounting Principle Board Opinion 25 and related interpretations as permitted under SFAS No. 123. Consequently, no compensation cost has been recognized for its fixed stock options under the Comprehensive Plan and its Employee Stock Purchase Plan.


   For purposes of the following disclosures required by SFAS No. 123, the fair value of each option granted has been estimated on the date of grant using an option-pricing model with the following weighted average assumptions used for grants in 2001 and 2000, respectively: risk-free interest rates of 5.2% and 5.1%, volatility of 37% and 32%, expected lives of 12 years, and dividend yield of $0.78 per share and $0.91 per share. The weighted average fair value per option granted during the year was $2.73 in 2001 and $1.06 in 2000. Pro forma compensation cost for 2001, 2000 and 1999 would have reduced net income by approximately $855,000, $811,000 and $919,000, respectively. Basic and diluted earnings per share on a pro forma basis were not impacted by the pro forma compensation cost in 2001, 2000 and 1999.


   The effects of the implementation of SFAS No. 123 are not representative of the effects on reported net income in future years because only the effects of stock option awards granted in 1997 and subsequent years have been considered.


   A summary of the status of the Host REIT's stock option plans that have been approved by the stockholders for 2001, 2000 and 1999 follows. Host REIT does not have stock option plans that have not been approved by the Company's stockholders:

                   HOST MARRIOTT, L.P. AND SUBSIDIARIES

                                      2001                         2000                         1999
                          ---------------------------- ---------------------------- ----------------------------
                                           Weighted                     Weighted                     Weighted
                             Shares        Average        Shares        Average        Shares        Average
                          (in millions) Exercise Price (in millions) Exercise Price (in millions) Exercise Price
                          ------------- -------------- ------------- -------------- ------------- --------------
Balance, at beginning of
 year...................       4.2           $ 5            4.9           $  4           5.6           $  3
Granted.................       1.4             8             .6            .10            .6             10
Exercised...............       (.6)            4           (1.2)             3          (1.3)             3
Forfeited/Expired.......       (.1)            8            (.1)            10           --             --
                               ---                         ----                         ----
Balance, at end of
 year...................       4.9           $ 6            4.2           $  5           4.9           $  4
                               ===                         ====                         ====
Options exercisable at
 year-end...............       2.9                          3.2                          4.2
                               ===                         ====                         ====


   The following table summarizes information about stock options at December 31, 2001:



                               Options Outstanding                    Options Exercisable
                 ----------------------------------------------- ------------------------------
                               Weighted Average
   Range of         Shares        Remaining     Weighted Average    Shares     Weighted Average
Exercise Prices  (in millions) Contractual Life  Exercise Price  (in millions)  Exercise Price
---------------  ------------- ---------------- ---------------- ------------- ----------------
   $ 1 -  3           2.0              5              $ 2             2.0            $ 2
     4 -  6            .2              7                6              .2              6
     7 -  9           1.6             14                8              .4              8
    10 - 12           1.0             14               11              .2             11
    13 - 19            .1             11               18              .1             18
                      ---                                             ---
                      4.9                                             2.9
                      ===                                             ===


   Deferred stock incentive plan shares granted to officers and key employees after 1990 generally vest over 10 years in annual installments commencing one year after the date of grant. Certain employees may elect to defer payments until termination or retirement. Host REIT accrues compensation expense for the fair market value of the shares on the date of grant, less estimated forfeitures. In 2001, 2000 and 1999, 23,000, 20,000 and 11,000 shares were granted, respectively, under this plan. The compensation cost that has been charged against income for deferred stock was not material in 2001, 2000 and 1999. The weighted average fair value per share granted during each year was $12.99 in 2001, $9.44 in 2000 and $14.31 in 1999.


   Host REIT from time to time awards restricted stock shares under the Comprehensive Plan to officers and key executives to be distributed over the next three years in annual installments based on continued employment and the attainment of certain performance criteria. Host REIT recognizes compensation expense over the restriction period equal to the fair market value of the shares on the date of issuance adjusted for forfeitures, and where appropriate, the level of attainment of performance criteria and fluctuations in the fair market value of Host REIT's common stock. In 2001, 2000 and 1999, 130,000, 889,000, and 3,203,000 shares of restricted stock plan shares were granted to certain key employees under these terms and conditions. Approximately 593,000 and 106,000 shares were forfeited in 2001 and 2000, respectively. Host REIT recorded compensation expense of $7.6 million, $11 million and $7.7 million in 2001, 2000 and 1999, respectively, related to these awards. The weighted average grant date fair value per share granted during each year was $12.82 in 2001, $8.87 in 2000 and $12.83 in 1999. Under these awards 2,010,000 shares were outstanding at December 31, 2001.


   In 1998, 568,408 stock appreciation rights ("SARs") were issued under the Comprehensive Plan to certain directors of Host REIT as a replacement for previously issued options that were cancelled during the

                   HOST MARRIOTT, L.P. AND SUBSIDIARIES
year. The conversion to SARs was completed in order to comply with ownership limits applicable to Host REIT upon conversion to a REIT. The SARs are fully vested and the grant prices range from $1.20 to $5.13. In 2001, 2000 and 1999, Host REIT recognized compensation (income) expense for outstanding SARs as a result of fluctuations in the market price of Host REIT's common stock of $(1.2) million, $1.4 million and $(2.7) million, respectively.


   Under the terms of the Employee Stock Purchase Plan, eligible employees may purchase common stock through payroll deductions at 90% of the lower of market value at the beginning or market value at the end of the plan year.


11. Profit Sharing and Postemployment Benefit Plans


   The Company contributes to profit sharing and other defined contribution plans for the benefit of employees meeting certain eligibility requirements and electing participation in the plans. The amount to be matched by the Company is determined annually by the Board of Directors. The Company provides medical benefits to a limited number of retired employees meeting restrictive eligibility requirements. Amounts for these items were not material in 1999 through 2001.


12. Acquisitions and Dispositions


   Effective March 24, 2001, the Company purchased the 5% voting interests in each of Rockledge and Fernwood that were previously held by the Host Marriott Statutory Employee/Charitable Trust for approximately $2 million. Prior to this acquisition, the Company held a 95% non-voting interest in each company and accounted for such investments under the equity method. As a result of this acquisition, the Company holds 100% of the voting and non-voting interests in Rockledge and Fernwood, and its consolidated results of operations will reflect the revenues and expenses generated by the two taxable corporations, and its consolidated balance sheets will include the various assets, including, primarily, three full-service hotels and certain limited service hotel partnership interests, including the Joint Venture interest. The Company's acquisition, including certain joint venture interests, totaled approximately $356 million in assets and $262 million in liabilities, including $54 million of third party debt.


   On June 28, 2001, the Company consummated an agreement to purchase substantially all the minority limited partnership interests held by Wyndham with respect to seven full-service hotels for $60 million. As part of this acquisition, the leases were acquired from Wyndham with respect to three hotels by the TRS, effectively terminating the leases for financial reporting purposes. The entire purchase price was allocated to the minority limited partner interests purchased.


   During January 2002, the Company transferred one of our non-core properties, the St. Louis Marriott Pavilion hotel, to the mortgage lender. Due to the original structure of this deal, the Company has not received any cash flow after payments of debt service from this property since the original spin-off in 1993. In the first quarter of 2002, the Company will write off the remaining $13 million of property and equipment, eliminate $37 million of mortgage debt and related liabilities and record a non-cash gain of approximately $22 million.


   In 1999, the Company acquired the remaining unaffiliated partnership interests in two full-service hotels by issuing approximately 612,000 cumulative preferred OP Units and paid cash of approximately $6.8 million. During 2000, the holders of approximately 593,000 cumulative preferred OP Units converted to common OP Units on a one-for-one basis.

                   HOST MARRIOTT, L.P. AND SUBSIDIARIES

   During February 2002, we filed a shelf registration statement for 1.1 million common shares to be issued to a minority partner in the San Diego Marina Marriott Hotel in exchange for certain interests in the San Diego partnership. On March 15, 2002, this minority partner sold the 1.1 million common shares to an underwriter for resale on the open market. Concurrent with the issuance of the common shares, the Operating Partnership issued to us an equivalent number of OP Units. This transaction did not materially impact our ownership percentage in the Operating Partnership. We received no proceeds as a result of these transactions.


   Subsequent to this exchange, other minority partners in the San Diego hotel have notified us of their intent to exchange additional interests in the San Diego partnership for approximately 6.8 million OP Units. We expect these exchanges to close during the second quarter. After completion of these exchanges the minority partner will own 10% of the interest in the San Diego hotel.


   During 2001, 2000 and 1999, respectively, approximately 42,054,000, 652,000 and 467,000 OP Units were redeemed for Host REIT common stock, respectively. In 2000 and 1999 an additional 360,000 and 233,000 OP Units were redeemed for $3 million and $2 million in cash, respectively. No OP Units were redeemed for cash in 2001.


   During 2001, the Company disposed of two hotels (751 rooms) for a total consideration of $65 million and recognized a net gain of $12 million. During 1999, the Company disposed of 5 hotels (1,577 rooms) for a total consideration of $198 million and recognized a net gain of $24 million. There were no dispositions in 2000.


13. Fair Value of Financial Instruments


   The fair values of certain financial assets and liabilities and other financial instruments are shown below:



                                                    2001            2000
                                               --------------- ---------------
                                               Carrying  Fair  Carrying  Fair
                                                Amount  Value   Amount  Value
                                               -------- ------ -------- ------
                                                        (in millions)
   Financial assets
     Receivables from affiliates..............  $    6  $    6  $  164  $  166
     Notes receivable.........................      48      48      47      44
     Other....................................       6       6       9       9
   Financial liabilities
     Debt, net of capital leases and
      Convertible Debt Obligation to Host
      Marriott................................   5,586   5,512   5,305   5,299
     Convertible Debt Obligation to Host
      Marriott................................     492     349     492     432


   Receivables from affiliates, notes and other financial assets are valued based on the expected future cash flows discounted at risk-adjusted rates. Valuations for secured debt are determined based on the expected future payments discounted at risk-adjusted rates. The fair value of the bank credit facility and other notes are estimated to be equal to their carrying value. Senior notes and the Convertible Debt Obligation to Host Marriott are valued based on quoted market prices.


14. Marriott International Distribution and Relationship with Marriott International


   The Company and Marriott International (formerly a wholly owned subsidiary, the common stock of which was distributed to the Company's shareholders on October 8, 1993) have entered into various

                   HOST MARRIOTT, L.P. AND SUBSIDIARIES
agreements including the management of the majority of the company's hotels including franchised properties; financing for joint ventures including the acquisition in 1996 of two full-service properties for which Marriott International provided $29 million of debt financing and $28 million in preferred equity and the 2000 acquisition of two partnerships owning 120 limited service hotels (see below); and certain limited administrative services.


   The Company currently is in the process of negotiating changes to the management and other agreements with Marriott International and its affiliates. If made, the changes, which remain subject to the consent of various lenders to the properties and other third parties, would be effective December 29, 2001. The proposed changes would result in reductions in incentive management fees on the portfolio of Marriott-managed hotels, reduce certain expenses to the property, lower our working capital requirements, clarify the circumstances and conditions under which Marriott International and its affiliates may earn a profit on transactions with the hotels, and provide greater approval rights over budgets and capital expenditures. The Company is also negotiating to expand the pool of hotels that are subject to an existing agreement that allows us to sell certain assets without a Marriott International management agreement, and to revise the method for determining the number of hotels that may be sold without a Marriott International management agreement or a franchise agreement, in each case, without the payment of a termination fee. There can be no assurance that the negotiations will be successful, that the changes will be made in substantially the form described or that we will receive the necessary consents to implement these changes.


   Marriott International currently has the right to purchase up to 20 percent of the Company's outstanding stock upon certain changes in control of Host Marriott. In connection with the Company's negotiations with Marriott International on changes to the management agreements, we are discussing terminating this right and clarifying existing provisions in the management agreements that currently limit the Company's ability to sell a hotel or the company to a competitor of Marriott International.


   During December 2000, the newly created Joint Venture formed by Rockledge and Marriott International acquired the partnership interests in two partnerships that collectively own 120 limited service hotels for approximately $372 million plus interest and legal fees (see Note 4). The Joint Venture financed the acquisition with mezzanine indebtedness borrowed from Marriott International and with cash and other assets contributed by Rockledge and Marriott International. Rockledge and Marriott International each own a 50% interest in the Joint Venture.


   As a result of the consolidation of Rockledge, we now have a controlling interest in the entity Elcrisa S.A. de C.V. that owns two hotels located in Mexico City, Mexico. Marriott International holds the remaining interest of Elcrisa S.A. de C.V. and is the manager of the hotels.


   In 2001, the Company, as the lessee, paid to Marriott International $162 million in hotel management fees and $6 million in franchise fees. In 2000 and 1999, the fees were paid by Crestline and Wyndham, as the lessees, and totaled $240 million and $218 million, respectively. In 2000 and 1999, the Company paid to Marriott International $0.2 million and $0.3 million, respectively, in guarantee fees pursuant to certain debt service guarantees provided by Marriott International. No guarantee fees were paid in 2001. In 2001, 2000, and 1999, the Company paid to Marriott International $2 million, $2 million, and $3 million, respectively, for certain administrative services and office space.


15. Hotel Management Agreements


   Of the Company's hotels, 101 are subject to management agreements under which Marriott International or one of their subsidiaries manages the Company's hotels, generally for an initial term of 15 to 20 years with

                   HOST MARRIOTT, L.P. AND SUBSIDIARIES
renewal terms at the option of Marriott International of up to an additional 16 to 30 years. The agreements generally provide for payment of base management fees that are generally 3 percent of sales and incentive management fees generally equal to 20% to 50% of operating profit (as defined in the agreements) over a priority return (as defined) to the Company, with total incentive management fees not to exceed 20% of cumulative operating profit, or 20% of current year operating profit. In the event of early termination of the agreements, Marriott International will receive additional fees based on the unexpired term and expected future base and incentive management fees. The Company has the option to terminate certain management agreements if specified performance thresholds are not satisfied. No agreement with respect to a single lodging facility is cross-collateralized or cross-defaulted to any other agreement and a single agreement may be canceled under certain conditions, although such cancellation will not trigger the cancellation of any other agreement.


   Pursuant to the terms of the agreements, Marriott International furnishes the hotels with certain chain services which are generally provided on a central or regional basis to all hotels in the Marriott International hotel system. Chain services include central training, advertising and promotion, a national reservation system, computerized payroll and accounting services, and such additional services as needed which may be more efficiently performed on a centralized basis. Costs and expenses incurred in providing such services are required to be allocated among all domestic hotels managed, owned or leased by Marriott International or its subsidiaries on a fair and equitable basis. In addition, the Company's hotels also participate in the Marriott Rewards program. The cost of this program is charged to all hotels in the Marriott hotel system.


   The Lessees are obligated to provide the manager with sufficient funds, generally 5% of revenue, to cover the cost of (a) certain non-routine repairs and maintenance to the hotels which are normally capitalized; and (b) replacements and renewals to the hotels' property and improvements. Under certain circumstances, the lessee will be required to establish escrow accounts for such purposes under terms outlined in the agreements. To the extent the lessee is not required to fund such amounts into escrow accounts, the lessee remains liable to make such fundings in the future. As of December 31, 2001, the Company is obligated under its management agreements to fund FF&E requirements in excess of amounts placed in restricted cash accounts of $37 million.


   The Lessees assumed franchise agreements with Marriott International for 8 hotels. Pursuant to these franchise agreements, the Lessee generally pays a franchise fee based on a percentage of room sales and food and beverage sales as well as certain other fees for advertising and reservations. Franchise fees for room sales vary from four to six percent of sales, while fees for food and beverage sales vary from two to three percent of sales. The terms of the franchise agreements are from 15 to 30 years.


   The Lessees hold management agreements with The Ritz-Carlton Hotel Company, LLC ("Ritz-Carlton"), an affiliate of Marriott International, to manage ten of the Company's hotels. These agreements have an initial term of 15 to 25 years with renewal terms at the option of Ritz-Carlton of up to an additional 10 to 40 years. Base management fees vary from two to five percent of sales and incentive management fees are generally equal to 20% of available cash flow or operating profit, as defined in the agreements and funding of the contractual amount is not required in the current year.


   The Lessees also hold management agreements with hotel management companies other than Marriott International and Ritz-Carlton for 21 of the Company's hotels (8 of which are franchised under the Marriott brand). These agreements generally provide for an initial term of 10 to 20 years with renewal terms at the option of either party or, in some cases, the hotel management company of up to an additional one to 15 years. The agreements generally provide for payment of base management fees equal to one to four percent of sales. Seventeen of the 21 agreements also provide for incentive management fees generally equal to 10 to 25 percent of available cash flow, operating profit, or net operating income, as defined in the agreements.

                   HOST MARRIOTT, L.P. AND SUBSIDIARIES

16. Relationship with Crestline Capital Corporation


   The Company and Crestline entered into various agreements in connection with the conversion to a REIT in 1998.


 Distribution Agreement


   Crestline and the Company entered into a distribution agreement (the "Distribution Agreement"), which provided for, among other things, (i) the distribution of shares of Crestline; (ii) the division between Crestline and the Company of certain assets and liabilities; (iii) the transfer to Crestline of the 25% interest in the Swissotel management company acquired in the Blackstone Acquisition and (iv) certain other agreements governing the relationship between Crestline and the Company. Crestline also granted the Company a contingent right to purchase Crestline's interest in Swissotel Management (USA) L.L.C. at fair market value in the event the tax laws are changed so that the Company could own such interest without jeopardizing its status as a REIT.


   Subject to certain exceptions, the Distribution Agreement provides for, among other things, assumptions of liabilities and cross-indemnities designed to allocate to Crestline, effective as of the date of the distribution, financial responsibilities for liabilities arising out of, or in connection with, the business of the senior living communities.


   Crestline also had other agreements in connection with the distribution related to asset management services as well as non-competition agreements. These agreements were terminated effective January 1, 2001 in connection with the acquisition of the Crestline Lessee Entities.


17. Geographic and Business Segment Information


   The Company operates one business segment, hotel ownership. The Company's hotels are primarily operated under the Marriott or Ritz-Carlton brands, contain an average of approximately 475 rooms as of December 31, 2001, as well as supply other amenities such as meeting space and banquet facilities; a variety of restaurants and lounges; gift shops and swimming pools. They are typically located in downtown, airport, suburban and resort areas throughout the United States. As of December 31, 2000 and 1999, the Company's foreign operations were limited to four Canadian hotel properties. Effective March 24, 2001, the Company purchased the 5% voting interest in Rockledge, and, as a result, foreign operations of the Company included two properties in Mexico City, Mexico. There were no intercompany sales between the foreign properties and the Company. The following table presents revenues and long-lived assets for each of the geographical areas in which the Company operates (in millions):


                           2001                2000                1999
                    ------------------- ------------------- -------------------
                             Long-lived          Long-lived          Long-lived
                    Revenues   Assets   Revenues   Assets   Revenues   Assets
                    -------- ---------- -------- ---------- -------- ----------
United States......  $3,692    $6,800    $1,382    $6,991    $1,279    $6,987
International......      62       199        25       119        24       121
                     ------    ------    ------    ------    ------    ------
  Total............  $3,754    $6,999    $1,407    $7,110    $1,303    $7,108
                     ======    ======    ======    ======    ======    ======

                   HOST MARRIOTT, L.P. AND SUBSIDIARIES

18. Quarterly Financial Data (unaudited)



                                                        2001
                                       ---------------------------------------
                                        First  Second   Third  Fourth   Fiscal
                                       Quarter Quarter Quarter Quarter   Year
                                       ------- ------- ------- -------  ------
                                       (in millions, except per unit amounts)
Revenues..............................  $869    $988    $848   $1,049   $3,754
Income (loss) before income taxes.....    43      67      (9)     (34)      67
Income (loss) before extraordinary
 items ...............................    40      55      (9)     (27)      59
Net income (loss).....................    40      55     (10)     (28)      57
Net income (loss) available to
 unitholders..........................    35      46     (19)     (37)      25
Basic earnings (loss) per unit:
  Income (loss) before extraordinary
   items..............................   .12     .16    (.06)    (.13)     .10
  Net income (loss)...................   .12     .16    (.07)    (.13)     .09
Diluted earnings (loss) per unit:
  Income (loss) before extraordinary
   items..............................   .12     .16    (.06)    (.13)     .10
  Net income (loss)...................   .12     .16    (.07)    (.13)     .09

                                                        2000
                                       ---------------------------------------
                                        First  Second   Third  Fourth   Fiscal
                                       Quarter Quarter Quarter Quarter   Year
                                       ------- ------- ------- -------  ------
                                       (in millions, except per unit amounts)
Revenues..............................  $175    $186    $227   $  819   $1,407
Income (loss) before income taxes.....   (73)    (64)    (17)     259      105
Income (loss) before extraordinary
 items................................   (74)    (66)    (21)     364      203
Net income (loss).....................   (69)    (68)    (21)     365      207
Net income (loss) available to
 unitholders..........................   (74)    (73)    (27)     361      187
Basic earnings (loss) per unit:
  Income (loss) before extraordinary
   items..............................  (.28)   (.26)   (.09)    1.26      .64
  Net income (loss)...................  (.26)   (.26)   (.09)    1.27      .66
Diluted earnings (loss) per unit:
Income (loss) before extraordinary
 items................................  (.28)   (.26)   (.09)    1.13      .63
Net income (loss).....................  (.26)   (.26)   (.09)    1.14      .65


   During 2000, contingent rental revenue was deferred on the balance sheet until certain revenue thresholds were realized. All contingent rental revenue previously deferred was recognized and therefore has no impact on the full year 2000 revenues, net income, or earnings per share.


   For all years presented, the first three quarters consist of 12 weeks each and the fourth quarter includes 16 weeks. The sum of the basic and diluted earnings (loss) per common share for the four quarters in all years presented differs from the annual earnings per unit due to the required method of computing the weighted average number of units in the respective periods.


19. Supplemental Guarantor and Non-Guarantor Subsidiary Information


   All subsidiaries of the Company guarantee the Senior Notes except those owning 42 of the Company's full service hotels and HMH HPT RIBM LLC and HMH HPT CBM LLC, the lessees of the Residence Inn and Courtyard properties, respectively. The separate financial statements of each guaranteeing subsidiary (each, a "Guarantor Subsidiary") are not presented because the Company's management has concluded that such financial statements are not material to investors. The guarantee of each Guarantor Subsidiary is full and

                   HOST MARRIOTT, L.P. AND SUBSIDIARIES
unconditional and joint and several and each Guarantor Subsidiary is a wholly owned subsidiary of the Company.


   The following condensed combined consolidating financial information sets forth the financial position as of December 31, 2001 and 2000 and results of operations and cash flows for the three fiscal years in the period ended December 31, 2001 of the parent, Guarantor Subsidiaries and the Non-Guarantor
Subsidiaries:

                   HOST MARRIOTT, L.P. AND SUBSIDIARIES

       Supplemental Condensed Combined Consolidating Balance Sheets


                               (in millions)


                             December 31, 2001



                                   Guarantor   Non-Guarantor
                          Parent  Subsidiaries Subsidiaries  Eliminations Consolidated
                          ------  ------------ ------------- ------------ ------------
Property and equipment,
 net....................  $1,111     $2,135       $3,753       $   --        $6,999
Investments in
 affiliate..............   2,651      2,004          --         (4,513)         142
Notes and other
 receivables............     704         96          156          (902)          54
Rent receivable.........       2         17           25           (44)         --
Due from manager........      (5)         9          137           --           141
Other assets............     118        210          256           (52)         532
Restricted cash.........      22          3           89           --           114
Cash, cash equivalents
 and marketable
 securities.............     222         52           78           --           352
                          ------     ------       ------       -------       ------
  Total assets..........  $4,825     $4,526       $4,494       $(5,511)      $8,334
                          ======     ======       ======       =======       ======
Debt....................  $2,545     $1,293       $2,532       $  (768)      $5,602
Convertible debt
 obligation to Host
 Marriott...............     492        --           --            --           492
Other liabilities.......      96        216          359          (230)         441
                          ------     ------       ------       -------       ------
  Total liabilities.....   3,133      1,509        2,891          (998)       6,535
Minority interests......       1        --           107           --           108
Limited partner interest
 of third parties at
 redemption value.......     194        --           --            --           194
Partners' capital.......   1,497      3,017        1,496        (4,513)       1,497
                          ------     ------       ------       -------       ------
  Total liabilities and
   partners' capital....  $4,825     $4,526       $4,494       $(5,511)      $8,334
                          ======     ======       ======       =======       ======

                               December 31, 2000

                                   Guarantor   Non-Guarantor
                          Parent  Subsidiaries Subsidiaries  Eliminations Consolidated
                          ------  ------------ ------------- ------------ ------------
Property and equipment,
 net....................  $1,181     $2,253       $3,676       $   --        $7,110
Investments in
 affiliate..............   2,550      1,947          --         (4,369)         129
Notes and other
 receivables............     593         55          152          (589)         211
Rent receivable.........      12         12           41           --            65
Other assets............     122        155          222           (60)         439
Restricted cash.........      14          6          105           --           125
Cash, cash equivalents
 and marketable
 securities.............     244         45           24           --           313
                          ------     ------       ------       -------       ------
  Total assets..........  $4,716     $4,473       $4,220       $(5,018)      $8,391
                          ======     ======       ======       =======       ======
Debt....................  $2,250     $1,247       $2,259       $  (434)      $5,322
Convertible debt
 obligation to Host
 Marriott...............     492        --           --            --           492
Other liabilities.......     226        376          306          (215)         693
                          ------     ------       ------       -------       ------
  Total liabilities.....   2,968      1,623        2,565          (649)       6,507
Minority interests......       3        --           136           --           139
Limited partner interest
 of third parties at
 redemption value.......     823        --           --            --           823
Partners' capital.......     922      2,850        1,519        (4,369)         922
                          ------     ------       ------       -------       ------
  Total liabilities and
   partners' capital....  $4,716     $4,473       $4,220       $(5,018)      $8,391
                          ======     ======       ======       =======       ======

                   HOST MARRIOTT, L.P. AND SUBSIDIARIES

  Supplemental Condensed Combined Consolidating Statements of Operations


                               (in millions)


                   Fiscal Year Ended December 31, 2001)



                                   Guarantor   Non-Guarantor
                          Parent  Subsidiaries Subsidiaries  Eliminations Consolidated
                          ------  ------------ ------------- ------------ ------------
REVENUES................  $ 212      $ 355        $ 4,216      $(1,029)      $3,754
Depreciation and
 amortization...........    (80)      (128)          (170)         --          (378)
Hotel operating
 expenses...............    --         --          (2,507)         --        (2,507)
Property-level
 expenses...............    (42)       (68)          (172)         --          (282)
Rental expenses.........    --         --          (1,029)       1,029          --
Minority interest.......     (4)       --             (12)         --           (16)
Corporate expenses......     (5)       (10)           (17)         --           (32)
Interest expense........   (212)      (118)          (215)          52         (493)
Interest income.........     54         22             12          (52)          36
Net gains (losses) on
 property transactions..     13        (11)             4          --             6
Equity in earnings
 (losses) of
 affiliates.............    136         92             (4)        (221)           3
Other expenses..........     (9)        (8)            (7)         --           (24)
                          -----      -----        -------      -------       ------
Income from continuing
 operations before
 taxes..................     63        126             99         (221)          67
Benefit (provision) for
 income taxes...........      1         (2)            (1)          (6)          (8)
                          -----      -----        -------      -------       ------
INCOME BEFORE
 EXTRAORDINARY ITEM.....     64        124             98         (227)          59
Extraordinary item--gain
 on extinguishment of
 debt (net of income
 taxes).................     (1)        (1)           --           --            (2)
                          -----      -----        -------      -------       ------
NET INCOME..............  $  63      $ 123        $    98      $  (227)      $   57
                          =====      =====        =======      =======       ======

                      Fiscal Year Ended December 31, 2000

                                   Guarantor   Non-Guarantor
                          Parent  Subsidiaries Subsidiaries  Eliminations Consolidated
                          ------  ------------ ------------- ------------ ------------
REVENUES................  $ 260      $ 414        $   733      $             $1,407
Depreciation and
 amortization...........    (69)      (106)          (156)         --          (331)
Property-level
 expenses...............    (50)       (70)          (156)         --          (276)
Minority interest.......     (7)       --             (20)         --           (27)
Corporate expenses......     (7)       (13)           (22)         --           (42)
Interest expense........   (183)      (109)          (196)          22         (466)
Interest income.........     38          7             17          (22)          40
Net gains on property
 transactions...........      1          1              4          --             6
Equity in earnings
 (losses) of
 affiliates.............    144        211            (11)        (319)          25
Other expenses..........    (17)      (209)            (5)         --          (231)
                          -----      -----        -------      -------       ------
Income from continuing
 operations before
 taxes..................    110        126            188         (319)         105
Benefit (provision) for
 income taxes...........     93          2              3          --            98
                          -----      -----        -------      -------       ------
INCOME BEFORE
 EXTRAORDINARY ITEM.....    203        128            191         (319)         203
Extraordinary item--gain
 on extinguishment of
 debt (net of income
 taxes).................      4        --             --           --             4
                          -----      -----        -------      -------       ------
NET INCOME..............  $ 207      $ 128        $   191      $  (319)      $  207
                          =====      =====        =======      =======       ======

                   HOST MARRIOTT, L.P. AND SUBSIDIARIES

                    Fiscal Year Ended December 31, 1999



                                   Guarantor   Non-Guarantor
                          Parent  Subsidiaries Subsidiaries  Eliminations Consolidated
                          ------  ------------ ------------- ------------ ------------
REVENUES................  $ 236      $ 387         $ 680        $ --         $1,303
Depreciation and
 amortization...........    (60)       (94)         (139)         --           (293)
Property-level
 expenses...............    (55)       (63)         (150)         --           (268)
Minority interest.......     (5)       --            (16)         --            (21)
Corporate expenses......     (5)       (11)          (18)         --            (34)
Interest expense........   (196)      (121)         (190)          38          (469)
Interest income.........     44         20            13          (38)           39
Net gains on property
 transactions...........     12         12             4          --             28
Equity in earnings
 (losses) of
 affiliates.............    331        200            (2)        (523)            6
Other expenses..........    (35)       (10)           (6)         --            (51)
                          -----      -----         -----        -----        ------
Income from continuing
 operations before
 taxes..................    267        320           176         (523)          240
Benefit for income
 taxes..................      8          5             3          --             16
                          -----      -----         -----        -----        ------
INCOME BEFORE
 EXTRAORDINARY ITEM.....    275        325           179         (523)          256
Extraordinary item--gain
 on extinguishment of
 debt (net of income
 taxes).................     10        --             19          --             29
                          -----      -----         -----        -----        ------
NET INCOME..............  $ 285      $ 325         $ 198        $(523)       $  285
                          =====      =====         =====        =====        ======

                   HOST MARRIOTT, L.P. AND SUBSIDIARIES

   Supplemental Condensed Combined Consolidating Statement of Cash Flows


                               (in millions)


                    Fiscal Year Ended December 31, 2001



                                         Guarantor   Non-Guarantor
                                Parent  Subsidiaries Subsidiaries  Consolidated
                                ------  ------------ ------------- ------------
OPERATING ACTIVITIES
Cash from (used in)
 operations...................  $ 156      $ (90)        $ 215        $ 281
                                -----      -----         -----        -----
INVESTING ACTIVITIES
Proceeds from sales of assets
 .............................     45        --             15           60
Capital expenditures..........    (58)      (109)         (119)        (286)
Acquisitions..................    (63)       --            --           (63)
Other.........................     10        --            --            10
                                -----      -----         -----        -----
Cash used in investing
 activities...................    (66)      (109)         (104)        (279)
                                -----      -----         -----        -----
FINANCING ACTIVITIES
Repayment of debt.............   (584)       (45)         (129)        (758)
Issuance of debt..............    866         94             8          968
Issuance of OP Units..........      3        --            --             3
Issuance of preferred limited
 partner units................    143        --            --           143
Distributions on common and
 preferred limited partner
 units........................   (326)       --            --          (326)
Transfer to/from Parent.......   (234)       155            79          --
Other.........................     20          2           (15)           7
                                -----      -----         -----        -----
Cash (used in) from financing
 activities...................   (112)       206           (57)          37
                                -----      -----         -----        -----
INCREASE IN CASH AND CASH
 EQUIVALENTS..................    (22)         7            54           39
CASH AND CASH EQUIVALENTS,
 beginning of year............    244         45            24          313
                                -----      -----         -----        -----
CASH AND CASH EQUIVALENTS, end
 of year......................  $ 222      $  52         $  78        $ 352
                                =====      =====         =====        =====

                   HOST MARRIOTT, L.P. AND SUBSIDIARIES

                    Fiscal Year Ended December 31, 2000



                                         Guarantor   Non-Guarantor
                                Parent  Subsidiaries Subsidiaries  Consolidated
                                ------  ------------ ------------- ------------
OPERATING ACTIVITIES
Cash from operations..........  $ 116      $ 117         $ 301        $ 534
                                -----      -----         -----        -----
INVESTING ACTIVITIES
Capital expenditures..........    (82)      (149)         (148)        (379)
Acquisitions..................    --         (40)          --           (40)
Other.........................    (29)       --            --           (29)
                                -----      -----         -----        -----
Cash used in investing
 activities...................   (111)      (189)         (148)        (448)
                                -----      -----         -----        -----
FINANCING ACTIVITIES
Repayment of debt.............   (192)       (12)         (113)        (317)
Issuance of debt..............    451        --             89          540
Issuance of OP Units..........      4        --            --             4
Issuance of preferred limited
 partner units................    --         --            --           --
Distributions on common and
 preferred limited partner
 units........................   (260)       --            --          (260)
Redemption or repurchase of OP
 Units for cash...............    (47)       --            --           (47)
Repurchase of Convertible
 Preferred Securities.........    (15)       --            --           (15)
Cost of extinguishment of
 debt.........................    --         --            --           --
Transfer to/from Parent.......    104         88          (192)         --
Other.........................     (3)        (2)           50           45
                                -----      -----         -----        -----
Cash from (used in) financing
 activities...................     42         74          (166)         (50)
INCREASE (DECREASE) IN CASH
 AND CASH EQUIVALENTS.........     47          2           (13)          36
CASH AND CASH EQUIVALENTS,
 beginning of year............    197         43            37          277
                                -----      -----         -----        -----
CASH AND CASH EQUIVALENTS, end
 of year......................  $ 244      $  45         $  24        $ 313
                                =====      =====         =====        =====

                   HOST MARRIOTT, L.P. AND SUBSIDIARIES

                    Fiscal Year Ended December 31, 1999



                                         Guarantor   Non-Guarantor
                                Parent  Subsidiaries Subsidiaries  Consolidated
                                ------  ------------ ------------- ------------
OPERATING ACTIVITIES
Cash from operations..........  $  46      $ 111        $   203      $   360
                                -----      -----        -------      -------
INVESTING ACTIVITIES
Proceeds from sales of
 assets.......................      3        192            --           195
Capital expenditures..........    (68)      (168)          (125)        (361)
Acquisitions..................     (3)        (5)           (21)         (29)
Other.........................     19        --             --            19
                                -----      -----        -------      -------
Cash (used in) from investing
 activities...................    (49)        19           (146)        (176)
                                -----      -----        -------      -------
FINANCING ACTIVITIES
Repayment of debt.............   (229)      (186)        (1,016)      (1,431)
Issuance of debt..............    290         23          1,032        1,345
Issuance of OP Units..........      5        --             --             5
Issuance of preferred limited
 partner units................    196        --             --           196
Distributions on common and
 preferred limited partner
 units........................   (260)       --             --          (260)
Redemption or repurchase of OP
 Units for cash...............    (54)       --             --           (54)
Repurchase of Convertible
 Preferred Securities.........    (36)       --             --           (36)
Cost of extinguishment of
 debt.........................     (2)       --             --            (2)
Transfer to/from Parent.......     40         60           (100)         --
Other.........................    (79)       (25)            (2)        (106)
                                -----      -----        -------      -------
Cash used in financing
 activities...................   (129)      (128)           (86)        (343)
                                -----      -----        -------      -------
(DECREASE) INCREASE IN CASH
 AND CASH EQUIVALENTS.........   (132)         2            (29)        (159)
CASH AND CASH EQUIVALENTS,
 beginning of year............    329         41             66          436
                                -----      -----        -------      -------
CASH AND CASH EQUIVALENTS, end
 of year......................  $ 197      $  43        $    37      $   277
                                =====      =====        =======      =======

                    CCHP I CORPORATION AND SUBSIDIARIES


                     CONSOLIDATED FINANCIAL STATEMENTS


                  December 29, 2000 and December 31, 1999


            With Independent Public Accountants' Report Thereon

                 REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To CCHP I Corporation:


   We have audited the accompanying consolidated balance sheets of CCHP I Corporation and its subsidiaries (a Delaware corporation) as of December 29, 2000 and December 31, 1999, and the related consolidated statements of operations, shareholder's equity and cash flows for the fiscal years ended December 29, 2000 and December 31, 1999. These consolidated financial statements are the responsibility of CCHP I Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.


   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CCHP I Corporation and its subsidiaries as of December 29, 2000 and December 31, 1999 and the results of their operations and their cash flows for the fiscal years then ended in conformity with accounting principles generally accepted in the United States.


                                          Arthur Andersen LLP


Vienna, Virginia


February 23, 2001

                    CCHP I CORPORATION AND SUBSIDIARIES


                        CONSOLIDATED BALANCE SHEETS


               As of December 29, 2000 and December 31, 1999


                     (in thousands, except share data)



                                                                 2000    1999
                                                                ------- -------
                            ASSETS
Current assets
  Cash and cash equivalents.................................... $ 4,849 $ 9,467
  Due from hotel managers......................................   5,862   3,890
  Due from Crestline...........................................     682     --
  Other current assets.........................................      62     --
                                                                ------- -------
                                                                 11,455  13,357
Hotel working capital..........................................  26,011  26,011
                                                                ------- -------
                                                                $37,466 $39,368
                                                                ======= =======
             LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities
  Lease payable to Host Marriott............................... $ 5,252 $ 5,792
  Due to hotel managers........................................   4,138   3,334
  Other current liabilities....................................     500     --
                                                                ------- -------
                                                                  9,890   9,126
Hotel working capital notes payable to Host Marriott...........  26,011  26,011
Deferred income taxes..........................................   1,565   1,027
                                                                ------- -------
  Total liabilities............................................  37,466  36,164
                                                                ------- -------
Shareholder's equity
  Common stock (100 shares issued at $1.00 par value)..........     --      --
  Retained earnings............................................     --    3,204
                                                                ------- -------
    Total shareholder's equity.................................     --    3,204
                                                                ------- -------
                                                                $37,466 $39,368
                                                                ======= =======


              See Notes to Consolidated Financial Statements.

                    CCHP I CORPORATION AND SUBSIDIARIES


                   CONSOLIDATED STATEMENTS OF OPERATIONS


        Fiscal Years Ended December 29, 2000 and December 31, 1999


                              (in thousands)



                                                              2000      1999
                                                            --------  --------
REVENUES
  Rooms.................................................... $624,314  $585,381
  Food and beverage........................................  289,577   277,684
  Other....................................................   63,848    65,069
                                                            --------  --------
    Total revenues.........................................  977,739   928,134
                                                            --------  --------
OPERATING COSTS AND EXPENSES
Property-level operating costs and expenses
  Rooms....................................................  148,482   141,898
  Food and beverage........................................  218,802   211,964
  Other....................................................  254,248   241,996
Other operating costs and expenses
  Lease expense to Host Marriott...........................  296,664   276,058
  Management fees..........................................   47,172    40,659
                                                            --------  --------
    Total operating costs and expenses.....................  965,368   912,575
                                                            --------  --------
OPERATING PROFIT BEFORE CORPORATE EXPENSES AND INTEREST....   12,371    15,559
Corporate expenses.........................................   (1,224)   (1,367)
Interest expense...........................................   (1,332)   (1,585)
Interest income............................................      334       --
                                                            --------  --------
INCOME BEFORE INCOME TAXES.................................   10,149    12,607
Provision for income taxes.................................   (4,289)   (5,169)
                                                            --------  --------
NET INCOME................................................. $  5,860  $  7,438
                                                            ========  ========


              See Notes to Consolidated Financial Statements.

                    CCHP I CORPORATION AND SUBSIDIARIES


              CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY


        Fiscal Years Ended December 29, 2000 and December 31, 1999


                              (in thousands)



                                                       Common Retained
                                                       Stock  Earnings   Total
                                                       ------ --------  -------
Balance, January 1, 1999..............................  $--   $   --    $   --
  Dividend to Crestline...............................   --    (4,234)   (4,234)
  Net income..........................................   --     7,438     7,438
                                                        ----  -------   -------
Balance, December 31, 1999............................   --     3,204     3,204
  Dividend to Crestline...............................   --    (9,064)   (9,064)
  Net income..........................................   --     5,860     5,860
                                                        ----  -------   -------
Balance, December 29, 2000............................  $--   $   --    $   --
                                                        ====  =======   =======


              See Notes to Consolidated Financial Statements.

                    CCHP I CORPORATION AND SUBSIDIARIES


                   CONSOLIDATED STATEMENTS OF CASH FLOWS


        Fiscal Years Ended December 29, 2000 and December 31, 1999


                              (in thousands)



                                                                2000     1999
                                                               -------  -------
OPERATING ACTIVITIES..........................................
Net income.................................................... $ 5,860  $ 7,438
Change in amounts due from hotel managers.....................  (1,972)    (678)
Change in lease payable to Host Marriott......................    (540)   5,792
Changes in amounts due to hotel managers......................     804    1,149
Changes in other operating accounts...........................     294      --
                                                               -------  -------
  Cash from operations........................................   4,446   13,701
                                                               -------  -------
FINANCING ACTIVITIES..........................................
Dividend to Crestline.........................................  (9,064)  (4,234)
                                                               -------  -------
Increase (decrease) in cash and cash equivalents..............  (4,618)   9,467
Cash and cash equivalents, beginning of year..................   9,467      --
                                                               -------  -------
Cash and cash equivalents, end of year........................ $ 4,849  $ 9,467
                                                               =======  =======


              See Notes to Consolidated Financial Statements.

                    CCHP I CORPORATION AND SUBSIDIARIES


                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1. Summary of Significant Accounting Policies


 Organization


   CCHP I Corporation (the "Company") was incorporated in the state of Delaware on November 23, 1998 as a wholly owned subsidiary of Crestline Capital Corporation ("Crestline"). On December 29, 1998, Crestline became a publicly traded company when Host Marriott Corporation ("Host Marriott") completed its plan of reorganizing its business operations by spinning-off Crestline to the shareholders of Host Marriott as part of a series of transactions pursuant to which Host Marriott converted into a real estate investment trust ("REIT").


   On December 31, 1998, wholly owned subsidiaries of the Company (the "Tenant Subsidiaries") entered into lease agreements with Host Marriott to lease 35 of Host Marriott's full-service hotels with the existing management agreements of the leased hotels assigned to the Tenant Subsidiaries. As of December 29, 2000, the Company leased 34 full-service hotels from Host Marriott.


   The Company operates as a unit of Crestline, utilizing Crestline's employees, insurance and administrative services since the Company does not have any employees. Certain direct expenses are paid by Crestline and charged directly or allocated to the Company. Certain general and administrative costs of Crestline are allocated to the Company, using a variety of methods, principally including Crestline's specific identification of individual costs and otherwise through allocations based upon estimated levels of effort devoted by general and administrative departments to the Company or relative measures of the size of the Company based on revenues. In the opinion of management, the methods for allocating general and administrative expenses and other direct costs are reasonable.


 Principles of Consolidation


   The consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany transactions and balances between the Company and its subsidiaries have been eliminated.


 Fiscal Year


   The Company's fiscal year ends on the Friday nearest December 31.


 Cash and Cash Equivalents


   The Company considers all highly liquid investments with a maturity of three months or less at date of purchase as cash equivalents.


 Revenues


   The Company records the gross property-level revenues generated by the hotels as revenues.


 Use of Estimates in the Preparation of Financial Statements


   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                    CCHP I CORPORATION AND SUBSIDIARIES

Note 2. Leases


   Future minimum annual rental commitments for all non-cancelable leases as of December 29, 2000 are as follows (in thousands):



      2001............................................................ $182,432
      2002............................................................  175,108
      2003............................................................  174,099
      2004............................................................  159,082
      2005............................................................  159,082
      Thereafter......................................................   24,014
                                                                       --------
        Total minimum lease payments.................................. $873,817
                                                                       ========


   Lease expense for the fiscal years 2000 and 1999 consisted of the following (in thousands):



                                                                 2000     1999
                                                               -------- --------
      Base rent............................................... $177,405 $167,996
      Percentage rent.........................................  119,259  108,062
                                                               -------- --------
                                                               $296,664 $276,058
                                                               ======== ========


 Hotel Leases


   The Tenant Subsidiaries entered into leases with Host Marriott effective January 1, 1999 for 35 full-service hotels. See Note 6 for a discussion of the sale of all but one of the full-service hotel leases in 2001.


   Each hotel lease had an initial term generally ranging from three to seven years. The Tenant Subsidiaries were required to pay the greater of (i) a minimum rent specified in each hotel lease or (ii) a percentage rent based upon a specified percentage of aggregate revenues from the hotel, including room revenues, food and beverage revenues, and other income, in excess of specified thresholds. The amount of minimum rent is increased each year based upon 50% of the increase in CPI during the previous twelve months. Percentage rent thresholds are increased each year based on a blend of the increases in CPI and the Employment Cost Index during the previous twelve months. The hotel leases generally provided for a rent adjustment in the event of damage, destruction, partial taking or certain capital expenditures.


   The Tenant Subsidiaries were responsible for paying all of the expenses of operating the hotels, including all personnel costs, utility costs, and general repair and maintenance of the hotels. In addition, the Tenant Subsidiaries were responsible for all fees payable to the hotel manager, including base and incentive management fees, chain services payments and franchise or system fees. Host Marriott was responsible for real estate and personal property taxes, property casualty insurance, equipment rent, ground lease rent, maintaining a reserve fund for FF&E replacements and capital expenditures.


   For those hotels where Marriott International is the manager, it had a noneconomic membership interest with certain limited voting rights in the Tenant Subsidiaries.


 FF&E Leases


   Prior to entering into the hotel leases, if the average tax basis of a hotel's FF&E and other personal property exceeded 15% of the aggregate average tax basis of the hotel's real and personal property (the

                    CCHP I CORPORATION AND SUBSIDIARIES

"Excess FF&E"), the Tenant Subsidiaries and affiliates of Host Marriott entered into lease agreements (the "FF&E Leases") for the Excess FF&E. The terms of the FF&E Leases generally ranged from two to three years and rent under the FF&E Leases was a fixed amount.


 Guaranty and Pooling Agreement


   In connection with entering into the hotel leases, the Company, Crestline and Host Marriott, entered into a pool guarantee and a pooling and security agreement by which the Company provided a full guarantee and Crestline provided a limited guarantee of all of the hotel lease obligations.


   The cumulative limit of Crestline's guarantee obligation was the greater of ten percent of the aggregate rent payable for the immediately preceding fiscal year under all of the Company's hotel leases or ten percent of the aggregate rent payable under all of the Company's hotel leases for 1999. In the event that Crestline's obligation under the pooling and guarantee agreement was reduced to zero, the Company could terminate the agreement and Host Marriott could terminate the Company's hotel leases without penalty.


   All of the Company's leases were cross-defaulted and the Company's obligations under the guaranty were secured by all the funds received from its Tenant Subsidiaries.


Note 3. Working Capital Notes


   Upon the commencement of the hotel leases, the Company purchased the working capital of the leased hotels from Host Marriott for $26,832,000 with the purchase price evidenced by notes that bear interest at 5.12%. Interest on each note is due simultaneously with the rent payment of each hotel lease. The principal amount of each note is due upon the termination of each hotel lease. See Note 6 for a discussion of the repayment of all but one of the hotel working notes in 2001. As of December 29, 2000, the outstanding balance of the working capital notes was $26,011,000.


   Debt maturities at December 29, 2000 are as follows (in thousands):



      2001.............................................................. $ 1,340
      2002..............................................................     --
      2003..............................................................   3,005
      2004..............................................................     --
      2005..............................................................  21,666
                                                                         -------
                                                                         $26,011
                                                                         =======


   Cash paid for interest expense in 2000 and 1999 totaled $1,351,000 and $1,463,000, respectively.


Note 4. Management Agreements


   All of the Company's hotels are operated by hotel management companies under long-term hotel management agreements between Host Marriott and hotel management companies. The existing management agreements were assigned to the Tenant Subsidiaries upon the execution of the hotel leases for the term of each corresponding hotel lease. See Note 6 for a discussion of the transfer of all of the management contracts to Host Marriott in 2001.

                   CCHP I CORPORATION AND SUBSIDIARIES

   The Tenant Subsidiaries were obligated to perform all of the obligations of Host Marriott under the hotel management agreements including payment of fees due under the management agreements other than certain obligations including payment of property taxes, property casualty insurance and ground rent, maintaining a reserve fund for FF&E replacements and capital expenditures for which Host Marriott retained responsibility.


   Marriott International manages 30 of the 34 hotels under long-term management agreements. The remaining four hotels are managed by other hotel management companies. The management agreements generally provide for payment of base management fees equal to one to four percent of revenues and incentive management fees generally equal to 20% to 50% of Operating Profit (as defined in the management agreements) over a priority return (as defined) to the Tenant Subsidiaries, with total incentive management fees not to exceed 20% of cumulative Operating Profit, or 20% of current year Operating Profit.


Note 5. Income Taxes


   The Company is included in the consolidated Federal income tax return of Crestline and its affiliates (the "Group"). Tax expense is allocated to the Company as a member of the Group based upon the relative contribution to the Group's consolidated taxable income/loss and changes in temporary differences. This allocation method results in Federal, state and Canadian tax expense allocated for the period presented that is substantially equal to the expense that would have been recognized if the Company had filed separate tax returns.


   The provision for income taxes for the fiscal years 2000 and 1999 consists of the following (in thousands):



                                                                    2000   1999
                                                                   ------ ------
      Current..................................................... $3,945 $4,142
      Deferred....................................................    344  1,027
                                                                   ------ ------
                                                                   $4,289 $5,169
                                                                   ====== ======


   The significant difference between the Company's effective income tax rate and the Federal state tax rate is attributable to the state and Canadian tax rates.


   As of December 29, 2000 and December 31, 1999, the Company had no deferred tax assets. The tax effect of the temporary difference that gives rise to the Company's deferred tax liability is generally attributable to the hotel working capital.


Note 6. Subsequent Event


   On December 17, 1999, the Work Incentives Improvement Act was passed which contained certain tax provisions related to REITs commonly known as the REIT Modernization Act ("RMA"). Under the RMA, beginning on January 1, 2001, REITs could lease hotels to a "taxable subsidiary" if the hotel is operated and managed on behalf of such subsidiary by an independent third party. This law enabled Host Marriott, beginning January 2001, to lease its hotels to a taxable subsidiary. Under the terms of the Company's full-service hotel leases, Host Marriott, at its sole discretion, could purchase the full-service hotel leases for a price equal to the fair market value of the Company's leasehold interest in the leases based upon an agreed upon formula in the leases.


   On November 13, 2000, Crestline, the Company and the Tenant Subsidiaries entered into an agreement with a subsidiary of Host Marriott for the purchase and sale of Tenant Subsidiaries' leasehold interests in the full-service hotels. The purchase and sale transaction would generally transfer ownership of the Tenant

                    CCHP I CORPORATION AND SUBSIDIARIES

Subsidiaries owned by the Company to a subsidiary of Host Marriott for a total consideration of $32.6 million in cash. On January 10, 2001, upon the receipt of all required consents, the purchase and sale transaction was completed for $28.2 million, which reflects the deferral of the sale of one of the leases for $4.4 million. The Company recognized a pre-tax gain on the transaction of approximately $28 million in the first quarter of 2001, net of transaction costs. The effective date of the transaction was January 1, 2001.


   In connection with the sale of the Tenant Subsidiaries, the hotel working capital notes for all but one of the full-service hotels were repaid. Accordingly, the Company's remaining hotel working capital notes payable to Host Marriott after the sale of the Tenant Subsidiaries on January 10, 2001 totaled $2,003,000.

                   CCHP II CORPORATION AND SUBSIDIARIES


                     CONSOLIDATED FINANCIAL STATEMENTS


                  December 29, 2000 and December 31, 1999


            With Independent Public Accountants' Report Thereon

                 REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To CCHP II Corporation:


   We have audited the accompanying consolidated balance sheets of CCHP II Corporation and its subsidiaries (a Delaware corporation) as of December 29, 2000 and December 31, 1999, and the related consolidated statements of operations, shareholder's equity and cash flows for the fiscal years ended December 29, 2000 and December 31, 1999. These consolidated financial statements are the responsibility of CCHP II Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.


   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CCHP II Corporation and its subsidiaries as of December 29, 2000 and December 31, 1999 and the results of their operations and their cash flows for the fiscal years then ended in conformity with accounting principles generally accepted in the United States.


                                          Arthur Andersen LLP


Vienna, Virginia


February 23, 2001

                   CCHP II CORPORATION AND SUBSIDIARIES


                        CONSOLIDATED BALANCE SHEETS


               As of December 29, 2000 and December 31, 1999


                     (in thousands, except share data)



                                                                 2000    1999
                                                                ------- -------
                            ASSETS
Current assets
  Cash and cash equivalents.................................... $ 4,867 $ 8,856
  Due from hotel managers......................................  13,029  10,280
  Due from Crestline...........................................     105     --
  Other current assets.........................................   1,023     --
                                                                ------- -------
                                                                 19,024  19,136
Hotel working capital..........................................  18,090  18,090
                                                                ------- -------
                                                                $37,114 $37,226
                                                                ======= =======
             LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities
  Lease payable to Host Marriott............................... $15,565 $16,197
  Due to hotel managers........................................   2,085     958
  Due to Crestline.............................................     --      288
                                                                ------- -------
                                                                 17,650  17,443
Hotel working capital notes payable to Host Marriott...........  18,090  18,090
Deferred income taxes..........................................   1,374     996
                                                                ------- -------
  Total liabilities............................................  37,114  36,529
                                                                ------- -------
Shareholder's equity
  Common stock (100 shares issued at $100 par value)...........     --      --
  Retained earnings............................................     --      697
                                                                ------- -------
    Total shareholder's equity.................................     --      697
                                                                ------- -------
                                                                $37,114 $37,226
                                                                ======= =======


              See Notes to Consolidated Financial Statements.

                   CCHP II CORPORATION AND SUBSIDIARIES


                   CONSOLIDATED STATEMENTS OF OPERATIONS


        Fiscal Years Ended December 29, 2000 and December 31, 1999


                              (in thousands)



                                                          2000        1999
                                                       ----------  ----------
REVENUES
  Rooms............................................... $  689,406  $  646,624
  Food and beverage...................................    335,607     306,320
  Other...............................................     66,971      64,876
                                                       ----------  ----------
    Total revenues....................................  1,091,984   1,017,820
                                                       ----------  ----------
OPERATING COSTS AND EXPENSES
Property-level operating costs and expenses
  Rooms...............................................    167,839     158,279
  Food and beverage...................................    249,087     230,001
  Other...............................................    244,590     231,668
Other operating costs and expenses
  Lease expense to Host Marriott......................    337,643     312,112
  Management fees.....................................     75,268      66,672
                                                       ----------  ----------
    Total operating costs and expenses................  1,074,427     998,732
                                                       ----------  ----------
OPERATING PROFIT BEFORE CORPORATE EXPENSES AND
 INTEREST.............................................     17,557      19,088
Corporate expenses....................................     (1,372)     (1,499)
Interest expense......................................       (926)       (928)
Interest income.......................................        536         --
                                                       ----------  ----------
INCOME BEFORE INCOME TAXES............................     15,795      16,661
Provision for income taxes............................     (6,529)     (6,831)
                                                       ----------  ----------
NET INCOME............................................ $    9,266  $    9,830
                                                       ==========  ==========


              See Notes to Consolidated Financial Statements.

                   CCHP II CORPORATION AND SUBSIDIARIES


              CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY


        Fiscal Years Ended December 29, 2000 and December 31, 1999


                              (in thousands)



                                                       Common Retained
                                                       Stock  Earnings   Total
                                                       ------ --------  -------
Balance, January 1, 1999..............................  $--   $   --    $   --
  Dividend to Crestline...............................   --    (9,133)   (9,133)
  Net income..........................................   --     9,830     9,830
                                                        ----  -------   -------
Balance, December 31, 1999............................   --       697       697
  Dividend to Crestline...............................   --    (9,963)   (9,963)
  Net income..........................................   --     9,266     9,266
                                                        ----  -------   -------
Balance, December 29, 2000............................  $--   $   --    $   --
                                                        ====  =======   =======


              See Notes to Consolidated Financial Statements.

                   CCHP II CORPORATION AND SUBSIDIARIES


                   CONSOLIDATED STATEMENTS OF CASH FLOWS


        Fiscal Years Ended December 29, 2000 and December 31, 1999


                              (in thousands)



                                                                2000     1999
                                                               -------  -------
OPERATING ACTIVITIES
Net income.................................................... $ 9,266  $ 9,830
Change in amounts due from hotel managers.....................  (2,749)  (9,322)
Change in lease payable to Host Marriott......................    (632)  16,197
Change in amounts due to hotel managers.......................   1,127      --
Changes in other operating accounts...........................  (1,038)   1,284
                                                               -------  -------
  Cash from operations........................................   5,974   17,989
                                                               -------  -------
FINANCING ACTIVITIES
Dividend to Crestline.........................................  (9,963)  (9,133)
                                                               -------  -------
Increase (decrease) in cash and cash equivalents..............  (3,989)   8,856
Cash and cash equivalents, beginning of year..................   8,856      --
                                                               -------  -------
Cash and cash equivalents, end of year........................ $ 4,867  $ 8,856
                                                               =======  =======


              See Notes to Consolidated Financial Statements.

                   CCHP II CORPORATION AND SUBSIDIARIES


                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1. Summary of Significant Accounting Policies


 Organization


   CCHP II Corporation (the "Company") was incorporated in the state of Delaware on November 23, 1998 as a wholly owned subsidiary of Crestline Capital Corporation ("Crestline"). On December 29, 1998, Crestline became a publicly traded company when Host Marriott Corporation ("Host Marriott") completed its plan of reorganizing its business operations by spinning-off Crestline to the shareholders of Host Marriott as part of a series of transactions pursuant to which Host Marriott converted into a real estate investment trust ("REIT").


   On December 31, 1998, wholly owned subsidiaries of the Company (the "Tenant Subsidiaries") entered into lease agreements with Host Marriott to lease 28 of Host Marriott's full-service hotels with the existing management agreements of the leased hotels assigned to the Tenant Subsidiaries. As of December 29, 2000, the Company leased 28 full-service hotels from Host Marriott.


   The Company operates as a unit of Crestline, utilizing Crestline's employees, insurance and administrative services since the Company does not have any employees. Certain direct expenses are paid by Crestline and charged directly or allocated to the Company. Certain general and administrative costs of Crestline are allocated to the Company, using a variety of methods, principally including Crestline's specific identification of individual costs and otherwise through allocations based upon estimated levels of effort devoted by general and administrative departments to the Company or relative measures of the size of the Company based on revenues. In the opinion of management, the methods for allocating general and administrative expenses and other direct costs are reasonable.


 Principles of Consolidation


   The consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany transactions and balances between the Company and its subsidiaries have been eliminated.


 Fiscal Year


   The Company's fiscal year ends on the Friday nearest December 31.


 Cash and Cash Equivalents


   The Company considers all highly liquid investments with a maturity of three months or less at date of purchase as cash equivalents.


 Revenues


   The Company records the gross property-level revenues generated by the hotels as revenues.


 Use of Estimates in the Preparation of Financial Statements


   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                   CCHP II CORPORATION AND SUBSIDIARIES

Note 2. Leases


   Future minimum annual rental commitments for all non-cancelable leases as of December 29, 2000 are as follows (in thousands):



   2001............................................................. $  174,747
   2002.............................................................    174,747
   2003.............................................................    174,747
   2004.............................................................    174,747
   2005.............................................................    174,747
   Thereafter.......................................................    174,746
                                                                     ----------
   Total minimum lease payments..................................... $1,048,481
                                                                     ==========


   Lease expense for the fiscal years 2000 and 1999 consisted of the following (in thousands):



                                                                 2000     1999
                                                               -------- --------
   Base rent.................................................. $173,247 $167,755
   Percentage rent............................................  164,396  144,357
                                                               -------- --------
                                                               $337,643 $312,112
                                                               ======== ========


 Hotel Leases


   The Tenant Subsidiaries entered into leases with Host Marriott effective January 1, 1999 for 28 full-service hotels. See Note 6 for a discussion of the sale of all of the full-service hotel leases in 2001.


   Each hotel lease had an initial term of eight years. The Tenant Subsidiaries were required to pay the greater of (i) a minimum rent specified in each hotel lease or (ii) a percentage rent based upon a specified percentage of aggregate revenues from the hotel, including room revenues, food and beverage revenues, and other income, in excess of specified thresholds. The amount of minimum rent is increased each year based upon 50% of the increase in CPI during the previous twelve months. Percentage rent thresholds are increased each year based on a blend of the increases in CPI and the Employment Cost Index during the previous twelve months. The hotel leases generally provide for a rent adjustment in the event of damage, destruction, partial taking or certain capital expenditures.


   The Tenant Subsidiaries were responsible for paying all of the expenses of operating the hotels, including all personnel costs, utility costs, and general repair and maintenance of the hotels. In addition, the Tenant Subsidiaries were responsible for all fees payable to the hotel manager, including base and incentive management fees, chain services payments and franchise or system fees. Host Marriott was responsible for real estate and personal property taxes, property casualty insurance, equipment rent, ground lease rent, maintaining a reserve fund for FF&E replacements and capital expenditures.


   For those hotels where Marriott International is the manager, it had a noneconomic membership interest with certain limited voting rights in the Tenant Subsidiaries.


 FF&E Leases


   Prior to entering into the hotel leases, if the average tax basis of a hotel's FF&E and other personal property exceeded 15% of the aggregate average tax basis of the hotel's real and personal property (the "Excess FF&E"), the Tenant Subsidiaries and affiliates of Host Marriott entered into lease agreements (the "FF&E Leases") for the Excess FF&E. The terms of the FF&E Leases generally ranged from two to three years and rent under the FF&E Leases was a fixed amount.

                   CCHP II CORPORATION AND SUBSIDIARIES

 Guaranty and Pooling Agreement


   In connection with entering into the hotel leases, the Company, Crestline and Host Marriott, entered into a pool guarantee and a pooling and security agreement by which the Company provided a full guarantee and Crestline provided a limited guarantee of all of the hotel lease obligations.


   The cumulative limit of Crestline's guarantee obligation was the greater of ten percent of the aggregate rent payable for the immediately preceding fiscal year under all of the Company's hotel leases or ten percent of the aggregate rent payable under all of the Company's hotel leases for 1999. In the event that Crestline's obligation under the pooling and guarantee agreement was reduced to zero, the Company could terminate the agreement and Host Marriott could terminate the Company's hotel leases without penalty.


   All of the Company's leases were cross-defaulted and the Company's obligations under the guaranty were secured by all the funds received from its Tenant Subsidiaries.


Note 3. Working Capital Notes


   Upon the commencement of the hotel leases, the Company purchased the working capital of the leased hotels from Host Marriott for $18,090,000 with the purchase price evidenced by notes that bear interest at 5.12%. Interest on each note is due simultaneously with the rent payment of each hotel lease. The principal amount of each note is due upon the termination of each hotel lease. See Note 6 for a discussion of the repayment of all of the hotel working capital notes in 2001. As of December 29, 2000, the outstanding balance of the working capital notes was $18,090,000, which mature in 2006. Cash paid for interest expense in 2000 and 1999 totaled $926,000 and $856,000, respectively.


Note 4. Management Agreements


   All of the Company's hotels are operated by hotel management companies under long-term hotel management agreements between Host Marriott and hotel management companies. The existing management agreements were assigned to the Tenant Subsidiaries upon the execution of the hotel leases for the term of each corresponding hotel lease. See Note 6 for a discussion of the transfer of all of the management agreements to Host Marriott in 2001.


   The Tenant Subsidiaries were obligated to perform all of the obligations of Host Marriott under the hotel management agreements including payment of fees due under the management agreements other than certain obligations including payment of property taxes, property casualty insurance and ground rent, maintaining a reserve fund for FF&E replacements and capital expenditures for which Host Marriott retained responsibility.


   Marriott International manages 23 of the 28 hotels under long-term management agreements. The Company's remaining five hotels are managed by other hotel management companies. The management agreements generally provide for payment of base management fees equal to one to four percent of revenues and incentive management fees generally equal to 20% to 50% of Operating Profit (as defined in the management agreements) over a priority return (as defined) to the Tenant Subsidiaries, with total incentive management fees not to exceed 20% of cumulative Operating Profit, or 20% of current year Operating Profit.


Note 5. Income Taxes


   The Company is included in the consolidated Federal income tax return of Crestline and its affiliates (the "Group"). Tax expense is allocated to the Company as a member of the Group based upon the relative contribution to the Group's consolidated taxable income/loss and changes in temporary differences. This

                   CCHP II CORPORATION AND SUBSIDIARIES
allocation method results in Federal, state and Canadian tax expense allocated for the period presented that is substantially equal to the expense that would have been recognized if the Company had filed separate tax returns.


   The provision for income taxes for the fiscal years 2000 and 1999 consists of the following (in thousands):



                                                                    2000   1999
                                                                   ------ ------
      Current..................................................... $5,904 $5,835
      Deferred....................................................    625    996
                                                                   ------ ------
                                                                   $6,529 $6,831
                                                                   ====== ======


   The significant difference between the Company's effective income tax rate and the Federal statutory tax rate is attributable to the state and Canadian tax rates.


   As of December 29, 2000 and December 31, 1999, the Company had no deferred tax assets. The tax effect of the temporary differences that gives rise to the Company's federal deferred tax liability is generally attributable to the hotel working capital.


Note 6. Subsequent Event


   On December 17, 1999, the Work Incentives Improvement Act was passed which contained certain tax provisions related to REITs commonly known as the REIT Modernization Act ("RMA"). Under the RMA, beginning on January 1, 2001, REITs could lease hotels to a "taxable subsidiary" if the hotel is operated and managed on behalf of such subsidiary by an independent third party. This law enabled Host Marriott, beginning January 2001, to lease its hotels to a taxable subsidiary. Under the terms of the Company's full-service hotel leases, Host Marriott, at its sole discretion, could purchase the full-service hotel leases for a price equal to the fair market value of the Company's leasehold interest in the leases based upon an agreed upon formula in the leases.


   On November 13, 2000, Crestline, the Company and the Tenant Subsidiaries entered into an agreement with a subsidiary of Host Marriott for the purchase and sale of the Tenant Subsidiaries' leasehold interests in the full-service hotels. The purchase and sale transaction would generally transfer ownership of the Tenant Subsidiaries owned by the Company to a subsidiary of Host Marriott for a total consideration of $66.8 million in cash. On January 10, 2001, upon receipt of all required consents, the purchase and sale transaction was completed for $66.8 million. The Company will recognize a pre-tax gain on the transaction of approximately $66.6 million in the first quarter of 2001, net of transaction costs. The effective date of the transaction was January 1, 2001.


   In connection with the sale of the Tenant Subsidiaries, all of the hotel working capital notes were repaid on January 10, 2001.

                   CCHP III CORPORATION AND SUBSIDIARIES


                     CONSOLIDATED FINANCIAL STATEMENTS


                  December 29, 2000 and December 31, 1999


            With Independent Public Accountants' Report Thereon

                 REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To CCHP III Corporation:


   We have audited the accompanying consolidated balance sheets of CCHP III Corporation and its subsidiaries (a Delaware corporation) as of December 29, 2000 and December 31, 1999, and the related consolidated statements of operations, shareholder's equity and cash flows for the fiscal years ended December 29, 2000 and December 31, 1999. These consolidated financial statements are the responsibility of CCHP III Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CCHP III Corporation and its subsidiaries as of December 29, 2000 and December 31, 1999 and the results of their operations and their cash flows for the fiscal years then ended in conformity with accounting principles generally accepted in the United States.


                                          Arthur Andersen LLP


Vienna, Virginia


February 23, 2001

                   CCHP III CORPORATION AND SUBSIDIARIES


                        CONSOLIDATED BALANCE SHEETS


               AS OF DECEMBER 29, 2000 AND DECEMBER 31, 1999


                     (in thousands, except share data)



                                                                 2000    1999
                                                                ------- -------
                            ASSETS
Current assets
  Cash and cash equivalents.................................... $ 3,069 $ 6,638
  Due from hotel managers......................................  11,062   8,214
  Restricted cash..............................................   3,836   4,519
  Due from Crestline...........................................     157     --
  Other current assets.........................................      79     --
                                                                ------- -------
                                                                 18,203  19,371
Hotel working capital..........................................  21,697  21,697
                                                                ------- -------
                                                                $39,900 $41,068
                                                                ======= =======
             LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities
  Lease payable to Host Marriott............................... $13,733 $13,706
  Due to hotel managers........................................   3,514   3,379
  Other current liabilities....................................     750     760
                                                                ------- -------
                                                                 17,997  17,845
Hotel working capital notes payable to Host Marriott...........  21,697  21,697
Deferred income taxes..........................................     206     342
                                                                ------- -------
  Total liabilities............................................  39,900  39,884
                                                                ------- -------
Shareholder's equity
  Common stock (100 shares issued at $1.00 par value)..........     --      --
  Retained earnings............................................     --    1,184
                                                                ------- -------
    Total shareholder's equity.................................     --    1,184
                                                                ------- -------
                                                                $39,900 $41,068
                                                                ======= =======


              See Notes to Consolidated Financial Statements.

                   CCHP III CORPORATION AND SUBSIDIARIES


                   CONSOLIDATED STATEMENTS OF OPERATIONS


        Fiscal Years Ended December 29, 2000 and December 31, 1999


                              (in thousands)



                                                              2000      1999
                                                            --------  --------
REVENUES
  Rooms.................................................... $598,264  $570,611
  Food and beverage........................................  283,921   274,233
  Other....................................................   85,909    80,149
                                                            --------  --------
    Total revenues.........................................  968,094   924,993
                                                            --------  --------
OPERATING COSTS AND EXPENSES
Property-level operating costs and expenses
  Rooms....................................................  141,157   137,338
  Food and beverage........................................  209,791   202,181
  Other....................................................  242,786   236,721
Other operating costs and expenses
  Lease expense to Host Marriott...........................  313,611   295,563
  Management fees..........................................   45,975    41,893
                                                            --------  --------
    Total operating costs and expenses.....................  953,320   913,696
                                                            --------  --------
OPERATING PROFIT BEFORE CORPORATE EXPENSES AND INTEREST....   14,774    11,297
Corporate expenses.........................................   (1,230)   (1,357)
Interest expense...........................................   (1,111)   (1,129)
Interest income............................................      745       --
                                                            --------  --------
INCOME BEFORE INCOME TAXES.................................   13,178     8,811
Provision for income taxes.................................   (5,472)   (3,612)
                                                            --------  --------
NET INCOME................................................. $  7,706  $  5,199
                                                            ========  ========


              See Notes to Consolidated Financial Statements.

                   CCHP III CORPORATION AND SUBSIDIARIES


              CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY


        Fiscal Years Ended December 29, 2000 and December 31, 1999


                              (in thousands)



                                                       Common Retained
                                                       Stock  Earnings   Total
                                                       ------ --------  -------
Balance, January 1, 1999..............................  $--   $   --    $   --
  Dividend to Crestline...............................   --    (4,015)   (4,015)
  Net income..........................................   --     5,199     5,199
                                                        ----  -------   -------
Balance, December 31, 1999............................   --     1,184     1,184
  Dividend to Crestline...............................   --    (8,890)   (8,890)
  Net income..........................................   --     7,706     7,706
                                                        ----  -------   -------
Balance, December 29, 2000............................  $--   $   --    $   --
                                                        ====  =======   =======


              See Notes to Consolidated Financial Statements.

                   CCHP III CORPORATION AND SUBSIDIARIES


                   CONSOLIDATED STATEMENTS OF CASH FLOWS


        Fiscal Years Ended December 29, 2000 and December 31, 1999


                              (in thousands)



                                                                2000     1999
                                                               -------  -------
OPERATING ACTIVITIES
Net income.................................................... $ 7,706  $ 5,199
Change in amounts due from hotel managers.....................  (2,848)  (4,084)
Change in lease payable to Host Marriott......................      27   13,706
Change in amounts due to hotel managers.......................     135      --
Changes in other operating accounts...........................     301   (4,168)
                                                               -------  -------
  Cash from operations........................................   5,321   10,653
                                                               -------  -------
FINANCING ACTIVITIES
Dividend to Crestline.........................................  (8,890)  (4,015)
                                                               -------  -------
Increase (decrease) in cash and cash equivalents..............  (3,569)   6,638
Cash and cash equivalents, beginning of year..................   6,638      --
                                                               -------  -------
Cash and cash equivalents, end of year........................ $ 3,069  $ 6,638
                                                               =======  =======


              See Notes to Consolidated Financial Statements.

                   CCHP III CORPORATION AND SUBSIDIARIES


                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1. Summary of Significant Accounting Policies


 Organization


   CCHP III Corporation (the "Company") was incorporated in the state of Delaware on November 23, 1998 as a wholly owned subsidiary of Crestline Capital Corporation ("Crestline"). On December 29, 1998, Crestline became a publicly traded company when Host Marriott Corporation ("Host Marriott") completed its plan of reorganizing its business operations by spinning-off Crestline to the shareholders of Host Marriott as part of a series of transactions pursuant to which Host Marriott converted into a real estate investment trust ("REIT").


   On December 31, 1998, wholly owned subsidiaries of the Company (the "Tenant Subsidiaries") entered into lease agreements with Host Marriott to lease 31 of Host Marriott's full-service hotels with the existing management agreements of the leased hotels assigned to the Tenant Subsidiaries. As of December 29, 2000, the Company leased 29 full-service hotels from Host Marriott.


   The Company operates as a unit of Crestline, utilizing Crestline's employees, insurance and administrative services since the Company does not have any employees. Certain direct expenses are paid by Crestline and charged directly or allocated to the Company. Certain general and administrative costs of Crestline are allocated to the Company, using a variety of methods, principally including Crestline's specific identification of individual costs and otherwise through allocations based upon estimated levels of effort devoted by general and administrative departments to the Company or relative measures of the size of the Company based on revenues. In the opinion of management, the methods for allocating general and administrative expenses and other direct costs are reasonable.


 Principles of Consolidation


   The consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany transactions and balances between the Company and its subsidiaries have been eliminated.


 Fiscal Year


   The Company's fiscal year ends on the Friday nearest December 31.


 Cash and Cash Equivalents


   The Company considers all highly liquid investments with a maturity of three months or less at date of purchase as cash equivalents.


 Restricted Cash


   In connection with the lender requirements of one of the leased hotels, the Company is required to maintain a separate account with the lender on behalf of the Company for the operating profit and incentive management fees of the hotel. Following an annual audit, amounts will be distributed to the hotel's manager and to the Company in accordance with the loan agreement.


 Revenues


   The Company records the gross property-level revenues generated by the hotels as revenues.

                   CCHP III CORPORATION AND SUBSIDIARIES

 Use of Estimates in the Preparation of Financial Statements


   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


Note 2. Leases


   Future minimum annual rental commitments for all non-cancelable leases as of December 29, 2000 are as follows (in thousands):



      2001.......................................................... $  170,318
      2002..........................................................    170,318
      2003..........................................................    170,318
      2004..........................................................    170,318
      2005..........................................................    170,318
      Thereafter....................................................    340,635
                                                                     ----------
      Total minimum lease payments.................................. $1,192,225
                                                                     ==========


   Lease expense for fiscal years 2000 and 1999 consisted of the following (in thousands):



                                                                 2000     1999
                                                               -------- --------
      Base rent............................................... $170,318 $168,910
      Percentage rent.........................................  143,293  126,653
                                                               -------- --------
                                                               $313,611 $295,563
                                                               ======== ========


 Hotel Leases


   The Tenant Subsidiaries entered into leases with Host Marriott effective January 1, 1999 for 31 full-service hotels. See Note 6 for a discussion of the sale of all of the full-service hotel leases in 2001.


   Each hotel lease had an initial term of nine years. The Tenant Subsidiaries were required to pay the greater of (i) a minimum rent specified in each hotel lease or (ii) a percentage rent based upon a specified percentage of aggregate revenues from the hotel, including room revenues, food and beverage revenues, and other income, in excess of specified thresholds. The amount of minimum rent is increased each year based upon 50% of the increase in CPI during the previous twelve months. Percentage rent thresholds are increased each year based on a blend of the increases in CPI and the Employment Cost Index during the previous twelve months. The hotel leases generally provide for a rent adjustment in the event of damage, destruction, partial taking or certain capital expenditures.


   The Tenant Subsidiaries were responsible for paying all of the expenses of operating the hotels, including all personnel costs, utility costs, and general repair and maintenance of the hotels. In addition, the Tenant Subsidiaries were responsible for all fees payable to the hotel manager, including base and incentive management fees, chain services payments and franchise or system fees. Host Marriott was responsible for real estate and personal property taxes, property casualty insurance, equipment rent, ground lease rent, maintaining a reserve fund for FF&E replacements and capital expenditures.

                   CCHP III CORPORATION AND SUBSIDIARIES

   For those hotels where Marriott International is the manager, it had a noneconomic membership interest with certain limited voting rights in the Tenant Subsidiaries.


 FF&E Leases


   Prior to entering into the hotel leases, if the average tax basis of a hotel's FF&E and other personal property exceeded 15% of the aggregate average tax basis of the hotel's real and personal property (the "Excess FF&E"), the Tenant Subsidiaries and affiliates of Host Marriott entered into lease agreements (the "FF&E Leases") for the Excess FF&E. The terms of the FF&E Leases generally ranged from two to three years and rent under the FF&E Leases was a fixed amount.


 Guaranty and Pooling Agreement


   In connection with entering into the hotel leases, the Company, Crestline and Host Marriott, entered into a pool guarantee and a pooling and security agreement by which the Company provided a full guarantee and Crestline provided a limited guarantee of all of the hotel lease obligations.


   The cumulative limit of Crestline's guarantee obligation was the greater of ten percent of the aggregate rent payable for the immediately preceding fiscal year under all of the Company's hotel leases or ten percent of the aggregate rent payable under all of the Company's hotel leases for 1999. In the event that Crestline's obligation under the pooling and guarantee agreement was reduced to zero, the Company could terminate the agreement and Host Marriott could terminate the Company's hotel leases without penalty.


   All of the Company's leases were cross-defaulted and the Company's obligations under the guaranty were secured by all the funds received from its Tenant Subsidiaries.


Note 3. Working Capital Notes


   Upon the commencement of the hotel leases, the Company purchased the working capital of the leased hotels from Host Marriott for $22,046,000 with the purchase price evidenced by notes that bear interest at 5.12%. Interest on each note is due simultaneously with the rent payment of each hotel lease. The principal amount of each note is due upon the termination of each hotel lease. See Note 6 for a discussion of the repayment of all of the hotel working capital notes in 2001. As of December 29, 2000, the outstanding balance of the working capital notes was $21,697,000, which mature in 2007. Cash paid for interest expense in fiscal years 2000 and 1999 totaled $1,112,000 and $1,042,000, respectively.


Note 4. Management Agreements


   All of the Company's hotels are operated by hotel management companies under long-term hotel management agreements between Host Marriott and hotel management companies. The existing management agreements were assigned to the Tenant Subsidiaries upon the execution of the hotel leases for the term of each corresponding hotel lease. See Note 6 for a discussion of the transfer of all of the management agreements to Host Marriott in 2001.


   The Tenant Subsidiaries were obligated to perform all of the obligations of Host Marriott under the hotel management agreements including payment of fees due under the management agreements other than certain obligations including payment of property taxes, property casualty insurance and ground rent, maintaining a reserve fund for FF&E replacements and capital expenditures for which Host Marriott retained responsibility.

                  CCHP III CORPORATION AND SUBSIDIARIES

   Marriott International manages 21 of the 29 hotels under long-term management agreements. The Company's remaining eight hotels are managed by other hotel management companies. The management agreements generally provide for payment of base management fees equal to one to four percent of revenues and incentive management fees generally equal to 20% to 50% of Operating Profit (as defined in the management agreements) over a priority return (as defined) to the Tenant Subsidiaries, with total incentive management fees not to exceed 20% of cumulative Operating Profit, or 20% of current year Operating Profit.


Note 5. Income Taxes


   The Company is included in the consolidated Federal income tax return of Crestline and its affiliates (the "Group"). Tax expense is allocated to the Company as a member of the Group based upon the relative contribution to the Group's consolidated taxable income/loss and changes in temporary differences. This allocation method results in Federal and net state tax expense allocated for the period presented that is substantially equal to the expense that would have been recognized if the Company had filed separate tax returns.


   The provision for income taxes for the fiscal years 2000 and 1999 consists of the following (in thousands):



                                                                    2000   1999
                                                                   ------ ------
      Current..................................................... $5,382 $3,270
      Deferred....................................................     90    342
                                                                   ------ ------
                                                                   $5,472 $3,612
                                                                   ====== ======


   As of December 29, 2000 and December 31, 1999, the Company had no deferred tax assets. The tax effect of the temporary differences that gives rise to the Company's deferred tax liability is generally attributable to the hotel working capital.


Note 6. Subsequent Event


   On December 17, 1999, the Work Incentives Improvement Act was passed which contained certain tax provisions related to REITs commonly known as the REIT Modernization Act ("RMA"). Under the RMA, beginning on January 1, 2001, REITs could lease hotels to a "taxable subsidiary" if the hotel is operated and managed on behalf of such subsidiary by an independent third party. This law enabled Host Marriott, beginning January 2001, to lease its hotels to a taxable subsidiary. Under the terms of the Company's full-service hotel leases, Host Marriott, at its sole discretion, could purchase the full-service hotel leases for a price equal to the fair market value of the Company's leasehold interest in the leases based upon an agreed upon formula in the leases.


   On November 13, 2000, Crestline, the Company and the Tenant Subsidiaries entered into an agreement with a subsidiary of Host Marriott for the purchase and sale of the Tenant Subsidiaries' leasehold interests in the full-service hotels. The purchase and sale transaction would generally transfer ownership of the Tenant Subsidiaries owned by the Company to a subsidiary of Host Marriott for a total consideration of $55.1 million in cash. On January 10, 2001, upon receipt of all required consents, the purchase and sale transaction was completed for $55.1 million. The Company recognized a pre-tax gain on the transaction of approximately $55 million in the first quarter of 2001, net of transaction costs. The effective date of the transaction was January 1, 2001.


   In connection with the sale of the Tenant Subsidiaries, all of the hotel working capital notes were repaid on January 10, 2001.

                   CCHP IV CORPORATION AND SUBSIDIARIES


                     CONSOLIDATED FINANCIAL STATEMENTS


                  December 29, 2000 and December 31, 1999


            With Independent Public Accountants' Report Thereon

                 REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To CCHP IV Corporation:


   We have audited the accompanying consolidated balance sheets of CCHP IV Corporation and its subsidiaries (a Delaware corporation) as of December 29, 2000 and December 31, 1999, and the related consolidated statements of operations, shareholder's equity and cash flows for the fiscal years ended December 29, 2000 and December 31, 1999. These consolidated financial statements are the responsibility of CCHP IV Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CCHP IV Corporation and its subsidiaries as of December 29, 2000 and December 31, 1999 and the results of their operations and their cash flows for the fiscal years then ended in conformity with accounting principles generally accepted in the United States.


                                          Arthur Andersen LLP


Vienna, Virginia


February 23, 2001

                   CCHP IV CORPORATION AND SUBSIDIARIES


                        CONSOLIDATED BALANCE SHEETS


               As of December 29, 2000 and December 31, 1999


                     (in thousands, except share data)



                                                                 2000    1999
                                                                ------- -------
                            ASSETS
Current assets
  Cash and cash equivalents.................................... $ 1,699 $ 3,487
  Due from hotel managers......................................  24,984  14,571
  Due from Crestline...........................................     --    3,487
  Other current assets.........................................     544     --
                                                                ------- -------
                                                                 27,227  21,545
Hotel working capital..........................................  16,522  16,522
                                                                ------- -------
                                                                $43,749 $38,067
                                                                ======= =======
             LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities
  Lease payable to Host Marriott............................... $21,561 $20,348
  Due to hotel managers........................................   2,246     446
  Other current liabilities ...................................     602      10
                                                                ------- -------
                                                                 24,409  20,804
Hotel working capital notes payable to Host Marriott...........  16,522  16,522
Deferred income taxes..........................................     666     741
                                                                ------- -------
    Total liabilities..........................................  41,597  38,067
                                                                ------- -------
Shareholder's equity
  Common stock (100 shares issued at $100 par value)...........     --      --
  Retained earnings............................................   2,152     --
                                                                ------- -------
    Total shareholder's equity.................................   2,152     --
                                                                ------- -------
                                                                $43,749 $38,067
                                                                ======= =======


              See Notes to Consolidated Financial Statements.

                   CCHP IV CORPORATION AND SUBSIDIARIES


                   CONSOLIDATED STATEMENTS OF OPERATIONS


        Fiscal Years Ended December 29, 2000 and December 31, 1999


                              (in thousands)



                                 2000       1999
                              ----------  --------
REVENUES
  Rooms.....................  $  630,427  $578,321
  Food and beverage.........     358,604   333,120
  Other.....................      88,221    77,368
                              ----------  --------
    Total revenues..........   1,077,252   988,809
                              ----------  --------
OPERATING COSTS AND EXPENSES
Property-level operating
 costs and expenses
  Rooms.....................     140,593   129,051
  Food and beverage.........     251,938   234,310
  Other.....................     250,690   231,547
Other operating costs and
 expenses
  Lease expense to Host
   Marriott.................     349,958   316,654
  Management fees...........      75,832    66,514
                              ----------  --------
    Total operating costs
     and expenses...........   1,069,011   978,076
                              ----------  --------
OPERATING PROFIT BEFORE
 CORPORATE EXPENSES AND
 INTEREST...................       8,241    10,733
Corporate expenses..........      (1,369)   (1,449)
Interest expense............        (846)     (846)
Interest income.............         538        16
                              ----------  --------
INCOME BEFORE INCOME TAXES..       6,564     8,454
Provision for income taxes..      (2,751)   (3,466)
                              ----------  --------
NET INCOME..................  $    3,813  $  4,988
                              ==========  ========


              See Notes to Consolidated Financial Statements.

                   CCHP IV CORPORATION AND SUBSIDIARIES


              CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY


        Fiscal Years Ended December 29, 2000 and December 31, 1999


                              (in thousands)



                                                       Common Retained
                                                       Stock  Earnings   Total
                                                       ------ --------  -------
Balance, January 1, 1999..............................  $--   $   --    $   --
  Dividend to Crestline...............................   --    (4,988)   (4,988)
  Net income..........................................   --     4,988     4,988
                                                        ----  -------   -------
Balance, December 31, 1999............................   --       --        --
  Dividend to Crestline...............................   --    (1,661)    (1661)
  Net income..........................................   --     3,813     3,813
                                                        ----  -------   -------
Balance, December 29, 2000............................  $--   $ 2,152   $ 2,152
                                                        ====  =======   =======


              See Notes to Consolidated Financial Statements.

                   CCHP IV CORPORATION AND SUBSIDIARIES


                   CONSOLIDATED STATEMENTS OF CASH FLOWS


 Fiscal Years Ended December 29, 2000 and December 31, 1999 (in thousands)



                                                               2000      1999
                                                             --------  --------
OPERATING ACTIVITIES
Net income.................................................. $  3,813  $  4,988
Change in amounts due from hotel managers...................  (10,413)  (14,124)
Change in lease payable to Host Marriott....................    1,213    20,348
Change in amounts due to hotel managers.....................    1,800       --
Changes in other operating accounts.........................    3,460       750
                                                             --------  --------
  Cash provided by (used in) operations.....................     (127)   11,962
                                                             --------  --------
FINANCING ACTIVITIES
Amounts advanced to Crestline...............................      --     (3,487)
Dividend to Crestline.......................................   (1,661)   (4,988)
                                                             --------  --------
  Cash used in financing activities.........................   (1,661)   (8,475)
                                                             --------  --------
Increase (decrease) in cash and cash equivalents............   (1,788)    3,487
Cash and cash equivalents, beginning of year................    3,487       --
                                                             --------  --------
Cash and cash equivalents, end of year...................... $  1,699  $  3,487
                                                             ========  ========


              See Notes to Consolidated Financial Statements.

                   CCHP IV CORPORATION AND SUBSIDIARIES


                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1. Summary of Significant Accounting Policies


 Organization


   CCHP IV Corporation (the "Company") was incorporated in the state of Delaware on November 23, 1998 as a wholly owned subsidiary of Crestline Capital Corporation ("Crestline"). On December 29, 1998, Crestline became a publicly traded company when Host Marriott Corporation ("Host Marriott") completed its plan of reorganizing its business operations by spinning-off Crestline to the shareholders of Host Marriott as part of a series of transactions pursuant to which Host Marriott converted into a real estate investment trust ("REIT").


   On December 31, 1998, wholly owned subsidiaries of the Company (the "Tenant Subsidiaries") entered into lease agreements with Host Marriott to lease 27 of Host Marriott's full-service hotels with the existing management agreements of the leased hotels assigned to the Tenant Subsidiaries. As of December 29, 2000, the Company leased 27 full-service hotels from Host Marriott.


   The Company operates as a unit of Crestline, utilizing Crestline's employees, insurance and administrative services since the Company does not have any employees. Certain direct expenses are paid by Crestline and charged directly or allocated to the Company. Certain general and administrative costs of Crestline are allocated to the Company, using a variety of methods, principally including Crestline's specific identification of individual costs and otherwise through allocations based upon estimated levels of effort devoted by general and administrative departments to the Company or relative measures of the size of the Company based on revenues. In the opinion of management, the methods for allocating general and administrative expenses and other direct costs are reasonable.


 Principles of Consolidation


   The consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany transactions and balances between the Company and its subsidiaries have been eliminated.


 Fiscal Year


   The Company's fiscal year ends on the Friday nearest December 31.


 Cash and Cash Equivalents


   The Company considers all highly liquid investments with a maturity of three months or less at date of purchase as cash equivalents.


 Revenues


   The Company records the gross property-level revenues generated by the hotels as revenues.


 Use of Estimates in the Preparation of Financial Statements


   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                   CCHP IV CORPORATION AND SUBSIDIARIES

Note 2. Leases


   Future minimum annual rental commitments for all non-cancelable leases as of December 29, 2000 are as follows (in thousands):



      2001.......................................................... $  188,116
      2002..........................................................    188,116
      2003..........................................................    188,116
      2004..........................................................    188,116
      2005..........................................................    188,116
      Thereafter....................................................    564,347
                                                                     ----------
        Total minimum lease payments................................ $1,504,927
                                                                     ==========


   Lease expense for the fiscal years 2000 and 1999 consisted of the following (in thousands):



                                                                 2000     1999
                                                               -------- --------
      Base rent............................................... $188,116 $183,048
      Percentage rent.........................................  161,842  133,606
                                                               -------- --------
                                                               $349,958 $316,654
                                                               ======== ========


 Hotel Leases


   The Tenant Subsidiaries entered into leases with Host Marriott effective January 1, 1999 for 27 full-service hotels. See Note 6 for a discussion of the sale of all of the full-service hotel leases in 2001.


   Each hotel lease had an initial term of ten years. The Tenant Subsidiaries were required to pay the greater of (i) a minimum rent specified in each hotel lease or (ii) a percentage rent based upon a specified percentage of aggregate revenues from the hotel, including room revenues, food and beverage revenues, and other income, in excess of specified thresholds. The amount of minimum rent is increased each year based upon 50% of the increase in CPI during the previous twelve months. Percentage rent thresholds are increased each year based on a blend of the increases in CPI and the Employment Cost Index during the previous twelve months. The hotel leases generally provide for a rent adjustment in the event of damage, destruction, partial taking or certain capital expenditures.


   The Tenant Subsidiaries were responsible for paying all of the expenses of operating the hotels, including all personnel costs, utility costs, and general repair and maintenance of the hotels. In addition, the Tenant Subsidiaries were responsible for all fees payable to the hotel manager, including base and incentive management fees, chain services payments and franchise or system fees. Host Marriott was responsible for real estate and personal property taxes, property casualty insurance, equipment rent, ground lease rent, maintaining a reserve fund for FF&E replacements and capital expenditures.


   For those hotels where Marriott International is the manager, it had a noneconomic membership interest with certain limited voting rights in the Tenant Subsidiaries.

                   CCHP IV CORPORATION AND SUBSIDIARIES

 FF&E Leases


   Prior to entering into the hotel leases, if the average tax basis of a hotel's FF&E and other personal property exceeded 15% of the aggregate average tax basis of the hotel's real and personal property (the "Excess FF&E"), the Tenant Subsidiaries and affiliates of Host Marriott entered into lease agreements (the "FF&E Leases") for the Excess FF&E. The terms of the FF&E Leases generally ranged from two to three years and rent under the FF&E Leases was a fixed amount.


 Guaranty and Pooling Agreement


   In connection with entering into the hotel leases, the Company, Crestline and Host Marriott, entered into a pool guarantee and a pooling and security agreement by which the Company provided a full guarantee and Crestline provided a limited guarantee of all of the hotel lease obligations.


   The cumulative limit of Crestline's guarantee obligation was the greater of ten percent of the aggregate rent payable for the immediately preceding fiscal year under all of the Company's hotel leases or ten percent of the aggregate rent payable under all of the Company's hotel leases for 1999. In the event that Crestline's obligation under the pooling and guarantee agreement was reduced to zero, the Company could terminate the agreement and Host Marriott could terminate the Company's hotel leases without penalty.


   All of the Company's leases were cross-defaulted and the Company's obligations under the guaranty were secured by all the funds received from its Tenant Subsidiaries.


Note 3. Working Capital Notes


   Upon the commencement of the hotel leases, the Company purchased the working capital of the leased hotels from Host Marriott for $16,522,000 with the purchase price evidenced by notes that bear interest at 5.12%. Interest on each note is due simultaneously with the rent payment of each hotel lease. The principal amount of each note is due upon the termination of each hotel lease. See Note 6 for a discussion of the repayment of all of the hotel working capital notes in 2001. As of December 29, 2000, the outstanding balance of the working capital notes was $16,522,000, which mature in 2008. Cash paid for interest expense in 2000 and 1999 totaled $846,000 and $781,000, respectively.


Note 4. Management Agreements


   All of the Company's hotels are operated by hotel management companies under long-term hotel management agreements between Host Marriott and hotel management companies. The existing management agreements were assigned to the Tenant Subsidiaries upon the execution of the hotel leases for the term of each corresponding hotel lease. See Note 6 for a discussion of the transfer of all of the management agreements to Host Marriott in 2001.


   The Tenant Subsidiaries were obligated to perform all of the obligations of Host Marriott under the hotel management agreements including payment of fees due under the management agreements other than certain obligations including payment of property taxes, property casualty insurance and ground rent, maintaining a reserve fund for FF&E replacements and capital expenditures for which Host Marriott retained responsibility.


   Marriott International manages 23 of the 27 hotels under long-term management agreements. The Company's remaining four hotels are managed by other hotel management companies. The management

                   CCHP IV CORPORATION AND SUBSIDIARIES
agreements generally provide for payment of base management fees equal to one to four percent of revenues and incentive management fees generally equal to 20% to 50% of Operating Profit (as defined in the management agreements) over a priority return (as defined) to the Tenant Subsidiaries, with total incentive management fees not to exceed 20% of cumulative Operating Profit, or 20% of current year Operating Profit.


Note 5. Income Taxes


   The Company is included in the consolidated Federal income tax return of Crestline and its affiliates (the "Group"). Tax expense is allocated to the Company as a member of the Group based upon the relative contribution to the Group's consolidated taxable income/loss and changes in temporary differences. This allocation method results in Federal and net state tax expense allocated for the period presented that is substantially equal to the expense that would have been recognized if the Company had filed separate tax returns.


   The provision for income taxes for fiscal years 2000 and 1999 consists of the following (in thousands):



                                                                    2000   1999
                                                                   ------ ------
      Current..................................................... $2,452 $2,725
      Deferred....................................................    299    741
                                                                   ------ ------
                                                                   $2,751 $3,466
                                                                   ====== ======


   As of December 29, 2000 and December 31, 1999, the Company had no deferred tax assets. The tax effect of the temporary differences that gives rise to the Company's deferred tax liability is generally attributable to the hotel working capital.


Note 6. Subsequent Event


   On December 17, 1999, the Work Incentives Improvement Act was passed which contained certain tax provisions related to REITs commonly known as the REIT Modernization Act ("RMA"). Under the RMA, beginning on January 1, 2001, REITs could lease hotels to a "taxable subsidiary" if the hotel is operated and managed on behalf of such subsidiary by an independent third party. This law enabled Host Marriott, beginning January 2001, to lease its hotels to a taxable subsidiary. Under the terms of the Company's full-service hotel leases, Host Marriott, at its sole discretion, could purchase the full-service hotel leases for a price equal to the fair market value of the Company's leasehold interest in the leases based upon an agreed upon formula in the leases.


   On November 13, 2000, Crestline, the Company and the Tenant Subsidiaries entered into an agreement with a subsidiary of Host Marriott for the purchase and sale of the Tenant Subsidiaries' leasehold interests in the full-service hotels. The purchase and sale transaction would generally transfer ownership of the Lessee Entities owned by the Company to a subsidiary of Host Marriott for a total consideration of $46.1 million in cash. On January 10, 2001, upon receipt of all required consents, the purchase and sale transaction was completed for $46.1 million. The Company recognized a pre-tax gain on the transaction of approximately $46 million in the first quarter of 2001, net of the transaction costs. The effective date of the transaction was January 1, 2001.


   In connection with the sale of the Tenant Subsidiaries, all of the hotel working capital notes were repaid on January 10, 2001.

                            HOST MARRIOTT, L.P.


                   CONDENSED CONSOLIDATED BALANCE SHEETS


                               (in millions)



                                                         March 22,  December 31,
                                                           2002         2001
                                                        ----------- ------------
                                                        (unaudited)
                        ASSETS
Property and equipment, net...........................    $6,939       $6,999
Notes and other receivables (including amounts due
 from affiliates of $6 million and $6 million,
 respectively)........................................        54           54
Due from Manager......................................       150          141
Investments in affiliates.............................       137          142
Other assets..........................................       558          532
Restricted cash.......................................       115          114
Cash and cash equivalents.............................       341          352
                                                          ------       ------
                                                          $8,294       $8,334
                                                          ======       ======

         LIABILITIES AND SHAREHOLDERS' EQUITY
Debt
 Senior notes.........................................    $3,231       $3,235
 Mortgage debt........................................     2,228        2,261
 Convertible debt obligation to Host Marriott.........       492          492
 Other................................................       106          106
                                                          ------       ------
                                                           6,057        6,094
Accounts payable and accrued expenses.................       124          121
Other liabilities.....................................       301          320
                                                          ------       ------
  Total liabilities...................................     6,482        6,535
                                                          ------       ------
Minority interest.....................................       111          108

Limited partnership interests of third parties at
 redemption value (representing 21.5 million units and
 21.6 million units at March 22, 2002 and December 31,
 2001, respectively)..................................       257          194

Partners' Capital
 General partner......................................         1            1
 Cumulative redeemable preferred limited partner......       339          339
 Limited partner......................................     1,107        1,162
 Accumulated other comprehensive (loss) income........        (3)          (5)
                                                          ------       ------
  Total partners' capital.............................     1,444        1,497
                                                          ------       ------
                                                          $8,294       $8,334
                                                          ======       ======


              See Notes to Condensed Consolidated Statements

                            HOST MARRIOTT, L.P.


              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


           Twelve Weeks Ended March 22, 2002 and March 23, 2001


                         (unaudited, in millions)



                                                                  2002   2001
                                                                  -----  ----
REVENUES
 Hotel sales
  Rooms.......................................................... $ 465  $522
  Food and beverage..............................................   244   253
  Other..........................................................    55    64
                                                                  -----  ----
    Total hotel sales............................................   764   839
 Rental income...................................................    26    34
                                                                  -----  ----
    Total revenues...............................................   790   873
                                                                  -----  ----
OPERATING COSTS AND EXPENSES
 Rooms...........................................................   111   121
 Food and beverage...............................................   175   191
 Hotel departmental costs and deductions.........................   196   208
 Management fees.................................................    36    52
 Taxes, insurance and other property-level expenses..............    62    65
 Depreciation and amortization...................................    84    77
 Corporate expenses..............................................    13     8
 Other expenses..................................................     4     2
                                                                  -----  ----
OPERATING PROFIT.................................................   109   149
 Minority interest expense.......................................    (5)   (7)
 Interest income.................................................     3     8
 Interest expense................................................  (112) (110)
 Net gains on property transactions..............................     1     1
 Equity in earnings (loss) of affiliates.........................    (4)    2
                                                                  -----  ----
INCOME (LOSS) BEFORE INCOME TAXES................................    (8)   43
Provision for income taxes.......................................    (4)   (3)
                                                                  -----  ----
INCOME (LOSS) FROM CONTINUING OPERATIONS.........................   (12)   40

DISCONTINUED OPERATIONS
Gain on disposal.................................................     7    --
                                                                  -----  ----
INCOME (LOSS) BEFORE EXTRAORDINARY ITEMS.........................    (5)   40
Extraordinary gain on debt extinguishment........................     6    --
                                                                  -----  ----
NET INCOME....................................................... $   1  $ 40
                                                                  =====  ====
Less: Distributions on preferred limited partner units to Host
 Marriott........................................................    (9)   (5)
                                                                  -----  ----
NET INCOME (LOSS) AVAILABLE TO COMMON UNITHOLDERS................ $  (8) $ 35
                                                                  =====  ====
BASIC EARNINGS (LOSS) PER COMMON UNIT:
 Continuing operations........................................... $(.08) $.12
 Discontinued operations.........................................   .03    --
 Extraordinary gain..............................................   .02    --
                                                                  -----  ----
BASIC EARNINGS (LOSS) PER COMMON UNIT............................ $(.03) $.12
                                                                  =====  ====
DILUTED EARNINGS (LOSS) PER COMMON UNIT:
 Continuing operations........................................... $(.08) $.12
 Discontinued operations.........................................   .03    --
 Extraordinary gain..............................................   .02    --
                                                                  -----  ----
DILUTED EARNINGS PER COMMON UNIT................................. $(.03) $.12
                                                                  =====  ====


              See Notes to Condensed Consolidated Statements

                            HOST MARRIOTT, L.P.


              CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW


           Twelve Weeks Ended March 22, 2002 and March 23, 2001


                         (unaudited, in millions)



                                                                   2002  2001
                                                                   ----  -----
OPERATING ACTIVITIES
Income (loss) from continuing operations.......................... $(12) $  40
Adjustments to reconcile to cash from operations:
 Depreciation and amortization....................................   84     77
 Income taxes.....................................................   (4)   (19)
 Deferred contingent rental income................................    1      7
 Net gains on property transactions...............................   (1)    (1)
 Equity in earnings of affiliates.................................    4     (2)
 Purchase of Crestline leases.....................................   --   (204)
 Changes in other operating accounts..............................  (18)   (44)
 Other............................................................    5     (2)
                                                                   ----  -----
  Cash from (used in) operations..................................   59   (148)
                                                                   ----  -----
INVESTING ACTIVITIES
Capital expenditures:
 Capital expenditures for renewals and replacements...............  (42)   (56)
 New investment capital expenditures..............................   (5)   (20)
 Other investments................................................   (1)    (5)
Note receivable collections, net..................................   --      3
                                                                   ----  -----
  Cash used in investing activities...............................  (48)   (78)
                                                                   ----  -----
FINANCING ACTIVITIES
Issuances of debt, net............................................   (1)   118
Scheduled principal repayments....................................   (8)    (9)
Issuances of common units.........................................   --      1
Distributions.....................................................   (9)   (79)
Other.............................................................   (4)    (6)
                                                                   ----  -----
  Cash from (used in) financing activities........................  (22)    25
                                                                   ----  -----
DECREASE IN CASH AND CASH EQUIVALENTS............................. $(11) $(201)
                                                                   ====  =====


              See Notes to Condensed Consolidated Statements

                            HOST MARRIOTT, L.P.


              CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS


           Twelve Weeks Ended March 22, 2002 and March 23, 2001


                         (unaudited, in millions)


Supplemental schedule of noncash investing and financing activities:


   During the first quarter of 2002 and 2001, outside OP Units valued at $11.6 million and $173.1 million, respectively, were converted to shares of Host Marriott common stock of 1.2 million and 13.0 million, respectively.


   In addition, of the converted OP Units valued at $11.6 million, $10.5 million was a result of the acquisition of minority interest in the San Diego Marina Marriott hotel, which transaction resulted in an increase to property and equipment of $10.5 million to reflect the fair value of this acquired interest.


   In January of 2002, the Company transferred the St. Louis Marriott Pavilion to the mortgage lender. The Company recorded the difference between the debt extinguished and the fair value of the assets surrendered of $6 million, net of tax expense of $3.6 million, as an extraordinary item. The Company also recorded the reversal of deferred incentive management fees and the operations of the hotel prior to sale, net of tax, as a gain in disposal in discontinued operations.


              See Notes to Condensed Consolidated Statements

                            HOST MARRIOTT, L.P.


           NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


                                (Unaudited)


1.  Organization


  Host Marriott, L.P. (the "Operating Partnership" or the "Company" or "Host LP") is a Delaware limited partnership whose sole general partner is Host Marriott Corporation ("Host REIT" or "Host Marriott"). Host REIT, a Maryland corporation, operating through an umbrella partnership structure, is a self-managed and self-administered real estate investment trust ("REIT") with its operations conducted through the Operating Partnership and its subsidiaries. As of March 22, 2002, Host REIT owned approximately 92% of the Operating Partnership.


2.  Summary of Significant Accounting Policies


  The accompanying unaudited condensed consolidated financial statements of the Company and its subsidiaries have been prepared without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with accounting principles generally accepted in the United States have been condensed or omitted. The Company believes the disclosures made are adequate to make the information presented not misleading. However, the unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2001.


  In the opinion of the Company, the accompanying unaudited condensed consolidated financial statements reflect all adjustments necessary to present fairly the financial position of the Company as of March 22, 2002 and the results of its operations and cash flows for the twelve weeks ended March 22, 2002 and March 23, 2001. Interim results are not necessarily indicative of fiscal year performance because of the impact of seasonal and short-term variations.


  Certain reclassifications were made to the prior year financial statements to conform to the current presentation.


  The Company consolidates entities in which it owns a controlling financial interest (when it owns over 50% of the voting shares of another company or, in the case of partnership investments, when the Company owns the general partnership interest). In all cases, the Company considers the impact on the Company's financial control or the ability of minority shareholders or other partners to participate or block management decisions. All material intercompany transactions and balances have been eliminated.


  Revenue from operations of the Company's hotels not leased to third parties is recognized when the services are provided. For the Company's leased properties, rental income is recorded when due and is the greater of base rent or percentage rent, as defined. Percentage rent received pursuant to the leases but not recognized until all contingencies have been met is included on the balance sheet as deferred rent. Contingent rental revenue of $1 million and $7 million, respectively, for the twelve weeks ended March 22, 2002 and March 23, 2001, have been deferred. Contingent rent in the first quarter of 2001 related to four of our full-service properties and our HPT leases. In the first quarter of 2002, as a result of the Company, in 2001, repurchasing the lessee entities with respect to the aforementioned four full-service properties, contingent rent relates only to our HPT leases.


3.  Earnings Per Unit


  Basic earnings per unit is computed by dividing net income available to common unitholders by the weighted average number of common units outstanding. Diluted earnings per unit is computed by dividing

                            HOST MARRIOTT, L.P.

                                (Unaudited)


  net income available to common unitholders as adjusted for potentially dilutive securities, by the weighted average number of common units outstanding plus other potentially dilutive securities. Dilutive securities may include units distributions to Host REIT for Host REIT common shares granted under comprehensive stock plans and the Convertible Preferred Securities. Dilutive securities may also include those common and preferred Operating Partnership Units ("OP Units") issuable or outstanding that are held by minority partners which are assumed to be converted. No effect is shown for securities if they are anti-dilutive.



                                                     Twelve weeks ended
                            ---------------------------------------------------------------------
                                      March 22, 2002                     March 23, 2001
                            ---------------------------------- ----------------------------------
                              Income        Units     Per Unit   Income        Units     Per Unit
                            (Numerator) (Denominator)  Amount  (Numerator) (Denominator)  Amount
                            ----------- ------------- -------- ----------- ------------- --------
   Net income.............      $ 1         285.0      $  --       $40         284.8      $ .14
   Distributions on
    preferred limited
    partner Units.........       (9)           --       (.03)       (5)           --       (.02)
                                ---         -----      -----       ---         -----      -----
   Basic income (loss)
    available to
    unitholders per unit..       (8)        285.0       (.03)       35         284.8        .12
    Assuming distribution
     of units to Host
     Marriott Corporation
     for Host Marriott
     Corporation common
     shares granted under
     the comprehensive
     stock plan, less
     shares assumed
     purchased at average
     market price ........       --            --         --        --           4.3         --
    Assuming conversion of
     minority OP Units
     Outstanding..........       --            --         --        --            --         --
                                ---         -----      -----       ---         -----      -----
   Diluted earnings (loss)
    per unit..............      $(8)        285.0      $(.03)      $35         289.1      $ .12
                                ===         =====      =====       ===         =====      =====


4.  Equity Transactions


  During February 2002, Host REIT filed a shelf registration statement for
  1.1 million common shares to be issued to a minority partner in the San Diego Marina Marriott hotel for the acquisition of certain interests in the San Diego partnership. On March 15, 2002, this minority partner sold the
  1.1 million common shares to an underwriter for resale on the open market. Concurrent with the issuance of the common shares by Host REIT, the Operating Partnership issued to Host REIT an equivalent number of OP Units. This transaction did not materially impact Host REIT's ownership percentage in the Operating Partnership but did result in an increase to property and equipment of $10.5 million to reflect the fair value of the interest acquired.


5.  Derivative Instruments


  On December 20, 2001, we entered into a 5-year interest rate swap agreement, which is effective January 15, 2002 and matures January 2007. Under the swap, we receive fixed-rate payments of 9.5% and pay floating-rate payments based on one-month LIBOR plus 450 basis points, on a $450 million notional amount. The fair value of the interest rate swap agreement was zero at inception. Under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," we have designated the interest rate swap as a fair value hedge and the amounts paid or received under the swap agreement will be recognized over the life of the agreement as an adjustment to interest expense.

                            HOST MARRIOTT, L.P.

                                (Unaudited)


  On January 4, 2002, in a separate agreement with a different counter party, we purchased for approximately $3.5 million a 5-year interest rate cap with the same notional amount which caps the floating interest rate at 14%. Under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," the cap represents a derivative that will be marked to market and the gains and losses from changes in the market value of the cap will be recorded in other income or expense in the current period. For the first quarter of 2002, the Company recorded other expense of $1.1 million due to a decline in the market value of the interest rate cap.


6.  Development Projects


  During January 2002, the 295-room Ritz-Carlton, Naples Golf Resort, which is approximately 2 miles from our existing Ritz-Carlton, Naples hotel, was placed in service at an approximate development cost of $75 million. The golf resort has 15,000 square-feet of meeting space, four food and beverage outlets, and full access to 36 holes of a Greg Norman-designed golf course surrounding the hotel.


7.  Dispositions


  During January 2002, the Company transferred the St. Louis Marriott Pavilion to the mortgage lender in a non-cash transaction. In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," the Company recorded the reversal of deferred incentive management fees and the operations of the hotel prior to sale of $7 million, net of taxes of $4.6 million, as a gain on disposal in discontinued operations. In addition, the Company also recorded the difference between the debt extinguished and the fair value of the assets surrendered of $6 million, net of taxes of $3.6 million, as an extraordinary item.


8.  Distributions Payable


  On March 19, 2002, the Company announced that the Board of Directors of Host Marriott declared a quarterly cash distribution of $0.625 per Class A, B, and C preferred limited partner unit. The first quarter distribution was paid on April 15, 2002 to unitholders of record on March 28, 2002.


9.  Geographic Information


  During the first quarter of 2001, the Company's foreign operations consisted of four hotel properties located in Canada. Effective in the second quarter of 2001, as a result of the purchase of Rockledge Hotel Properties, Inc., foreign operations of the Company, consisted of four hotel properties located in Canada and two properties located in Mexico. There were no intercompany sales between the properties and the Company. The following table presents revenues for each of the geographical areas in which the Company owns hotels.



                                                        Twelve Weeks Ended
                                                   -----------------------------
                                                   March 22, 2002 March 23, 2001
                                                   -------------- --------------
   United States..................................      $787           $858
   International..................................         3             15
                                                        ----           ----
     Total........................................      $790           $873
                                                        ====           ====

                            HOST MARRIOTT, L.P.

                                (Unaudited)


10.  Comprehensive Income


  The Company's other comprehensive income consists of unrealized gains and losses on foreign currency translation adjustments and the right to receive cash from Host Marriott Services Corporation subsequent to the exercise of the options held by certain former and current employees of Marriott International, pursuant to the distribution agreement between the Company and Host Marriott Services Corporation. For the twelve weeks ended March 22, 2002 and March 23, 2001, comprehensive income totaled $3 million and $37 million, respectively.


11.  Supplemental Guarantor and Non-Guarantor Subsidiary Information


  All subsidiaries of the Company guarantee the Senior Notes except those owning 42 of the Company's full service hotels and HMH HPT RIBM LLC and HMH HPT CBM LLC, the lessees of the Residence Inn and Courtyard properties, respectively. The separate financial statements of each guaranteeing subsidiary (each, a "Guarantor Subsidiary") are not presented because the Company's management has concluded that such financial statements are not material to investors. The guarantee of each Guarantor Subsidiary is full and unconditional and joint and several and each Guarantor Subsidiary is a wholly owned subsidiary of the Company.


  The following condensed combined consolidating information sets forth the financial position as of March 22, 2002 and December 31, 2001 and results of operations and cash flows for the twelve weeks ended March 22, 2002 and March 23, 2001 of the parent, Guarantor Subsidiaries and the Non-Guarantor Subsidiaries.

                            HOST MARRIOTT, L.P.

                                (Unaudited)




       Supplemental Condensed Combined Consolidating Balance Sheets


                               (in millions)


                              March 22, 2002



                                                   Non-
                                   Guarantor    Guarantor
                          Parent  Subsidiaries Subsidiaries Eliminations Consolidated
                          ------  ------------ ------------ ------------ ------------
Property and equipment,
 net....................  $1,099     $2,105       $3,735      $    --       $6,939
Notes and other
 receivables............     707         96          156         (905)          54
Due from Manager........      (5)         6          149           --          150
Rent receivable.........       7         19           46          (61)          11
Investments in
 affiliate..............   2,633      2,020           --       (4,516)         137
Other assets............     170        219          269         (111)         547
Restricted cash.........      21          2           92           --          115
Cash and cash
 equivalents............     186         58           97           --          341
                          ------     ------       ------      -------       ------
  Total assets..........  $4,818     $4,525       $4,544      $(5,593)      $8,294
                          ======     ======       ======      =======       ======
Debt....................  $2,542     $1,267       $2,524      $  (768)      $5,565
Convertible debt
 obligation to Host
 Marriott...............     492         --           --           --          492
Other liabilities.......     152        233          419         (379)         425
                          ------     ------       ------      -------       ------
  Total liabilities.....   3,186      1,500        2,943       (1,147)       6,482
Minority interests......       1         --          110           --          111
Limited partner interest
 of third parties at
 redemption value.......     257         --           --           --          257
Owner's capital.........   1,374      3,025        1,491       (4,446)       1,444
                          ------     ------       ------      -------       ------
  Total liabilities and
   owner's capital......  $4,818     $4,525       $4,544      $(5,593)      $8,294
                          ======     ======       ======      =======       ======

                               December 31, 2001

                                                   Non-
                                   Guarantor    Guarantor
                          Parent  Subsidiaries Subsidiaries Eliminations Consolidated
                          ------  ------------ ------------ ------------ ------------
Property and equipment,
 net....................  $1,111     $2,135       $3,753      $    --       $6,999
Investments in
 affiliate..............   2,651      2,004           --       (4,513)         142
Notes and other
 receivables............     704         96          156         (902)          54
Rent receivable.........       2         17           25          (44)          --
Due from manager........      (5)         9          137           --          141
Other assets............     118        210          256          (52)         532
Restricted cash.........      22          3           89           --          114
Cash, cash equivalents
 and marketable
 securities.............     222         52           78           --          352
                          ------     ------       ------      -------       ------
  Total assets..........  $4,825     $4,526       $4,494      $(5,511)      $8,334
                          ======     ======       ======      =======       ======
Debt....................  $2,545     $1,293       $2,532      $  (768)      $5,602
Convertible debt
 obligation to Host
 Marriott...............     492         --           --           --          492
Other liabilities.......      96        216          359         (230)         441
                          ------     ------       ------      -------       ------
  Total liabilities.....   3,133      1,509        2,891         (998)       6,535
Minority interests......       1         --          107           --          108
Limited partner interest
 of third parties at
 redemption value.......     194         --           --           --          194
Partners' capital.......   1,497      3,017        1,496       (4,513)       1,497
                          ------     ------       ------      -------       ------
  Total liabilities and
   partners' capital....  $4,825     $4,526       $4,494      $(5,511)      $8,334
                          ======     ======       ======      =======       ======

                            HOST MARRIOTT, L.P.

                                (Unaudited)


         Supplemental Condensed Combined Statements of Operations


                               (in millions)


                     Twelve Weeks Ended March 22, 2002



                                                  Non-
                                  Guarantor    Guarantor
                          Parent Subsidiaries Subsidiaries Eliminations Consolidated
                          ------ ------------ ------------ ------------ ------------
REVENUES................   $ 32      $ 44        $ 866        $(152)       $ 790
Depreciation............    (15)      (29)         (40)          --          (84)
Hotel operating
 expenses...............     --        --         (518)          --         (518)
Property-level
 expenses...............    (12)      (14)         (36)          --          (62)
Rental expense..........     --        --         (222)         222           --
Minority interest.......     (1)       --           (4)          --           (5)
Interest expense........    (48)      (28)         (48)          12         (112)
Interest income.........     11         3            1          (12)           3
Corporate expenses......     (2)       (4)          (7)          --          (13)
Net gains on property
 transactions...........     --        --            1           --            1
Equity in earnings
 (losses) of
 affiliates.............    (31)       (6)          --           33           (4)
Other expenses..........     (2)       --           (2)          --           (4)
                           ----      ----        -----        -----        -----
INCOME (LOSS) BEFORE
 INCOME TAXES...........    (68)      (34)          (9)         103           (8)
(Provision for) benefit
 from income taxes......     (1)        2           (5)          --           (4)
                           ----      ----        -----        -----        -----
INCOME (LOSS) FROM
 CONTINUING OPERATIONS..    (69)      (32)         (14)         103          (12)
DISCONTINUED OPERATIONS
Gain on disposal........     --         7           --           --            7
                           ----      ----        -----        -----        -----
INCOME (LOSS) BEFORE
 EXTRAORDINARY ITEMS....    (69)      (25)         (14)         103           (5)
Extraordinary gain......     --         6           --           --            6
                           ----      ----        -----        -----        -----
NET INCOME (LOSS).......   $(69)     $(19)       $ (14)       $ 103        $   1
                           ====      ====        =====        =====        =====

                       Twelve Weeks Ended March 23, 2001

                                                  Non-
                                  Guarantor    Guarantor
                          Parent Subsidiaries Subsidiaries Eliminations Consolidated
                          ------ ------------ ------------ ------------ ------------
REVENUES................   $ 27      $ 44        $ 942        $(145)       $ 868
Depreciation............    (15)      (25)         (37)          --          (77)
Hotel operating
 expenses...............     (2)       --         (573)          --         (575)
Property-level
 expenses...............     (6)      (15)         (36)          --          (57)
Rental expense..........     --        --         (257)         257           --
Minority interest.......     (2)       --           (5)          --           (7)
Interest expense........    (47)      (24)         (46)           6         (111)
Interest income.........     10         1            3           (6)           8
Corporate expenses......     (1)       (3)          (4)          --           (8)
Net gains on property
 transactions...........     --        --            1           --            1
Equity in earnings
 (losses) of
 affiliates.............    (35)       (9)          --           47            3
Other expenses..........     --        --           (2)          --           (2)
                           ----      ----        -----        -----        -----
INCOME (LOSS) BEFORE
 INCOME TAXES...........    (71)      (31)         (14)         159           43
(Provision for) benefit
 from income taxes......     (2)       --           (1)          --           (3)
                           ----      ----        -----        -----        -----
INCOME (LOSS) BEFORE
 EXTRAORDINARY ITEMS....    (73)      (31)         (15)         159           40
Extraordinary gain......      1        --           (1)          --           --
                           ----      ----        -----        -----        -----
NET INCOME (LOSS).......   $(72)     $(31)       $ (16)       $ 159        $  40
                           ====      ====        =====        =====        =====

                            HOST MARRIOTT, L.P.

                                (Unaudited)










         Supplemental Condensed Combined Statements of Operations


                               (in millions)


                     Twelve Weeks Ended March 22, 2002



                                                          Non-
                                          Guarantor    Guarantor
                                 Parent  Subsidiaries Subsidiaries Consolidated
                                 ------  ------------ ------------ ------------
OPERATING ACTIVITIES
Cash from operations...........  $ (10)     $  13         $ 56        $  59
                                 -----      -----         ----        -----
INVESTING ACTIVITIES
Capital expenditures...........     (8)       (15)         (25)         (48)
                                 -----      -----         ----        -----
Cash used in investing
 activities....................     (8)       (15)         (25)         (48)
                                 -----      -----         ----        -----
FINANCING ACTIVITIES
Issuances of debt..............     (1)       --           --            (1)
Repayment of debt..............    --          (1)          (7)          (8)
Distributions..................     (9)       --           --            (9)
Other..........................     (5)         8          --            (4)
Transfers to/from Parent.......     (3)         8           (5)         --
                                 -----      -----         ----        -----
Cash (used in) provided by
 financing activities..........    (18)         8          (12)         (22)
                                 -----      -----         ----        -----
INCREASE (DECEASE) IN CASH AND
 CASH EQUIVALENTS..............  $ (36)     $   6         $ 19        $ (11)
                                 =====      =====         ====        =====

                       Twelve Weeks Ended March 23, 2001

                                                          Non-
                                          Guarantor    Guarantor
                                 Parent  Subsidiaries Subsidiaries Consolidated
                                 ------  ------------ ------------ ------------
OPERATING ACTIVITIES
Cash from operations...........  $ (57)     $(160)        $ 69        $(148)
                                 -----      -----         ----        -----
INVESTING ACTIVITIES
Capital expenditures and other
 investments...................    (15)       (32)         (34)         (81)
Other..........................      3         --           --           --
                                 -----      -----         ----        -----
Cash used in investing
 activities....................    (12)       (32)         (34)         (81)
                                 -----      -----         ----        -----
FINANCING ACTIVITIES
Issuances of debt..............    114         --            4          118
Repayment od debt..............     --         (1)          (8)          (9)
Issuances of OP Units..........      1         --           --            1
Distributions..................    (79)        --           --          (79)
Other expenses.................     (4)        (3)           1           (6)
Transferes to/from Parent......   (182)       195          (13)          --
                                 -----      -----         ----        -----
Cash (used in) provided by
 financing activities..........   (150)      (191)         (16)          25
                                 -----      -----         ----        -----
INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS..............  $(219)     $  (1)        $ 19        $(201)
                                 =====      =====         ====        =====

                            HOST MARRIOTT, L.P.

                                (Unaudited)


12. Subsequent Events


   On April 8, 2002, the Operating Partnership issued approximately 6.9 million OP Units to acquire an additional interest in the San Diego Marina Marriott hotel. As a result of this acquisition, the Operating Partnership now owns 90% of the hotel and Host REIT's ownership percentage of the Operating Partnership is now at 90%. This transaction will result in a property and equipment increase of $56.1 million, reflecting the fair value of the partnership interest acquired. Combine with the partnership interest acquired during February, the total increase to property and equipment is $66.6 million.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

   We have not authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained in this prospectus. You must not rely on unauthorized information or representations not contained in this prospectus.

                                ---------------

                               TABLE OF CONTENTS


                                                                          Page
                                                                          ----
Summary..................................................................   1
Risk Factors.............................................................  10
Forward-Looking Statements...............................................  23
Use of Proceeds..........................................................  24
Capitalization...........................................................  24
Pro Forma Financial Information of Host Marriott, L.P....................  25
Selected Financial Data..................................................  31
Management's Discussion and Analysis of Results of Operations and
 Financial Condition ....................................................  34
Quantitative and Qualitative Disclosures About Market Risk...............  50
Management...............................................................  73
Certain Relationships and Related Transactions...........................  83
The Exchange Offer.......................................................  89
Description of Series I Senior Notes.....................................  96
Description of Certain Indebtedness...................................... 139
Material Federal Tax Consequences of the Exchange........................ 142
Plan of Distribution..................................................... 147
Legal Matters............................................................ 148
Experts.................................................................. 148
Where You Can Find More Information...................................... 148
Index to Financial Statements............................................ F-1


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      -----------------------------------

                                  PROSPECTUS

                      -----------------------------------

                              Host Marriott, L.P.

                               Offer to Exchange
                                     up to
                                 $450,000,000
                                      of
                       9 1/2% Series I Senior Notes due
                             2007, which have been
                             registered under the
                                Securities Act

                                   for up to
                                 $450,000,000
                                of outstanding
                         9 1/2% Series H Senior Notes
                                   Due 2007

                               May 17, 2002


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

   Host Marriott Corporation's Articles of Amendment and Restatement of Articles of Incorporation (the "Articles of Incorporation") authorize it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to: (i) any present of former director of officer or (ii) any individual who, while a director of Host Marriott and at the request of Host Marriott, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as a present or former director of Host Marriott Corporation. Host Marriott Corporation's Bylaws obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of Host Marriott Corporation and at the request of Host Marriott Corporation, serves or has served another corporation, real state investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, trustee, officer or partner of such corporation, real estate investment trust partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status. Host Marriott's Articles of Incorporation and Bylaws also permit Host Marriott to indemnify and advance expenses to any person who served as a predecessor of Host Marriott in any of the capacities described above any to any employee or agent of Host Marriott or a predecessor of Host Marriott. Host Marriott's Bylaws require Host Marriott to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

   The Maryland General Corporation Law, as amended (the "MGCL"), permits a Maryland corporation to indemnify and advance expenses to its directors, officers, employees and agents, and permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director of officer actually received an improper personal benefit in money, property, or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation if such director or officer has been adjudged to be liable to the corporation. In accordance with the MGCL, Host Marriott's Bylaws require it, as a condition to advancing expenses, to obtain (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by Host Marriott as authorized by Host Marriott's Bylaws and (2) a written statement by or on his behalf to repay the amount paid of reimbursed by Host Marriott shall ultimately be determined that the standard of conduct was not met.

   Host Marriott intends to enter into indemnification agreements with each of its directors and officers. The indemnification agreements will require, among other things, that Host Marriott indemnify its directors and officers to the fullest extent permitted by law and advance to its directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted.

   The Amended and Restated Agreement of Limited Partnership of Host Marriott, L.P. (the "Partnership Agreement") also provides for indemnification of Host Marriott and its officers and directors to the same extent that indemnification is provided to officers and directors of Host Marriott in its Articles of Incorporation, and limit liability of Host Marriott and its officers and directors to the Operating Partnership and its respective partners to the same extent that the liability of the officers and directors of Host Marriott to Host Marriott and its stockholders is limited under Host Marriott's Articles of Incorporation.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, Host Marriott has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules

   (A) Exhibits


 Exhibit No. Description
 ----------- -----------
   2.1       Agreement and Plan by and among Host Marriott Corporation, HMC
             Merger Corporation and Host Marriott L.P. (incorporated by reference to Host Marriott Corporation Registration Statement No.
             333-64793).

   3.1       Second Amended and Restated Agreement of Limited Partnership of
             Host Marriott, L.P. (incorporated by reference to Exhibit 3.1 of
             Host Marriott Corporation Registration Statement No. 333-55807).

   3.2       Eleventh Amendment to Second Amended and Restated Agreement of
             Limited Partnership of Host Marriott, L.P., dated as of August 3,
             1999, establishing an additional class of units entitled the Class
             A Preferred Units (incorporated by reference to Exhibit 3.2 of
             Host Marriott, L.P.'s Annual Report on Form 10-K for the year ended December 31, 2001).

   3.3       Sixteenth Amendment to Second Amended and Restated Agreement of
             Limited Partnership of Host Marriott, L.P., dated as of November
             29, 1999, establishing an additional class of units entitled the Class B Preferred Units (incorporated by reference to Exhibit 3.3 of Host Marriott, L.P.'s Annual Report on Form 10-K for the year ended December 31, 2001).

   3.4       Twenty-fifth Amendment to Second Amended and Restated Agreement of
             Limited Partnership of Host Marriott, L.P., dated as of March 27,
             2001, establishing an additional class of units entitled the Class
             C Preferred Units (incorporated by reference to Exhibit 3.4 of
             Host Marriott, L.P.'s Annual Report on Form 10-K for the year ended December 31, 2001).

   3.5       Thirtieth Amendment to Second Amended and Restated Agreement of
             Limited Partnership of Host Marriott, L.P (incorporated by reference to Exhibit 3.5 of Host Marriott, L.P.'s Annual Report on
             Form 10-K for the year ended December 31, 2001).

   4.1 Indenture by and among HMH Properties, Inc., as Issuer, and the Subsidiary Guarantors named therein, and Marine Midland Bank, as
             Trustee (incorporated by reference to Host Marriott Corporation
             Current Report on Form 8-K dated August 6, 1998).

   4.2+      Ninth Supplemental Indenture, dated December 14, 2001, between
             Host Marriott, L.P., the Subsidiary Guarantors named therein and
             HSBC Bank USA (formerly Marine Midland Bank), as Trustee.

   5.1* Opinion of Latham & Watkins regarding the legality of the securities being registered.

   8.1+      Opinion of Latham & Watkins regarding certain tax matters.

  10.1       Indenture between Host Marriott L.P., as Issuer, and Marine
             Midland Bank, as Indenture Trustee, and Form of 6.56% Callable
             Note due December 15, 2005 (incorporated by reference to
             Exhibit 4.1 of Host Marriott Corporation Registration Statement
             No. 333-55807).

 Exhibit No. Description
 ----------- -----------
  10.2       Host Marriott L.P. Executive Deferred Compensation Plan effective as of December 29, 1998 (formerly the Marriott Corporation
             Executive Deferred Compensation Plan) (incorporated by reference to Exhibit 10.7 of Host Marriott Corporation's Form 10-K for the
             year ended December 31, 1998).

  10.3       Host Marriott Corporation and Host Marriott, L.P. Comprehensive
             Stock and Cash Incentive Plan, as amended and restated December
             29, 1998 (incorporated by reference to Exhibit No. 10.8 of Host
             Marriott Corporation's Form 10-K for the year ended December 31,
             2000.)

  10.4       Distribution Agreement dated as of September 15, 1993 between
             Marriott Corporation and Marriott International, Inc.
             (incorporated by reference from Host Marriott Corporation Current
             Report on Form 8-K dated October 23, 1993).

  10.5       Amendment No. 1 to the Distribution Agreement dated December 29,
             1995 by and among Host Marriott Corporation, Host Marriott
             Services Corporation and Marriott International, Inc.
             (incorporated by reference to Host Marriott Corporation Current
             Report on Form 8-K dated January 1996).

  10.6 Amendment No. 2 to the Distribution Agreement dated June 21, 1997 by and among Host Marriott Corporation, Host Marriott Services
             Corporation and Marriott International, Inc. (incorporated by reference to Host Marriott Corporation Registration Statement No.
             333-64793).

  10.7 Amendment No. 3 to the Distribution Agreement dated March 3, 1998 by and among Host Marriott Corporation, Host Marriott Services
             Corporation, Marriott International, Inc. and Sodexho Marriott
             Services, Inc. (incorporated by reference to Host Marriott
             Corporation Registration Statement No. 333-64793).

  10.8       Amendment No. 4 to the Distribution Agreement by and among Host
             Marriott Corporation and Marriott International Inc. (incorporated by reference to Host Marriott Corporation Registration Statement
             No. 333-64793).

  10.9       Amendment No. 5 to the Distribution Agreement dated December 18,
             1998 by and among Host Marriott Corporation, Host Marriott
             Services Corporation and Marriott International Inc. (incorporated by reference to Exhibit 10.14 of Host Marriott Corporation's Form
             10-K for the year ended December 31, 1998).

  10.10      Distribution Agreement dated December 22, 1995 by and between Host
             Marriott Corporation and Host Marriott Services Corporation
             (incorporated by reference to Host Marriott Corporation Current
             Report on Form 8-K dated January 16, 1996).

  10.11 Amendment to Distribution Agreement dated December 22, 1995 by and between Host Marriott Corporation and Host Marriott Services
             Corporation (incorporated by reference to Exhibit 10.16 of Host
             Marriott Corporation's Form 10-K for the year ended December 31,
             1998).

  10.12      Tax Sharing Agreement dated as of October 5, 1993 by and between
             Marriott Corporation and Marriott International, Inc.
             (incorporated by reference to Host Marriott Corporation Current
             Report on Form 8-K dated October 23, 1993).

  10.13      License Agreement dated as of December 29, 1998 by and among Host
             Marriott Corporation, Host Marriott, L.P., Marriott International,
             Inc. and Marriott Worldwide Corporation (incorporated by reference to Exhibit 10.18 of Host Marriott Corporation's Form 10-K for the year ended December 31, 1998).

  10.14 Tax Administration Agreement dated as of October 8, 1993 by and between Marriott Corporation and Marriott International, Inc.
             (incorporated by reference to Host Marriott Corporation Current
             Report on Form 8-K dated October 23, 1993).

 Exhibit No. Description
 ----------- -----------
  10.15      Restated Noncompetition Agreement by and among Host Marriott
             Corporation, Marriott International, Inc. and Sodexho Marriott
             Services, Inc. (incorporated by reference to Host Marriott
             Corporation Registration Statement No. 333-64793).

  10.16      First Amendment to Restated Noncompetition Agreement by and among
             Host Marriott Corporation, Marriott International, Inc. and
             Sodexho Marriott Services, Inc. (incorporated by reference to Host
             Marriott Corporation Registration Statement No. 333-64793).

  10.17      Employee Benefits and Other Employment Matters Allocation
             Agreement dated as of December 29, 1995 by and between Host
             Marriott Corporation and Host Marriott Services Corporation
             (incorporated by reference to Host Marriott Corporation Current
             Report on Form 8-K dated January 16, 1996).

  10.18      Tax Sharing Agreement dated as of December 29, 1995 by and between
             Host Marriott Corporation and Host Marriott Services Corporation
             (incorporated by reference to Host Marriott Corporation Current
             Report on Form 8-K dated January 16, 1996).

  10.19      Host Marriott, L.P. Retirement and Savings Plan and Trust
             (incorporated by reference to Exhibit 10.26 of Host Marriott
             Corporation 1998 Annual Report on Form 10-K for the year ended
             December 31, 1998).

  10.20      Contribution Agreement dated as of April 16, 1998 among Host
             Marriott Corporation, Host Marriott, L.P. and the contributors named therein, together with Exhibit B (incorporated by reference to Exhibit 10.18 of Host Marriott Corporation Registration
             Statement No. 333-55807).

  10.21      Amendment No. 1 to Contribution Agreement dated May 8, 1998 among
             Marriott Corporation, Host Marriott, L.P. and the contributors named therein (incorporated by reference to Exhibit 10.19 of Host
             Marriott Corporation Registration Statement No. 333-55807).

  10.22      Amendment No. 2 to Contribution Agreement dated May 18, 1998 among
             Host Marriott Corporation, Host Marriott, L.P. and the contributors named therein (incorporated by reference to Exhibit
             10.20 of Host Marriott Corporation Registration Statement No. 333-
             55807).

  10.23#     Form of Management Agreement for Full Services Hotels
             (incorporated by reference to Host Marriott Corporation
             Registration Statement No. 333-51707).

  10.24      Employee Benefits and Other Employment Matters Allocation
             Agreement between Host Marriott Corporation, Host Marriott, L.P.
             and Crestline Capital Corporation (incorporated by reference to Host Marriott Corporation Registration Statement No. 333-64793).

  10.25      Amendment to the Employee Benefits and Other Employment Matters
             Allocation Agreement effective as of December 29, 1998 by and between Host Marriott Corporation, Marriott International, Sodexho
             Marriott Services, Inc., Crestline Capital Corporation and Host
             Marriott, L.P. (incorporated by reference to Exhibit 10.34 of Host
             Marriott Corporation's Form 10-K for the year ended December 31,
             1998).

  10.26      Amended and Restated Communities Noncompetition Agreement
             (incorporated by reference to Host Marriott Corporation
             Registration Statement No. 333-64793).

  10.27 Registration Rights Agreement, dated as of October 14, 2001, by and among Host Marriott, L.P., the Guarantors named therein and the Purchasers named therein (incorporated by reference to Exhibit
             10.43 of Host Marriott, L.P.'s Registration Statement on Form S-4
             No. 333-73550).

  10.28 Amended and Restated Credit Agreement, dated as of May 31, 2000, among Host Marriott Corporation, Host Marriott, L.P., Various
             Banks and Bankers Trust Company, as Administrative Agent
             (incorporated by reference to Exhibit 10.40 of Host Marriott's
             Registration Statement No. 333-51944).

 Exhibit No. Description
 ----------- -----------
  10.29      First Amendment to the Amended and Restated Credit Agreement,
             dated as of October 23, 2000, among Host Marriott Corporation,
             Host Marriott, L.P., Various Banks and Bankers Trust Company, As
             Administrative Agent (incorporated by reference to Exhibit 10.41 of Host Marriott's Registration Statement No. 333-51944.)

  10.30      Second Amendment and Waiver of Amended and Restated Credit
             Agreement, dated as of March 2, 2001, among Host Marriott
             Corporation, Host Marriott, L.P., Various Banks and Bankers, and
             Bankers Trust Company, as administrative Agent (incorporated by reference to Exhibit 10.42 of Host Marriott's Form 10.42 of Host
             Marriott's Form 10-Q for the quarter ended September 7, 2001.)

  10.31      Third Amendment and Modification to Amended and Restated Credit
             Agreement, dated as of November 15, 2001, among Host Marriott
             Corporation, Host Marriott, L.P., Various Banks, and Bankers Trust
             Company, as Administrative Agent, dated as of November 19, 2001
             (incorporated by reference to Exhibit 10.41 of Host Marriott
             Corporation's Current Report on Form 8-K dated December 5, 2001).

  10.32      Amended and Restated Pledge and Security Agreement, dated as of
             May 31, 2000, among the Pledgors and Banker's Trust Company, as
             Pledgee (incorporated by reference to Exhibit No. 10.44 of Host
             Marriott, L.P.'s Form 10-Q for the quarter ended September 7,
             2001).

  10.33      First Amendment to Amended and Restated Pledge and Security
             Agreement, dated as of March 1, 2001, among the Pledgors and Bankers Trust Company, as Pledgee (incorporated by reference to
             Exhibit No. 10.41 of Host Marriott, L.P.'s Form 10-Q for the quarter ended September 7, 2001.)

  10.34      Amended and Restated Subsidiaries Guaranty, dated as of March 1,
             2001 (incorporated by reference to Exhibit 10.43 of Host Marriott,
             L.P.'s Form 10-Q for the quarter ended September 7, 2001).

  10.35      Acquisition and Exchange Agreement dated November 13, 2000 by Host
             Marriott, L.P. and Crestline Capital Corporation (incorporated by reference to Exhibit 99.2 of Host Marriott, L.P.'s Form 8-K/A filed December 14, 2000).

  10.36      Host Marriott Corporation's Non-Employee Director's Deferred Stock
             Compensation Plan (incorporated by reference to Exhibit 10.7 of
             Host Marriott Corporation's Form 10-K dated March 26, 1999).

  10.43+ Registration Rights Agreement, dated as of December 14, 2001, by and among Host Marriott, L.P., the Guarantors named therein and the Purchasers named therein.

  10.45+     ISDA Master Agreement, dated as of December 19, 2001, between
             Societe Generale, New York Branch, and Host Marriott, L.P.

  10.46+     ISDA Master Agreement, dated as of January 4, 2002, between Wells
             Fargo Bank, N.A. and Host Marriott, L.P.

  12.1*      Computation of Ratios of Earnings to Fixed Charges and Preferred
             Unit Charges.

  21.1 List of Subsidiaries of Host Marriott, L.P. (incorporated by reference to Exhibit 21 of Host Marriott, L.P.'s Form 10-K for the year ended December 31, 2001).

  23.1*      Consent of Latham & Watkins (included as part of Exhibit 5).

  23.2       Consent of Latham & Watkins (included as part of Exhibit 8).

  23.3*      Consent of Arthur Andersen LLP.

  24.1       Power of Attorney (included on signature page).

  25.1+      Statement of Eligibility and Qualification on Form T-1 of HSBC
             Bank USA, as trustee for the 9 1/2% Series I Senior Notes due 2007 of the Registrant.

  99.1+ Form of Letter of Transmittal and related documents to be used in conjunction with the exchange offer.

  99.2+ Form of Notice of Guaranteed Delivery to be used in conjunction with the exchange offer.

--------

# Agreement filed is illustrative of numerous other agreements to which the Company is a party.


*  Filed herewith.


+  Previously filed.

   (B) Financial Statement Schedule

Report of Independent Public Accountants.................................... S-1

Schedule III--Real Estate and Accumulated Depreciation...................... S-2

Item 22. Undertakings

   A. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expense incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's Annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's Annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   C. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   D. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

   E. (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

   (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   F. The undersigned registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

   Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3 or Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland on this 15th day of May, 2002.


                                          HOST MARRIOTT, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                          By:  /s/ Robert E. Parsons, Jr.

                                             ----------------------------------
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                               POWER OF ATTORNEY

   We, the undersigned directors and officers of Host Marriott Corporation, do hereby constitute and appoint Elizabeth A. Abdoo and Robert E. Parsons, Jr., and each of them, our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933 and any rules, regulations and agreements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto; and we hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue thereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-4 has been signed below by the following persons in their capacities on the dates indicated.


              Signature                          Title                   Date
              ---------                          -----                   ----

                  *                    President, Chief Executive    May 15, 2002
______________________________________  Officer and Director
       Christopher J. Nassetta          (Principal Executive
                                        Officer)

      /s/ Robert E. Parsons, Jr.       Executive Vice President      May 15, 2002
______________________________________  and Chief Financial
        Robert E. Parsons, Jr.          Officer (Principal
                                        Financial Officer)

                  *                    Senior Vice President and     May 15, 2002
______________________________________  Corporate Controller
          Donald D. Olinger             (Principal Accounting
                                        Officer)

                  *                    Chairman of the Board of      May 15, 2002
______________________________________  Directors
         Richard E. Marriott

                  *                    Director                      May 15, 2002
______________________________________
           Robert M. Baylis

                  *                    Director                      May 15, 2002
______________________________________
          Terence C. Golden

                  *                    Director                      May 15, 2002
______________________________________
          J.W. Marriott, Jr.

                  *                    Director                      May 15, 2002
______________________________________
       Ann McLaughlin Korologos

                  *                    Director                      May 15, 2002
______________________________________
          John G. Schreiber

                  *                    Director                      May 15, 2002
______________________________________
        Harry L. Vincent, Jr.


  * /s/ Robert E. Parsons, Jr.

_________________________________

       Attorney-in-fact

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMH Rivers, L.P

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMH Marina LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMC SBM Two LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMC Retirement Properties, L.P.

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMH Pentagon LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          Airport Hotels LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                    II-15th

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          Chesapeake Financial Services LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMC Capital Resources LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          PRM LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          Host Park Ridge LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          Philadelphia Airport Hotel LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMC Hartford LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMH Norfolk LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMH Norfolk, L.P.

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMC Partnership Holdings LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMC Suites LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMC Suites Limited Partnership

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          Wellsford-Park Ridge Host HMC
                                           Limited Partnership


                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          City Center Interstate Partnership
                                           LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          Farrell's Ice Cream Parlor
                                           Restaurants LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMC Burlingame LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMC California Leasing LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMC Capital LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMC Grand LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMC Mexpark LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMC Polanco LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMC NGL LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMC OLS I L.P.

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMC RTZ Loan I LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMC RTZ II LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMC Seattle LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMC Swiss Holdings LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMC Waterford LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMH Restaurants LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMH Rivers LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMH WTC LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMP Capital Ventures LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          Host La Jolla LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          City Center Hotel Limited
                                           Partnership

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          MFR of Illinois LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          MFR of Vermont LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          MFR of Wisconsin LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          PM Financial LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          PM Financial LP

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMC Chicago LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMC HPP LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMC Desert LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMC Hanover LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMC Diversified LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMC Properties I LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMC Potomac LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMC East Side II LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMC Manhattan Beach LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          Chesapeake Hotel Limited Partnership

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMH General Partner Holdings LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMC IHP Holdings LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMC OP BN LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          S.D. Hotels LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMC Gateway LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMC Pacific Gateway LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMC Market Street LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          New Market Street LP

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          Times Square LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          Times Square GP LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMC Atlanta LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          Ivy Street LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMC Properties II LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          Santa Clara HMC LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMC BCR Holdings LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMC Palm Desert LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMC Georgia LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMC SFO LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          Market Street Host LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMC Property Leasing LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMC Host Restaurants LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/  Robert E. Parsons, Jr.
                                          By:__________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          Durbin LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By:_________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMC HT LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By:_________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMC JWDC GP LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMC JWDC LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMC OLS I LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMC OLS II L.P.

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMC Park Ridge LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          Host of Houston 1979

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          Host of Houston, Ltd.

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          Host of Boston, Ltd.

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          YBG Associates LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMT Lessee Parent LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMC PLP LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMP Financial Services LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMC Hotel Development LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          MDSM Finance LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMC/Interstate Ontario, L.P.

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMC/Interstate Manhattan Beach, L.P.

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          Host/Interstate Partnership, L.P.

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMC/Interstate Waterford, L.P.


                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          Ameliatel

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMC Amelia I LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          HMC Amelia II LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          Rockledge Hotel LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 15th day of May, 2002.


                                          Fernwood Hotel LLC

                                          By: Host Marriott, L.P.

                                          By: Host Marriott Corporation, as
                                              General Partner of Host
                                              Marriott, L.P.

                                                /s/ Robert E. Parsons, Jr.
                                          By: _________________________________
                                             Name: Robert E. Parsons, Jr.
                                             Title: Executive Vice President
                                                  and Chief Financial Officer

                                                                    SCHEDULE III
                                                                     Page 1 of 3

                      HOST MARRIOTT, L.P. AND SUBSIDIARIES

                    REAL ESTATE AND ACCUMULATED DEPRECIATION

                               December 31, 2001
                                 (in millions)

                                                              Gross Amount at
                            Initial Costs                    December 31, 2001
                          ------------------             -------------------------
                                             Subsequent                                            Date of
                                Buildings &     Costs          Buildings &         Accumulated  Completion of   Date
   Description      Debt  Land  Improvements Capitalized Land  Improvements Total  Depreciation Construction  Acquired
   -----------     ------ ----- ------------ ----------- ----- ------------ ------ ------------ ------------- --------
Full-service
hotels:
 New York
 Marriott Marquis
 Hotel, New York,
 NY..............  $  255 $ --     $  552      $   58    $ --     $  610    $  610   $  (201)         1986        n/a
 Other full-
 service
 properties, each
 less than 5% of
 total...........   2,006   721     5,325       1,067      696     6,417     7,113    (1,064)      various    various
                   ------ -----    ------      ------    -----    ------    ------   -------
 Total full-
 service.........   2,261   721     5,877       1,125      696     7,027     7,723    (1,265)
 Other
 properties, each
 less than 5% of
 total...........     --     40        27         (55)       0        12        12       (16)      various        n/a
                   ------ -----    ------      ------    -----    ------    ------   -------
 Total...........  $2,261 $ 761    $5,904      $1,070    $ 696    $7,039    $7,735   $(1,281)
                   ====== =====    ======      ======    =====    ======    ======   =======
                   Depreciation
   Description         Life
   -----------     ------------
Full-service
hotels:
 New York
 Marriott Marquis
 Hotel, New York,
 NY..............         40
 Other full-
 service
 properties, each
 less than 5% of
 total...........         40
 Total full-
 service.........
 Other
 properties, each
 less than 5% of
 total...........    various
 Total...........

                                                                    SCHEDULE III
                                                                     Page 2 of 3

                      HOST MARRIOTT, L.P. AND SUBSIDIARIES

                    REAL ESTATE AND ACCUMULATED DEPRECIATION

                               December 31, 2001
                                 (in millions)

Notes:

(A) The change in total cost of properties for the fiscal years ended December 31, 2001, 2000 and 1999 is as follows:

   Balance at January 2, 1998..........................................  $7,353
   Additions:
     Acquisitions......................................................      29
     Capital expenditures and transfers from construction-in-progress..     147
   Deductions:
     Dispositions and other............................................    (155)
                                                                         ------
   Balance at December 31, 1999........................................  $7,374
   Additions:
     Capital expenditures and transfers from construction-in-progress..     306
   Deductions:
     Dispositions and other............................................      (9)
                                                                         ------
   Balance at December 31, 2000........................................  $7,671
   Additions:
     Capital expenditures and transfers from construction-in-progress..     278
   Deductions:
     Dispositions and other............................................    (214)
                                                                         ------
   Balance at December 31, 2001........................................  $7,735
                                                                         ======

                                                                    SCHEDULE III
                                                                     Page 3 of 3

                      HOST MARRIOTT, L.P. AND SUBSIDIARIES

                    REAL ESTATE AND ACCUMULATED DEPRECIATION

                               December 31, 2001
                                 (in millions)

Notes:

(B) The change in accumulated depreciation and amortization of real estate assets for the fiscal years ended December 31, 2001, 2000, 1999 and 1998 is as follows:

   Balance at December 31, 1998........................................... $575
   Depreciation and amortization..........................................  243
   Dispositions and other.................................................   35
                                                                           ----

   Balance at December 31, 1999.........................................    853
   Depreciation and amortization........................................    215
   Dispositions and other...............................................    (2)
                                                                         ------
   Balance at December 31, 2000.........................................  1,066
   Depreciation and amortization........................................    281
   Dispositions and other...............................................   (66)
                                                                         ------
   Balance at December 31, 2001......................................... $1,281
                                                                         ======

(C) The aggregate cost of properties for Federal income tax purposes is approximately $5,609 million at December 31, 2001.

(D) The total cost of properties excludes construction-in-progress properties.

                               EXHIBIT INDEX



 Exhibit No. Description
 ----------- -----------
   2.1       Agreement and Plan by and among Host Marriott Corporation, HMC
             Merger Corporation and Host Marriott L.P. (incorporated by reference to Host Marriott Corporation Registration Statement No.
             333-64793).

   3.1       Second Amended and Restated Agreement of Limited Partnership of
             Host Marriott, L.P. (incorporated by reference to Exhibit 3.1 of
             Host Marriott Corporation Registration Statement No. 333-55807).

   3.2       Eleventh Amendment to Second Amended and Restated Agreement of
             Limited Partnership of Host Marriott, L.P., dated as of August 3,
             1999, establishing an additional class of units entitled the Class
             A Preferred Units (incorporated by reference to Exhibit 3.2 of
             Host Marriott, L.P.'s Annual Report on Form 10-K for the year ended December 31, 2001).

   3.3       Sixteenth Amendment to Second Amended and Restated Agreement of
             Limited Partnership of Host Marriott, L.P., dated as of November
             29, 1999, establishing an additional class of units entitled the Class B Preferred Units (incorporated by reference to Exhibit 3.3 of Host Marriott, L.P.'s Annual Report on Form 10-K for the year ended December 31, 2001).

   3.4       Twenty-fifth Amendment to Second Amended and Restated Agreement of
             Limited Partnership of Host Marriott, L.P., dated as of March 27,
             2001, establishing an additional class of units entitled the Class
             C Preferred Units (incorporated by reference to Exhibit 3.4 of
             Host Marriott, L.P.'s Annual Report on Form 10-K for the year ended December 31, 2001).

   3.5       Thirtieth Amendment to Second Amended and Restated Agreement of
             Limited Partnership of Host Marriott, L.P (incorporated by reference to Exhibit 3.5 of Host Marriott, L.P.'s Annual Report on
             Form 10-K for the year ended December 31, 2001).

   4.1 Indenture by and among HMH Properties, Inc., as Issuer, and the Subsidiary Guarantors named therein, and Marine Midland Bank, as
             Trustee (incorporated by reference to Host Marriott Corporation
             Current Report on Form 8-K dated August 6, 1998).

   4.2+      Ninth Supplemental Indenture, dated December 14, 2001, between
             Host Marriott, L.P., the Subsidiary Guarantors named therein and
             HSBC Bank USA (formerly Marine Midland Bank), as Trustee.

   5.1* Opinion of Latham & Watkins regarding the legality of the securities being registered.

   8.1+      Opinion of Latham & Watkins regarding certain tax matters.

  10.1       Indenture between Host Marriott L.P., as Issuer, and Marine
             Midland Bank, as Indenture Trustee, and Form of 6.56% Callable
             Note due December 15, 2005 (incorporated by reference to
             Exhibit 4.1 of Host Marriott Corporation Registration Statement
             No. 333-55807).

  10.2 Host Marriott L.P. Executive Deferred Compensation Plan effective as of December 29, 1998 (formerly the Marriott Corporation
             Executive Deferred Compensation Plan) (incorporated by reference to Exhibit 10.7 of Host Marriott Corporation's Form 10-K for the year ended December 31, 1998).

  10.3       Host Marriott Corporation and Host Marriott, L.P. Comprehensive
             Stock and Cash Incentive Plan, as amended and restated December
             29, 1998 (incorporated by reference to Exhibit No. 10.8 of Host
             Marriott Corporation's Form 10-K for the year ended December 31,
             2000.)

  10.4       Distribution Agreement dated as of September 15, 1993 between
             Marriott Corporation and Marriott International, Inc.
             (incorporated by reference from Host Marriott Corporation Current
             Report on Form 8-K dated October 23, 1993).

 Exhibit No. Description
 ----------- -----------
  10.5       Amendment No. 1 to the Distribution Agreement dated December 29,
             1995 by and among Host Marriott Corporation, Host Marriott
             Services Corporation and Marriott International, Inc.
             (incorporated by reference to Host Marriott Corporation Current
             Report on Form 8-K dated January 1996).

  10.6 Amendment No. 2 to the Distribution Agreement dated June 21, 1997 by and among Host Marriott Corporation, Host Marriott Services
             Corporation and Marriott International, Inc. (incorporated by reference to Host Marriott Corporation Registration Statement No.
             333-64793).

  10.7 Amendment No. 3 to the Distribution Agreement dated March 3, 1998 by and among Host Marriott Corporation, Host Marriott Services
             Corporation, Marriott International, Inc. and Sodexho Marriott
             Services, Inc. (incorporated by reference to Host Marriott
             Corporation Registration Statement No. 333-64793).

  10.8       Amendment No. 4 to the Distribution Agreement by and among Host
             Marriott Corporation and Marriott International Inc. (incorporated by reference to Host Marriott Corporation Registration Statement
             No. 333-64793).

  10.9       Amendment No. 5 to the Distribution Agreement dated December 18,
             1998 by and among Host Marriott Corporation, Host Marriott
             Services Corporation and Marriott International Inc. (incorporated by reference to Exhibit 10.14 of Host Marriott Corporation's Form
             10-K for the year ended December 31, 1998).

  10.10      Distribution Agreement dated December 22, 1995 by and between Host
             Marriott Corporation and Host Marriott Services Corporation
             (incorporated by reference to Host Marriott Corporation Current
             Report on Form 8-K dated January 16, 1996).

  10.11 Amendment to Distribution Agreement dated December 22, 1995 by and between Host Marriott Corporation and Host Marriott Services
             Corporation (incorporated by reference to Exhibit 10.16 of Host
             Marriott Corporation's Form 10-K for the year ended December 31,
             1998).

  10.12      Tax Sharing Agreement dated as of October 5, 1993 by and between
             Marriott Corporation and Marriott International, Inc.
             (incorporated by reference to Host Marriott Corporation Current
             Report on Form 8-K dated October 23, 1993).

  10.13      License Agreement dated as of December 29, 1998 by and among Host
             Marriott Corporation, Host Marriott, L.P., Marriott International,
             Inc. and Marriott Worldwide Corporation (incorporated by reference to Exhibit 10.18 of Host Marriott Corporation's Form 10-K for the year ended December 31, 1998).

  10.14 Tax Administration Agreement dated as of October 8, 1993 by and between Marriott Corporation and Marriott International, Inc.
             (incorporated by reference to Host Marriott Corporation Current
             Report on Form 8-K dated October 23, 1993).

  10.15      Restated Noncompetition Agreement by and among Host Marriott
             Corporation, Marriott International, Inc. and Sodexho Marriott
             Services, Inc. (incorporated by reference to Host Marriott
             Corporation Registration Statement No. 333-64793).

  10.16      First Amendment to Restated Noncompetition Agreement by and among
             Host Marriott Corporation, Marriott International, Inc. and
             Sodexho Marriott Services, Inc. (incorporated by reference to Host
             Marriott Corporation Registration Statement No. 333-64793).

  10.17      Employee Benefits and Other Employment Matters Allocation
             Agreement dated as of December 29, 1995 by and between Host
             Marriott Corporation and Host Marriott Services Corporation
             (incorporated by reference to Host Marriott Corporation Current
             Report on Form 8-K dated January 16, 1996).

  10.18      Tax Sharing Agreement dated as of December 29, 1995 by and between
             Host Marriott Corporation and Host Marriott Services Corporation
             (incorporated by reference to Host Marriott Corporation Current
             Report on Form 8-K dated January 16, 1996).

 Exhibit No. Description
 ----------- -----------
  10.19      Host Marriott, L.P. Retirement and Savings Plan and Trust
             (incorporated by reference to Exhibit 10.26 of Host Marriott
             Corporation 1998 Annual Report on Form 10-K for the year ended
             December 31, 1998).

  10.20      Contribution Agreement dated as of April 16, 1998 among Host
             Marriott Corporation, Host Marriott, L.P. and the contributors named therein, together with Exhibit B (incorporated by reference to Exhibit 10.18 of Host Marriott Corporation Registration
             Statement No. 333-55807).

  10.21      Amendment No. 1 to Contribution Agreement dated May 8, 1998 among
             Marriott Corporation, Host Marriott, L.P. and the contributors named therein (incorporated by reference to Exhibit 10.19 of Host
             Marriott Corporation Registration Statement No. 333-55807).

  10.22      Amendment No. 2 to Contribution Agreement dated May 18, 1998 among
             Host Marriott Corporation, Host Marriott, L.P. and the contributors named therein (incorporated by reference to Exhibit
             10.20 of Host Marriott Corporation Registration Statement No. 333-
             55807).

  10.23#     Form of Management Agreement for Full Services Hotels
             (incorporated by reference to Host Marriott Corporation
             Registration Statement No. 333-51707).

  10.24      Employee Benefits and Other Employment Matters Allocation
             Agreement between Host Marriott Corporation, Host Marriott, L.P.
             and Crestline Capital Corporation (incorporated by reference to Host Marriott Corporation Registration Statement No. 333-64793).

  10.25      Amendment to the Employee Benefits and Other Employment Matters
             Allocation Agreement effective as of December 29, 1998 by and between Host Marriott Corporation, Marriott International, Sodexho
             Marriott Services, Inc., Crestline Capital Corporation and Host
             Marriott, L.P. (incorporated by reference to Exhibit 10.34 of Host
             Marriott Corporation's Form 10-K for the year ended December 31,
             1998).

  10.26      Amended and Restated Communities Noncompetition Agreement
             (incorporated by reference to Host Marriott Corporation
             Registration Statement No. 333-64793).

  10.27 Registration Rights Agreement, dated as of October 14, 2001, by and among Host Marriott, L.P., the Guarantors named therein and the Purchasers named therein (incorporated by reference to Exhibit
             10.43 of Host Marriott, L.P.'s Registration Statement on Form S-4
             No. 333-73550).

  10.28 Amended and Restated Credit Agreement, dated as of May 31, 2000, among Host Marriott Corporation, Host Marriott, L.P., Various
             Banks and Bankers Trust Company, as Administrative Agent
             (incorporated by reference to Exhibit 10.40 of Host Marriott's
             Registration Statement No. 333-51944).

  10.29 First Amendment to the Amended and Restated Credit Agreement, dated as of October 23, 2000, among Host Marriott Corporation,
             Host Marriott, L.P., Various Banks and Bankers Trust Company, As
             Administrative Agent (incorporated by reference to Exhibit 10.41 of Host Marriott's Registration Statement No. 333-51944.)

  10.30      Second Amendment and Waiver of Amended and Restated Credit
             Agreement, dated as of March 2, 2001, among Host Marriott
             Corporation, Host Marriott, L.P., Various Banks and Bankers, and
             Bankers Trust Company, as administrative Agent (incorporated by reference to Exhibit 10.42 of Host Marriott's Form 10.42 of Host
             Marriott's Form 10-Q for the quarter ended September 7, 2001.)

  10.31      Third Amendment and Modification to Amended and Restated Credit
             Agreement, dated as of November 15, 2001, among Host Marriott
             Corporation, Host Marriott, L.P., Various Banks, and Bankers Trust
             Company, as Administrative Agent, dated as of November 19, 2001
             (incorporated by reference to Exhibit 10.41 of Host Marriott
             Corporation's Current Report on Form 8-K dated December 5, 2001).

 Exhibit No. Description
 ----------- -----------
 10.32       Amended and Restated Pledge and Security Agreement, dated as of
             May 31, 2000, among the Pledgors and Banker's Trust Company, as
             Pledgee (incorporated by reference to Exhibit No. 10.44 of Host
             Marriott, L.P.'s Form 10-Q for the quarter ended September 7,
             2001).

 10.33       First Amendment to Amended and Restated Pledge and Security
             Agreement, dated as of March 1, 2001, among the Pledgors and Bankers Trust Company, as Pledgee (incorporated by reference to
             Exhibit No. 10.41 of Host Marriott, L.P.'s Form 10-Q for the quarter ended September 7, 2001.)

 10.34       Amended and Restated Subsidiaries Guaranty, dated as of March 1,
             2001 (incorporated by reference to Exhibit 10.43 of Host Marriott,
             L.P.'s Form 10-Q for the quarter ended September 7, 2001).

 10.35       Acquisition and Exchange Agreement dated November 13, 2000 by Host
             Marriott, L.P. and Crestline Capital Corporation (incorporated by reference to Exhibit 99.2 of Host Marriott, L.P.'s Form 8-K/A filed December 14, 2000).

 10.36       Host Marriott Corporation's Non-Employee Director's Deferred Stock
             Compensation Plan (incorporated by reference to Exhibit 10.7 of
             Host Marriott Corporation's Form 10-K dated March 26, 1999).

 10.43+ Registration Rights Agreement, dated as of December 14, 2001, by and among Host Marriott, L.P., the Guarantors named therein and the Purchasers named therein.

 10.45+      ISDA Master Agreement, dated as of December 19, 2001, between
             Societe Generale, New York Branch, and Host Marriott, L.P.

 10.46+      ISDA Master Agreement, dated as of January 4, 2002, between Wells
             Fargo Bank, N.A. and Host Marriott, L.P.

 12.1*       Computation of Ratios of Earnings to Fixed Charges and Preferred
             Unit Charges.

 21.1 List of Subsidiaries of Host Marriott, L.P. (incorporated by reference to Exhibit 21 of Host Marriott, L.P.'s Form 10-K for the year ended December 31, 2001).

 23.1*       Consent of Latham & Watkins (included as part of Exhibit 5).

 23.2        Consent of Latham & Watkins (included as part of Exhibit 8).

 23.3*       Consent of Arthur Andersen LLP.

 24.1        Power of Attorney (included on signature page).

 25.1+       Statement of Eligibility and Qualification on Form T-1 of HSBC
             Bank USA, as trustee for the 9 1/2% Series I Senior Notes due 2007 of the Registrant.

 99.1+ Form of Letter of Transmittal and related documents to be used in conjunction with the exchange offer.

 99.2+ Form of Notice of Guaranteed Delivery to be used in conjunction with the exchange offer.

--------

# Agreement filed is illustrative of numerous other agreements to which the Company is a party.


*  Filed herewith.


+  Previously filed.